     As filed with the Securities and Exchange Commission on June 9, 1999
                                                     Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549
                                ---------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                              HOMESTORE.COM, INC.
            (Exact name of Registrant as specified in its charter)

       Delaware                      6531                      95-4438337
   (State or other       (Primary Standard Industrial       (I.R.S. Employer
   jurisdiction of          Classification Number)        Identification No.)
   incorporation or
    organization)

                      225 West Hillcrest Drive, Suite 100
                        Thousand Oaks, California 91360
                                (805) 557-2300
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                                ---------------
                                Stuart H. Wolff
               Chairman of the Board and Chief Executive Officer
                              HomeStore.com, Inc.
                      225 West Hillcrest Drive, Suite 100
                        Thousand Oaks, California 91360
                                (805) 557-2300
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ---------------
                                  Copies to:
                           Gordon K. Davidson, Esq.
                           Laird H. Simons III, Esq.
                            Jeffrey R. Vetter, Esq.
                              David A. Bell, Esq.
                          Andrew J. Schultheis, Esq.
                              FENWICK & WEST LLP
                             Two Palo Alto Square
                          Palo Alto, California 94306
                                (650) 494-0600
                                ---------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
                                ---------------
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                ---------------
                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                             Proposed Maximum
          Title of Each Class of            Aggregate Offering    Amount of
       Securities to be Registered               Price(1)      Registration Fee
-------------------------------------------------------------------------------
Warrants to purchase common stock and com-
 mon stock, $0.001 par value per share...      $30,000,000          $8,340

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Estimated pursuant to Rule 457(o) solely for the purpose of calculating the amount of the registration fee.
                                ---------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this
Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and we are not soliciting offers to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
(Subject to Completion) Dated June    , 1999
PROSPECTUS

                                     [Logo]

                                  COMMON STOCK

                       WARRANTS TO PURCHASE COMMON STOCK
                COMMON STOCK ISSUABLE UPON EXERCISE OF WARRANTS

                                 ------------

HomeStore.com, Inc. is offering up to          shares of common stock and
warrants to purchase up to [494,538] shares of its common stock. No public market currently exists for either the warrants or our shares of common stock.
We anticipate that the offering price of the common stock will be $       per
share, which will give us proceeds of $    . The warrants will be offered to
multiple listing services in exchange for them agreeing to provide us with real property listings.

 The warrants will have a term of     years and will become exercisable       .
  The warrants will have an exercise price of between $    and $    per share.

  We have applied to list our common stock on the Nasdaq National Market under the symbol " ." The warrants will not be listed on any stock market.

                  Investing in the securities involves risks.
                    See "Risk Factors" beginning on page 8.

We will not receive any cash proceeds from the issuance of the warrants.
However, when the warrants are exercised, we will receive $   per share covered
by the warrant. If all of these warrants are exercised for cash we would
receive an additional $          .

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               TABLE OF CONTENTS

                                      Page
                                      ----
Prospectus Summary..................    3
Risk Factors........................    7
Special Note Regarding Forward-
 Looking Statements.................   21
Use of Proceeds.....................   22
Dividend Policy.....................   22
Capitalization......................   23
Dilution............................   24
Selected Consolidated Financial
 Data...............................   25
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   27

                                     Page
                                     ----
Business...........................   40
Management.........................   57
Certain Transactions...............   68
Principal Stockholders.............   75
Description of Capital Stock.......   77
Description of Warrants Offered....   82
Shares Eligible for Future Sale....   83
Plan of Distribution...............   85
Legal Matters......................   86
Experts............................   86
Change in Independent Accountants..   86
Additional Information.............   87
Index to Financial Statements......  F-1

   We are a Delaware corporation. Our principal executive offices are located at 225 West Hillcrest Drive, Suite 100, Thousand Oaks, California 91360. Our telephone number is (805) 557-2300. Our world wide web addresses are "www.HomeStore.com," "www.REALTOR.com," "www.HomeBuilder.com,"
"www.CommercialSource.com" and "www.SpringStreet.com." The information on our family of web sites is not incorporated by reference into this prospectus. We were incorporated in July 1993 as InfoTouch, Inc. In February 1999, NetSelect, Inc. and NetSelect LLC, both of which were holding companies, were merged into InfoTouch and InfoTouch was renamed NetSelect, Inc. Our subsidiaries include RealSelect, Inc., which operates the REALTOR.com web site, a subsidiary to be formed to operate the SpringStreet.com web site, and National New Homes, which operates the HomeBuilder.com web site.

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. We are offering to sell securities and seeking offers to buy securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities.

   HomeStore.com(TM), REALTOR.com(TM), HomeBuilder.com(TM) and
CommercialSource.com(TM) are our trademarks or are exclusively licensed to us. This prospectus contains trademarks of other companies and organizations.

   Except as otherwise indicated, all information in this prospectus assumes:

  . each outstanding share of preferred stock is converted into two shares of common stock upon the closing of this offering, except for one share of our new Series A preferred stock to be issued to the NAR;
  . the changing of our name to HomeStore.com, Inc.; and . no exercise of the underwriters' over-allotment option in our underwritten initial public offering.

   In this prospectus, unless the context indicates otherwise, references to the National Association of REALTORS, or the NAR, refer to the National Association of REALTORS(R), a not-for-profit organization, and its wholly-owned for-profit subsidiary, REALTORS(R) Information Network, Inc. The NAR does not make any endorsement or recommendation regarding any investment in securities in this offering.

                               PROSPECTUS SUMMARY

   You should read this summary together with the entire prospectus, including the more detailed information in our consolidated financial statements and accompanying notes appearing elsewhere in this prospectus. In this prospectus, unless the context indicates otherwise, "HomeStore.com," "we," "us," and "our" refer to HomeStore.com, Inc. and all of its subsidiaries, including RealSelect, Inc.

                                  OUR COMPANY

   We are the leading real estate destination on the Internet and are pioneering the use of the Internet to bring the real estate industry online. Our family of web sites, including HomeStore.com, REALTOR.com, HomeBuilder.com, CommercialSource.com and, through our pending SpringStreet acquisition, SpringStreet.com, provides the most comprehensive source of real estate listings and content on the Internet. Through our family of web sites, we provide a wide variety of information and communications tools for consumers, real estate industry professionals, advertisers and providers of real estate related products and services. To provide consumers with better information and additional resources throughout the home and real estate life cycle, we have established strategic relationships with key industry participants, including real estate market leaders such as the National Association of REALTORS, or the NAR, the National Association of Home Builders, the largest Multiple Listing Services, real estate franchises, brokers, builders and agents. In order to draw additional traffic to our family of web sites, we also have distribution agreements with many leading Internet portals, including America Online, @Home, Excite and Go Network/Infoseek, most of which have exclusivity features. We currently generate revenues from several sources, including web hosting fees from agents, brokers, home builders and, through our pending SpringStreet acquisition, rental property owners and fees from advertisers.

                             OUR MARKET OPPORTUNITY

   Buying a home is the largest financial decision and one of the most difficult and complex processes most consumers will ever undertake. The process of finding a home begins a lifelong cycle which most consumers will move through once every seven to eleven years. A significant portion of the United States economy has evolved around helping consumers as they navigate through this home and real estate life cycle. An enormous network of support services and products exists to assist consumers in finding a property, building a property, renting or buying a property, moving, owning a property and selling a property.

   Every participant in the home and real estate life cycle faces a unique set of challenges. Consumers are continually searching for a comprehensive, convenient and integrated source of information to assist them in every aspect of the real estate transaction. Real estate agents and brokers depend on attracting and retaining customers in order to generate increasing numbers of transactions and are looking for additional opportunities to market their services, become more productive and compete more effectively for transactions. Home building and real estate professionals also depend on attracting and retaining customers in order to sell new properties in a timely manner and continue to seek new ways to market their products and services as well as inform prospective home buyers of the availability of new properties. To make an informed decision, renters need access to comprehensive information about available rental units, specific neighborhoods and rental prices in a given geographic location. In addition, due to the high turnover rate in rental units, property managers and owners must regularly attract new tenants to minimize their vacancy rates and consequently continue to seek to market their available units in a cost-effective manner. Finally, service providers and retailers of real estate related products or services need an effective mechanism or centralized location to reach consumers who are most interested in their offerings.

   The emergence and acceptance of the Internet is fundamentally changing the way that consumers and businesses communicate, obtain information, purchase goods and services and transact business. Because of its size, fragmented nature and reliance on the exchange of information, the real estate industry is particularly well suited to benefit from the Internet. Traditional sources of advertising and print media, including classifieds and other off-line sources, are not interactive and are limited by incomplete and inaccurate data that is local in scope and is typically disseminated on a weekly basis. These traditional sources also lack searchable content, a centralized database of information and the ability to conduct two-way communications. The Internet offers a compelling means for consumers, real estate professionals, home builders, renters, property managers and owners and ancillary service providers to come together to improve the dissemination of information and enhance communications.

                                  OUR STRATEGY

   Our objective is to extend our position as the leading real estate destination on the Internet. The key elements of our strategy include:

   Enhance Our Real Estate Content and Data. We will continue to focus on connecting consumers and professional service providers by increasing the number of new and existing home, rental property and commercial property listings on, the number of professional service providers affiliated with, and the amount of real estate-related content available on our family of web sites.

   Increase Usage of Our Family of Web Sites. We seek to increase traffic to and time spent on our family of web sites by building upon our strategic distribution arrangements with leading Internet portals and significantly increasing our marketing efforts in traditional media, such as newspaper advertisements, radio and television promotions.

   Continue to Form Strategic Relationships with Real Estate Industry Professionals. We will seek to increase the breadth and depth of our strategic alliances with key real estate industry professionals and professional organizations in order to allow us to provide consumers with better information and additional resources throughout the home and real estate life cycle.

   Continue to Develop and Extend Our Brand Recognition. We plan to capitalize upon our position as the leading real estate destination on the Internet and expand our marketing efforts in order to build greater recognition for our family of web sites.

   Leverage Emerging Internet Technologies. We will seek to incorporate emerging Internet technologies to provide enhanced functionality and overall ease-of-use in order to increase traffic and time spent on our family of web sites and to provide us with the opportunity to move more real estate related information and activities onto the Internet.

                                  THE OFFERING

Warrants offered....................       shares
Common stock offered in our
 underwritten initial public
 offering...........................       shares
Common stock to be outstanding after
 the offering.......................       shares
Use of proceeds.....................  For general corporate purposes, including capital expenditures and working capital.
                                      See "Use of Proceeds."
Proposed Nasdaq National Market
 symbol for our common stock........  HOMS

   The number of shares of our common stock to be outstanding immediately after the offering is based on the number of shares outstanding at March 31, 1999. This number does not take into account:

  . 3,277,450 shares subject to options and warrants outstanding or reserved for issuance under our stock plans;

  . 340,955 shares issuable upon conversion of Series G convertible preferred stock, which will be converted into an aggregate of 681,910 shares of common stock;

  . shares of common and convertible preferred stock issuable upon the consummation of the pending SpringStreet acquisition which will represent an aggregate of 2,123,000 shares of our common stock after this offering, including 268,500 shares to be subject to assumed options;

  . shares having an aggregate value of $3.0 million subject to warrants that are contingent upon the purchase of our common stock by America Online in our underwritten initial public offering, at the per share price in this offering;

  . 1,566,906 shares to be issued to the NAR upon the exchange of substantially all of the shares of RealSelect common stock it currently holds for shares of HomeStore.com common stock; and

  . 75,000 shares of our common stock issuable to the NAR in satisfaction of some of our payment obligations under the REALTOR.com operating agreement.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (in thousands, except per share data)

   The following table presents consolidated statement of operations data of HomeStore.com. The pro forma net loss per share data below gives effect to (1) the conversion of each outstanding share of preferred stock into two shares of common stock upon the closing of the offering and (2) the pro forma basis of presentation described in "Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 32. See Note 2 of HomeStore.com's Notes to Consolidated Financial Statements and Unaudited Pro Forma Condensed Consolidated Financial Information.

                                         Actual                              Pro Forma
                          ----------------------------------------  ----------------------------
                               Year Ended          Three Months
                              December 31,        Ended March 31,    Year Ended   Three Months
                          ----------------------  ----------------  December 31, Ended March 31,
                           1996    1997    1998    1998     1999        1998           1999
                          ------  ------  ------  ------  --------  ------------ ---------------
Consolidated statement
 of operations data:
 Revenues...............  $1,360  $   42  $   --  $   --  $  5,570    $ 19,125      $  8,872
 Gross profit...........   1,318      36      --      --     2,821       9,595         4,984
 Loss from operations...    (231)    (16)     (3)     (1)  (16,320)    (68,374)      (26,867)
 Net loss...............  $ (252) $  (17) $   (3) $   (1) $(16,391)   $(68,034)     $(26,904)
 Net loss applicable to
  common stockholders...  $ (252) $  (17) $   (3) $   (1) $(16,805)   $(75,761)     $(26,904)
 Net loss per share
  applicable to common
  stockholders:
 Basic and diluted......  $ (.18) $   --  $   --  $   --  $  (2.53)   $  (4.46)     $  (1.24)
 Weighted average
  shares--basic and
  diluted...............   1,391   3,461   3,669   3,461     6,645      16,992        21,720

   The following table presents the consolidated balance sheet data of HomeStore.com at March 31, 1999. The pro forma column in the consolidated balance sheet data below gives effect to (1) the sale of 340,955 shares of Series G convertible preferred stock in April 1999, (2) our pending SpringStreet acquisition, (3) the conversion of each outstanding share of preferred stock into two shares of common stock upon the closing of this offering, except for the one share of our new Series A preferred stock to be issued to the NAR and (4) the conversion of substantially all of the shares of RealSelect held by the NAR for shares of HomeStore.com. The pro forma as adjusted data gives effect to the sale of common stock and issuance of the
warrants in this offering and to the sale of the      shares of common stock
that we are offering in our underwritten initial public offering at an assumed
initial public offering price of $   per share after deducting the estimated
underwriting discounts and commissions and estimated offering expenses. See "Use of Proceeds," "Capitalization" and Unaudited Pro Forma Condensed Consolidated Financial Information.

                                                         March 31, 1999
                                                 -------------------------------
                                                                      Pro Forma
                                                  Actual   Pro Forma As Adjusted
                                                 --------  --------- -----------
Consolidated balance sheet data:
 Cash and cash equivalents...................... $  4,840  $ 38,578   $
 Working capital (deficit)......................  (10,635)   22,419
 Total assets...................................   41,102   107,702
 Notes payable, long-term and current portion...    5,070     5,070       4,137
 Redeemable convertible preferred stock.........    5,016        --          --
 Total stockholders' equity.....................    9,103    78,801

                              RECENT DEVELOPMENTS

   In May 1999, we agreed to acquire SpringStreet, Inc. SpringStreet developed and operates the SpringStreet.com web site, a comprehensive search and relocation service for consumers renting homes and apartments. The transaction has been approved by the board of directors of each company and is subject to approval by each company's stockholders. The transaction is also subject to a number of other conditions before it may be completed. If completed, stockholders and option holders of SpringStreet will receive, in the aggregate, 1,270,900 shares of our convertible preferred stock and common stock, or an aggregate of 2,123,000 shares of common stock, including 268,500 shares of common stock to be subject to assumed options, assuming two-for-one conversion of our convertible preferred stock into common stock prior to this offering. The acquisition cost is estimated to be $47.7 million, and the acquisition is expected to close in Summer 1999 and will be accounted for as a purchase. The unaudited pro forma condensed consolidated financial statements giving effect to the pending SpringStreet acquisition are set forth beginning on page F-2 of this prospectus.

                                 RISK FACTORS

   You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only risks we face. If any of the following risks actually occur, our business, results of operations and financial condition could be materially adversely affected, the trading price of our common stock could decline, and you could lose all or part of your investment.

Risks Related to our Business

   We have important agreements with the National Association of REALTORS, which involve a number of risks and could restrict our operations.

   One of our principal assets is our REALTOR.com web site. The REALTOR.com trademark and domain name and the REALTOR trademark are owned by the National Association of REALTORS, or the NAR. The NAR licenses these trademarks to our RealSelect subsidiary under a license agreement, and RealSelect operates the REALTOR.com web site under an operating agreement and other related agreements with the NAR. Under these agreements, unless otherwise agreed to by the NAR, REALTOR.com must be RealSelect's exclusive web site for real estate listings.

   Although the REALTOR.com operating agreement is a lifetime agreement, the NAR may terminate it for a variety of reasons. These include (1) a change in control in us or RealSelect, (2) a substantial decrease in the number of property listings on our REALTOR.com site or (3) a breach of any of our other obligations under the agreement that we do not cure within 30 days of being notified by the NAR of the breach.

   Absent a breach by the NAR, the agreement does not contain provisions that allow us to terminate.

   These arrangements with the NAR include a number of other risks:

  . we must make royalty payments to the NAR and the entities that provide us the information for our real property listings, which we refer to as our data content providers;

  . we are restricted in the type and subject matter of, and the manner in which we display, advertisements on the REALTOR.com web site;

  . the NAR has the right to approve how we use its trademarks, and we must comply with their quality standards for the use of these marks;

  . we must also meet performance standards relating to the availability time of the REALTOR.com web site;

  . the NAR has the right to review, approve and request changes to the content on the pages of our REALTOR.com web site; and

  . we may be restricted in our ability to create additional web sites or pursue other lines of business that engage in displaying real property advertisements in electronic form by the terms of our agreements with the NAR.

   In addition, our operating agreement with the NAR contains restrictions on how we can operate the REALTOR.com web site. For instance, we can only enter into agreements with data content providers, such as multiple listing services, or MLSs, on terms approved by the NAR. In addition, the NAR can require us to include on REALTOR.com real estate related content it has developed.

   The NAR also jointly owns the software we use to run the REALTOR.com web site and any enhancements to that software. If our operating agreement terminates, we must transfer a copy of this software and assign our agreements with data content providers, including MLSs, to the NAR. The NAR would then be able to operate the REALTOR.com web site itself or with a third party. Many of these data content agreements are exclusive, and we could be prevented from obtaining listing data from the providers covered by these transferred agreements until the exclusivity periods lapse.

   Our relationship with the NAR is important to our ability to attract and retain customers. See "Certain Transactions--Operating Agreement with the National Association of REALTORS" and "--Trademark License and Joint Ownership of Software."

   We Are Subject to Noncompetition Provisions with the NAR which could adversely affect our business.

   The REALTOR.com operating agreement with the NAR requires that our REALTOR.com site be our exclusive web site for displaying real property listings. Due to this requirement, we obtained the consent of the NAR prior to launching our HomeBuilder.com and CommercialSource.com web sites as well as our pending acquisition of SpringStreet, Inc. In the future, if we were to acquire or develop another service which provides real estate listings on an Internet site or through other electronic means, we will need to obtain the prior consent of the NAR in order to complete the acquisition. Any future consents from the NAR, if we are able to obtain them, could be conditioned on our agreeing to certain operational conditions for the new web site or service. These conditions could include paying fees to the NAR, limiting the types of content or listings on the web sites or service or other terms and conditions. Our business could be adversely affected if we do not obtain consents from the NAR, or if a consent we obtain restrictive conditions. These noncompetition provisions and any required consents, if accepted by us at our discretion, could have the effect of restricting the lines of business we may pursue.

   We have an important agreement with the National Association of Home Builders, which involves a number of risks and uncertainties.

   Another of our principal assets is the HomeBuilder.com web site. We own the HomeBuilder.com web address and also have an operating agreement with the National Association of Home Builders, or the NAHB.

   These arrangements with the NAHB include a number of risks and restrictions:

  . although the NAHB operating agreement runs through June 2003 with automatic annual renewals after that date, starting in June 2000 the NAHB can terminate this agreement with six months' prior notice;

  . we are restricted in the type and subject matter of advertisements on the pages of our HomeBuilder.com web site that contain new home listings; and

  . the NAHB has the right to approve how we use its trademarks and we must comply with their quality standards for the use of their marks.

   Our relationship with the NAHB is important to our ability to attract and retain customers. See "Certain Transactions--Agreements with the National Association of Home Builders."

   Our SpringStreet.com web site will also be subject to a number of restrictions on how it may be operated.

   In order to complete the SpringStreet acquisition, we were required to obtain the consent of the NAR. In agreeing to our pending acquisition of SpringStreet, the NAR imposed a number of important restrictions on how we can operate the SpringStreet.com web site. These include:

  . listings for rental units of smaller non-apartment properties generally must be received from a REALTOR or REALTOR-controlled MLSs in order to be listed on the web site;

  . the consent to operate the web site can be terminated for reasons substantially the same as those of our operating agreement with respect to the REALTOR.com web site;

  . if the consent terminates for any reason, we will have to transfer to the NAR all data and content on the rental site that was provided by REALTORS;

  . if the consent is terminated we could be required to operate our rental properties web site at a different web address;

  . if the consent terminates for any reason, other than as a result of a breach by the NAR, the NAR will be permitted to use the REALTOR-branded web address, resulting in increased competition;

  . without the consent of the NAR, prior to the time we are using a REALTOR-branded web address, we cannot provide a link on the SpringStreet.com web site linking to the REALTOR.com web site and vice versa;

  . we cannot list properties for sale on the rental web site for the duration of our REALTOR.com operating agreement and for an additional two years;

  . we are restricted in the type and subject matter of, and the manner in which we display, advertisements on the rental web site;

  . we must make royalty payments based on the operating revenues of the rental site to the NAR and our data content providers at the same rates as under our REALTOR.com operating agreement, except that the amount payable to data content providers in the aggregate will be proportionately based on the percentage of the total content on the site supplied by them; and

  . we must offer REALTORS preferred pricing for home pages or enhanced advertising on the rental web site.

   The National Association of REALTORS has significant influence over aspects of our RealSelect subsidiary's corporate governance.


   The NAR will have significant influence over RealSelect's corporate governance.

   Board representatives. The NAR is entitled to have one representative as a member of our board of directors and two representatives as members of our RealSelect subsidiary's board of directors.

   Approval rights. We cannot take certain actions without the approval of the NAR. For example, RealSelect's certificate of incorporation contains a limited corporate purpose, which purpose is the operation of the REALTOR.com web site and real property advertising programming for electronic display and related businesses. Without the consent of six of RealSelect's seven directors, which would have to include at least one NAR appointed director, this limited purpose provision cannot be amended.

   RealSelect's bylaws also contain protective provisions which could restrict portions of its operations or require us to incur additional expenses. For instance, if the RealSelect board of directors cannot agree on an annual operating budget for RealSelect, it would use as its operating budget that from the prior year, adjusted for inflation. Any expenditures in excess of that budget would have to be funded by HomeStore.com. In addition, if RealSelect desired to incur debt or invest in assets in excess of $2.5 million without the approval of a majority of its board, including an NAR representative, we would also need to fund those expenditures.

   RealSelect cannot take the following actions without the consent of at least one of the NAR's representatives on its board of directors:

  . amend its certificate of incorporation or bylaws;

  . pledge its assets;

  . approve transactions with affiliates, stockholders or employees in excess of $100,000;

  . change its executive officers;

  . establish, or appoint any members to, a committee of its board of directors; or

  . issue or redeem any of its equity securities.

   Restriction on Stockholders' Share Transfer. Stockholders holding substantially all of our outstanding capital stock at March 31, 1999 have agreed to restrict the sale of their shares of common stock. Without the prior consent of the NAR, these stockholders may not transfer these shares of common stock to a transferee, other than to each other, whose primary business is "real estate-related" or to a transferee who will become a holder of more than 5% of our capital stock as a result of the transfer. Accordingly, a change of control, even one favorable to common stock investors, cannot occur unless the NAR consents to the change of control.

   We are an early stage company which makes it difficult to evaluate our current business.

   Our REALTOR.com web site was launched in December 1996. HomeBuilder.com was added to our family of web sites in July 1998 after our acquisition of MultiSearch Solutions. Our CommercialSource.com web site was launched in October 1998. We agreed to acquire our SpringStreet.com web site in May 1999. Therefore, we have only a limited operating history upon which to base an evaluation of our current business and prospects. Moreover, our business model is evolving and depends on our ability to generate revenues from multiple sources, including revenues from our family of web sites. Before investing, you should evaluate the risks, expenses and problems frequently encountered by companies such as ours that are in the early stages of development and that are entering new and rapidly changing markets like the Internet. In particular, in addressing these risks we face the following challenges:

  . maintaining and increasing our base of web site users;

  . maintaining and increasing our network of content providers, including participating Multiple Listing Services, brokers, agents, home builders, rental property owners and other content providers;

  . generating increased revenues through our family of web sites, including fees from brokers, agents, home builders and rental property owners and managers, and advertising fees;

  . renewing annual subscriptions for our products and services;

  . developing awareness of and brand loyalty for HomeStore.com, REALTOR.com, HomeBuilder.com, CommercialSource.com, SpringStreet.com and our other web site offerings;

  . managing our relationships with the NAR, the NAHB and other organizations with significant interest and influence in the real estate industry and related businesses;

  . maintaining our current, and developing new, distribution relationships with leading web portals;

  . integrating all our entities, properties and web sites, many of which we recently acquired or developed or are pending;

  . continuing to develop our technology and operating infrastructure to handle traffic on our family of web sites;

  . broadening our product and service offerings and managing our expansion into many new or planned lines of business;

  . attracting and retaining qualified personnel; and

  . anticipating and adapting to the evolving Internet market.

   We may not successfully implement any of our strategies or successfully address these risks and uncertainties. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   We have a history of losses and expect losses for the foreseeable future.

   We have experienced operating losses in each quarterly and annual period since inception, and we incurred operating losses of $16.3 million in the first quarter of 1999. On a pro forma basis, we incurred operating losses of $68.4 million in 1998 and $26.9 million in the first quarter of 1999. As of March 31, 1999, we had an accumulated deficit of $79.1 million, and we expect to incur losses for the foreseeable future. The size of these losses will depend, in part, on the rate of growth in our revenues from broker, agent, home builder and rental property owner web hosting fees, advertising sales and sales of other products and services. The size of our future losses will also be impacted by non-cash stock-based charges relating to deferred compensation, stock and warrant issuances and amortization of intangible assets. Upon completion of this offering, we expect to incur substantial stock-based charges in connection with the following warrants to acquire our common stock:

  . warrants currently held by, and required to be granted to, America Online if it exercises its right to acquire shares in this offering;

  . warrants held by MLSs;

  . the warrants being offered in this offering;

  . warrants or other securities which may be offered to brokers or other real estate industry participants in the future; and

  . warrants held by real estate brokers who participated in our Broker Gold program.

These charges will be expensed each quarter over the term of the applicable agreement. In addition to these charges, we also expect to incur a $3.8 million charge when we complete the pending SpringStreet acquisition related to unvested stock options we will assume in the transaction. This charge will be amortized over the remaining term of these options.

   It is critical to our success that we continue to devote financial, sales and management resources to developing brand awareness for our HomeStore.com, REALTOR.com, HomeBuilder.com, CommercialSource.com and SpringStreet.com web sites as well as for any other products and services we may add. To accomplish this, we will continue to develop our content and expand our marketing and promotion activities, direct sales force and other services. As a result, we expect that our operating expenses will increase significantly during the next several years, especially in sales and marketing. With increased expenses, we will need to generate significant additional revenues to achieve profitability. As a result, we may never achieve or sustain profitability, and, if we do achieve profitability in any period, we may not be able to sustain or increase profitability on a quarterly or annual basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   We must continue to obtain listings from real estate agents, brokers, home builders, Multiple Listing Services and property owners in order to make our products and services more attractive.

   We believe that the success of our products and services, as measured by consumer traffic on our family of web sites and fees earned from real estate industry participants, depends on the number of real estate listings received from agents, brokers, home builders, MLSs and residential, rental and commercial property owners. Many of our agreements with MLSs, brokers and agents covering a majority of the listings for residential real estate for sale posted on the Internet are exclusive. However, most of these agreements have fixed terms, typically 12 to 30 months. We have expended significant amounts to secure both our exclusive and non-exclusive agreements for listings of real estate for sale and may be required to spend additional large amounts or offer other incentives in order to renew these agreements. At the end of the term of each agreement, the other party may choose not to continue to provide listing information to us on an exclusive basis or at all and may choose to provide this information to one or more of our competitors instead. If owners of large numbers of property listings, such as large brokers, MLSs, or property owners in key real estate markets choose not to renew their relationship with us, our family of web sites could become less attractive to other real estate industry participants or consumers.

   We must dedicate significant resources to attract and support our real estate professional customer base.

   We currently generate a majority of our revenues from sales of our products and services to real estate professionals. Because the annual fee for our products and services is relatively low, we depend on obtaining sales from a large number of customers. It is difficult to reach and enroll new subscribers cost-effectively. A large portion of our sales force targets real estate professionals who are widely distributed across the United States. This results in relatively high fixed costs associated with our sales activities. In addition, our sales personnel generally cannot efficiently contact real estate professionals on an individual basis and instead must rely on sales presentations to groups of agents and/or brokers. Real estate agents are generally independent contractors rather than employees of brokers. Therefore, even if a broker uses our products and services, its affiliated agents are not required to use them.

   Since many real estate professionals are not sophisticated computer users and often spend limited amounts of time in their offices, it is important that these customers find that our products and services significantly enhance their productivity and are easy to use. To meet these needs, we provide customer training and have developed a customer support organization that seeks to respond to customer inquiries as quickly as possible. If our real estate professional customer base grows, we may need to expand our support organization further to maintain satisfactory customer support levels. If we need to enlarge our support organization, we would incur higher overhead costs. If we do not maintain adequate support levels, customers could choose to discontinue using our service.

   Our SpringStreet.com web site may not be able to retain its level of subscribers for its upgraded services.

   SpringStreet offers its services on a subscription basis. To establish its subscriber base, during 1998 SpringStreet signed a number of subscribers for its upgraded services on a discounted basis. We do not know what portion of SpringStreet's current subscribers will renew their subscriptions to SpringStreet's upgraded services on a fully paid basis.

   Our quarterly financial results are subject to significant fluctuations.

   Our results of operations could vary significantly from quarter to quarter. We expect that over time our revenues will come from a variety of sources. However, in the near term, we expect to be substantially dependent on fees from real estate professionals that subscribe to our services. We also expect to incur significant sales and marketing expenses to promote our brand and our products and services. Therefore, our quarterly revenues and operating results are likely to be particularly affected by the number of subscribers as well as sales and marketing expenses for a particular period. If revenues fall below our expectations, we will not be able to reduce our spending rapidly in response to the shortfall.

   Other factors that could affect our quarterly operating results include those described below and elsewhere in this prospectus:

  . the number of real estate listings and subscribers on our family of web sites;

  . the level of traffic on our family of web sites;

  . the amount of advertising on our family of web sites and the timing of payments for this advertising, whether these advertisements are sold by us directly or on our behalf by America Online or other third parties;

  . the level of renewals for real estate agent, broker and rental property owner and manager subscriptions;

  . the amount and timing of our operating expenses and capital expenditures;

  . the amount and timing of non-cash stock-based charges, such as charges related to deferred compensation or warrants issued to real estate industry participants;

  . the announcement or introduction of new competing web sites and expansion of existing competing web sites;

  . technical difficulties or other system downtime on our family of web sites or the Internet generally; and

  . costs related to acquisitions of businesses or technologies.

   We will depend on a third party to sell advertising on some of our web sites.

   To date, we have developed only a small internal direct sales force to sell advertising on our family of web sites. For at least the near term, we intend to rely on America Online to sell the substantial majority of our advertising on our REALTOR.com and HomeBuilder.com web sites. If we are required to develop a large advertising sales force, our overhead would increase significantly. Similarly, if we were to replace America Online as our advertising representative, our revenues could be adversely impacted as we sought a satisfactory replacement. While we are guaranteed minimum quarterly payments, the amount of these guaranteed payments will be adjusted based on traffic levels to our web sites. Therefore, we cannot estimate the amount or the timing of any advertising or other payments we may receive from America Online.

   Because we have expanded our operations, our success will depend on our ability to manage our growth.

   We have rapidly and significantly expanded our operations, both by acquisition and organic growth, and expect to continue to expand our operations. This growth has placed, and is expected to continue to place, a significant strain on our managerial, operational, financial and other resources. For example, we have grown to 540 employees on March 31, 1999 from 79 employees on December 31, 1997. We have recently hired a number of executive officers, including Mr. Michael Buckman, our President and Chief Operating Officer, in February 1999. In addition, we recently added to our sales force throughout the United States. We expect to hire additional new employees to support our business and to implement and integrate new accounting and control systems.

   We depend on distribution agreements with a number of web portal companies to generate traffic on our family of web sites.

   We believe that a significant portion of our consumer traffic comes from web portal sites with whom we have distribution agreements, including America Online, @Home, Excite and Go Network / Infoseek. We intend to pursue additional distribution relationships in the future. Many of these agreements contain exclusivity features. For example, on some of these web portal sites we are featured as the exclusive provider of home listings. To secure both our exclusive and non-exclusive distribution relationships, we often pay significant fees to these web portal sites. We may not experience sustained increases in user traffic from these web portal sites.

   There is intense competition for placement on these and other web portal sites. Our distribution agreements have terms ranging from two to four years. When they expire, we may be unable to renew our existing agreements or enter into replacement agreements. If any of these agreements terminates without our renewing it, we could experience a decline in the number of our users and our competitive position could be significantly weakened. Even if we renew our agreements or enter into agreements with new providers, we may be required to pay significant fees to do so and may be unable to retain any exclusivity that we may have enjoyed under these agreements.

   Our family of web sites may not achieve the brand awareness necessary to succeed.

   In an effort to obtain additional consumer traffic, increase usage by the real estate community and increase brand awareness, we intend to continue to pursue an aggressive online and off-line brand enhancement strategy. These efforts will involve significant expense. If our brand enhancement strategy is unsuccessful, we may fail to attract new or retain existing consumers or real estate professionals, which would have a material adverse impact on our revenues.

   The market for web-based services relating to real estate is intensely competitive and we expect that competition will increase.

   Our main existing and potential competitors for home buyers, sellers and renters and related content include:

  . web sites offering real estate listings together with other related services, such as Apartments.com, CyberHomes, HomeHunter.com, HomeSeekers, iOwn, LoopNet, Microsoft's HomeAdvisor, NewHomeNetwork.com and RentNet;

  . web sites offering real estate related content and services such as mortgage calculators and information on the home buying, selling and renting processes;

  . general purpose consumer web sites such as AltaVista, Lycos and Yahoo!
    that also offer real estate-related content on their site; and

  . traditional print media such as newspapers and magazines.

   Our main existing and potential competitors for advertisements include:

  . general purpose consumer web sites such as AltaVista, America Online, Excite, Lycos, Netscape's Netcenter and Yahoo!;

  . general purpose online services that may compete for advertising dollars;

  . online ventures of traditional media, such as Classified Ventures; and

  . traditional media such as newspapers, magazines and television.

   The barriers to entry for web-based services and businesses are low, making it possible for new competitors to proliferate rapidly. In addition, many of our existing and potential competitors have longer operating histories in the Internet market, greater name recognition, larger consumer bases and significantly greater financial, technical and marketing resources than we do. See "Business--Competition."

   We must attract and retain personnel while competition for personnel in our industry is intense.

   We may be unable to retain our key employees or to attract, assimilate or retain other highly qualified employees. We have from time to time in the past experienced, and we expect in the future to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications as a result of our rapid growth and expansion. Attracting and retaining qualified personnel with experience in the real estate industry, a complex industry that requires a unique knowledge base, is an additional challenge for us. In addition, there is significant competition for qualified employees in the Internet industry. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business will be adversely affected.

   We need to continue to develop our content and our product and service offerings.

   To remain competitive we must continue to enhance and improve the ease of use, responsiveness, functionality and features of our family of web sites, including REALTOR.com, HomeBuilder.com, CommercialSource.com and, after the completion of our proposed acquisition, SpringStreet.com. These efforts may require us to develop internally or to license increasingly complex technologies. Developing and integrating new products and services into our family of web sites and other products and services could be expensive and time consuming. Any new features, functions or services may not achieve market acceptance or enhance our brand loyalty. If we fail to develop and introduce or acquire new features, functions or services effectively and on a timely basis, we may not continue to attract new users and may be unable to retain our existing users.

   We may experience difficulty integrating acquisitions.

   In addition to our pending SpringStreet acquisition, we have completed two major acquisitions since December 31, 1997. We will seek to continue to expand our current offerings by acquiring additional businesses, technologies, product lines or service offerings from third parties. We may be unable to identify future acquisition targets and may be unable to complete the pending SpringStreet acquisition or any other acquisition. Even if we complete an acquisition, we may have difficulty in integrating it with our current offerings, and any acquired features, functions or services may not achieve market acceptance or enhance our brand loyalty. Integrating newly acquired organizations and products and services could be expensive, time consuming and a strain on our resources. See "Business--Strategy."

   Our recent acquisitions, the pending SpringStreet acquisition and any future acquisitions involve a number of risks that may result in our not achieving the desired benefits of the transaction. These risks include:

  . the difficulties in assimilating the operations of the acquired businesses;

  . the potential disruption of our existing businesses;

  . the assumption of unknown liabilities and litigation;

  . our inability to integrate, train, retain and motivate personnel of the acquired businesses;

  . the diversion of our management from our day-to-day operations;

  . our inability to incorporate acquired technologies successfully into our family of web sites;

  . the potential impairment of relationships with our employees, customers and strategic partners; and

  . the inability to maintain uniform standards, controls procedures and policies.

   Our inability to successfully address any of these risks could materially harm our business.

   We intend to pay for the pending SpringStreet acquisition by issuing shares of our capital stock. In the future, we may effect other large or small acquisitions by using stock, and this will dilute our stockholders. We may also use cash to buy companies or technologies in the future. We may need to incur debt to pay for these acquisitions. Acquisition financing may not be available on favorable terms or at all. In addition, we will likely be required to amortize significant amounts of goodwill and other intangible assets in connection with future acquisitions, which would materially harm our results of operations.

   Our business is dependent on our key personnel.

   Our future success depends to a significant extent on the continued services of our senior management and other key personnel, particularly Stuart
H. Wolff, Ph.D. The loss of the services of Dr. Wolff or other key employees would likely have a significantly detrimental effect on our business.

   We have no employment agreements that prevent any of our key personnel from terminating their employment at any time. Although we have obtained "key-person" life insurance for some of our personnel, we believe this coverage will not be sufficient to compensate us for the loss of these personnel. See "Management--Employment-Related Agreements."

   We rely on intellectual property and proprietary rights.

   We regard substantial elements of our family of web sites and underlying technology as proprietary. We seek to protect our proprietary rights through a combination of confidentiality agreements, trademarks, copyrights and a patent. Despite our precautionary measures, third parties may copy or otherwise obtain and use our proprietary information without authorization or develop similar technology independently. We may not achieve the desired protection from, and third parties may design around, our patent. In addition, in any litigation or proceeding involving our patent, the patent may be determined invalid or unenforceable. Any legal action that we may bring to protect our proprietary information could be expensive and distract management from day-to-day operations.

   Other companies may own or obtain patents or other intellectual property rights that could prevent or limit or interfere with our ability to provide our products and services. Companies in the Internet market are increasingly making claims alleging infringement of their intellectual property rights. For example, in December 1997, we received a letter claiming that certain aspects of our map technology infringe patents held by another person. We believe this person may have instituted legal proceedings against two of our competitors. We have received no further correspondence with respect to this issue and, after discussions with our patent counsel, we do not believe any of our technology infringes these patents. However, we could incur substantial costs to defend against these or any other claims or litigation. If a claim was successful, we could be required to obtain a license from the holder of the intellectual property or redesign our products and services.

   The REALTOR.com domain name and trademark and the REALTOR(R) trademark are important to our business and are licensed to us by the NAR. If we were to lose the REALTOR.com domain name or the use of these trademarks, our business would be harmed and we would need to devote substantial resources towards developing an independent brand identity.

   We also hold other domain names that are important to our business. The regulation of domain names is subject to change. Some proposed changes include the creation of additional top-level domains in addition to the current top-level domains, such as ".com," ".net" and ".org." It is also possible that the requirements for holding a domain name could change. Therefore, we may not be able to obtain or maintain relevant domain names for all of the areas of our business. It may also be difficult for us to prevent third parties from acquiring domain names that are similar to ours, that infringe our trademarks or that otherwise decrease the value of our intellectual property.

   Legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in Internet-related businesses are uncertain and evolving, and we can give no assurance regarding the future viability or value of any of our proprietary rights. See "Business-- Intellectual Property."

Real Estate Industry Risks:

   Our business is dependent on the strength of the real estate industry, which is both cyclical and seasonal.

   The real estate industry traditionally has been cyclical. Since our incorporation, sales of real estate in the United States have been at historically high levels. Economic swings in the real estate industry may be caused by various factors. When interest rates are high or general national and global economic conditions are or are perceived to be weak, there is typically less sales activity in real estate. A decrease in the current level of sales of real estate and products and services related to real estate could adversely affect demand for our family of web sites and products and services. In addition, reduced traffic on our family of web sites would likely cause our advertising revenues to decline, which would materially and adversely affect our business.

   We may experience seasonality in our business. The real estate industry experiences a decrease in activity during the winter. However, because of our limited operating history, we do not know if or when any seasonal pattern will develop or the size or nature of any seasonal pattern in our business.

   We may particularly be affected by general economic conditions.

   Purchases of real property and related products and services are particularly affected by negative trends in the general economy. The success of our operations depends to a significant extent upon a number of factors relating to discretionary consumer and business spending, and the overall economy, as well as regional and local economic conditions in markets where we operate, including:

  . perceived and actual economic conditions;

  . interest rates;

  . taxation policies;

  . availability of credit;

  . employment levels; and

  . wage and salary levels.

   In addition, because a consumer's purchase of real property and related products and services is a significant investment and is relatively discretionary, any reduction in disposable income in general may affect us more significantly than companies in other industries.

   We have risks associated with changing legislation in the real estate industry.

   Real estate is a heavily regulated industry in the United States, including regulation under the Fair Housing Act, the Real Estate Settlement Procedures Act and state advertising laws. In addition, states could enact legislation or regulatory policies in the future which could require us to expend significant resources to comply. These laws and related regulations may limit or restrict our activities. For instance, we are limited in the criteria upon which we may base searches of our real estate listings such as age or race. As the real estate industry evolves in the online environment, legislators, regulators and industry participants may advocate additional legislative or regulatory initiatives. Should existing laws or regulations be amended or new laws or regulations be adopted, we may need to comply with additional legal requirements and incur resulting costs, or we may be precluded from certain activities. For instance, SpringStreet recently received an order from the California Department of Real Estate requiring it to qualify and register as a real estate agent/broker, which it did. To date, we have not spent significant resources on lobbying or related government issues. Any need to significantly increase our lobbying or related activities could substantially increase our operating costs.

Internet Industry Risks

   We depend on increased use of the Internet to expand our real estate related products and services.

   If the Internet fails to become a viable marketplace for real estate content and information, our business will not grow. Broad acceptance and adoption of the Internet by consumers and businesses when searching for real estate and related products and services will only occur if the Internet provides them with greater efficiencies and improved access to information. See "Business--Industry Background."

   We derive a portion of our revenues from selling advertisements on our family of web sites.

   We expect to continue to derive a portion of our revenues from selling advertising on our family of web sites. Our business would be adversely affected if the market for web advertising fails to develop or develops more slowly than expected. Our ability to generate advertising revenues will depend on, among other factors, the development of the Internet as an advertising medium, the amount of traffic on our family of web sites and our ability to achieve and demonstrate user and member demographic characteristics that are attractive to advertisers. Most potential advertisers and their advertising agencies have only limited experience with the Internet as an advertising medium and have not devoted a significant portion of their advertising expenditures to Internet-based advertising. No standards have been widely accepted to measure the effectiveness of web advertising. If these standards do not develop, existing advertisers might reduce their current levels of Internet advertising or eliminate their spending entirely. The widespread adoption of technologies that permit Internet users to selectively block out unwanted graphics, including advertisements attached to web pages could also adversely affect the growth of the Internet as an advertising medium. In addition, advertisers in the real estate industry have traditionally relied upon other advertising media, such as newsprint and magazines, and have invested substantial resources in other advertising methods. These advertisers may be reluctant to adopt a new strategy and advertise on the Internet.

   We face risks associated with government regulation and legal uncertainties associated with the Internet.

   A number of legislative and regulatory proposals under consideration by federal, state, local and foreign governmental organizations may lead to laws or regulations concerning various aspects of the Internet, including online content, user privacy, access charges, liability for third-party activities and jurisdiction. Additionally, it is uncertain as to how existing laws will be applied to the Internet. The adoption of new laws or the application of existing laws may decrease the growth in the use of the Internet, which could in turn decrease the usage and demand for our services or increase our cost of doing business.

   The tax treatment of the Internet and electronic commerce is currently unsettled. A number of proposals have been made at the federal, state and local level and by various foreign governments to impose taxes on the sale of goods and services and other Internet activities. Recently, the Internet Tax Information Act was signed into law placing a three-year moratorium on new state and local taxes on Internet commerce. However, future laws may impose taxes or other regulations on Internet commerce, which could substantially impair the growth of electronic commerce.

   Some local telephone carriers have asserted that the increasing popularity and use of the Internet have burdened the existing telecommunications infrastructure, and that many areas with high Internet use have begun to experience interruptions in telephone service. These carriers have petitioned the Federal Communications Commission to impose access fees on Internet service providers and online service providers. If access fees are imposed, the costs of communicating on the Internet could increase substantially, potentially slowing the increasing use of the Internet. This could in turn decrease demand for our services or increase our cost of doing business.

   We depend on continued improvements to our network infrastructure and the infrastructure of the Internet.

   We host and maintain our own web sites and services and maintain our own network infrastructure. In addition, we host the web sites of some of our subscribers. Any system or network failure that causes interruption or slower response time of our services could result in less traffic to our family of web sites and hosted web sites and, if sustained or repeated, could reduce the attractiveness of our services to consumers, real estate professionals, providers of real estate related products and services and advertisers. Increases in the volume of our web site traffic could strain the capacity of our existing technical infrastructure, which could lead to slower response times or system failures. This would cause the number of real property search inquiries, advertising impressions, other revenue producing offerings and our informational offerings to decline, any of which could hurt our revenue growth and our brand loyalty. We may need to incur additional costs to upgrade our infrastructure in order to accommodate increased demand if our server and networking systems cannot handle current or higher volumes of traffic.

   The recent growth in Internet traffic has caused frequent periods of decreased performance, requiring Internet service providers and users of the Internet to upgrade their infrastructures. Our ability to increase the speed with which we provide services to consumers and to increase the scope of these services is limited by and dependent upon the speed and reliability of the Internet. Consequently, the emergence and growth of the market for our services is dependent on the performance of and future improvements to the Internet.

   Our internal network infrastructure could be disrupted by a number of different occurrences.

   Our operations depend upon our ability to maintain and protect our computer systems, most of which are located at our corporate headquarters in Thousand Oaks, California and SpringStreet's web hosting facility in San Jose, California. We currently do not have a redundant system for our family of web sites and other services at an alternate site. Therefore, our systems are vulnerable to damage from break-ins, unauthorized access, vandalism, fire, floods, earthquakes, power loss, telecommunications failures and similar events. Although we maintain insurance against fires, floods, earthquakes and general business interruptions, the amount of coverage may not be adequate in any particular case.

   Experienced computer programmers, or hackers, may attempt to penetrate our network security from time to time. A hacker who penetrates our network security could misappropriate proprietary information or cause interruptions in our services. We might be required to expend significant capital and resources to protect against, or to alleviate, problems caused by hackers. We are in the final stages of implementing a network firewall, and we do not currently have a fully redundant system for our family of web sites. We also may not have a timely remedy against a hacker who is able to penetrate our network security. In addition to purposeful security breaches, the inadvertent transmission of computer viruses could expose us to litigation or to a material risk of loss.

   Our industry is characterized by rapid technological changes and we will need to adapt to these changes.

   The market for Internet products and services is subject to rapid new technological developments, evolving industry standards and consumer demands, and frequent new product introductions and enhancements. These characteristics are exacerbated by the emerging nature of the market and the fact that many companies are continually introducing new Internet products and services in the near future. Our future success will depend significantly on:

  . our ability to continue to improve the experience for users;

  . the addition of new and useful services and content to our family of web sites;

  . our effective promotion of new or enhanced products and services to agents and brokers; and

  . the performance and reliability of our family of web sites.

   Furthermore, the widespread adoption of developing multimedia-enabling technologies could require fundamental and costly changes in our technology. See "Business--Product Development."

   We could face liability for information retrieved from or transmitted over the Internet and liability for products and services sold over the Internet.

   We provide third-party content on our family of web sites, particularly real estate listings. We could be exposed to liability with respect to this third-party information. Claimants might assert, among other things, that, by directly or indirectly providing links to web sites operated by third parties, we should be liable for copyright or trademark infringement or other wrongful actions by the third parties operating those web sites. They could also assert that our third party information contains errors or omissions, and consumers could seek damages for losses incurred if they rely upon that information.

   We enter into agreements with other companies under which we share with these other companies revenues resulting from advertising or the purchase of services through direct links to or from our family of web sites. These arrangements may expose us to additional legal risks and uncertainties, including local, state, federal and foreign government regulation and potential liabilities to consumers of these services, even if we do not provide the services ourselves. We cannot assure you that any indemnification provided to us in our agreements with these parties, if available, will be adequate.

   Even if these claims do not result in liability to us, we could incur significant costs in investigating and defending against these claims. Our general liability insurance may not cover all potential claims to which we are exposed and may not be adequate to indemnify us for all liability that may be imposed.

   We face Year 2000 related risks.

   Our system could have failures or miscalculations resulting from issues with respect to the Year 2000, causing disruptions of operations, including, among other things, a temporary inability to process searches, post listings, track advertising or engage in similar normal business activities. Any significant Year 2000 failure could prevent us from operating our business, prevent users from accessing our family of web sites or change the behavior of advertisers, consumers or persons accessing our family of web sites.

   In addition, certain of our content providers may not accurately provide date data with respect to home and commercial real estate listings. For example, during the year 2000, a home constructed in 1900 might inadvertently be listed on our family of web sites as a newly built home. A significant number of these failures could cause consumers to doubt the reliability of information contained in our listings with a potential resulting reduction in traffic on our family of web sites. Any of these eventualities could adversely affect our business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance."

Offering Related Risks

   Certain existing stockholders own a large percentage of our voting stock.

   As of March 31, 1999, our officers, directors and 5% or greater stockholders beneficially owned or controlled, directly or indirectly, 14,029,435 shares of common stock and/or preferred stock, which in the aggregate represented approximately 76% of the outstanding shares of common stock on an as converted to common stock basis. After our underwritten initial public offering and assuming no additional issuances of common stock, our officers, directors and 5% or greater stockholders will beneficially own or
control, directly or indirectly     shares, which in the aggregate will
represent approximately   % of the outstanding shares of common stock. As a
result, if these persons act together, they will have the ability to influence all matters submitted to our stockholders for approval, including (1) the election and removal of directors, other than the director appointed by the NAR, and (2) any merger, consolidation or sale of all or substantially all of our assets. So long as the NAR holds its one share of Series A preferred stock, it will be entitled to elect one member to our board of directors. See "Principal Stockholders" and "Description of Capital Stock."

   Our certificate of incorporation and bylaws, Delaware law and other agreements contain provisions that could discourage a takeover.

   Certain provisions of Delaware law, our certificate of incorporation and bylaws, our operating agreement with the NAR and a stockholders agreement could have the effect of delaying or preventing a third party from acquiring us, even if a change in control would be beneficial to our stockholders. For example, we will have a classified board of directors. In addition, our stockholders are unable to act by written consent or to fill any vacancy on the board of directors. Our stockholders cannot call special meetings of stockholders for any purpose, including to remove any director or the entire board of directors without cause. In addition, the NAR could terminate the REALTOR.com operating agreement if there was a change in control in HomeStore.com or RealSelect. These provisions and other provisions of Delaware law could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders. See "Description of Capital Stock."

   There will be no market for the warrants and the liquidity of our stock is uncertain and any public market for our common stock may be volatile.

   We will not apply to list the warrants for trading on any securities exchange. Therefore, there will be no public market for the warrants. Furthermore, an active trading market for our common stock may never develop
or be sustained. Up to      shares in our underwritten initial pubic offering
are being offered to members of the NAR and to our directors, officers, employees, business associates and related persons, each at the public offering price. In addition, $2.0 million in common stock to be sold in that offering will be offered to America Online at the underwritten initial public offering price. Purchasers of most of these shares will be subject to lock-up agreements with the underwriters. Therefore, there will be a smaller amount of shares available for sale in the public market after the offerings, which could result in greater volatility of our stock price. Furthermore, the market price of our common stock could decline below the underwritten initial public offering price. Even if an active trading market develops, the market price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as:

  . actual or anticipated variations in our quarterly operating results;

  . announcements of new product or service offerings by us or our competitors;

  . technological innovations;

  . competitive developments;

  . changes in financial estimates by securities analysts;

  . changes in the real estate industry;

  . conditions and trends in the Internet and electronic commerce industries;
    and

  . general economic conditions.

   Further, the stock markets, particularly the Nasdaq National Market on which we have applied to have our common stock listed, have experienced substantial price and volume fluctuations. These fluctuations have particularly affected the market prices of equity securities of many technology and Internet related companies and have often been unrelated or disproportionate to the operating performance of those companies. The trading prices of many technology companies' stocks are at or near historical highs. These high trading prices may not be sustained. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against that company. Litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources.

  Future sales of our common stock may depress our stock price.

   After our underwritten initial public offering, we will have outstanding shares of common stock. Sales of a substantial number of shares of common stock in the public market following this offering could cause the market price of our common stock to decline. All the shares sold in our underwritten initial public offering will be freely tradable. Of the remaining 20,578,486 shares of common stock outstanding after that offering, calculated as of April 30, 1999:

  . 4,747,676 shares will be eligible for sale in the public market beginning
    181 days after the date of this prospectus;

  . 14,698,900 shares will become available for sale on February 4, 2000;

  . 450,000 shares will become available for sale on February 18, 2000; and

  . 681,910 shares will become available for sale on April 9, 2000.

   In addition, the 494,538 shares of common stock issuable upon exercise of
the warrants offered by this prospectus will become freely tradeable       .
There are currently outstanding options and warrants to purchase up to 3,277,450 shares of common stock. See "Shares Eligible for Future Sale."

  We are uncertain of our ability to obtain additional financing for our future capital needs.

   We may need to raise additional funds in order to fund more rapid expansion, to expand our marketing activities, to develop new or enhance existing services or products, to respond to competitive pressures or to acquire complementary services, businesses or technologies. We may also need to raise funds in the future to meet our working capital needs. Banks and other commercial lending institutions often require a parent company to pledge as collateral for any loans the stock or assets of its subsidiary. The protective provisions contained in RealSelect's bylaws and the restrictions on transfer of shares contained in a stockholders' agreement for RealSelect could deter these types of lenders from providing us loans. Additional financing may not be available on terms favorable to us, or at all.

  New investors will experience immediate and substantial dilution from this offering.

   Investors purchasing stock in this offering or exercising warrants will experience an immediate dilution in the net tangible book value of the common
stock of $      per share, based on the number of outstanding shares as of
March 31, 1999 and an assumed initial public offering price in our
underwritten initial public offering of $      per share. See "Dilution."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," or "continue," or the negative of these terms or other comparable terminology. The forward-looking statements contained in this prospectus involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, level of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. These factors include, among others, those listed under "Risk Factors" and elsewhere in this prospectus.

   Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus.

                                USE OF PROCEEDS

   We will not receive any cash proceeds from the issuance of the warrants. We
estimate that our net proceeds from the sale of the             shares of
common stock that we are offering will be approximately $    , at an assumed
initial public offering price of $    per share. We also estimate that the net
proceeds from our underwritten initial public offering will be $     million
after deducting the estimated underwriting discounts and commissions and estimated offering expenses.

   Our agreements with America Online, the NAR, RE/MAX and The Enterprise of America, Ltd. require that payments to these parties aggregating $8.7 million are accelerated and become payable on the closing of this offering. These amounts include $600,000 payable to the NAR. We intend to use the remainder of the net proceeds for working capital, capital expenditures and other general corporate purposes. We may also use a portion of the net proceeds from this offering to acquire or invest in businesses, technologies or products that are complementary to our business. Pending our use of the net proceeds, we intend to invest them in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

   We have never declared or paid any cash dividends on our capital stock and we do not anticipate paying any cash dividends in the foreseeable future. Except for an $.08 annual dividend expected to be paid on the one share of our new Series A preferred stock to be issued to the NAR upon the closing of this offering, we do not anticipate paying any cash dividends in the foreseeable future.

                                CAPITALIZATION

   The following table sets forth our capitalization as of March 31, 1999. The pro forma column reflects (1) the sale of 340,955 shares of Series G convertible preferred stock in April 1999, (2) our pending SpringStreet acquisition, (3) the conversion of each outstanding share of preferred stock into two shares of common stock upon the closing of this offering, except for the one share of our new Series A preferred stock to be issued to the NAR, and
(4) 1,566,906 shares to be issued to the NAR when it exchanges substantially all the shares of RealSelect common stock it currently holds for shares of HomeStore.com common stock.

   The pro forma as adjusted column reflects the sale of the
shares of common stock that we are offering in this offering at a price of
$     per share and the sale of the shares in, and application of the net proceeds we will receive from, our underwritten initial public offering at an
assumed initial public offering price of $     per share.

                                                       March 31, 1999
                                                -------------------------------
                                                            Pro      Pro Forma
                                                 Actual    Forma    As Adjusted
                                                --------  --------  -----------
                                                       (in thousands)
Notes payable, long-term and current portion... $  5,070  $  5,070   $  4,137
                                                --------  --------   --------
Series E redeemable convertible preferred
 stock, $.001 par value per share; actual--
 325,000 shares authorized, issued and
 outstanding; pro forma and pro forma as
 adjusted--no shares authorized, issued or
 outstanding...................................    5,016        --         --
                                                --------  --------   --------
Stockholders' equity:
  Convertible preferred stock, $.001 par value
   per share; actual--9,675,000 shares
   authorized, 5,053,000 shares issued and
   4,622,000 shares outstanding; pro forma and
   pro forma as adjusted--5,000,000 shares
   authorized, one share issued and
   outstanding.................................        5        --         --
  Common stock, $.001 par value per share;
   actual--90,000,000 shares authorized,
   9,641,000 shares issued and 8,478,000 shares
   outstanding; pro forma--90,000,000 shares
   authorized, 23,688,000 shares issued and
   22,527,000 shares outstanding; pro forma as
   adjusted--200,000,000 shares authorized,
         shares issued and outstanding.........        9        21
  Additional paid-in capital...................  119,856   193,384
  Treasury stock...............................  (13,676)  (13,676)   (13,676)
  Notes receivable from stockholders...........   (1,651)   (1,651)    (1,651)
  Deferred stock compensation..................  (16,323)  (20,160)   (20,169)
  Accumulated deficit..........................  (79,117)  (79,117)   (79,117)
                                                --------  --------   --------
    Total stockholders' equity.................    9,103    78,801
                                                --------  --------   --------
      Total capitalization..................... $ 19,189  $ 83,871   $
                                                ========  ========   ========

   The data in the table above excludes:

  . 2,813,782 shares issuable upon the exercise of outstanding stock options as of March 31, 1999, at a weighted average per share exercise price of $2.96;

  . 345,802 shares available as of that date for future grant under our current stock plans and additional shares to be reserved for issuance under our proposed stock plans described in this prospectus;

  . 236,590 shares issuable upon the exercise of warrants outstanding as of March 31, 1999, at a weighted average per share exercise price of $3.53;

  . 227,078 shares subject to warrants outstanding as of March 31, 1999 with an exercise price equal to the per share price in this offering;

  . 75,000 shares to be issued to the NAR prior to this offering;

  . shares of common stock having an aggregate value of $3.0 million to be subject to warrants with a weighted average exercise price of 137.5% of the per share price in this offering, which warrants are contingent upon the purchase of $2.0 million of our common stock by America Online in our underwritten initial public offering; and


  . up to 170,000 shares subject to warrants, which are contingent upon defined events occurring in the future. The exercise price will be the fair value of our common stock when the warrants are issued.

   You should read this table together with "Management--Director
Compensation," "Management--Employee Benefit Plans," "Description of Capital Stock," Notes 12, 13, 14 and 20 of HomeStore.com's Notes to Consolidated Financial Statements and Unaudited Pro Forma Condensed Consolidated Financial Information.

                                   DILUTION

   Our pro forma net tangible book value as of March 31, 1999 was $30.2 million or $1.34 per share, assuming the conversion of all of the then outstanding shares of preferred stock into shares of common stock. Pro forma net tangible book value per share is determined by dividing the pro forma number of outstanding shares of common stock into our net tangible book value, which is our pro forma total tangible assets less total liabilities. After giving effect to the receipt of the estimated net proceeds from this offering and our underwritten initial public offering, based upon an assumed initial
public offering price of $    per share and after deducting the estimated
underwriting discounts and commissions and estimated offering expenses, our pro forma net tangible book value as of March 31, 1999 would have been
approximately $     million, or $  .    per share. This represents an
immediate increase in pro forma net tangible book value of $  .    per share
to existing stockholders and an immediate dilution of $  .    per share to new
investors purchasing shares in this offering. The following table illustrates the per share dilution:

      Assumed public offering price per share in this offering...       $
        Pro forma net tangible book value per share as of March
         31, 1999................................................ $1.34
        Increase per share attributable to new investors.........
                                                                  -----
      Pro forma net tangible book value per share after
       offering..................................................
                                                                        ------
      Dilution per share to new investors........................       $
                                                                        ======

   The following table summarizes as of March 31, 1999, on the pro forma basis described above, the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing stockholders and by investors purchasing shares of common stock in this offering and in our underwritten initial public offering at an assumed initial
public offering price of $    per share and before deducting the estimated
underwriting discounts and commissions and estimated offering expenses:

                               Shares Purchased  Total Consideration  Average
                              ------------------ -------------------   Price
                                Number   Percent   Amount    Percent Per Share
                              ---------- ------- ----------- ------- ---------
     Existing stockholders... 18,373,996      %  $61,771,073      %    $3.36
     New investors in this
      offering...............
     New investors in our
      underwritten initial
      public offering........
                              ----------   ---   -----------   ---     -----
     Total...................              100%                100%
                              ==========   ===   ===========   ===     =====

   An aggregate of 681,910 shares of common stock are issuable upon conversion of Series G convertible preferred stock issued subsequent to March 31, 1999 and 1,566,906 shares common stock will be issued to the NAR immediately prior to this offering when it exchanges substantially all of the shares of RealSelect stock it currently holds for HomeStore.com common stock. Therefore, new public investors will experience further dilution. As of March 31, 1999, there were options and warrants outstanding to purchase a total of 3,277,450 shares of common stock. In addition,

  . up to 494,538 shares of common stock will be subject to warrants being offered to Multiple Listing Services and home builders in this offering;

  . we will issue 75,000 shares of common stock to the NAR to satisfy
    $600,000 of our payment obligations under our REALTOR.com operating agreement;

  . shares may become subject to warrants in the event that America Online purchases $2.0 million of our common stock in this offering; and

  . shares of common and convertible preferred stock are issuable upon consummation of the pending SpringStreet acquisition which will represent an aggregate of 2,123,000 shares of common stock, including 268,500 shares to be subject to assumed options.

   To the extent that any of these options or warrants are exercised or shares are issued, there will be further dilution to new public investors. See "Capitalization," "Management--Employee Benefit Plans," "Description of Capital Stock," Notes 9, 10, 11, and 17 of HomeStore.com's Notes to Consolidated Financial Statements and Unaudited Pro Forma Condensed Consolidated Financial Information.

                     SELECTED CONSOLIDATED FINANCIAL DATA

   You should read the following selected consolidated financial data with the consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. The consolidated statement of operations data for the years ended December 31, 1996, 1997 and 1998, and the consolidated balance sheet data as of December 31, 1997 and 1998, are derived from the audited consolidated financial statements of HomeStore.com included elsewhere in this prospectus. The consolidated statement of operations data for the years ended December 31, 1994 and 1995 and the three months ended March 31, 1998 and 1999, and the consolidated balance sheet data as of December 31, 1994, 1995 and 1996, and as of March 31, 1998 and 1999 have been derived from our unaudited consolidated financial statements. The unaudited consolidated financial statements have been prepared on substantially the same basis as the consolidated audited financial statements and include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of the financial position and results of operations for the period. The unaudited pro forma net loss per share data for the year ended December 31, 1998 and three months ended March 31, 1999, are derived from unaudited pro forma condensed consolidated financial information included elsewhere in this prospectus. As a result of the reorganization of our holding company structure and due to the fact that our historical results of operations, financial condition and cash flows were insignificant prior to December 4, 1996, management believes that a pro forma presentation, which includes a comparison of results of operations and financial condition of NetSelect, Inc., NetSelect, LLC, InfoTouch and RealSelect on a combined basis for 1997 and 1998 and the three months ended March 31, 1999 is the only meaningful basis of presentation for investors in evaluating our historical financial performance. See the basis of presentation described in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   The pro forma consolidated statement of operations data assume that the following transactions occurred on January 1, 1998:

  . our acquisition of The Enterprise for 210,000 shares of common stock with an estimated fair value of $525,000, a note payable in the amount of $2.2 million, and $705,000 in cash and other acquisition related expenses;

  . our acquisition of MultiSearch for 325,000 shares of our Series E redeemable convertible preferred stock, which will be converted into an aggregate of 650,000 shares of our common stock on the closing of this offering, with an estimated fair value of $4.8 million, a note payable in the amount of $3.6 million, and $875,000 in cash and other acquisition related expenses;

  . our pending acquisition of SpringStreet for 1,270,900 shares of our convertible preferred stock and common stock with an estimated fair value of $47.7 million or an aggregate of 2,123,000 shares of common stock, including 268,500 shares of common stock to be subject to assumed options, assuming two-for-one conversion of our convertible preferred stock into common stock prior to this offering. In addition, we expect to record deferred stock compensation of $3.8 million relating to unvested stock options assumed in the transaction; and

  .  the reorganization of our holding company structure.

   The pro forma consolidated balance sheet data as of March 31, 1999 gives effect to (1) the sale of 340,955 shares of Series G convertible preferred stock in April 1999, (2) our pending acquisition of SpringStreet, (3) the conversion of each outstanding share of preferred stock into two shares of common stock upon the closing of this offering, except for the one share of our new Series A preferred stock to be issued to the NAR, and (4) 1,566,906 shares to be issued to the NAR when it exchanges substantially all of the shares of RealSelect common stock it currently holds for shares of HomeStore.com common stock.

   The consolidated pro forma data may not, however, be indicative of the consolidated results of operations of HomeStore.com that actually would have occurred had the transactions reflected in the consolidated pro forma results of operations occurred at the beginning of the periods presented, or of the consolidated results of operations that we may achieve in the future.

                                                Actual                                       Pro Forma
                          --------------------------------------------------------  ----------------------------
                                                                   Three Months
                               Year Ended December 31,           Ended March 31,     Year Ended   Three Months
                          -------------------------------------  -----------------  December 31, Ended March 31,
                           1994     1995    1996   1997   1998    1998     1999         1998          1999
                          -------  ------  ------  -----  -----  ------- ---------  ------------ ---------------
                                             (in thousands, except for per share data)
Consolidated Statement
 of Operations Data:
Revenues................  $   416  $  857  $1,360  $  42  $  --  $   --  $   5,570    $ 19,125      $  8,872
Cost of revenues........       63      58      42      6     --      --      2,749       9,530         3,888
                          -------  ------  ------  -----  -----  ------  ---------    --------      --------
 Gross profit...........      353     799   1,318     36     --      --      2,821       9,595         4,984
Operating expenses:
 Sales and marketing....      956     559     479     14     --      --      9,163      32,787        16,281
 Product development....      428     474     629     --     --      --        331       5,252         1,499
 General and
  administrative........      520     649     441     38      3       1      1,987       8,916         3,687
 Amortization of
  intangible assets.....       --      --      --     --     --      --        521       9,021         2,291
 Stock-based charges....       --      --      --     --     --      --      7,139      21,993         8,093
                          -------  ------  ------  -----  -----  ------  ---------    --------      --------
  Total operating
   expenses.............    1,904   1,682   1,549     52      3       1     19,141      77,969        31,851
                          -------  ------  ------  -----  -----  ------  ---------    --------      --------
Loss from operations....   (1,551)   (883)   (231)   (16)    (3)     (1)   (16,320)    (68,374)      (26,867)
Interest and other
 income (expense), net..      (17)    (30)    (21)    (1)    --      --        (71)        118           (37)
                          -------  ------  ------  -----  -----  ------  ---------    --------      --------
Net loss before minority
 interest...............   (1,568)   (913)   (252)   (17)    (3)     (1)   (16,391)    (68,256)      (26,904)
Minority interest.......       --      --      --     --     --      --         --         222            --
                          -------  ------  ------  -----  -----  ------  ---------    --------      --------
Net loss................   (1,568)   (913)   (252)   (17)    (3)     (1)   (16,391)    (68,034)      (26,904)
Accretion of redemption
 value and stock
 dividends on
 convertible preferred
 stock..................       --      --      --     --     --      --       (414)         --            --
Repurchase of
 convertible preferred
 stock..................       --      --      --     --     --      --         --      (7,727)           --
                          -------  ------  ------  -----  -----  ------  ---------    --------      --------
Net loss applicable to
 common stockholders....  $(1,568) $ (913) $ (252) $ (17) $  (3) $   (1) $(16,805)    $(75,761)     $(26,904)
                          =======  ======  ======  =====  =====  ======  =========    ========      ========
Net loss per share
 applicable to common
 stockholders:
 Basic and diluted......  $ (1.91) $ (.94) $ (.18) $  --  $  --  $   --  $   (2.53)   $  (4.46)     $  (1.24)
                          =======  ======  ======  =====  =====  ======  =========    ========      ========
 Weighted average
  shares--basic and
  diluted...............      821     974   1,391  3,461  3,669   3,461      6,645      16,992        21,720

                                 December 31,                March 31, 1999
                          -------------------------------  -------------------
                          1994   1995   1996  1997   1998   Actual   Pro Forma
                          -----  -----  ----  -----  ----  --------  ---------
                                          (in thousands)
Consolidated Balance
 Sheet Data:
Cash and cash
 equivalents............. $  31  $   5  $ 36  $ 155  $ 71  $  4,840  $ 38,578
Working capital
 (deficiency)............  (210)  (200)  (46)   (37)    1   (10,635)   22,419
Total assets.............   550    181    77    155    71    41,102   107,702
Notes payable, long term
 and current.............    --     --    --     --    --     5,070     5,070
Redeemable convertible
 preferred stock.........    --     --    --     --    --     5,016        --
Total stockholders'
 equity (deficit)........   203   (150) (116)  (133)  (95)    9,103    78,801

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   You should read the following discussion in conjunction with the unaudited pro forma condensed consolidated financial statements and the consolidated financial statements and related notes of HomeStore.com appearing elsewhere in this prospectus. The following discussion contains forward-looking statements that involve risk and uncertainties, including, among other things, statements regarding anticipated costs and expenses, mix of revenues and plans for addressing Year 2000 issues. Our actual results could differ materially from the results contemplated by these forward-looking statements as a result of certain factors, including those discussed below and elsewhere in this prospectus.

Overview

   We are the leading real estate destination on the Internet and are pioneering the use of the Internet to bring the real estate industry online. Our family of web sites, which includes REALTOR.com, HomeBuilder.com, CommercialSource.com and, through our pending SpringStreet acquisition, SpringStreet.com, provides the most comprehensive source of real estate listings and content on the Internet. Through our family of web sites, we provide a wide variety of information and communications tools for consumers, real estate industry professionals, advertisers and providers of real estate related products and services. To provide consumers with better information and additional resources throughout the home and real estate life cycle, we have established strategic relationships with key industry participants, including real estate market leaders such as the National Association of REALTORS, the National Association of Home Builders, the largest Multiple Listing Services, real estate franchises, brokers, builders and agents. In order to draw additional traffic to our family of web sites, we also have distribution agreements with many leading Internet portals, including America Online, @Home, Excite and Go Network/Infoseek, most of which have exclusivity features. We currently generate revenues from several sources, including web hosting fees from agents, brokers, home builders and, through our pending SpringStreet acquisition, rental property owners and fees from advertisers.

  Basis of Presentation

   Initial Business and RealSelect Holding Structure. We were incorporated in 1993 under the name of InfoTouch Corporation, or InfoTouch, with the objective of establishing an interactive network of real estate "kiosks" for consumers to search for homes. In 1996, we began to develop the technology to build and operate real estate related Internet sites. Effective December 4, 1996, we entered into a series of agreements with the NAR and several investors. Under these agreements, we transferred technology and assets relating to advertising the listing of residential real estate on the Internet to a newly-formed company, NetSelect LLC, or LLC, in exchange for a 46% ownership interest in LLC. The investors contributed capital to a newly-formed company, NetSelect, Inc., or NSI which owned 54% of LLC. LLC received capital funding from NSI and in-turn contributed the assets, technology and the NSI capital to a newly formed entity, RealSelect, Inc., or RealSelect, in exchange for common stock representing an 85% ownership interest in RealSelect. Also effective
December 4, 1996, RealSelect entered into a number of agreements with and issued cash and common stock representing a 15% ownership interest in RealSelect to the NAR in exchange for the rights to operate the REALTOR.com web site and pursue commercial opportunities relating to the listing of real estate on the Internet.

   The agreements governing RealSelect required us to terminate our remaining activities, which were insignificant at that time, and dispose of our remaining assets and liabilities, which we did in early 1997. Accordingly, following the formation, NSI, LLC and InfoTouch were shell holding companies for their investments in RealSelect.

   Our initial operating activities primarily consisted of recruiting personnel, developing our web site content and raising our initial capital. We developed our first web site, REALTOR.com, in cooperation with the NAR and actively began marketing our products and services to real estate professionals in January 1997.

   Reorganization of Holding Structure. Under the formation agreements of RealSelect, the reorganization of the initial holding structure was provided for at an unspecified future date. On February 4, 1999, NSI stockholders entered into a non-substantive share exchange with and were merged into us. We refer to this transaction as the Reorganization. The share exchange lacked economic substance and, therefore, was accounted for at historical cost. For a further discussion relating to the accounting for the Reorganization, see Note 4 of HomeStore.com's Notes to Consolidated Financial Statements. We intend to change our corporate name to HomeStore.com, Inc. prior to this offering.

   Our consolidated financial statements reflect the financial position, results of operations and cash flows of HomeStore.com, Inc., formerly InfoTouch. Accordingly, the operations through December 4, 1996 reflect our operations prior to the formation of RealSelect. The consolidated financial statements for 1997 and 1998 primarily reflect our investment in LLC accounted for under the equity method. The consolidated financial statements following the date of the Reorganization on February 4, 1999 include the accounts of RealSelect and its wholly-owned subsidiaries, of which we owned approximately 92% as of March 31, 1999.

   As a result of the Reorganization and due to the fact that our historical results of operations, financial condition and cash flows were insignificant prior to December 4, 1996, management believes that a pro forma presentation, which includes a comparison of results of operations and financial condition of NSI, LLC, InfoTouch and RealSelect on a combined basis for 1997 and 1998 and the three months ended March 31, 1999, is the only meaningful basis of presentation for investors in evaluating our historical financial performance. The pro forma data may not, however, be indicative of the results of operations of HomeStore.com that actually would have occurred had the transactions reflected in the pro forma results of operations occurred at the beginning of the periods presented, or of the results of operations that we may achieve in the future.

   Acquisitions. In March 1998, we acquired The Enterprise of America, Ltd., or The Enterprise, a provider of web hosting services for real estate brokers, for $3.0 million in cash, notes and stock, less assumed liabilities. In July 1998, we acquired MultiSearch Solutions, Inc., or MultiSearch, the initial developer of the HomeBuilder.com web site, for $8.7 million in cash, notes and stock. In May 1999, we agreed to acquire SpringStreet for 1,270,900 shares of convertible preferred stock and common stock, or an aggregate of 2,123,000 shares of common stock, including 268,500 shares of common stock to be subject to assumed options, assuming two-for-one conversion of our convertible preferred stock into our common stock prior to this offering. Each of these acquisitions has been included in the pro forma results of operations as if they occurred on January 1, 1997.

  Accounting Policies

   Revenues. We derive our revenues from the sale of products and services to real estate agents and brokers, home builders, property owners and managers, and from advertising sales. Substantially all of our agent products and many of our property owner and manager products are sold in annual subscriptions and, accordingly, we defer these revenues and recognize them ratably over the life of the contract, generally 12 months. These prepayments appear on our balance sheet as deferred revenues, totaling approximately $8.0 million as of March 31, 1999. We also generate revenues from the sale of products and services to real estate brokers and home builders that are sold on a monthly subscription basis, with revenues being recognized on a monthly basis. In addition, we generate banner advertising revenues on our family of web sites. Substantially all of our advertising revenues are derived from short-term advertising contracts in which we guarantee, for a fixed fee, a minimum number of impressions or times that an advertisement appears in pages viewed by users. Advertising revenues are recognized in the period in which the advertisement is displayed, provided that no significant company obligations remain and collection of the resulting receivable is probable. We signed an agreement with America Online in March 1999, in which they agreed to act as our exclusive third-party advertising sales agent on the REALTOR.com and HomeBuilder.com web sites through March 2001. In connection with this agreement, America Online has agreed to pay us minimum quarterly payments, subject to adjustment based on the number of page views delivered on these web sites.

   Cost of revenues. Cost of revenues consists of salaries, benefits, and consulting fees related to our web site operations, credit card processing fees, data aggregation costs and costs associated with printing our new home directories. Cost of revenues also includes royalties paid to third-party data content providers for revenues generated through the property listings they provide to us. These royalties are capitalized and amortized over the related contract period and are classified on our balance sheet as deferred royalties, totaling approximately $1.7 million as of March 31, 1999.

   Data content providers generally receive 10% to 12% of the gross revenues that we generate from their listings. Certain data content providers have entered into preferred national provider arrangements with us, under which we have the exclusive right to list their properties on the Internet. The royalty rate for agreements with these preferred national data content providers is slightly higher than for non-preferred providers. We anticipate continuing increases in cost of revenues in absolute dollars as our revenues increase. We also expect that cost of revenues will increase as we continue to make investments to increase the capacity and speed of our family of web sites.

   Sales and marketing. Sales and marketing expenses include salaries, sales commissions, including commissions under our America Online sales agent arrangement, benefits, travel and related expenses for our direct sales force, customer service, marketing, and sales support functions. Sales and marketing expenses also include fees associated with our web portal distribution and preferred alliance agreements. The web portal distribution and preferred alliance fees are amortized on a pro rata basis over the respective terms of the agreements. We expect to significantly increase the absolute dollar amount of spending in sales and marketing activities over the next year in an effort to drive consumer traffic to our family of web sites and to increase brand awareness. We also anticipate that sales and marketing expenses may fluctuate as a percentage of total revenues from period to period as new sales personnel are hired and begin to achieve productivity.

   Product development. Product development costs include expenses for the development of new or improved technologies designed to enhance the performance of our family of web sites, including salaries and related expenses for our web site design staff, as well as costs for contracted services, content, facilities and equipment. We believe that a significant level of product development activity and expense is required in order to remain competitive with new and existing web sites. Accordingly, we anticipate that we will continue to devote substantial resources to product development and that the absolute dollar amount of these costs will increase in future periods.

   General and administrative. General and administrative expenses include salaries, benefits and expenses for our executive, finance, legal and human resources personnel. In addition, general and administrative expenses include occupancy costs, fees for professional service, and depreciation. We expect general and administrative expenses to increase in absolute dollars as we continue to expand our administrative infrastructure to support the anticipated growth of our business, including costs associated with being a public company.

   Amortization of intangible assets. Amortization of intangible assets consists of goodwill resulting from the acquisitions of The Enterprise and MultiSearch. This goodwill is being amortized on a straight-line basis over the estimated periods of benefit of five years. In addition, in connection with our formation, we entered into an operating agreement with the NAR and received intellectual property. Under the operating agreement with the NAR, we made various payments in which we issued common stock to the NAR for the right to use the REALTOR.com trademark and domain name and the "REALTOR" trademark and for the exclusive use of the web site for real estate listings. The intellectual property, the stock issued and payments made to the NAR, as well as certain milestone-based amounts subsequently earned by the NAR have been recorded as intangible assets and are being amortized on a straight-line basis over the estimated period of benefit of 15 years. We expect amortization of intangible assets to increase significantly in absolute dollars and as a percentage of our revenues as a result of our pending acquisition of SpringStreet.

   Stock-based charges

   Stock Options. In connection with the grant of stock options to employees during 1997 and 1998 and the three months ended March 31, 1999, we recorded aggregate deferred compensation of approximately $19.9 million. This deferred compensation represented the difference between the deemed fair value of our common stock for accounting purposes and the exercise price of these options at the date of grant. Deferred compensation is presented as a reduction of stockholders' equity and amortized over the vesting period of the applicable options, generally four years.

   Warrants. In connection with entering into a distribution agreement with America Online in April 1998, we issued a warrant to purchase 226,590 shares of our common stock at an exercise price of $3.16 per share. If America Online does not purchase any shares in our underwritten initial public offering, this warrant will expire. Additionally, if America Online exercises its right to purchase $2.0 million of common stock in our underwritten initial public offering, we will issue to it warrants to acquire $3.0 million of common stock with a weighted average exercise price of 137.5% of the initial public offering price. If warrants are issued in connection with our underwritten initial public offering, the fair value will be measured at the date of our underwritten initial public offering and amortized to sales and marketing expense over the remaining term of the distribution agreement, approximately
two years. Based on an assumed initial public offering price of $     per
share in our underwritten initial public offering, we anticipate that the
aggregate amount of this charge will be approximately $    million.

   During 1998 and early 1999, we issued warrants to purchase up to
83,752 shares of common stock to MLSs that agreed to provide their real estate listings to us for publication on the Internet on a preferred national basis. The issuance of these warrants is contingent upon our underwritten initial public offering. The exercise price will be equal to the initial public offering price per share in our underwritten initial public offering. The fair value of issuable warrants will be measured at the date our underwritten initial public offering is deemed to be probable and recognized as expense over the term of the applicable MLS agreement, approximately one to two years.
Based on an assumed initial public offering price of $   per share in our
underwritten initial public offering, we anticipate the aggregate amount of
this charge will be approximately $   million.

   In February 1999, we closed a private equity offering to real estate brokers under our Broker Gold program. We also issued warrants to purchase up to 143,326 shares of our common stock with an exercise price to be equal to the per share price in our underwritten initial public offering. The issuance of these warrants is contingent upon our underwritten initial public offering. The fair value of these warrants will be measured at the date our underwritten initial public offering is deemed to be probable. Based on an assumed offering price of $ per share in our underwritten initial public offering, we expect
to incur an additional charge of approximately $    which will be recognized
as expense over the remaining term of the initial two year Broker Gold program agreements.

   With respect to the warrants and common stock offered in this offering,
upon completion of this offering, at an assumed offering price of $   , we
will incur an additional charge of approximately $   , which will be
recognized as expense over the remaining terms of the applicable content agreements with the MLS or homebuilder.

   In the future, we may offer up to 170,000 warrants to the Broker Gold program members who elect to renew their existing listing agreements with us after their original two year term expires. The broker must also maintain a minimum number of property listings as well as continue to hold our securities. If issued, these warrants would have an exercise price based upon the average of the closing market price of the common stock for the ten trading days preceding the date which is one day before the warrant is issued. We would recognize the fair value of the warrants, when issued, as expense over the term of the renewed agreement, approximately two years. This could result in HomeStore.com incurring substantial additional charges in the future.

   We have only a limited operating history on which to base an evaluation of our business and prospects. Our prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets such as the Internet. To address these risks, we must, among other things, be able to continue to respond to highly competitive developments, attract, retain and motivate qualified personnel, implement and successfully execute our marketing plans, continue to upgrade our technologies, develop new distribution channels, and improve operational and financial systems. Although our revenues have grown significantly in recent periods, we may be unable to sustain this growth. Therefore, you should not consider our historical growth indicative of future revenue levels or operating results. We may never achieve profitability or, if we do, we may not be able to sustain it. A more complete description of other risks relating to our business is set forth under the caption "Risk Factors."

Pro Forma Results of Operations

   The following tables set forth certain pro forma consolidated statement of operations data for the periods indicated and assume that the following transactions occurred on January 1, 1997:

  . our acquisition of The Enterprise for 210,000 shares of common stock with an estimated fair value of $525,000, a note payable in the amount of $2.2 million, and $705,000 in cash and other acquisition related expenses.

  . our acquisition of MultiSearch for 325,000 shares of our Series E redeemable convertible preferred stock, which will be converted into an aggregate of 650,000 shares of our common stock on the closing of our underwritten initial public offering, with an estimated fair value of $4.8 million, a note payable in the amount of $3.6 million, and $875,000 in cash and other acquisition related expenses.

  . our pending acquisition of SpringStreet for 1,270,900 shares of our convertible preferred stock and common stock, or an aggregate of 2,123,000 shares of common stock assuming two-for-one conversion of our convertible preferred stock into common stock prior to our underwritten initial public offering, with an estimated fair value of $47.7 million. In addition, we expect to record deferred stock compensation of $3.8 million relating to unvested stock options assumed in the transaction.

  . the reorganization of our holding company structure as previously described.

                                                              Three Months
                                         Year Ended              Ended
                                        December 31,           March 31,
                                      -------------------   ------------------
                                        1997       1998      1998       1999
                                      --------   --------   -------   --------
     Revenues.......................  $  8,629   $ 19,125   $ 3,257   $  8,872
     Cost of revenues...............     4,205      9,530     1,752      3,888
                                      --------   --------   -------   --------
       Gross profit.................     4,424      9,595     1,505      4,984
     Operating expenses:
       Sales and marketing..........     5,131     32,787     3,481     16,281
       Product development..........       753      5,252       514      1,499
       General and administrative...     5,510      8,916     1,395      3,687
       Amortization of intangible
        assets......................     8,987      9,021     2,247      2,291
       Stock-based charges..........     1,795     21,993       489      8,093
                                      --------   --------   -------   --------
        Total operating expenses....    22,176     77,969     8,126     31,851
                                      --------   --------   -------   --------
     Loss from operations...........   (17,752)   (68,374)   (6,621)   (26,867)
     Interest and other income
      (expense), net................      (338)       118         6        (37)
                                      --------   --------   -------   --------
     Net loss before minority
      interest......................   (18,090)   (68,256)   (6,615)   (26,904)
     Minority interest..............     1,239        222       222         --
                                      --------   --------   -------   --------
     Net loss.......................  $(16,851)  $(68,034)  $(6,393)  $(26,904)
                                      ========   ========   =======   ========
                                                              Three Months
                                         Year Ended              Ended
                                        December 31,           March 31,
                                      -------------------   ------------------
                                        1997       1998      1998       1999
                                      --------   --------   -------   --------
     As a percentage of revenues:
     Revenues.......................       100 %      100 %     100 %      100 %
     Cost of revenues...............        49         50        54         44
                                      --------   --------   -------   --------
       Gross profit.................        51         50        46         56
     Operating expenses:
       Sales and marketing..........        59        171       107        184
       Product development..........         9         27        16         17
       General and administrative...        64         47        43         42
       Amortization of intangible
        assets......................       104         47        68         26
       Stock-based charges..........        21        115        15         91
                                      --------   --------   -------   --------
        Total operating expenses....       257        407       249        360
                                      --------   --------   -------   --------
     Loss from operations...........      (206)      (357)     (203)      (304)
     Interest and other income
      (expense), net................        (4)        --        --         --
                                      --------   --------   -------   --------
     Net loss before minority
      interest......................      (210)      (357)     (203)      (304)
     Minority interest..............        14          1         7         --
                                      --------   --------   -------   --------
     Net loss.......................      (195)%     (356)%    (196)%     (304)%
                                      ========   ========   =======   ========

Pro Forma Three Months Ended March 31, 1998 and 1999

   Revenues

   Pro forma revenues increased to $8.9 million for the three months ended March 31, 1999 from $3.3 million for the three months ended March 31, 1998. The increase was primarily due to growth across our business, including the number of agent and broker home pages sold and an increase in advertising revenues.

   Cost of Revenues

   Pro forma cost of revenues increased to $3.9 million for the three months ended March 31, 1999 from $1.8 million for the three months ended March 31, 1998. The increase was due primarily to our overall increased sales volume and increased activity during the first three months of 1999 as compared to the first three months of 1998.

   Operating Expenses

   Sales and marketing. Pro forma sales and marketing expenses increased to $16.3 million for the three months ended March 31, 1999 from $3.5 million for the three months ended March 31, 1998. The increase was primarily attributable to an increase in web portal distribution and preferred alliance fees which we entered into throughout 1998. The increase was also partially due to the continued growth of our direct sales force and the building of a marketing organization beginning in the third quarter of 1998.

   Product development. Pro forma product development expenses increased to $1.5 million for the three months ended March 31, 1999 from $514,000 for the three months ended March 31, 1998. The increase was primarily due to salaries and related expenses for staff, as well as costs for contracted services.

   General and administrative. Pro forma general and administrative expenses increased to $3.7 million for the three months ended March 31, 1999 from $1.4 million for the three months ended March 31, 1998. The increase was primarily due to hiring key management personnel and increased staffing levels required to support our expanded operations and significant growth. Facility costs associated with our new corporate office also increased.

   Amortization of intangible assets. Pro forma amortization of intangible assets was $2.3 million for the three months ended March 31, 1999 as compared to $2.2 million for the three months ended March 31, 1998.

   Stock-based charges. During the years ended December 31, 1997 and 1998 and the three months ended March 31, 1999, we recorded total pro forma deferred compensation of $23.7 million in connection with stock option grants. We are amortizing this amount over the vesting periods of the applicable options, resulting in expense of $2.1 million for the three months ended March 31, 1999, as compared to $489,000 for the three months ended March 31, 1998.

   In addition, in the three months ended March 31, 1999, we recognized the $6.0 million difference between the deemed fair value of the stock sold in connection with our Broker Gold program and the price paid as pro forma stock-based charges.

   Interest and Other Income (Expense), Net

   Pro forma interest income consists of earnings on our cash and cash equivalents. Pro forma interest expense consists primarily of interest expense on the notes payable issued in connection with our acquisitions of The Enterprise and MultiSearch. Interest income decreased to $115,000 for the three months ended March 31, 1999 from $142,000 for the three months ended March 31, 1998. The decrease was primarily due to lower average cash balances. Pro forma interest expense decreased to $93,000 for the three months ended March 31, 1999 from $136,000 for the three months ended March 31, 1998.

   Income Taxes

   As a result of operating losses and our inability to recognize a benefit from our deferred tax assets, we have not recorded a provision for income taxes for the three months ended March 31, 1999 and 1998. As of December 31, 1998, we had $36.7 million of net operating loss carryforwards for federal income tax purposes, which expire beginning in 2007. We have provided a full valuation allowance on our deferred tax assets, consisting primarily of net operating loss carryforwards, because of uncertainty regarding realizability.

Pro Forma Years Ended December 31, 1998 and 1997

   Revenues

   Pro forma revenues increased to $19.1 million for the year ended December 31, 1998 from $8.6 million for the year ended December 31, 1997. The increase was primarily due to growth across our business, including the number of agent and broker home pages sold and an increase in advertising sales.

   Cost of Revenues

   Pro forma cost of revenues increased to $9.5 million for the year ended December 31, 1998 from $4.2 million for the year ended December 31, 1997. The increase was primarily due to our overall increased sales volume and activity during the year ended December 31, 1998.

   Operating Expenses

   Sales and marketing. Pro forma sales and marketing expenses increased to $32.8 million for the year ended December 31, 1998 from $5.1 million for the year ended December 31, 1997. The increase was primarily due to our overall increased sales volume and activity during 1998. Specifically, sales and marketing-related payroll, including commissions, increased as a result of the increased sales volume and growth in our sales force in 1998. Costs related to web portal distribution and preferred alliance agreements and increases in public relations campaign, promotional material and trade show expenses also contributed to the increase.

   Product development. Pro forma product development expenses increased to $5.3 million for the year ended December 31, 1998 from $753,000 for the year ended December 31, 1997. The increase was primarily due to increases in site design expenses, including salaries and related expenses, as well as costs for contracted services. In addition, costs incurred in the redesign of our REALTOR.com web site, which began in June 1998 and was completed in December 1998, contributed to the increase.

   General and administrative. Pro forma general and administrative expenses increased to $8.9 million for the year ended December 31, 1998 from $5.5 million for the year ended December 31, 1997. The increase was primarily due to hiring key management personnel and additional staff to manage and support our significant growth during 1998. Personnel-related costs, including recruiting costs, legal and, to a lesser extent, consulting fees also contributed to the increase. We also incurred costs associated with the relocation of our corporate office.

   Amortization of intangible assets. Pro forma amortization of intangible assets was $9.0 million for the year ended December 31, 1998 as compared to $9.0 million for the year ended December 31, 1997.

   Stock-based charges. During the years ended December 31, 1997 and 1998, we recorded total pro forma deferred compensation of $14.3 million in connection with stock option grants. We are amortizing this amount over the vesting periods of the applicable options, resulting in expense of $3.1 million in 1998, as compared to $1.8 million in 1997.

   In connection with the August 1998 Series F financing, we sold
3,347,982 shares of common stock to certain investors and received gross proceeds in the amount of $10.6 million. We recognized the $18.9 million difference between the deemed fair value of the stock and the price paid by investors as pro forma stock-based charges in 1998.

   Interest and Other Income (Expense), Net

   Pro forma interest income increased to $772,000 for the year ended December 31, 1998 from $70,000 for the year ended December 31, 1997. The increase was primarily due to higher average cash balances. Pro forma interest expense increased to $557,000 for the year ended December 31, 1998 from $431,000 for the year ended December 31, 1997.

   Pro forma other expense in 1998 included a write-off of leasehold improvements and a loss on disposal of certain office furniture and equipment relating to the relocation of our corporate office.

   Income Taxes

   As of December 31, 1998, we had $36.7 million of net operating loss carryforwards for federal income tax purposes, which expire beginning in 2007. We have provided a full valuation allowance on our deferred tax assets, consisting primarily of net operating loss carryforwards, because of uncertainty regarding realizability.

Selected Quarterly Pro Forma Results of Operations

   The following table sets forth certain unaudited pro forma statement of operations data for each quarter of 1998 and the first quarter of 1999, as well as this data expressed as a percentage of our pro forma revenues for the quarters presented. This unaudited quarterly pro forma information has been prepared on the same basis as our pro forma financial statements and, in the opinion of management, reflects all normal recurring adjustments that we consider necessary for a fair presentation of the information for the periods presented. The pro forma data may not, however, be indicative of the results of operations of HomeStore.com that actually would have occurred had the transactions reflected in the pro forma results of operations occurred at the beginning of the periods presented, or of the results of operations that we may achieve in the future. Operating results for any quarter are not necessarily indicative of the results for any future period.

                                       Three Months Ended
                          -----------------------------------------------------
                          Mar. 31,   June 30,   Sept. 30,   Dec. 31,   Mar. 31,
                            1998       1998       1998        1998       1999
                          --------   --------   ---------   --------   --------
Pro Forma Statement of
 Operations Data:
Revenues................  $ 3,257    $  3,929   $  4,900    $  7,039   $  8,872
Cost of revenues........    1,752       2,190      2,448       3,140      3,888
                          -------    --------   --------    --------   --------
  Gross profit..........    1,505       1,739      2,452       3,899      4,984
Operating expenses:
  Sales and marketing...    3,481       5,887     10,535      12,884     16,281
  Product development...      514       1,541      2,083       1,114      1,499
  General and
   administrative.......    1,395       1,935      2,088       3,498      3,687
  Amortization of
   intangible assets....    2,247       2,247      2,258       2,269      2,291
  Stock-based charges...      489         521     19,662       1,321      8,093
                          -------    --------   --------    --------   --------
    Total operating
     expenses...........    8,126      12,131     36,626      21,086     31,851
                          -------    --------   --------    --------   --------
Loss from operations....   (6,621)    (10,392)   (34,174)    (17,187)   (26,867)
Interest and other
 income (expense), net..        6          (5)        75          42        (37)
                          -------    --------   --------    --------   --------
Net loss before minority
 interest...............   (6,615)    (10,397)   (34,099)    (17,145)   (26,904)
Minority interest.......      222          --         --          --         --
                          -------    --------   --------    --------   --------
Net loss................  $(6,393)   $(10,397)  $(34,099)   $(17,145)  $(26,904)
                          =======    ========   ========    ========   ========
As a Percentage of Pro
 Forma Revenues:
Revenues................      100%        100%       100%        100%       100%
Cost of revenues........       54          56         50          45         44
                          -------    --------   --------    --------   --------
  Gross profit..........       46          44         50          55         56
Operating expenses:
  Sales and marketing...      107         150        215         183        184
  Product development...       16          39         43          16         17
  General and
   administrative.......       43          49         43          50         42
  Amortization of
   intangible assets....       68          57         46          32         26
  Stock-based charges...       15          13        401          19         91
                          -------    --------   --------    --------   --------
    Total operating
     expenses...........      249         309        748         300        360
                          -------    --------   --------    --------   --------
Loss from operations....     (203)       (265)      (698)       (245)      (304)
Interest and other
 income (expense), net..       --          --          2           1         --
                          -------    --------   --------    --------   --------
Net loss before minority
 interest...............     (203)       (265)      (696)       (244)      (304)
Minority interest.......        7          --         --          --         --
                          -------    --------   --------    --------   --------
Net loss................     (196)%      (265)%     (696)%      (244)%     (304)%
                          =======    ========   ========    ========   ========

   We have experienced growth in pro forma revenues in all quarters presented due primarily to an increase in the number of real estate broker and agent products sold and an increase in advertising revenues due to increased traffic. The increase in revenues was also due to price increases during the second quarter of 1998. To establish its subscriber base, during 1998 SpringStreet signed a number of subscribers for its upgrade services on a discounted basis. We do not know what portion of SpringStreet's current subscribers will renew their subscriptions to SpringStreet's upgraded services on a fully paid basis.

   Pro forma cost of revenues increased for each quarter presented. In addition, during 1998, we entered into arrangements with some of our data content providers under which we paid a percentage of gross pro forma revenues for property listings provided exclusively to us. This program resulted in increased royalty fees for the period beginning in July 1998. In addition, we incurred significant costs in the second and third quarter of 1998 due to the redesign and upgrade of our REALTOR.com web sites.

   Pro forma operating expenses, excluding pro forma stock-based charges and pro forma product development, have increased in each of the quarters presented reflecting the growth of our operations. Pro forma sales and marketing expenses for each quarter in 1998 increased primarily due to the addition of sales and marketing personnel and increased commissions associated with higher sales. The increase was also attributable to an increase in web portal distribution and preferred alliance fees which began in the second quarter of 1998. Pro forma product development expenses increased during the second and third quarters of 1998 due to an increase in our site design costs resulting from our redesign of our REALTOR.com web site, which began in June 1998 and was completed in December 1998. These costs were expensed as incurred during the development period. The increase in pro forma general and administrative expenses for each of the quarters was due primarily to the expansion of our corporate infrastructure and recruiting and relocation costs related to the hiring of additional personnel. We also incurred costs related to the move of our new corporate office during the fourth quarter of 1998.

   Our results of operations could vary significantly from quarter to quarter. We expect that over time our revenues will come from a variety of sources. However, in the near term, we expect to be substantially dependent on fees from real estate agents and brokers. We also expect to incur significant sales and marketing expenses to promote our brand and our services. Therefore, our quarterly revenues and operating results are likely to be particularly affected by the number of subscribers as well as sales and marketing expenses for a particular period. If revenues fall below our expectations, we will not be able to reduce our spending rapidly in response to a shortfall.

Liquidity and Capital Resources

   Since our inception, we have funded our operations and met our capital expenditure requirements through the private sale of equity securities and through cash generated from the sale of our products and services and, to a lesser extent, equipment lease financing. Proceeds from the sale of common and preferred stock through March 31, 1999 totaled approximately $75.0 million. In April 1999, we sold 340,955 shares of Series G convertible preferred stock, which will be converted into an aggregate of 681,910 shares of our common stock on the closing of this offering, for approximately $17.0 million.

   We have had negative cash flows from operating activities since 1997. Net cash used in operating activities was $4.0 million in 1997, $28.2 million in 1998 and $6.3 million in the first three months of 1999. Net cash used in operating activities in each of these periods was primarily the result of net operating losses and payments required to be made relating to our web portal distribution and preferred alliance agreements entered into in 1998. These operating cash outflows were partially offset by increases in accounts payable, accrued liabilities, deferred revenues and stock-based charges.

   Net cash used in investing activities was $2.5 million in 1996, $1.6 million in 1997, and $5.3 million in 1998 and net cash provided by investing activities was $1.1 million during the three months ended March 31, 1999. To date, our investing activities have consisted of purchases of property and equipment, acquisitions and strategic operating agreements. Capital expenditures for property and equipment totaled $165,000 in 1996, $372,000 in 1997 and $3.9 million in 1998.
During the three months ended March 31, 1999, $3.0 million of our capital expenditures were funded through an equipment lease financing arrangement. In March 1998 and July 1998, we acquired The Enterprise and MultiSearch, respectively for an aggregate purchase price of $11.7 million, of which $1.6 million represented cash payments.

   Net cash provided by financing activities was $4.0 million in 1996, $7.2 million in 1997, and $45.0 million in 1998. Cash was provided primarily from net proceeds from the sale of our common and preferred stock. We also repurchased shares of our common and preferred stock in 1998 and during the three months ended March 31, 1999.

   As of December 31, 1998, our principal commitments consisted of a five-year lease for our corporate offices, various web portal distribution and preferred alliance agreements, and our equipment lease. Future cash payments under these non-cancelable commitments are $70.1 million. We expect that our capital expenditures will increase as our employee base continues to grow. We do not have any material commitments for capital expenditures, although we anticipate that our planned purchases of capital equipment and leasehold improvements will require additional expenditures over the next 12 months.

   As of March 31, 1999, we had $4.8 million in cash and cash equivalents. We currently anticipate that our existing cash and cash equivalents, the net proceeds from our Series G preferred stock financing and our underwritten initial public offering, and any cash generated from operations will be sufficient to fund our operating activities, capital expenditures and other obligations through at least the next 12 months. However, we may need to raise additional funds in order to fund more rapid expansion, to expand our marketing activities, to develop new or enhance existing services or products, to respond to competitive pressures or to acquire complementary services, businesses or technologies. If we are not successful in generating sufficient cash flow from operations, we may need to raise additional capital through public or private financing, strategic relationships or other arrangements. This additional funding, if needed, might not be available on terms acceptable to us, or at all. Our failure to raise sufficient capital when needed could have a material adverse effect on our business, results of operations and financial condition. If additional funds were raised through the issuance of equity securities, the percentage of our stock owned by our then-current stockholders would be reduced. Furthermore, such equity securities might have rights, preferences or privileges senior to those of our common and preferred stock.

Recent Accounting Pronouncements

   In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. The adoption of this statement of position in the first quarter of fiscal 1999 did not have a material impact on our consolidated financial position, consolidated results of operations or consolidated cash flows.

   In April 1998, the American Institute of Certified Public Accountants issued statement of position No. 98-5, "Reporting on the Costs of Start-Up activities." This statement of position requires that all start-up costs related to new operations must be expensed as incurred. In addition, all start-up costs that were capitalized in the past must be written off when this statement of position is adopted. The adoption of this statement of position in the first quarter of fiscal 1999 did not have a material impact on our consolidated financial position, consolidated results of operations or consolidated cash flows.

   In June 1998, The Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133 "Accounting for Derivative Instruments and Hedging Activities." The statement requires the recognition of all derivatives as either assets or liabilities in the balance sheet and the measurement of those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the planned use of the derivative and the resulting designation. Because we do not currently hold any derivative instruments and do not engage in hedging activities, we believe the impact of adoption of SFAS No. 133 will not have a material impact on our consolidated financial position, consolidated results of operations or consolidated cash flows. We will be required to implement SFAS No. 133 in the first quarter of fiscal 2000.

Year 2000 Compliance

   The Year 2000 Issue refers generally to the problems that some computer systems may have in determining the correct century for the year. For example, software with date-sensitive functions that is not Year 2000 compliant may not be able to distinguish whether "00" means 1900 or 2000, which may result in failures or the creation of erroneous results.

   We have been actively involved in initiatives to reduce or eliminate our exposure to Year 2000 issues. We intend to achieve remediation and compliance for all our critical infrastructure components, systems, interfaces and key suppliers by August 1999. We are following a methodology which includes six phases: Inventory, Assessment, Planning, Remediation, Testing and Implementation. The Inventory and Assessment Phases were complete at the end of March 1999. The Planning through Testing Phases are planned for completion by July 1999, with final implementation by the end of August 1999.

   Internal Infrastructure. As a result of building a new data center in our Thousand Oaks, California facility, we believe our computer network for running our REALTOR.com and CommercialSource.com web sites is running on Year 2000 compliant hardware and software purchased within the previous six months. Our tier-one Internet service providers have provided statements of compliance for the networks. In addition, our equipment vendors have informed us that the hardware and software components used for these web sites are Year 2000 compliant.

   We host out HomeBuilder.com web site at a network facility in Dallas, Texas. We have been informed by our vendors that the hardware and software components used for the HomeBuilder.com web site are Year 2000 compliant.

   We host broker home pages from our data center in Milwaukee, Wisconsin. We have not yet been informed by our vendors that the hardware and software components used to host these pages are Year 2000 compliant.

   Except as described below, we have obtained representations from SpringStreet and their principal stockholders that the computers and software used to operate the SpringStreet.com web site are Year 2000 compliant. SpringStreet has determined its database software program is not Year 2000 compliant. SpringStreet is in the process of replacing this software. However, if the software is not timely replaced our business and operating results could be materially adversely impacted. In addition, if these representations are incorrect or if SpringStreet experiences unforseen problems with respect to the Year 2000, we could incur substantial additional expenses to correct these problems.

   Internal Business Systems. Our primary management information and business systems are running on third party software packages purchased and implemented during the first quarter of 1999. The vendors of each of these packages have provided Year 2000 compliance statements. For internally developed software, we have supplemented our development staff with a third party consulting company specializing in Year 2000 remediation. We work with hundreds of Multiple Listing Services to obtain listings data for the REALTOR.com web site. We are in the process of contacting each of these MLSs to determine their state of readiness with respect to the Year 2000. The failure of an MLS's system to be Year 2000 compliant would severely affect our ability to download and receive listings data from them.

   Suppliers and Vendors. During the inventory and assessment phases of our Year 2000 Program, key vendors and suppliers were listed and prioritized based on their importance to the business. We are validating compliance with all vendors and have initiated communications to all priority suppliers and vendors requesting compliance for their products and services.

   Our Internet Service Providers have represented to us that their systems are Year 2000 compliant.

   We have contacted our landlord to determine whether our building and related systems are Year 2000 compliant. Our building and systems and telephone, facsimile and other communications have been certified as being Year 2000 compliant.

   Costs. We believe that the total cost of our Year 2000 compliance efforts will not be material to our business. In addition, the majority of these costs are attributable to employee time spent in our Year 2000 compliance efforts as compared to cash outlays. However, if we encounter unexpected problems with respect to the Year 2000 issue, we could incur additional costs, including significant cash outlays, which could be material.

   Year 2000 Risks. Despite our investigations of the Year 2000 issue, we have not received certifications from all of our third party suppliers and vendors and it is possible that those certifications as well as the other representations we have obtained could be erroneous. Failures of our or our customers' systems to operate properly with regard to the Year 2000 could result in one or more of our web sites being unavailable and our products and services not functioning properly. Unavailability of our web sites due to a lack of Year 2000 compliance could have a material adverse impact on our revenues and operating expenses.

   In addition, the Internet is a network of computer systems which depends on the functioning of a number of parts such as communications connections, Internet Service Providers and power supplies, all of which are beyond our control. The failure of these companies to be Year 2000 compliant could result in a variety of systems failures such as electrical outages, Internet outages or slower response times or telecommunications failures. These events could prevent users from accessing our products and services or prevent us from updating our listings for a period of time, from delivering our services to our subscribers or from selling advertising on our web sites for a period of time. Any of these events could have a material adverse effect on our business, operating results and financial condition.

   Contingency Planning. We have not yet developed a formal contingency plan for any Year 2000 problems, as our contingency plan depends in significant part upon the results of our Year 2000 investigation. We expect to have a contingency plan completed by August 1999.

                                   BUSINESS

Overview

   We are the leading real estate destination on the Internet and are pioneering the use of the Internet to bring the real estate industry online. Our family of web sites, including REALTOR.com, HomeBuilder.com, CommercialSource.com and, through our pending SpringStreet acquisition, SpringStreet.com, provides the most comprehensive source of real estate listings and content on the Internet. Through our family of web sites, we provide a wide variety of information and communications tools for consumers, real estate industry professionals, advertisers and providers of real estate related products and services. To provide consumers with better information and additional resources throughout the home and real estate life cycle, we have established strategic relationships with key industry participants, including real estate market leaders such as the National Association of REALTORS, the National Association of Home Builders, the largest Multiple Listing Services, real estate franchises, brokers, builders and agents. In order to draw additional traffic to our family of web sites, we also have distribution agreements with many leading Internet portals, including America Online, @Home, Excite and Go Network/Infoseek, most of which have exclusivity features. We currently generate revenues from several sources, including web hosting fees from agents, brokers, home builders and, through our pending SpringStreet acquisition, rental property owners and fees from advertisers.

Industry Background

   The Real Estate Industry

   The real estate industry accounts for approximately 15% of the gross domestic product of the United States and is therefore one of the largest sectors of the economy. The real estate industry is commonly divided into the residential and commercial sectors. The residential sector includes the purchase, sale, rental, remodeling and new construction of homes and represents approximately $1 trillion per year. The commercial sector includes the lease, resale, and new construction of property for businesses and represents approximately $300 billion per year.

   The Residential Real Estate Market

   Buying a home is the largest financial decision, and represents one of the most difficult and complex processes, most consumers will ever undertake. The process of finding a home begins a lifelong cycle which most consumers will move through once every seven to eleven years. This cycle tracks major life events such as employment, marriage, children and retirement and is illustrated below:

              [RESIDENTIAL REAL ESTATE MARKET CHART APPEARS HERE]

   A significant portion of the United States economy has evolved around helping consumers as they navigate through this home and real estate cycle. An enormous network of support services and products exists to assist consumers in finding a property, building a property, renting or buying a property, moving, owning a property and selling a property.

   Find a Property. The following real estate professionals and organizations assist consumers in finding a property:

  . Real Estate Agents. Real estate agents are independent contractors that are licensed to negotiate and transact the sale of real estate on behalf of prospective buyers and sellers. There are over 1.0 million real estate agents in the United States. Consumers spend in excess of $30 billion annually for assistance with the finding, buying and selling of residential property.

  . Real Estate Brokers. Real estate brokers are paid a commission to bring buyers and sellers together and assist in negotiating contracts. Real estate brokers often have their own independent offices and may employ other licensed real estate agents. There are over 100,000 real estate brokers in the United States.

  . Residential Franchisers. There are six major residential franchisers in the United States: Century 21, Coldwell Banker and ERA, which collectively comprise the Cendant franchise; RE/MAX; Prudential; and Better Homes & Gardens. These franchisers together represent thousands of independently owned and operated real estate offices and hundreds of thousands of real estate professionals in the United States.

  . Multiple Listing Services. MLSs operate proprietary networks that provide real estate professionals with listings of properties for sale, and are regulated by a governing body of local brokers and/or agents. There are approximately 800 MLSs nationwide that aggregate local property listings by geographic location. We estimate that, as of March 31, 1999, MLSs provided approximately 1.35 million resale home listings nationwide.

  . National Association of REALTORS. The NAR is the largest trade association in the United States that represents real estate professionals. The NAR consists of residential and commercial REALTORS, including brokers, agents, property managers, appraisers, counselors and others engaged in all aspects of the real estate industry. "REALTOR(R)" is a registered collective membership mark which may be used only by real estate professionals who are members of the NAR and subscribe to its code of ethics. The NAR has approximately 720,000 members.

   Build a Property. In addition to the real estate professionals and organizations involved in finding a home, the new home market is also served by a large group of dedicated professionals including:

  . Home Builders. New homes are built primarily by a limited number of national home builders and a much larger number of local volume and custom builders. In 1998, home builders built over 800,000 homes, generating over $160 billion in sales.

  . National Association of Home Builders. The NAHB is the second largest real estate trade association in the United States. As of December 31, 1998, the NAHB's members include approximately 197,000 firms. Approximately one-third of the NAHB's members are home builders and/or remodelers, and the remainder work in closely related fields within the residential real estate industry, such as mortgage, finance, building products, and building services including subcontractors.

   Rent a Property. Today, over 30 million households in the United States reside in rental housing. In addition to real estate agents and brokers who assist in the leasing of residential rental units, professionals serving this segment of the market include the following:

  . Property Owners. Property owners include owners of individual apartment units, multi-family apartment complexes, individual single family rental homes or other residential rental properties.

     Property owners may lease and operate their rental properties themselves or outsource those functions to other real estate professionals, such as property managers. The residential rental ownership market is highly fragmented, with the 50 largest owners of multi-family apartment complexes owning approximately 10% of all apartment rental units in the United States.

  . Property Managers. Property managers are typically responsible for leasing available rental units, collecting rents, and maintaining the property. Property managers typically manage a number of apartment complexes, and will employ third party leasing agents to assist them with the leasing function. The property manager market is also highly fragmented, with the 50 largest property managers, many of whom also own their properties, managing approximately 10% of all apartment rental units in the United States.

   Buy and Sell a Property. Because of the complexity and size of the purchase or sale transaction, consumers buying or selling a home typically rely upon a series of professionals, including real estate agents and ancillary service providers, such as mortgage brokers, title agents, escrow agents, attorneys, inspectors and appraisers. These professionals and ancillary service providers offer products and services, such as mortgages, title insurance, credit reports, appraisals and inspections, that generated in excess of $49 billion in transactional fees in 1998.

   Move. Every time consumers buy, sell or rent a home, they need assistance with various relocation related services, such as insurance and moving supplies and services. We estimate that consumers spend over $100 billion each year for home and apartment moves including moving services and related product purchases. In addition, real estate transactions often lead to significant lifestyle changes for consumers, including changing neighborhoods, schools, shopping malls, banks, grocers, cleaners and other retail relationships. As a result, consumers need information about the wide range of available product and service alternatives relating to all aspects of their relocation.

   Own a Property. Ownership represents the longest portion of the home and real estate life cycle. Homeowners purchase a large number of household and home related products including furniture, appliances, hardware and supplies. During this phase of the home and real estate life cycle, homeowners also require a number of ancillary services, relating to such activities as home maintenance and repairs, refinancing, remodeling and landscaping. As a result, homeowners are continuously seeking sources of information to assist them in locating providers of these products and services.

   Challenges in the Real Estate Market

   Every participant in the home and real estate life cycle faces a unique set of challenges:

   Home Buyers. In order to dispel the fear of purchasing the wrong home or paying too much for a home, consumers must be assured that they have considered all available options. Therefore, home buyers require an extensive amount of information and several decision tools to help bolster confidence during the home buying process. To make an informed decision, consumers need access to a comprehensive listing of homes for sale and require information about specific neighborhoods and listed prices of comparable homes for sale in a given geographic location.

   Once a home has been selected, consumers must consider a broad range of related services, including mortgage, title, escrow, insurance, moving and relocation services as well as remodeling alternatives. As a result, consumers are continually searching for additional information and resources to assist them in every aspect of the real estate transaction and need a comprehensive, convenient and integrated source of information that assists them in each step of the process.

   Real Estate Agents and Brokers. Real estate agents and brokers depend on attracting and retaining customers in order to generate increasing numbers of transactions. Due to its size and complexity, it is not uncommon for the real estate transaction to take several months to complete. As a result, the job of real estate agents and brokers is complicated by a variety of factors. Therefore real estate agents and brokers are looking for additional opportunities to market their services, become more productive and compete more effectively for transactions. In addition, they seek greater efficiency in disseminating information to their prospective clients and are looking for tools that can help them streamline their current practices.

   Home Builders. Home building and real estate professionals who focus on new homes and new home developments also depend on attracting and retaining customers in order to sell new properties in a timely manner. However, home builders have not developed an infrastructure similar to an MLS to aggregate, update and share data regarding available inventory. Nor do they have the infrastructure to communicate this information to potential buyers. As a result, home building and real estate professionals continue to seek new ways to market their products and services and inform prospective home buyers of the availability of new properties.

   Renters, Property Managers and Owners. To make an informed decision, renters need access to comprehensive information about available rental units, specific neighborhoods and rental prices in a given geographic location. Because of the high turnover rate in rental units, property managers and owners must regularly attract new tenants to minimize their vacancy rates. We estimate that approximately $1.8 billion was spent in 1998 to market apartments and rental homes. The rental market has not developed a central repository for comprehensive listings accessable by potential renters nationwide and property managers and owners are continuously seeking to market their available units in a cost-effective manner.

   Ancillary Service Providers. Consumers require a variety of products and services throughout the home and real estate life cycle. The real estate transaction provides service providers and retailers the opportunity to target consumers at a time when they are shifting their buying patterns. Providers and retailers of these products or services need an effective mechanism to reach consumers who are most interested in their offerings. Ideally, these providers of products and services would have a centralized location where they could advertise their offerings to a target group of consumers who are engaged in the real estate process.

   The Internet and Real Estate

   The emergence and acceptance of the Internet is fundamentally changing the way that consumers and businesses communicate, obtain information, purchase goods and services and transact business. Because of its size, fragmented nature and reliance on the exchange of information, the real estate industry is particularly well suited to benefit from the Internet. The real estate industry currently spends $3.5 billion a year on advertising and print media. Traditional sources of advertising and print media, including classifieds and other off-line sources, are not interactive and are limited by incomplete and inaccurate data that is local in scope and is typically disseminated on a weekly basis. These traditional sources also lack searchable content, a centralized database of information and the ability to conduct two-way communications. The Internet offers a compelling means for consumers, real estate professionals, home builders, renters, property managers and owners and ancillary service providers to come together to improve the dissemination of information and enhance communications.

The HomeStore.com Solution

   We are pioneering the use of the Internet to bring the real estate industry online. We provide a wide variety of information dissemination and communications tools for real estate industry participants. We focus exclusively on the real estate industry and have also established strategic relationships with key industry participants, including both Internet and real estate market leaders. We currently operate the most frequently visited real estate-focused family of web sites, including REALTOR.com, HomeBuilder.com and SpringStreet.com, through our pending SpringStreet acquisition. We also recently launched a web site, CommercialSource.com, which focuses on the commercial real estate market. Our family of web sites allows searches of information that previously had never been compiled as comprehensively in a single location. Consumers and businesses can use our service offerings to obtain information and evaluate the wide range of alternatives involved in the home and real estate life cycle, including buying, selling and renting residential or commercial real estate. Real estate professionals can use our service offerings to streamline their business, help them find and retain new customers, differentiate themselves competitively and access and disseminate information in a timely fashion. Furthermore, our family of web sites offers ancillary real estate product or service providers the ability to target consumers who are most interested in their offerings. Key elements of our solution include the following:

   Provide a Comprehensive Source of Real Estate Listings. Our family of web sites provides the most comprehensive source of real estate listings on the web. As of March 31, 1999, of the 1.35 million homes that we estimate are listed for sale in the United States, our REALTOR.com web site had listings for approximately 1.25 million. Our extensive coverage includes listings of existing homes in 148 of the 150 largest real estate markets in the country. In addition, we believe that we provide the most comprehensive source for new home subdivisions, developments and new home listings through our HomeBuilder.com web site. On this web site as of March 31, 1999, we aggregated information on over 100,000 new homes and planned developments for sale throughout the United States. We also provide the most comprehensive rental property related listing information on the Internet through our SpringStreet.com web site which includes listings for over 45,000 properties with over 6.0 million rental units. Our property listings typically provide information that is significantly more detailed and timely than that included in alternative media channels, such as newspaper classified advertisements.

   Capitalize on Industry Relationships. We have a number of key strategic relationships which provide us a significant competitive advantage. We have exclusive partnerships with, and operate the official web sites of the two largest real estate trade organizations, the NAR and the NAHB. We also have content arrangements with approximately 70 of the 200 largest brokers in the United States through our Broker Gold program, nine of the ten largest home builders in the United States, five of the six largest real estate franchises and over 650 of the approximately 800 MLSs. Our close working relationships with these organizations allows us to keep pace with the complicated and evolving real estate industry. By working closely with individual REALTORS, builders and property owners, we are able to offer relevant and up-to-date content, features and services. In order to draw additional traffic to our family of web sites, we have distribution agreements with many leading Internet portals, including America Online, @Home, Excite and Go Network/Infoseek, most of which have exclusivity features.

   Provide Comprehensive Set of Products and Services for Consumers. We provide consumers with access to real estate professionals and qualified, accurate and timely nationwide listings. Through our family of web sites, consumers can easily search through substantial amounts of real estate related information at all stages of the home and real estate life cycle. For example, we provide decision support information and tools, directories of real estate professionals and financing options. By providing consumers with a comprehensive and integrated information source for each stage of the home and real estate life cycle, we allow them to be better informed and feel more confident about their real estate decisions.

   Enable Industry Professionals to Leverage the Internet. We provide a suite of products and services to real estate professionals that allows them to utilize the Internet to expand and grow their customer base. Through the broad reach of our family of web sites, real estate professionals can significantly increase their visibility among prospective buyers and sellers, especially those outside of their region. Because educated buyers and sellers are more likely to reach an informed purchase or sale decision and to close a transaction in a shorter period of time, these qualified leads can improve the efficiency of real estate professionals and shorten the sales cycle. As a result, these real estate professionals have a significant advantage over their competitors who rely on traditional methods and media to grow their businesses.

   Provide Attractive Demographic for Advertisers and Service Providers. Our family of web sites draws an attractive target audience for advertisers and providers of real estate related products and services. This target audience tends to use our family of web sites for extended periods of time. According to Media Metrix, in March 1999, the average time spent per visit to REALTOR.com was 15.3 minutes, ranking it third among the top 200

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web sites as measured by unique visitors. Because we attract the consumers interested in real estate before their buying decision, we provide businesses with an efficient way to find and communicate with potential customers.

   Highly Scalable Business Model Provides Multiple Sources of Revenue. Our business model is designed to support continued growth in the utilization of the Internet as a tool for all phases of the home and real estate life cycle. We currently generate revenues from several sources, including agents and brokers, home builders, advertisers and, through our pending SpringStreet acquisition, rental property owners. We intend to capitalize on our position as the leading source for real estate listings and related information over the Internet in order to continue to broaden our product and service offerings to new and existing customers.

Our Strategy

   Our objective is to extend our position as the leading real estate destination on the Internet. The key elements of our strategy include:

   Enhance Our Real Estate Content and Data. We will continue to focus on connecting consumers and professional service providers by increasing the content and relevant data available on our family of web sites. To achieve this objective, we will seek to increase the number of new and existing homes, rental properties and commercial properties listed on our family of web sites, the number of professional service providers affiliated with our offerings and the available content on our family of web sites.

   Increase Usage of Our Family of Web Sites. We seek to increase traffic to, and time spent on, our family of web sites. To efficiently reach a wide user base, we plan to build upon our strategic distribution arrangements with leading Internet portals. We also expect to significantly increase our marketing efforts in traditional media, such as newspaper advertisements, radio and television promotions. We believe that these advertising efforts will help increase consumer awareness of our products and service offerings.

   Continue to Form Strategic Relationships with Real Estate Industry Professionals. We believe that our strategic alliances with key real estate industry professionals and professional organizations provide us with a distinct competitive advantage. These relationships allow us to provide consumers with better information and additional resources throughout the home and real estate life cycle. We will seek to increase the breadth and depth of these relationships.

   Continue to Develop and Extend Our Brand Recognition. As more consumers and real estate professionals utilize the Internet for their real estate needs, we believe that brand awareness will provide us with a significant competitive advantage. We plan to capitalize upon our position as the leading real estate destination on the Internet and expand our marketing efforts in order to build greater recognition for our family of web sites.

   Leverage Emerging Internet Technologies. We will seek to incorporate emerging Internet technologies to provide enhanced functionality and overall ease-of-use. We believe that continuing to incorporate enhanced functionality will be a key element in increasing traffic and time spent on our family of web sites. We believe the evolution of the Internet will provide us with the opportunity to move more real estate related information and activities onto the Internet. We plan to make this process more efficient by continually identifying and integrating advances in Internet technology in our product offerings.

Products and Services

   We offer a family of web sites including REALTOR.com, HomeBuilder.com, CommercialSource.com and, after our pending acquisition, SpringStreet.com, as well as related products and services.

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   REALTOR.com

   Our primary site, REALTOR.com, enables potential home buyers to browse, free of charge, from our searchable database of approximately 1.25 million homes as of March 31, 1999. We have content arrangements with over 650 of the approximately 800 Multiple Listing Services across the United States to provide the listings for REALTOR.com. More than half of these listings are from MLSs that have agreed to provide listings exclusively to us for publication on the Internet on a nationwide basis. Additionally, REALTOR.com provides decision support tools, information concerning the home buying and selling process and tools that aid users in evaluating the attributes of particular neighborhoods or geographic locations.

   Consumer Products

   Our consumer products are offered free to REALTOR.com visitors and are designed to help them throughout the home and real estate life cycle. REALTOR.com, has sections representing the various stages of the home and real estate life cycle, including Getting Started, Buying, Selling, Offer/Closing, Moving and Owning. For example, at the beginning of the home and real estate life cycle we offer Find a Home, Find a Neighborhood and Personal Planner. In addition, we offer information and tools regarding mortgages and home affordability as well as a specific guide to the home buying process. When users have made their home selection, they can find information about the offer process, applying for a loan, closing the purchase or planning the move. As homeowners, users can find information about remodeling, refinancing and other aspects of owning a home. When users are ready to sell their home, they can use Find a REALTOR to find information regarding relocation planning, pricing, accepting an offer and closing the sale. In addition, while they are in the process of selling their homes, sellers can use our Find a Home, Find a Neighborhood and Personal Planner tools to begin the search for their next home. At all stages, users can visit our Resource Center, for links to a wide variety of real estate information such as moving services, insurance, home improvement and appliances.

   Find a Home. Our Find a Home feature allows potential home buyers to search our database of home listings. The user selects a geographic region or a specific MLS property identification number. The user can refine their home search by selecting neighborhood and home characteristics. Our search engine returns a list of homes ranked by their conformity to the users' search criteria. The search results provide pictures of the homes, if available, descriptions of the properties, the name and contact information of the agent that represents the home seller and, for certain homes, virtual tours. For agents in our Agent Simple program, the consumer's search results also provide a direct link to their personalized web site displaying each property listed by the agent.

   Find a REALTOR. Our Find a REALTOR feature allows a user to contact a REALTOR to buy or sell a home in a given geographic area. The user can search our Yellow Pages Directory for REALTORS who specialize in the cities or zip codes specified by the user or have certain professional REALTOR designations. Users can also search by keyword and/or by office name or name of the REALTOR. Our Yellow Pages Directory provides a list of REALTORS meeting the search criteria, which includes a link to each REALTOR's home page, their office name, phone and fax numbers, their e-mail address and a brief description of their specialty. We also have a White Pages Directory listing all REALTORS.

   Resource Center. Our Resource Center provides potential home buyers access to ancillary services that can be helpful at all stages of the home and real estate life cycle. The services listed include:

  . moving services, such as self-storage by Storage Locator;

  . home improvement services, such as Improvement Center at Home Depot and Improvement Encyclopedia by Sierra Home;

  . insurance services, such as homeowner's insurance by Allstate and title insurance by Stewart Title;

  . household items, such as appliances by Whirlpool, furniture by Cort, home products by Kmart and home office electronic products from IBM; and

  . lifestyle products, such as child and elderly care by CareGuide, home security by Protection One, and health and wellness by WebMD.

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   Through the Resource Center, companies can sponsor new services and buy targeted advertising for their products and services.

   Find a Neighborhood. Our Find a Neighborhood feature enables users to locate desired neighborhoods by searching information such as quality of schools, crime rate, average home cost, and urban/rural profiles. Once a profile has been established, our search engine returns a map ranking geographic areas according to the user's criteria.

   Personal Planner. Users can use our Personal Planner feature to save search results, search criteria, and articles and related content from all areas of REALTOR.com. Users can create their Personal Planner account by registering their e-mail address and can choose to be notified via e-mail whenever new listings match their saved search criteria.

Professional Products

   We generate a substantial portion of our revenues from products we market to real estate agents and brokers.

   Agent Simple. Agent Simple, our primary product offering for the REALTOR, is a customized web page that links a REALTOR's professional biography and their inventory of listings to their web page. The home page and property listing pages can contain:

  . customized textual descriptions and banners on the REALTOR's listed properties;

  . multiple photographs of the properties;

  . a personalized voice message from the REALTOR;

  . the REALTOR's professional information, including name, photograph, telephone number, significant accomplishments and mailing and e-mail addresses; and

  . the REALTOR's listing in our Yellow Pages Directory, which is linked to Find a REALTOR.

   We also offer as an upgrade, a personal web address that appears, for example, as "WendyJones.REALTOR.com," and points directly to their home page. Another upgrade is our Featured Homes service, that allows subscribers to place a property description and photo from their inventory on top of sub-regional map pages within the site on a weekly basis.

   Office Simple. Our Office Simple product is targeted to individual real estate brokerage offices. Office Simple provides real estate brokers the opportunity to have their entire inventory of real estate properties linked to the office's customized web page, whether or not their agents purchase our Agent Simple product. The agents of the broker are listed on its web page with Agent Simple subscribers receiving placement above those who do not use Agent Simple. An embedded link to an office's web address is also available as an upgrade to Office Simple users, as well as the display of their office logo on every one of their listings for the entire year. Office Simple subscribers are also listed in our Yellow Pages Directory of REALTORS.

   One Place. Our One Place product integrates Agent Simple with an interactive voice response system, linked to a pager network. With One Place, REALTORS are immediately paged when a potential home buyer or seller inquires about a specific house. In addition, if the buyer sees the telephone number on the "for sale" sign posted in front of the property and calls the interactive voice response system, the REALTOR is also paged. The pager message includes caller ID and specific property information, which allows the REALTOR to respond instantaneously and knowledgeably to interested consumers. One Place is sold on an annual subscription basis, plus additional upgrades. One Place is typically sold to brokers with at least 100 real estate professionals and/or brokers who commit to obtaining a minimum agent participation rate.


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   HomeBuilder.com

   HomeBuilder.com is our web site focused on builder information, including new homes, subdivisions and developments. We have developed a customized, nationwide listing of builders' models, newly built homes, and housing plans, which we aggregate directly from builders and organize in a similar fashion to listings on REALTOR.com.

   Consumer Products

   HomeBuilder.com, like REALTOR.com, allows potential home buyers to browse, free of charge, through our searchable database of new homes. Many of the features available on the REALTOR.com web site, such as mapping and community profiles, are also available on HomeBuilder.com. The site's Lead Generation Program allows consumers to e-mail or fax the builder with detailed requests for information on each property. Potential buyers can search for new homes using the following features:

   Find a New Home. Our Find a New Home feature allows potential home buyers to search our database of new homes using criteria they select. A user initiates a search by selecting Find a New Home on the HomeBuilder.com home page and may refine the search by geographic location from a map or a list.

   Market Level Searching. Users may search listings of models, newly built homes and housing plans within a market as follows:

  . New Homes. This feature enables the user to search by geographic location within a given state with individual home details such as price, square footage and number of bedrooms and bathrooms. Users can view other details about the home such as the floor plan, elevation and picture along with maps, school information and other demographic data pertaining to the community. A text link from the builder's name to its web site is also available.

  . Builders. This feature enables users to search within the market for homes built by a particular builder. The search offers the same criteria as the New Homes search. By clicking on the builder's name, the user can view a detailed list of the selected builder's homes.

  . Custom Builders. This search produces a list of custom builders within a specified geographic region. The list includes the name and phone number of the builder, the price range of the builder's homes and a text link to view the builder's inventory. A text link from the builders' name to its web site is also available.

  . Real Estate Agents. This search enables users desiring to find a REALTOR to assist them in their new home search in a specified geographic area. The results display a list of agents by real estate office. By clicking on the agent's name, users go to the selected agent's home page. Real estate office links are also available.

   Professional Product Basic Services Package. HomeBuilder.com is an integrated destination for builders of all sizes. We collect and store the builder's information, display the information throughout our national and local Internet distribution channels and train the builder's salespeople how to respond to Internet leads.

   Our Basic Services Package includes the following:

  . collection, entry and periodic updating of the builder's inventory of models, newly built homes and floor plans and community information;

  . scanning and entry of the builder's floor plans, elevations and available pictures;

  . detailed property profiles with floor plans, descriptions, mapping, photographs, specifications, elevations and virtual tours;

  . our Home Builder Lead Generation Program;


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  . direct links to the builder's web sites and home pages through our
    Builder Link feature; and

  . page header advertising banners with direct links to the builder's web site.

   SpringStreet.com

   With our pending SpringStreet acquisition, we will provide consumers interested in renting a home or apartment with a comprehensive search and relocation service. On the SpringStreet.com web site, potential renters have access to rental property listings, free of charge, just as home buyers have for sale listings on our REALTOR.com and HomeBuilder.com web sites. Potential renters can access listing information from more than 45,000 properties, located in over 6,000 cities nationwide and containing over 6.0 million rental units. Users can develop their own lists of favorite properties and store them on the site. They can also access our comprehensive information resource center which is designed to help make the relocation process easier, and includes information relating to moving services, renter's insurance, furnishings, and local content and statistics about a user's new neighborhood. In addition, users can build and develop customized moving checklists, store them on our site and receive reminder e-mails from us as each item on the checklist is triggered over time.

   SpringStreet.com, like our REALTOR.com and HomeBuilder.com web sites, generates revenues primarily from products offered to real estate professionals in return for generating qualified leads for those professionals. These products are targeted to property owners who operate their own rental properties and to property managers. Properties listed on our web site include large multi-family apartment complexes as well as smaller, single family homes.

   Multi-Family Apartment Complexes. SpringStreet.com offers property owners and managers of multi-family apartment complexes the opportunity to list basic rental information free of charge. Basic listing information is a text-based presentation of information which summarizes rental listings in a manner similar to that which might be found in a local listing publication. Product revenues are generated from an extensive basic listings database by selling enhanced features to owners and managers for a monthly subscription fee. These enhanced features can include:

  . color photos and detailed property and rental unit descriptions for all unit types, including monthly rental ranges;

  . premium placement of listings at the top of rental search results returned, as well as links to an owner or manager's web page;

  .  maps and driving instructions to the property;

  .  e-mails generated by renters inquiring about specific properties; and

  .  detailed monthly reports of web page and lead activity.

   Single Family Homes. Owners of individual units or small buildings listed with a REALTOR, and in some areas other real estate professionals, can list their available rental units with the individual unit listing service. The owner completes a form which contains up to 24 standard features about the unit and its amenities. The owner can also designate special amenities about the unit and have a photo of the unit posted for an additional fee.

   The remainder of SpringStreet's revenues is derived from banner advertising and sponsorship opportunities, as well as a fee-based consumer service. The consumer service allows consumers to receive access to less widely disseminated rental listings in markets where vacancies are very low, such as in New York City, San Francisco and Seattle.

   SpringStreet offers its services on a subscription basis. To establish its subscriber base, during 1998 SpringStreet signed a number of subscribers for its upgraded services on a discounted basis. We do not know what portion of SpringStreet's current subscribers, if any, will renew their subscriptions to SpringStreet's upgraded services on a fully paid basis.

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   CommercialSource.com

   CommercialSource.com serves as a portal site for commercial real estate and includes an organized list of links to domestic and international commercial property listings as well as other related sites of interest for industry professionals. The site includes several channels of information including:

   Property Listings. The property listings feature provides access to commercial property listings by linking to a comprehensive collection of web sites containing commercial property listings. By providing access to a centralized resource for commercial property links, we enable commercial real estate professionals to connect quickly and easily to web sites containing listings that were not previously accessible from a single source. CommercialSource.com also benefits listing brokers since the site provides a platform where parties interested in completing commercial real estate transactions can meet.

   Finance. Our finance feature offers links to a number of financing sources for commercial real estate such as general lending institutions, direct lenders, brokers and key industry sites including Fannie Mae, GE Capital, and GMAC. This allows parties in need of financing to research a number of different providers and financing options to identify optimal financing terms.

   Products and Services. CommercialSource.com also offers links to a number of information service providers related to the commercial real estate industry. These include providers of property valuation services, credit services, demographic data and analytic services, environmental and flood reports, market reports and insurance services. This area is designed to provide users with an extensive reference source for commercial real estate related services while at the same time giving providers access to a highly targeted audience.

   News. Our News area provides access to a group of industry news sources. RealTimes is featured with their daily online overview of late breaking news related specifically to the commercial real estate industry.

   Advertising Services

   We currently offer the following advertising options on our family of web sites that may be purchased individually or in packages:

   Banner Advertising. Advertisers can purchase banner advertisements on various content areas of our family of web sites to reach consumers interested in specific regions or in specific products or services relating to the home and real estate life cycle.

   Sponsorships. Sponsorships allow advertisers to maximize their exposure on our family of web sites by featuring fixed "buttons" or other prominent placements on certain pages to gain fixed positions on our sites and present a user with the more opportunities to click-through directly to their site. Sponsorships are typically sold for a fixed monthly fee over the life of the contract and may include other advertising components such as content or banner advertisements.

   Content Centers. The Resource Centers of our REALTOR.com and HomeBuilder.com web sites offer home buyers, sellers and owners a wide variety of products and service information in categories such as home and family, home improvements, moving services and insurance products and services. Advertisers can sponsor a page of content featuring their products or services or purchase pop-up ads that appear in a new window when the user enters the Resource Center. Typically, these advertisers pay us a monthly fee to sponsor the content page. These arrangements usually have a duration of six to twelve months. We also offer Finance Centers and other content areas on our sites on which advertisers can purchase banner advertisements or sponsorship buttons. We typically charge premium rates for placement in these areas because of the targeted nature of their content. Our operating agreement with the NAR contains limitations on the types of advertisers from which we can accept advertising for the real estate listings pages as well as the manner in which advertisements can be displayed on the REALTOR.com web site. Our agreement with the NAHB also contains limitations on the types of advertisers from which we can accept advertising for the HomeBuilder.com web site.

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Strategic Relationships

   We pursue strategic relationships to increase:

  . access to Internet users;

  . the number of property listings on our family of web sites;

  . sales of Internet marketing products and services to real estate professionals;

  . advertising and electronic commerce revenues; and

  . brand recognition and to expand our online presence.

   Our principal strategic relationships include the following:

   National Association of REALTORS. The NAR is the largest trade association in the United States that represents real estate professionals. We have an exclusive agreement with the NAR to operate REALTOR.com as well as a license to use the "REALTOR.com" domain name and trademark and the "REALTORS" trademark. As a result of our close relationship with the NAR, we are also featured prominently for Internet-based REALTOR services in the NAR's marketing activities, conventions and conferences.

   National Association of Home Builders. The NAHB is the largest trade organization of home builders in the United States. In 1998, we entered into an agreement with the NAHB under which we became the exclusive provider of Internet real estate related listing services to the NAHB and its members. We also actively participate in and are prominently featured at their national trade shows.

   Web Portals. We believe that our Internet distribution relationships are an important means of generating traffic on our family of web sites and building brand recognition. For example, we have an agreement with America Online which provides that our branding and content will be placed within primary real estate related areas on AOL.com, CompuServe, America Online's Digital City and America Online's proprietary service and that we will receive a number of guaranteed impressions. We also have distribution agreements with other leading web portals, including @Home, Excite and Go Network/Infoseek. We receive exclusive branded placement in content areas of their real estate channels and often sponsor real estate related areas on their web sites. In most cases we develop a co-branded area for real estate on their web sites. These agreements typically require us to pay a significant annual fee for these arrangements.

   Multiple Listing Services. As of March 31, 1999, we had agreements with approximately 650 of the approximately 800 regional MLSs. These agreements allow us to aggregate and display the MLS's property listings on our REALTOR.com web site. As of that date, these agreements gave us access to approximately 1.25 million of the 1.35 million homes that we estimate are listed nationally. We have exclusive national Internet listing rights in key real estate markets such as Boston, Cleveland, Dallas, Denver, Philadelphia, Pittsburgh and St. Louis. We also have preferred national listing arrangements in other key markets such as Chicago, Detroit, Long Island, many portions of the greater Los Angeles area, many portions of the New York City metropolitan area and Washington, D.C.

   Residential Franchisers. We have agreements with five of the six major residential franchisers--Century21, Coldwell Banker, ERA, RE/MAX and Prudential, which together represent over 280,000 real estate professionals in over 15,000 offices. These agreements enable us to become a preferred provider of Internet marketing products to the real estate agents and brokers who are affiliated with these franchisers. These franchisers give us a preferred position at their national trade shows and promote our services to their affiliated real estate professionals. In addition, we operate the RE/MAX and Prudential web sites, providing the content, features and functionality for each.

   Real Estate Brokers and Agents. We have relationships with approximately 70 major brokers which allow us to exclusively list their properties on the Internet on a national basis. We also operate over 100 web sites for brokers not affiliated with the major residential franchisers. We believe that these relationships provide us with additional listings and increase our brand awareness among real estate professionals.


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   Home Builders. We have agreements with nine of the ten largest home builders in the United States including Centex, Pulte Home, The Ryland Group and US Home. These agreements allow us to aggregate a critical mass of new home listings on a national basis.

   Our strategic relationships with these industry participants involve a number of risks. You should read the risk factors on pages 8, 9, 10 and 11 which more fully describe risks relating to these relationships in more detail.

Sales and Marketing

   An important element of our business strategy is to build brand recognition around our family of web sites and our products and services. Our sales and marketing organizations are focused on three objectives:

  . increasing consumer traffic and time spent, or "stickiness," on our family of web sites;

  . promoting sales of our products and services to real estate professionals; and

  . increasing advertising and ancillary sales on our family of web sites.

   Consumer Marketing. We employ a variety of methods to promote our brands and to attract consumer traffic to our family of web sites. In addition to our distribution arrangements with a number of web portals and our online advertising efforts, our internal public relations staff oversees a comprehensive public relations program. We also engage in other off-line advertising efforts, such as advertisements in targeted real estate industry publications, on radio stations and in other traditional media. The NAR currently highlights REALTOR.com in its television commercials as part of its ongoing consumer awareness campaign. To support our marketing efforts, we conduct focus group studies, consumer surveys and usability testing to help us in designing new products and services as well as to ensure that our family of web sites is easy to use and competitive.

   Real Estate Professional Marketing. Our sales and marketing group promotes and delivers our Internet solutions to the real estate professional market, including residential and commercial REALTORS and home builders. We seek to utilize our relationships with leading trade organizations, as well as our relationships with major real estate franchisers and brokers, to build a community of interest and to generate demand for our products and services. We are regularly featured and endorsed as the premier provider of Internet products and services in various real estate trade associations' publications and at their conferences.

   Our broad, national campaigns are complemented by the marketing efforts of our sales force. Our account executives regularly host office-based seminars and events coordinated with local real estate associations. We also regularly take advantage of regional and local opportunities such as local real estate professional publications, conventions and private functions to promote our products and services.

   Advertising. A group of our sales and marketing staff focuses on selling advertising on our web sites. We generally seek to hire individuals with significant experience in selling advertising and with pre-existing advertising relationships in a variety of media. In instances where we develop co-branded content for a web portal site, the portal's internal sales force is typically responsible for selling advertisements on the co-branded areas. Under our advertising agreement, America Online will act as our exclusive advertising sales agent on the REALTOR.com and HomeBuilder.com web sites through March 2001. In connection with this arrangement, America Online has agreed to pay us minimum quarterly payments, subject to adjustments based on the number of page views delivered on these web sites.

   Since January 1, 1997, more than 130 companies have purchased advertising on our family of web sites. General Motors, Home Depot, IBM, Kmart and Stewart Title have each purchased in excess of $100,000 of advertising on our family of web sites since January 1, 1997. No single advertising customer accounted for more than 10% of our total revenues for any period since our formation.


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Product Development

   We believe that it is important for us to continually enhance the performance of, and features on, our family of web sites. Our development team is focused on developing products and services for consumers and real estate professionals that differentiate us from our competitors. We seek to maintain and enhance our market position by building proprietary systems and features, such as search engines for real estate listings and the technologies used to aggregate real estate content. We expect that enhancements to our family of web sites and to our products and services will come from both internally and externally developed technologies.

   Our current development activities relate to improving functionality, performance and scalability of our family of web sites, extending our custom developed web sites and products and services, as well as the development of web sites supporting new business opportunities. Future delays or unforeseen problems in these development efforts could delay the introduction of new products, services or features on our family of web sites.

   Our market is characterized by rapid technological developments, new products and services and evolving industry standards. We will be required to continually and timely improve the performance and features of our products and services, particularly in response to competitive offerings. If we do not develop new features, products or services in a timely manner or if our introductions are not commercially successful, our web sites and products and services might not be as attractive to consumers or real estate industry professionals. In addition, the widespread adoption of new Internet, networking or telecommunications technologies or standards or other technological changes could render our products and services obsolete.

Infrastructure and Technology

   Our family of web sites is designed to provide fast, secure and reliable, high-quality access to our services, while minimizing the capital investment needed for infrastructure. Our systems supporting our family of web sites must accommodate a high volume of user traffic, store a large amount of listings and other related data, process a significant number of user searches and deliver frequently updated information. Any significant increases in these could strain the capacity of our computer infrastructure, causing slower response times or outages. We intend to pursue the development of a redundant site for each of our web sites' servers to be located at a third party service provider in order to help insure maximum disaster recovery and business continuity. We host our REALTOR.com and CommercialSource.com web sites in Thousand Oaks, California and custom broker web pages in our Milwaukee, Wisconsin facility. Our HomeBuilder.com web site is hosted by a third party in Dallas, Texas. The SpringStreet.com web site is hosted in San Jose, California. Because substantially all of our computer and communications hardware for each of our web sites is located at one location, our systems are vulnerable to fire, floods, telecommunications failures, break-ins, earthquakes and similar events. You should read the risk factors on pages 18, 19 and 20 which more fully describe risks relating to our computer infrastructure and technology.

Customer Care

   Our success depends in part on our ability to provide efficient and personalized customer care for the real estate professional and the consumer. Our customer care center has been designed to respond to substantially all customer calls live. We believe this is critical as typical real estate professionals primarily work outside of their offices and are difficult to reach. We have developed a call tracking system to provide personalized and timely customer care. This system allows us to be responsive to our real estate professional's needs by tracking numerous quality control statistics. In addition, customer care representatives respond to inquiries on how to update and edit a real estate professional's web page. They also accept inquiries from real estate professionals via e-mail and attempt to answer them within 24 hours.

Competition

   We believe that the principal competitive factors in attracting consumers to our family of web sites are:

  . the total number of listings and the number of listings for the consumer's specific geographic area of interest available on our web sites;

  . the quality and comprehensiveness of general real estate related, particularly home-buying, information available on our web sites;

  . the availability and quality of other real estate related products and services available through our web sites; and

  . the ease of use of our web sites.

   We believe that the principal competitive factors in attracting advertisers, content providers and real estate professionals to our family of web sites are:

  . the number of unique visitors to our web sites;

  . the average length of time these visitors spend viewing pages on our web sites;

  . our relationships with, and support for our services by, the NAR and the NAHB; and

  . our relationships and national contracts with the major home builders and rental property owners and managers in the United States.

   Our main existing and potential competitors for home buyers, sellers and renters and related content include:

  . web sites offering real estate listings together with other related services, such as Apartments.com, CyberHomes, HomeHunter.com, HomeSeekers, iOwn, LoopNet, Microsoft's HomeAdvisor, NewHomeNetwork.com and RentNet;

  . web sites offering real estate related content and services such as mortgage calculators and information on the home buying, selling and renting processes;

  . general purpose consumer web sites, such as AltaVista, Lycos and Yahoo!
    that also offer real estate-related content; and

  . traditional print media such as newspapers and magazines.

   Our main existing and potential competitors for advertisements may include:

  . general purpose consumer web sites such as AltaVista, America Online, Excite, Lycos, Netscape's Netcenter and Yahoo!;

  . general purpose online services that may compete for advertising dollars;

  . online ventures of traditional media, such as Classified Ventures; and

  . traditional media such as newspapers, magazines and television.

   The barriers to entry for web-based services and businesses are low, making it possible for new competitors to proliferate rapidly. In addition, many of our existing and potential competitors have longer operating histories in the Internet market, greater name recognition, larger consumer bases and significantly greater financial, technical and marketing resources than we do.

Intellectual Property

   We regard substantial elements of our family of web sites and underlying technology as proprietary. We attempt to protect these elements and underlying technology by relying on trademark, service mark, patent, copyright and trade secret laws, restrictions on disclosure and other methods. We have been issued a patent with respect to the technology we use to enable searches of the real estate listings posted on our family of web sites. Despite our precautions, it may be possible for a third party to copy or otherwise obtain and use our proprietary information without authorization or to develop similar technology independently.

   Our REALTOR.com domain name and the REALTOR(R) trademark are licensed to us by the NAR. If we were to lose the use of these trademarks or the "REALTOR.com" domain name, our business would suffer, and we would need to devote substantial resources towards developing an independent brand identity.

   We also hold other domain names that are important to our business. The regulation of domain names is subject to change. Some proposed changes include the creation of additional top-level domains in addition to the current top-level domains, such as ".com," ".net" and ".org." It is also possible that the requirements for holding a domain name could change. Therefore, we may not be able to obtain or maintain relevant domain names for all of the areas of our business. It may also be difficult for us to prevent third parties from acquiring domain names that are similar to ours, that infringe our trademarks or that otherwise decrease the value of our intellectual property.

   We currently license from third parties certain technologies and information incorporated into our family of web sites. As we continue to introduce new services that incorporate new technologies and information, we may be required to license additional technology and information from others.

   Legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in Internet-related businesses are uncertain and still evolving, and we can give no assurance regarding the future viability or value of any of our proprietary rights.

   Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or trademarks or to determine the validity and scope of the proprietary rights of others. Litigation could result in substantial costs and diversion of resources and management attention. Furthermore, other parties may assert infringement claims against us, including claims that arise from directly or indirectly providing hypertext links to web sites operated by third parties or claims based on the content on our site. These claims and any resultant litigation, should it occur, might subject us to significant liability for damages, might result in invalidation of our proprietary rights and, even if not meritorious, might result in substantial costs and diversion of resources and management attention.

Employees

   As of March 31, 1999, we had 540 full-time equivalent employees. We consider our relations with our employees to be good. We have never had a work stoppage, and none of our employees is represented by collective bargaining agreements. We believe that our future success will depend in part on our ability to attract, integrate, retain and motivate highly qualified personnel, and upon the continued service of our senior management and key technical personnel. None of our key personnel are bound by employment agreements that prohibit them from ending their employment at any time. Competition for qualified personnel in our industry and geographical locations is intense. We cannot assure you that we will be successful in attracting, integrating, retaining and motivating a sufficient number of qualified employees to conduct our business in the future.

Facilities

   Our principal executive and corporate offices and network operations center are located in Thousand Oaks, California in approximately 50,000 square feet of office space under a lease that expires in 2003. We also maintain operations in Dallas, Texas and Milwaukee, Wisconsin in approximately 11,500 and 16,800 square feet of office space under leases that expire in 2000 and 2003, respectively. SpringStreet maintains operations in Scottsdale, Arizona and San Francisco, California, in approximately 11,000 and 16,000 square feet of office space under leases that expire in 2001 and 2004, respectively. In addition we also maintain a sales support office in San Diego, California in approximately 6,000 square feet of office space that is leased on a month-to-month basis. We believe that our facilities are adequate for our current operations and that additional space can be obtained if needed.

Legal Proceedings

   From time to time, we are involved in legal proceedings and litigation arising in the ordinary course of business. As of the date of this prospectus, except as described below, we are not a party to any litigation or other legal proceeding that, in our opinion, could have a material adverse effect on our business, operating results or financial condition.

   On March 19, 1999, John D. Molinare filed a lawsuit against us, MultiSearch Solutions, New List Corporation, National New Homes Corporation and Fred White. This case was filed in the Chancery Division of the Circuit Court of Cook County, Illinois, case no. 99-04265. Mr. Molinare's claims arise out of the proposed formation by MultiSearch and New List of a new venture responsible for the delivery of information on new home construction projects and services to the public and REALTORS. Mr. Molinare claims that he was to be the President and Chief Executive Officer of the new venture under an alleged employment agreement among him, MultiSearch and New List. Mr. Molinare claims that this venture was never formed. In July 1998, we acquired MultiSearch.

   Mr. Molinare alleges that:

  . The other defendants breached an employment agreement with him, and Mr.
    White, a principal MultiSearch shareholder, did so fraudulently;

  . he was entitled to a 10% equity interest in the new venture;

  . we interfered with his relationship with MultiSearch and New List; and

  . we should be liable for damages caused by MultiSearch as a successor to MultiSearch.

   Mr. Molinare seeks damages of not less than $2.1 million, plus punitive damages, as well as his costs incurred. He is also seeking to receive "a 10% interest" in our company.

   While this complaint was filed with the court on March 19, 1999, Mr. Molinare has not yet properly served this complaint. Therefore, we have not had to respond. Based on currently available information, we believe that we have valid defenses to these claims and we intend to vigorously defend them. If served with this complaint, we intend to raise a number of counterclaims.

   Predicting the outcome of litigation is inherently uncertain and a court could find in Mr. Molinare's favor. Defending and pursuing litigation is costly and frequently diverts management's attention from day-to-day business operations. If Mr. Molinare's claims are successful, we could be required to pay the awarded amounts, which amounts could be material. However, the former principal MultiSearch shareholders, could be required to indemnify us against some or all of the costs or damages we incur as a result of this litigation.

                                  MANAGEMENT

Executive Officers and Directors

   The following table sets forth certain information regarding our executive officers and directors as of March 31, 1999.

          Name            Age                       Position
          ----            ---                       --------
Stuart H. Wolff, Ph.D...   36 Chairman of the Board and Chief Executive Officer
Michael A. Buckman......   51 President and Chief Operating Officer
John M. Giesecke, Jr....   38 Chief Financial Officer, Vice President and Secretary
Catherine Kwong Giffen..   34 Vice President, Human Resources and Administration
David M. Rosenblatt.....   34 Vice President, Marketing and General Counsel
Joseph J. Shew..........   33 Vice President, Finance
Peter B. Tafeen.........   30 Vice President, Business Development
Michael C. Brooks.......   54 Director
James G. Brown..........   34 Director
L. John Doerr...........   49 Director
Joe F. Hanauer..........   61 Director
Richard R. Janssen......   50 Director
William E. Kelvie.......   51 Director
Kenneth K. Klein........   55 Director

   Stuart H. Wolff, Ph.D. joined HomeStore.com in November 1996 as Chairman and Chief Executive Officer. From September 1994 to September 1996, Dr. Wolff was Vice President of Business Services at TCI Interactive and at AND Interactive, subsidiaries of TCI Communications, Inc., a cable company. Prior to his tenure at TCI Communications, Inc. Dr. Wolff was an engineer at IBM and a research scientist at AT&T Bell Labs. In 1986 he was recognized by the Japanese Ministry of Education and awarded the Monbushu Fellowship at the Tokyo Institute of Technology. Dr. Wolff received a B.S. in electrical engineering from Brown University and an M.E.E. and Ph.D. in electrical engineering from Princeton University.

   Michael A. Buckman joined HomeStore.com in February 1999 as President and Chief Operating Officer. Prior to joining HomeStore.com, Mr. Buckman served as Chief Executive Officer for Worldspan Travel Information Services, a worldwide travel reservation and airline support services organization, since June 1995. From January 1992 to June 1995, Mr. Buckman was Executive Vice President of American Express Company. Prior to his tenure at American Express, he was Chief Operating Officer of Lifeco Services Corporation, a travel services company, and President of the Sabre Group Holdings, Inc., a travel distribution company. Mr. Buckman received a B.B.A. from the University of Texas and an M.B.A. from the University of Missouri.

   John M. Giesecke, Jr. joined HomeStore.com in June 1998 as Vice President of Finance, was appointed as Secretary in August 1998 and was promoted to Chief Financial Officer in December 1998. From March 1994 to March 1998, Mr. Giesecke was Vice President of Corporate Controllership in charge of worldwide controllership activities for The Walt Disney Company. Prior to his tenure at The Walt Disney Company, Mr. Giesecke spent eight years as a certified public accountant with Price Waterhouse LLP, most recently as Senior Manager.
Mr. Giesecke received a B.S. in business and public administration from the University of Arizona.

   Catherine Kwong Giffen joined HomeStore.com in April 1998 as Vice President of Human Resources and Administration. Prior to joining HomeStore.com, Ms. Giffen served from April 1994 to April 1998 as Vice President of Human Resources and Administration of Iwerks Entertainment, Inc., an entertainment company. Previously she has served as Vice President of Human Resources for the Real Estate Industries Division of BankAmerica Corporation and Vice President of Human Resources for the Securities Lending and Mortgage-Backed Securities Division of Security Pacific National Bank. Ms. Giffen received a B.A. in political science from the University of California at Los Angeles.

   David M. Rosenblatt joined HomeStore.com in October 1998 as Vice President, Marketing and General Counsel. Prior to joining us, Mr. Rosenblatt was Senior Product Manager for Intuit Inc.'s QuickenMortgage from August 1997 to October 1998. Prior to his tenure at Intuit, Mr. Rosenblatt founded and served as President of CyberSports, Inc., a software company, from January 1995 to February 1999. He practiced corporate law for Weil, Gotshal & Manges LLP and for Chadbourne & Parke LLP from 1990 to January 1996. Mr. Rosenblatt received an M.B.A. from the Harvard University Graduate School of Business, a J.D. from Northwestern University School of Law and a B.A. in accounting from Pennsylvania State University.

   Joseph J. Shew joined HomeStore.com in August 1998 as Controller and was promoted to Vice President of Finance in January 1999. From October 1994 to August 1998, Mr. Shew was Director of Corporate Controllership for The Walt Disney Company. Prior to his tenure at Disney, Mr. Shew spent six years as a certified public accountant with Price Waterhouse LLP, most recently as Manager. Mr. Shew received a B.S. in accounting from Villanova University.

   Peter B. Tafeen joined HomeStore.com in September 1997 as Vice President of Business Development. From June 1995 to September 1997, Mr. Tafeen served as Director of Business Development for PointCast Incorporated, an Internet software company. Prior to his tenure at PointCast, from March 1993 to June 1995, Mr. Tafeen served as an Area Director for the Gartner Group, Inc., a technology consulting company. Mr. Tafeen received a B.S. in political science from the University of Massachusetts at Amherst.

   Michael C. Brooks, has served as a director of HomeStore.com since
November 1996. He has been a General Partner of J. H. Whitney & Co., and a managing member of the general partner of Whitney Equity Partners, L.P., two venture capital investment partnerships, since January 1985. Mr. Brooks serves as a director of Media Metrix, Inc., Pegasus Communications Corporation, SunGard Data Systems Inc., USinternetworking, Inc., and several private companies. Mr. Brooks received a B.A. from Yale University and an M.B.A. from the Harvard University Graduate School of Business.

   James G. Brown has served as a director of HomeStore.com since January 1998. He is a Senior Vice President and Industry Leader with GE Capital Equity Capital Group, Inc., or GE Equity, the private investing arm of General Electric Capital Corporation, or GE Capital, which he joined in 1995. From December 1994 to August 1995, Mr. Brown was Vice President of Corporate Planning for Lehman Brothers Holdings Inc. Prior to his tenure at Lehman Brothers, Mr. Brown served at Bain & Company, Inc., a consulting firm. Mr. Brown received a B.S. in marketing and decision sciences with honors from New York University and an M.B.A. from the Wharton Business School of the University of Pennsylvania.

   L. John Doerr has served as a director of HomeStore.com since August 1998. He has been a general partner of Kleiner Perkins Caufield & Byers since September 1980. Prior to his tenure at Kleiner Perkins, Mr. Doerr was employed by Intel Corporation for five years. He serves on the boards of directors of Amazon.com, Inc., @Home Corporation, Intuit Inc., Platinum Software Corporation and Sun Microsystems, Inc. Mr. Doerr received a B.S.E.E and an M.E.E from Rice University and an M.B.A. from the Harvard University Graduate School of Business.

   Joe F. Hanauer has served as a director of HomeStore.com since November 1996. Since 1988, Mr. Hanauer, through Combined Investments, L.P., has directed investments in companies primarily involved in real estate and financial services. Mr. Hanauer is former Chairman of Grubb & Ellis Company and former Chairman of Coldwell Banker Residential Group, Inc. Mr. Hanauer is a director of Grubb & Ellis Company, MAF Bancorp, Inc. and Regit, Inc., a national insurance broker. Mr. Hanauer is a member of the Executive Committees of the National Association of REALTORS. Mr. Hanauer received a B.S. in business administration from Roosevelt University.

   Richard R. Janssen served as President and Chief Operating Officer of HomeStore.com from December 1996 through March 1999. Mr. Janssen was a founder of InfoTouch. He served as President and Chief Executive Officer, and was a director of InfoTouch from July 1993 until February 1999, when InfoTouch merged with NetSelect. Previously, Mr. Janssen was President of Janssen & Associates, a consulting firm specializing in strategic planning, and co-founded Delphi Information Systems, Inc., an insurance software company, holding various positions, including Chairman of the Board, Chief Executive Officer, and President. Mr. Janssen received a B.S. in mathematics and computer science and in economics from the University of California at Los Angeles.

   William E. Kelvie has served as a director of HomeStore.com since August 1998. He is Chief Information Officer responsible for information technology systems at Fannie Mae, including its technology business and its internal systems. Mr. Kelvie joined Fannie Mae in 1990 as Senior Vice President and Chief Information Officer. Prior to his tenure at the Federal National Mortgage Association, Mr. Kelvie was a partner with Nolan, Norton & Co., a management consulting company specializing in information technology strategies and plans and served in various capacities with The Dexter Corporation, a specialized manufacturing company, and The Travelers Insurance Company, an insurance and financial services company. Mr. Kelvie received a B.S. in english literature from Tufts University and an M.S. in english literature from Trinity College.

   Kenneth K. Klein has served as a director of HomeStore.com since August 1998. He has served as President and Chief Executive Officer of Kleinco Construction Services, Inc., a general contracting company, since 1980.
Mr. Klein is National Vice President and a member of the Executive Committee of the National Association of Home Builders. Mr. Klein is a past Chairman of the Board of the Home Builders Institute, a national organization that teaches building-craft skills. Mr. Klein received a B.S. in accounting from Oklahoma State University.

   Under the stockholders agreement that we have with a number of our stockholders, the following stockholders or their affiliated entities have appointed a member to our board of directors:

  . CDW Internet LLC, whose representative is Dr. Wolff;

  . Whitney Equity Partners, whose representative is Mr. Brooks;

  . the former stockholders of InfoTouch, whose representative is Mr.
    Janssen;

  . GE Capital, whose representative is Mr. Brown;

  . Kleiner Perkins Caufield & Byers, whose representative is Mr. Doerr;

  . the NAHB, whose representative is Mr. Klein;

  . the Federal National Mortgage Association, whose representative is Mr.
    Kelvie; and

  . the NAR, whose representative is Mr. Hanauer.

These provisions of the stockholders agreement will terminate after this offering.

   Our bylaws provide, that, following the offering, our board of directors will be divided into three classes as nearly equal in size as possible with staggered three-year terms. The term of office of our Class I directors will expire at the annual meeting of stockholders to be held in 2000; the term of office of our Class II directors will expire at the annual meeting of stockholders to be held in 2001; and the term of office of our Class III directors will expire at the annual meeting of the stockholders to be held in 2002. The classification of our board of directors could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of HomeStore.com.

Board Committees

   Our board has three committees, the audit committee, the compensation committee and the nominations committee. The audit committee consists of Messrs. Brown and Kelvie. The compensation committee and nominations committee each consists of Messrs. Brooks, Doerr and Hanauer. The audit committee reviews our financial statements and accounting practices, makes recommendations to the board regarding the selection of independent auditors and reviews the results and scope of the audit and other services provided by our independent auditors. The compensation committee makes recommendations to the board concerning salaries and incentive compensation for our officers and employees and administers our stock plans and employee benefit plans. The nominations committee makes recommendations to the board concerning board composition and recruiting of new members.

Compensation Committee Interlocks and Insider Participation

   None of the members of the compensation committee has at any time since the formation of HomeStore.com been an officer or employee of HomeStore.com. No executive officer of HomeStore.com serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board or compensation committee.

Director Compensation

   Our directors do not receive cash compensation for their services as directors, but are reimbursed for their reasonable and necessary expenses for attending board and board committee meetings.

   We intend to adopt a Directors Stock Option Plan. The number of shares to be reserved under this plan will be determined by the board, subject to stockholder approval, prior to this offering. Members of the board who are not our employees, or employees of any parent, subsidiary or affiliate of HomeStore.com, will be eligible to participate in the plan unless they are representatives of venture capital funds or corporate investors. The option grants under the plan will be automatic and nondiscretionary, and the exercise price of the options will be the fair market value of the common stock on the date of grant.

   Each eligible director who is or becomes a member of the board on or after the effective date of the registration statement of which this prospectus forms a part will be granted an option to purchase shares. Immediately following each annual meeting of our stockholders, each eligible director will automatically be granted an additional option to purchase shares if the director has served continuously as a member of the board since the date of the director's initial grant.

   The options will have ten year terms, but will terminate seven months after the date the director ceases to be a director or a consultant or 12 months after a termination if the termination is due to death or disability.

   All options granted under the directors plan will become exercisable over a four year period at a rate of 2.083% per month, so long as the optionee continues as a member of the board or as a consultant of HomeStore.com. In the event of our dissolution or liquidation, or a "change in control" transaction, options granted under the plan will become fully vested and immediately exercisable.

Executive Compensation

   The following table sets forth all compensation paid or accrued during 1998 to our Chief Executive Officer and our three other most highly compensated executive officers whose salary and bonus for 1998 was more than $100,000.

                          Summary Compensation Table

                                                                    Long Term
                                                                   Compensation
                                                                      Awards
                                                                   ------------
                                              Annual Compensation   Securities
                                              --------------------  Underlying
Name and Principal Positions                  Salary ($) Bonus ($) Options (#)
----------------------------                  ---------- --------- ------------
Stuart H. Wolff, Ph.D.
 Chairman of the Board and Chief Executive
  Officer....................................  $185,538  $100,000    590,000
Richard R. Janssen
 Former President and Chief Operating
  Officer....................................   183,603    40,000          -
John M. Giesecke, Jr.
 Chief Financial Officer, Vice President and
  Secretary(1)...............................    71,417    29,000    150,000
Peter B. Tafeen
 Vice President, Business Development........   156,442    52,500     50,000

--------
(1) Mr. Giesecke commenced his employment in June 1998.

                             Option Grants in 1998

   The following table sets forth grants of stock options to our Chief Executive Officer and our three other most highly compensated executive officers in 1998.

   All options granted to these executive officers are immediately exercisable and are either incentive stock options or nonqualified stock options and generally vest over four years at the rate of 25% of the shares subject to the option on the first anniversary of the date of grant and 2.083% each subsequent month. Some of these options are subject to acceleration upon a change of control of HomeStore.com or termination of the optionee's employment. See "--Employment-Related Agreements." The options expire ten years from the date of grant and were granted at an exercise price equal to the fair market value of our common stock on the date of grant, as determined by the board.

   Potential realizable values are computed by (a) multiplying the number of shares of common stock subject to a given option by the exercise price per share, (b) assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rates shown in the table for the entire ten year term of the option and (c) subtracting from that result the aggregate option exercise price. The 5% and 10% assumed annual rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future common stock prices.

                                                                         Potential
                                                                    Realizable Value at
                                     Percentage                       Assumed Annual
                          Number of   of Total                        Rates of Stock
                          Securities  Options                       Price Appreciation
                          Underlying Granted to Exercise              for Option Term
                           Options   Employees   Price   Expiration -------------------
Name                      Granted(#) in 1998(1)  ($/Sh)     Date       5%       10%
----                      ---------- ---------- -------- ---------- -------- ----------
Stuart H. Wolff, Ph.D...   150,000       7.8%    $2.50     1/26/08  $235,835 $  597,653
                           440,000      23.0      3.16     8/22/08   874,415  2,215,940
Richard R. Janssen......        --        --        --          --        --         --
John M. Giesecke, Jr. ..    70,000       3.7      3.00     6/15/08   132,068    334,686
                            80,000       4.2      4.00    12/18/08   201,246    509,998
Peter B. Tafeen.........    20,000       1.0      3.00      6/1/08    37,734     95,625
                            30,000       1.6      3.16    10/28/08    59,619    151,087

--------
(1) Based on options to purchase a total of 1,913,000 shares of common stock of HomeStore.com granted during 1998.

   Dr. Wolff's options vest monthly over four years. Mr. Giesecke's June 15, 1998 option vests over four years with 25% vesting on the first anniversary of the date of grant and 2.083% vesting each subsequent month. Mr. Giesecke's December 18, 1998 option vests monthly over four years. Mr. Tafeen's June 1, 1998 option vests over four years with 25% vesting on the first anniversary of the date of grant and 2.083% vesting each month thereafter. Mr. Tafeen's October 28, 1998 option vests monthly over four years.

      Aggregate Option Exercises in 1998 and Values at December 31, 1998

   The following table sets forth the number of shares acquired and the value realized upon exercise of stock options during 1998 and the number of shares of common stock subject to exercisable and unexercisable stock options held as of December 31, 1998 by our Chief Executive Officer and each of our three most highly compensated executive officers. Also reported are values of "in-the-money" options, which represent the positive spread between the exercise prices of outstanding stock options and an assumed initial public offering
price of $      per share.

   The value received equals the fair market value of the purchased shares on the option exercise date, less the exercise price paid for those shares. The options are immediately exercisable to the extent it qualifies as an incentive stock option for federal income tax purposes for all of the option shares, but any shares acquired upon exercise of those options will be subject to repurchase by HomeStore.com, at the original exercise price paid per share, if the optionee ceases service with HomeStore.com before those shares are vested. The heading "Vested" refers to shares that are no longer subject to repurchase; the heading "Unvested" refers to shares subject to repurchase as of December 31, 1998.

                                                    Number of Securities
                                                   Underlying Unexercised   Value of Unexercised
                           Number of                     Options at        In-the-Money Options at
                            Shares                    December 31, 1998       December 31, 1998
                           Acquired       Value    ----------------------  -----------------------
Name                      on Exercise  Realized(1)   Vested     Unvested     Vested        Unvested
----                      -----------  ----------- ---------- ------------ -----------   ------------
Stuart H. Wolff, Ph.D...    269,658     $724,519       57,052     611,526
Richard R. Janssen......    346,855(1)   856,280           --      87,058
John M. Giesecke, Jr. ..         --           --           --     150,000
Peter B. Tafeen.........         --           --       35,000     115,000

--------
(1) The number of shares acquired on exercise by Mr. Janssen include 172,737 shares of InfoTouch stock acquired when Mr. Janssen exercised options to purchase shares of InfoTouch stock. These shares were converted into shares of NetSelect stock in connection with the combination of InfoTouch and NetSelect described in "Certain Transactions."

Employee Benefit Plans

   1996 Stock Incentive Plan. As of March 31, 1999, options to purchase 543,970 shares of common stock granted under the plan had been exercised, and options to purchase 2,404,228 shares of common stock at a weighted average exercise price of $2.36 per share were outstanding.

   This plan will terminate immediately prior to this offering. As a result, no options will be granted under the plan after this offering. However, the termination of this plan will not affect any outstanding options, all of which will remain outstanding until exercised or until they terminate or expire. Options granted under this plan are subject to terms substantially similar to those described below with respect to options to be granted under the 1999 Stock Incentive Plan.

   1999 Equity Incentive Plan. As of March 31, 1999, an option to purchase 300,000 unvested shares of common stock granted under the plan had been exercised, options to purchase 406,000 shares of common stock at a weighted average exercise price of $6.53 per share were outstanding under this plan and 345,802 shares of common stock remain available for issuance upon the exercise of options that may be granted in the future under the plan. This plan will terminate immediately prior to this offering, at which time HomeStore.com's 1999 Stock Incentive Plan will become effective. As a result, no options will be granted under the plan after this offering. However, the termination of this will not affect any outstanding options, all of which will remain outstanding until exercised or until they terminate or expire. Options granted under the plan are subject to terms substantially similar to those described below with respect to options granted under the 1999 Stock Incentive Plan.

   1999 Stock Incentive Plan. We intend to adopt the 1999 Stock Incentive Plan prior to the completion of this offering. The number of shares to be reserved under this plan will be determined by the board, subject to stockholder approval, prior to this offering. Also reserved under this plan will be shares reserved under the 1996 Stock Incentive Plan and the 1999 Equity Incentive Plan not issued or subject to outstanding grants on the date of this prospectus and any shares issued under these plans that are forfeited or repurchased by HomeStore.com or that are issuable upon exercise of options that expire or become unexercisable for any reason without having been exercised in full. This plan will become effective on the date of this prospectus. Shares that:

  . are subject to issuance upon exercise of an option granted under the 1999 Stock Incentive Plan that cease to be subject to that option for any reason other than exercise of the option;

  . have been issued pursuant to the exercise of an option granted under the 1999 Stock Incentive Plan that are subsequently forfeited or repurchased by HomeStore.com at the original purchase price;

  . are subject to an award granted pursuant to a restricted stock purchase agreement under the 1999 Stock Incentive Plan that are subsequently forfeited or repurchased by HomeStore.com at the original issue price; or

  . are subject to stock bonuses granted under the 1999 Stock Incentive Plan that otherwise terminate without shares being issued,

will again be available for grant and issuance under the 1999 Stock Incentive Plan.

   This plan will terminate after ten years, unless it is terminated earlier by the board. The plan will authorize the award of options, restricted stock and stock bonuses. No person will be eligible to receive more than a specified number of shares in any calendar year under the plan other than a new employee of HomeStore.com who will be eligible to receive no more than a specified number of shares in the calendar year in which the employee commences employment. These amounts will be determined by the board prior to this offering.

   The plan will be administered by the compensation committee, which currently consists of Messrs. Brooks, Doerr and Hanauer, all of whom are "non-employee directors" under applicable federal securities laws and "outside directors" as defined under applicable federal tax laws. The compensation committee will have the authority to construe and interpret the plan, grant awards and make all other determinations necessary or advisable for the administration of the plan.

   The plan will provide for the grant of both incentive stock options that qualify under Section 422 of the Internal Revenue Code, and nonqualified stock options. Incentive stock options may be granted only to employees of HomeStore.com or of a parent or subsidiary of HomeStore.com. All other awards other than incentive stock options may be granted to employees, officers, directors, consultants, independent contractors and advisors of HomeStore.com or any parent or subsidiary of HomeStore.com, provided the consultants, independent contractors and advisors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction. The exercise price of incentive stock options must be at least equal to the fair market value of HomeStore.com's common stock on the date of grant. The exercise price of incentive stock options granted to 10% stockholders must be at least equal to 110% of that value. The exercise price of non qualified stock options must be at least equal to 85% of the fair market value of HomeStore.com's common stock on the date of grant.

   Options may be exercisable only as they vest or immediately exercisable with the shares issued subject to our right of repurchase that lapses as the shares vest. In general, options will vest over a five-year period.

   The maximum term of options granted under the plan is ten years.

   Awards granted under the plan may not be transferred in any manner other than by will or by the laws of descent and distribution. They may be exercised during the lifetime of the optionee only by the optionee. The compensation committee could determine otherwise and provide for these provisions in the award agreement, but only with respect to awards that are not incentive stock options. Options granted under the plan generally may be exercised for a period of time after the termination of the optionee's service to HomeStore.com or a parent or subsidiary of HomeStore.com. Options will generally terminate immediately upon termination of employment for cause.

   The purchase price for restricted stock will be determined by the compensation committee. Stock bonuses may be issued for past services or may be awarded upon the completion of services or performance goals.

   In the event of HomeStore.com's dissolution or liquidation or a "change in control" transaction, outstanding awards may be assumed or substituted by the successor corporation, if any. In the discretion of the compensation committee, the vesting of these awards may accelerate upon one of these transactions.

   Employee Stock Purchase Plan. We intend to adopt an Employee Stock Purchase Plan prior to the completion of this offering. The number of shares to be reserved will be determined by the board, subject to stockholder approval, prior to this offering. On each January 1, the aggregate number of shares reserved for issuance under the plan will increase automatically by a number of shares equal to 1% of our outstanding shares on the preceding December 31. The aggregate number of shares reserved for issuance under the plan may not exceed a specified number of shares, which the board will determine when adopting this plan. The plan will be administered by the compensation committee. The compensation committee will have the authority to construe and interpret the plan, and its decision will be final and binding. The plan will become effective on the first business day on which price quotations for the common stock are available on the Nasdaq National Market.

   Employees generally will be eligible to participate in the plan if they are customarily employed by HomeStore.com, or its parent or any subsidiaries that we designate, for more than 20 hours per week and more than five months in a calendar year and are not, and would not become as a result of being granted an option under the plan, 5% stockholders of HomeStore.com or its designated parent or subsidiaries.

   Under the plan, eligible employees will be permitted to acquire shares of our common stock through payroll deductions. Eligible employees may select a rate of payroll deduction between 2% and 10% of their compensation as defined in the plan and are subject to certain maximum purchase limitations described in the plan. Participation in the plan will end automatically upon termination of employment for any reason.

   Each offering period under the plan will be for two years and consist of four six-month purchase periods. The first offering period is expected to begin on the first business day on which price quotations for our common stock are available on the Nasdaq National Market. The length of the first purchase period may be more or less than six months. Subsequent offering periods and purchase periods will begin on May 1 and November 1 of each year.

   The plan will provide that, in the event of the proposed dissolution or liquidation, each offering period that commenced prior to the closing of the proposed event shall continue for the duration of the offering period, provided that the compensation committee may fix a different date for termination of the plan. The purchase price for our common stock purchased under the plan is 85% of the lesser of the fair market value of our common stock on the first or last day of the applicable offering period. A participant may not purchase more than 1,000 shares in any purchase period. The compensation committee will have the power to change the duration of offering periods without stockholder approval, if the change is announced at least 15 days prior to the beginning of the affected offering period.

   The plan will be intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code. Rights granted under the plan will not be transferable by a participant other than by will or the laws of descent and distribution.

   The plan will terminate on the date ten years following its inception, unless it is terminated earlier under the terms of the plan. The board will have the authority to amend, terminate or extend the term of the plan, except that no action may adversely affect any outstanding options previously granted under the plan. Except for the annual increase of shares due to the automatic increase provision described above, stockholder approval is required to increase the number of shares that may be issued or to change the terms of eligibility under the plan.

The board may make the amendments to the plan as it determines to be advisable if the financial accounting treatment for the plan is different from the financial accounting treatment in effect on the date the plan was adopted by the board.

   401(k) Plan. HomeStore.com sponsors the HomeStore.com, Inc. 401(k) Retirement Plan, a defined contribution plan intended to qualify under Section 401 of the Internal Revenue Code. Employees who are at least 21 years old and who have been employed with us for at least 90 days are generally eligible to participate and may enter the Plan as of the first day of any calendar quarter. Participants may make pre-tax contributions to the plan of up to 15% of their eligible earnings, subject to a statutorily prescribed annual limit. Each participant is fully vested in his or her contributions and the investment earnings. We may make matching contributions on a discretionary basis to the plan, but we had not done so as of March 31, 1999. Contributions by the participants or HomeStore.com to the plan, and the income earned on these contributions, are generally not taxable to the participants until withdrawn. Contributions by us, if any, are generally deductible by HomeStore.com when made. Participant and company contributions are held in trust as required by law. Individual participants may direct the trustee to invest their accounts in authorized investment alternatives.

Employment-Related Agreements

   Dr. Wolff

   In August 1998, we entered into a three-year employment agreement with Stuart H. Wolff, Ph.D. Under this agreement:

   Compensation. Dr. Wolff initially received a base salary equal to $200,000 per year for the first year of the agreement. His salary can be increased by the board in subsequent years. Dr. Wolff is also eligible to receive an annual bonus in an amount up to 100% of his base salary for that year. He also receives an automobile and cellular phone allowance of up to $4,800 per year.

   Loan. We also loaned Dr. Wolff $300,000 for the purpose of exercising any of the stock options he held or was to be granted at the time of the agreement. This loan must be repaid within 180 days of when his employment terminates or as he sells the shares of common stock he acquired when he exercised his stock options. This loan is a full recourse loan and collateralized by shares of our common stock.

   Acceleration of stock option vesting. If we are acquired or if a change in control of HomeStore.com occurs, 50% of his then unvested options will immediately become vested.

   Termination of employment. If Dr. Wolff's employment is terminated without cause or if Dr. Wolff resigns for "good reason," he will be entitled to receive an amount equal to his annual base salary and his stock options will continue to vest for another 12 months. Good reason includes a material reduction in his duties or responsibilities or a reduction in his salary.

   Mr. Janssen

   In August 1998, we entered into a one-year employment agreement with Richard R. Janssen for him to serve as our interim President and Chief Operating Officer. Under this agreement:

   Compensation. Mr. Janssen initially received a base salary equal to $190,000 per year. Mr. Janssen was also eligible to receive an annual bonus in an amount up to 100% of his base salary. He also received an automobile and cellular phone allowance of up to $4,800 per year.

   Consulting option. Following Mr. Janssen's employment, we retained him as a consultant for three months and pay him $15,833 per month for these services, as provided in his employment agreement.

   Mr. Buckman

   In February 1999, we entered into an at-will employment agreement with Michael A. Buckman for him to serve as our President and Chief Operating Officer. Under this agreement:

   Compensation. Mr. Buckman initially received a base salary equal to $200,000 per year. Mr. Buckman may also be eligible to receive an annual bonus in an amount up to 125% of his base salary with a guaranteed first year bonus of $250,000. In addition, we granted Mr. Buckman an option to purchase 300,000 shares of our common stock, subject to vesting requirements. Mr. Buckman will also be entitled to receive a supplemental cash bonus based upon the market price of our common stock during (1) the eight week period following the anniversary of his employment agreement and (2) the year following the anniversary of his employment agreement. The total amount of this supplemental cash bonus will in no event exceed $450,000 for the first year or $700,000 for the second year and is subject to downward adjustment for the first year based on specified events occurring during the second year. Mr. Buckman will also receive customary employee benefits and reimbursement of relocation and travel expenses.

   Termination of employment. If we terminate Mr. Buckman's employment without cause prior to the first anniversary of his employment agreement, he will be entitled to receive $250,000 and 75,000 shares of our common stock subject to his option will immediately become vested. If we terminate Mr. Buckman's employment without cause on or after the first anniversary of his employment agreement, he will be entitled to receive a cash bonus based upon the price of our common stock on the date of termination that will in no event exceed $300,000.

   Change in Control. In the event of a change in control of HomeStore.com, an additional 30% of the then unvested shares subject to Mr. Buckman's stock option will immediately become vested.

   Mr. Giesecke

   In June 1998, we entered into an at-will employment agreement with John M. Giesecke, Jr. Under this agreement:

   Compensation. Mr. Giesecke initially received a base salary of $130,000 per year. Mr. Giesecke's current base salary is $160,000 per year. He is also eligible to receive an annual bonus in an amount up to 30% of his base salary.

   Termination. Upon termination other than for cause, Mr. Giesecke will receive a severance payment equal to four months base salary.

   Mr. Rosenblatt

   In September 1998, we entered into an at-will employment agreement with David M. Rosenblatt. Under this agreement:

   Compensation. Mr. Rosenblatt initially received a base salary of $140,000 per year. Mr. Rosenblatt's current base salary is $155,000 per year. He is also eligible to receive an annual bonus in an amount up to 30% of his base salary.

   Mr. Tafeen

   In September 1997, we entered into an at-will employment agreement with Peter B. Tafeen. Under this agreement:

   Compensation. Mr. Tafeen will receive a base salary of $140,000 per year. Mr. Tafeen's current base salary is $160,000 per year. He is also eligible to receive an annual bonus in an amount up to 30% of his base salary.

   Termination. Upon termination other than for cause, death or disability, Mr. Tafeen will receive a severance payment equal to three months base salary.

Indemnification of Directors and Executive Officers and Limitation of
Liability

   Our certificate of incorporation includes a provision that eliminates the personal liability of a director for monetary damages resulting from breach of his fiduciary duty as a director, except for liability:

  . for any breach of the director's duty of loyalty to HomeStore.com or its stockholders;

  . for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  . under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

  . for any transaction from which the director derived an improper personal benefit.

   Our bylaws provide that:

  . we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law, subject to limited exceptions;

  . we may indemnify our other employees and agents to the extent that we indemnify our officers and directors, unless otherwise required by law, our certificate of incorporation, our bylaws or agreements to which we are party; and

  . we are required to advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to limited exceptions.

   Prior to the completion of this offering, we intend to enter into indemnification agreements with each of our current directors and officers to give them additional contractual assurances regarding the scope of the indemnification set forth in our certificate of incorporation and bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought. We are not aware of any threatened litigation that may result in claims for indemnification.

   We currently have liability insurance for our directors and officers and intend to extend that coverage for public securities matters.

                             CERTAIN TRANSACTIONS

   Other than compensation agreements and other arrangements, which are described as required in "Management," and the transactions described below, since we were formed, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party:

  . in which the amount involved exceeded or will exceed $60,000, and

  . in which any director, executive officer, holder of more than 5% of our common stock on an as-converted basis or any member of their immediate family had or will have a direct or indirect material interest.

Stock Financings

   The share numbers and per share prices below are adjusted to reflect the conversion of convertible preferred stock into common stock at a ratio of one share of preferred stock to two shares of common stock.

   Series A Preferred Stock Financing

   In December 1996, we sold 3,294,118 shares of Series A preferred stock for approximately $1.42 per share. The purchasers of the Series A preferred stock included, among others:

  . CDW Internet, LLC--823,530 shares;

  . J.H. Whitney & Co., Inc.--658,822 shares; and

  . Whitney Equity Partners, L.P.--988,236 shares.

   Stuart H. Wolff, Ph.D., our Chairman of the Board and Chief Executive Officer, was a co-manager of CDW Internet, LLC. Michael C. Brooks, one of our directors, is a managing member of Whitney Equity Partners, L.P. and a general partner of J.H. Whitney & Co., Inc. J. H. Whitney & Co., Inc. subsequently transferred all of its Series A preferred stock to Whitney Equity Partners, L.P., an affiliated entity.

   Series B Preferred Stock Financing

   In December 1996, we sold 705,882 shares of Series B preferred stock for approximately $3.31 per share. The purchasers of the Series B preferred stock included, among others:

  . Daniel A. Koch--55,462 shares.

   Daniel A. Koch holds more than 5% of our outstanding common stock on an as-converted basis.

   Series C Preferred Stock Financing

   In September 1997, we sold 1,228,748 shares of Series C preferred stock for approximately $3.66 per share. The purchasers of the Series C preferred stock included, among others:

  . CDW Internet, LLC--150,180 shares;

  . Ingleside Interests, L.P.--191,138 shares; and

  . Whitney Equity Partners, L.P.--245,750 shares.

   Joe F. Hanauer, one of our directors, is a general partner of Ingleside Interests, L.P.

   Series D Preferred Stock Financing

   In January 1998, we sold 1,362,402 shares of our Series D preferred stock for approximately $7.34 per share to GE Capital. James G. Brown, one of our directors, is a Senior Vice President and Industry Leader with GE Equity, the private investing arm of GE Capital.

   Bridge Financing

   In July 1998, we borrowed a principal amount of $12.0 million from, among others, venture capital funds affiliated with Kleiner Perkins Caufield & Byers. The lenders included:

  . Kleiner Perkins Caufield & Byers VIII L.P.-- $6,635,520;

  . KPCB VIII Founders Fund L.P.-- $384,480; and

  . KPCB Information Sciences Zaibatsu Fund II, L.P.--$180,000.

   All of these bridge loans, together with accrued interest, which accrued at a rate of six percent per year, were converted into shares of our Series F preferred stock as part of the purchase price for the Series F preferred stock and the common stock described below. Kleiner Perkins Caufield & Byers VIII, KPCB VIII Founders Fund and KPCB Information Sciences Zaibatsu Fund are affiliated entities. L. John Doerr, one of our directors, is a general partner of the general partner of these funds.

   Series F Preferred Stock Financing

   In August 1998, we sold 3,328,098 shares of Series F preferred stock at $12.00 per share and 3,347,982 shares of common stock at a purchase price of $3.16 per share. These shares were sold to a number of venture capital funds as well as other corporate investors. The purchasers in this financing included, among others:

                                                Series F
                                                Preferred  Common    Aggregate
                                                 Shares    Shares    Purchase
                   Purchaser                    Purchased Purchased    Price
                   ---------                    --------- --------- -----------
Kleiner Perkins Caufield & Byers VIII..........  452,562  2,660,300 $13,823,990
KPCB VIII Founders Fund........................   26,224    154,148     801,025
KPCB Information Sciences Zaibatsu Fund II.....   12,276     72,164     374,989
Whitney Equity Partners, L.P. .................   73,630    160,214   1,389,035
General Electric Capital Corporation...........   52,998    115,320     999,811
Fannie Mae.....................................  833,334         --  10,000,008
National Association of REALTORS...............   53,008    115,342   1,000,000
Ingleside Interests, L.P. .....................    7,436     16,178     140,274

   William Kelvie, one of our directors, is the Chief Information Officer of Fannie Mae.

   The shares received by the NAR were issued in satisfaction of our obligation to make a payment of $1.0 million as our share of advertising costs for the association's advertising program which also features our web site. In addition, the NAR received 119,048 shares of RealSelect common stock to satisfy one of our payment obligations to the NAR under the operating agreement discussed below.

Operating agreement with the National Association of REALTORS

   In November 1996, we entered into an operating agreement with the NAR which governs how our RealSelect subsidiary operates the REALTOR.com web site on behalf of the NAR. The agreement may be terminated if:

  . the number of real estate listings on REALTOR.com falls below 500,000;

  . we breach any of our obligations under the agreement and do not cure that breach within 30 days;

  . a third party acquires more than 50% of HomeStore.com's or RealSelect's voting stock; or

  . The individuals on RealSelect's board of directors, as it was constituted on November 1996, cease to constitute a majority of our board of directors without the approval of the board or directors approved by the board.

   Restrictions on How We Operate the REALTOR.com Web Site

   The operating agreement contains a number of restrictions on how our RealSelect subsidiary can operate the REALTOR.com web site. These include:

  . it cannot display any "for sale by owner" real estate listings;

  . it can only enter into agreements with data content providers, such as MLS, on terms approved by the NAR;

  . there are specific provisions as to the types of information that the real property listings may contain as well as the manner in which they may be displayed;

  . the NAR has the right to approve the design and layout of the REALTOR.com home page;

  . the NAR can require RealSelect to include on REALTOR.com real estate related content it develops;

  . RealSelect cannot provide links from listings of existing real property listings to rental or new home listings with exceptions for our HomeBuilder.com and SpringStreet.com web sites;

  . we cannot market any data or information received from data content providers such as real estate agents or brokers other than aggregate statistical data without its consent; and

  . although we can collect fees for enhanced Internet services, we cannot charge fees to brokers or agents who provide us only basic real property listing information.

   We Are Subject to Noncompetition Provisions

   The REALTOR.com operating agreement with the NAR requires that our REALTOR.com site be our exclusive web site for displaying real property listings. This required us to obtain the consent of the NAR prior to launching our HomeBuilder.com and CommercialSource.com web sites as well as our pending acquisition of SpringStreet, Inc. In the future, if we were to acquire or develop another service which provides real estate listings on an Internet site or through other electronic means, we will need to obtain the prior consent of the NAR in order to complete the acquisition. Any future consents from the NAR, if we are able to obtain them, could be conditioned on our restricting the operations of the new web site or service. These conditions could include paying fees to the NAR, limiting the types of content or listings on the web sites or service or other terms and conditions. Our business could be adversely affected if we do not obtain consents from the NAR, or if a consent we obtain contains restrictive conditions.

   Performance Requirements for the REALTOR.com Web Site

   RealSelect must maintain adequate computer systems, communications and capacity to accommodate all the real property listings on the REALTOR.com web site. The computer system must also meet a number of other performance requirements. If another means of displaying electronic advertisements for real property emerges, and we do not adequately provide for the electronic display of these advertisements in the new medium, the NAR is entitled to select another real property listing provider for that new medium.

   Restrictions on the Types of Advertising We May Display on the REALTOR.com
   Site

   RealSelect cannot display advertisements in connection with a real property listing from many types of advertisers. For example, RealSelect cannot include advertisements related to political issues, religion, alcoholic beverages or adult-oriented products and services. Also, there are restrictions as to how RealSelect displays advertisements from banks, loan brokers, mortgage bankers and other participants in the real estate lending industry. For example, none of these advertisers can occupy or reserve more than 25% of the available advertising space for a geographic location or be given an exclusive right to advertise with respect to a particular business on the REALTOR.com web site.

   Compensation to the NAR

   Fixed Fees. We paid the NAR $1.0 million to fund advertising activities of the NAR. This amount was paid by issuing shares of our Series F convertible preferred stock and common stock described above. We also paid the NAR an additional $1.0 million for advertising and for completion of goals specified in the operating agreement. This amount was paid by issuing the NAR shares of RealSelect common stock.

   Additional Payment. Prior to the closing of this offering, we will issue to the NAR 75,000 shares of common stock in cancellation of $600,000 of our $1.2 million outstanding obligation to the NAR. These additional amounts are payable based upon completion of goals specified in the operating agreement. The remaining $600,000 will be repaid from the net proceeds of our underwritten initial public offering.

   Variable Fees. Beginning in 1999, we are required to make quarterly payments to the NAR based on its operating revenues for a particular quarter derived from the REALTOR.com web site and our other web sites. These operating revenues are our consolidated gross revenues under this agreement, less sales commissions paid to third parties related to those revenues, less any revenues from permitted marketing of information or data.

Protective Provisions in Agreements with Respect to RealSelect

   The board of directors of our RealSelect subsidiary consists of seven members, two of whom are appointed by the NAR. Without the consent of the approval of six of its seven board members, RealSelect cannot (1) enter into a merger or consolidation transaction, (2) sell substantially all of its assets, or (3) change its business purpose from that specified in its certificate of incorporation, which purpose is the operation of the REALTOR.com web site and real property advertising programming for electronic display and related businesses.

   It also cannot engage in certain transactions without the approval of a majority of its board members and at least one member nominated by the NAR. These include:

  . amending its certificate of incorporation or bylaws;

  . establishing, or appointing any members to, a board committee;

  . approving transactions with affiliates, stockholders or employees in excess of $100,000;

  . changing its executive officers;

  . pledging its assets;

  . issuing a number of shares of stock in excess of 10% of the 100 shares outstanding as of November 1996; and

  . declaring dividends or making other distributions to its stockholders.

   The RealSelect bylaws also contain protective provisions which could restrict portions of RealSelect's operations or require us to incur additional expenses. For instance, if the RealSelect board of directors cannot agree on an annual budget for RealSelect, it would use as its budget that from the prior year adjusted for inflation. Any expenditures in excess of that budget would have to be funded by HomeStore.com. In addition, if RealSelect desired to incur debt or invest in assets in excess of $2.5 million or review salaries for or award bonuses to executive officers of RealSelect without the approval of a majority of its board, including an NAR representative, we would also need to fund those expenditures.

Conversion of RealSelect Stock into HomeStore.com Stock

   Immediately prior to this offering, the NAR will convert all of their shares of RealSelect for our common stock, except for one half of one share of RealSelect, into an aggregate of 1,566,906 shares of our common stock. The NAR can require that we convert the remaining one half share into an aggregate of 49,926 shares of our common stock if we merge NetSelect and RealSelect within one year of this offering. Otherwise, the NAR can require that we redeem these shares for $1.0 million, which can be paid with a promissory note which would be payable upon demand of the NAR.

REALTOR.com Related Royalties

   In 1999, RealSelect must pay the NAR the lesser of:

  . 5% of RealSelect's operating revenues; or

  . 12.5% of RealSelect's operating revenues less the percentage of our operating revenues paid to data content providers.

   In 2000 and each year after 2000, RealSelect must pay the NAR annually the lesser of:

  . 5% of RealSelect's operating revenues; or

  . 15% of RealSelect's operating revenues less the percentage of our operating revenues paid to data content providers.

Restrictions on How We Operate the SpringStreet.com Web Site

   We were required to obtain the consent of the NAR in connection with our pending SpringStreet acquisition. In agreeing to the proposed acquisition, the NAR imposed a number of important restrictions on how we can operate the SpringStreet.com web site. We must pay the NAR an annual royalty equal the lesser of (1) 5% of the rental site's operating revenues and (2) 15% of the rental site's operating revenues less the percentage of our operating revenues paid to data content providers.

   Under the consent, in addition to the SpringStreet.com web address, we must use a REALTOR-branded rental web address. If the consent is terminated we could be required to operate our rental properties web site at a different web address.

   Unless the consent is terminated as a result of a breach by the NAR, the NAR would be entitled to use the REALTOR-branded web address. As a result, we would face competition from the NAR. Other important restrictions include:

  . we cannot display advertisements from the same types of advertisers that we are prohibited from displaying on our REALTOR.com web site;

  . we are subject to the same restrictions as we are on the REALTOR.com site as to how we display advertisements from banks, loan brokers, mortgage brokers and other participants in the real estate industry on pages containing listings by a REALTOR;

  . the site will be owned by or through our RealSelect subsidiary;

  . we must offer REALTORS preferred pricing for home pages or enhanced advertising on the rental web site;

  . we must use our best efforts to ensure that operating the rental site will not impact the quality or timeliness of how we perform our obligations under the operating agreement for REALTOR.com;


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

  . without the consent of the NAR, prior to the time we are using only the REALTOR-branded web address, we cannot provide a link on the SpringStreet.com web site linking the REALTOR.com web site to the SpringStreet.com web site and vice versa;

  . we cannot display listings for rental of units in smaller properties unless those units are listed with a REALTOR or listed on a REALTOR-controlled MLS, unless the NAR agrees that in a particular market, fewer than 50% of the listings are listed through REALTORS, in which case these properties must be listed with other non-REALTOR real estate professionals; and

  . we cannot list properties for sale on this site for the duration of our REALTOR.com operating agreement and for an additional two years.

Trademark License and Joint Ownership of Software

   Under a trademark license agreement with the NAR, we are exclusively authorized to use the NAR's federally registered REALTOR membership mark, the domain name REALTOR.com and certain NAR logos in conjunction with our REALTOR.com web site. Under a joint ownership agreement, the software we use to run the REALTOR.com web site and any enhancements to that software are jointly owned by the NAR and us. If the agreement under which we operate REALTOR.com is terminated, we must transfer a copy of this software and assign our agreements with data content providers, including MLSs, to the NAR. The NAR would then be entitled to use the software for "real estate related businesses" and could operate the REALTOR.com web site itself or through a third party. Following any termination of the operating agreement, the NAR could also terminate the trademark license agreement.

Right of First Refusal

   RealSelect has a stockholders agreement with the NAR which provides that we must give RealSelect a right of first refusal to invest in "real estate related" business opportunities prior to our entry into any of these businesses. "Real estate related" businesses include real estate brokerage, real estate management, mortgage financing, appraising, counseling, land development and building, title insurance, escrow services, franchising, operation of an association comprised of real estate licensees and operation of a Multiple Listing Service.

Board Representation

   Upon consummation of this offering, we will issue to the NAR one share of our New Series A Preferred Stock. As long as the REALTOR.com operating agreement is in effect and the NAR continues to hold at least 20% of the shares of common stock it owned immediately prior to this offering, through its ownership of the one share of our New Series A Preferred Stock the NAR will be entitled to nominate one member to our board. See "Description of Capital Stock." Under our stockholders agreement, so long as our operating agreement remains in effect, the NAR will have the right to nominate two members to RealSelect's board of directors.

   Mr. Hanauer, the NAR designee to our board, is a member of the Executive Committee of the National Association of REALTORS.

Agreements with the National Association of Home Builders

   Operating Agreement

   In June 1998, we entered into an operating agreement with the NAHB. Under this agreement, we agreed to display electronic ads for new residential property.

   The NAHB's agreement not to compete. The NAHB agreed it would not, during the term of the operating agreement and for the one year period after the agreement terminates:

  . engage in the electronic display, other than through analog television, of advertisements for new residential property;

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

  . develop, maintain or house home pages for members of the NAHB; or

  . create Internet sites for persons affiliated with the sale or marketing of new residential real estate.

   Term of the agreement. This agreement runs through June 2003 and automatically renews for successive one year periods. However, starting in June 2000, the NAHB can terminate the agreement at any time, for any reason if it provides us with six months' prior notice. If the NAHB chooses to terminate the agreement in this manner, however, its non-competition obligation described above will last for a period of three years after the agreement terminates. In addition, if the termination occurs prior to June 2003, the NAHB must surrender all the shares received by it upon its exercise of the warrant described below. If the NAHB terminates the agreement between June 2003 and June 2008, it must surrender 50% of the shares it received upon its exercise of that warrant. The operating agreement may also be terminated if either of us materially breaches a term of the agreement or becomes bankrupt or insolvent.

   Warrant

   In June 1998, we issued a warrant to purchase 226,576 shares of our common stock to the NAHB at an exercise price of $.0005 per share. This warrant has been exercised.

   Restrictions on the NAHB's Ability to Sell Shares

   The NAHB cannot transfer any of the shares it received upon exercise of the warrant until June 2003. It cannot sell more than 50% of the shares unless the transferee agrees to be bound by the surrender provisions described above.

Combination of InfoTouch and NetSelect

   In February 1999, NetSelect and InfoTouch combined in a non-substantive share exchange. Richard R. Janssen, a director of our company, owned 438,014 shares of InfoTouch, which represented approximately 2.19% of our outstanding capital stock as of March 31, 1999. In August 1998, under a stock redemption agreement that we entered into at the time of this combination, we repurchased 421,606 shares of InfoTouch common stock held by Mr. Janssen for cash at a purchase price of $10.25 per share.

Loans to Executive Officers

   In August 1998, Dr. Wolff exercised options to acquire 269,658 and Mr. Janssen exercised options to acquire 174,118 shares of our common stock, for an aggregate exercise price of $126,252 in the case of Dr. Wolff, and $24,377 in the case of Mr. Janssen. Dr. Wolff paid $126,117 and Mr. Janssen paid $24,289 of the purchase price with promissory notes. In April 1999, Dr. Wolff exercised options to acquire 668,578 shares, Mr. Giesecke exercised options to acquire 66,664 shares, Mr. Rosenblatt exercised options to acquire
91,818 shares and Mr. Tafeen exercised options to acquire 150,000 shares of our common stock for an aggregate exercise price of $1.7 million for Dr. Wolff, $199,992 for Mr. Giesecke, $348,254 for Mr. Rosenblatt and $229,650 for Mr. Tafeen. Dr. Wolff paid $1.7 million, Mr. Giesecke paid $199,959, Mr. Rosenblatt paid $348,208 and Mr. Tafeen paid $229,575, of the purchase price with promissory notes.

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

                            PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information with respect to beneficial ownership of our common stock as of March 31, 1999, as adjusted to reflect the exchange by the NAR of substantially all its shares of RealSelect common stock for shares of HomeStore.com common stock and the sale of our common stock in this offering, by (1) each stockholder known by us to be the beneficial owner of 5% or more of our common stock, (2) each of our directors,
(3) each executive officer listed in the summary compensation table, and (4) all executive officers and directors as a group.

   Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 1999 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address for each listed stockholder is c/o HomeStore.com, Inc., 225 West Hillcrest Drive, Suite 100, Thousand Oaks, CA 91360.

   The number of shares of common stock outstanding after this offering
includes        shares of common stock being offered in this prospectus as
well as the      shares of common stock offered in our underwritten initial public offering. It does not include (1) the shares that are subject to the warrants issued in this offering or (2) the over-allotment option granted to the underwriters of our underwritten initial public offering. The percentage of common stock outstanding as of March 31, 1999 is based on 18,373,996 shares of common stock outstanding on that date, assuming that all outstanding preferred stock has been converted into common stock.

                                          Shares      Percentage of Shares
                                       Beneficially    Beneficially Owned
                                          Owned      -----------------------
                                         Prior to     Before        After
Name of Beneficial Owner                 Offering    Offering      Offering
------------------------               ------------  --------     ----------
L. John Doerr(1)......................   3,377,674          18.4%
 Kleiner Perkins Caufield & Byers
Michael C. Brooks(2)..................   2,126,652          11.6%
 Whitney Equity Partners, L.P.
Joe F. Hanauer(3)(4)..................   2,025,008          11.0%
 Ingleside Interests, L.P.
National Association of REALTORS(4)...   1,810,256           9.9%
James G. Brown(5).....................   1,530,720           8.3%
 General Electric Capital Corporation
Stuart H. Wolff, Ph.D.(6).............   1,220,236           6.6%
Daniel A. Koch(7).....................   1,086,292           5.9%
 Independent Consultants, Inc.
William E. Kelvie(8)..................     833,334           4.5%
 Fannie Mae
Richard R. Janssen(9).................     699,190           3.8%
Kenneth K. Klein(10)..................     226,576           1.2%
 National Association of Home Builders
Peter B. Tafeen(11)...................     203,750           1.1%
John M. Giesecke, Jr.(12).............     150,000             *
All 14 directors and executive
 officers as a group(13)..............  12,943,143          67.9%

--------
  *  Represents beneficial ownership of less than 1%
 (1) Represents 3,112,862 shares held by Kleiner Perkins Caufield & Byers VIII, 180,372 shares held by KPCB VIII Founders Fund and 84,440 shares held by KPCB Information Sciences Zaibatsu Fund II. L. John

     Doerr is a general partner of the general partner of these funds. Mr. Doerr disclaims beneficial ownership of shares held by these entities except to the extent of his pecuniary interest in these entities. The address of Kleiner Perkins Caufield & Byers and Mr. Doerr is 2750 Sand Hill Road, Menlo Park, CA 94025.
 (2) Represents 2,126,652 shares held by Whitney Equity Partners, L.P. Michael
     C. Brooks is a managing member of the general partner of this fund. Mr. Brooks disclaims beneficial ownership of shares held by this entity except to the extent of his pecuniary interest in these entities. The address of Whitney Equity Partners, L.P. is 177 Broad Street, Stamford,
     CT 06901.
 (3) Includes 1,810,256 shares held by the NAR, of which Mr. Hanauer is a member of the Executive Committees. Mr. Hanauer disclaims beneficial ownership of shares held by this association. Also includes 214,752 shares held by Ingleside Interests, L.P. Mr. Hanauer is a general partner of this entity. Mr. Hanauer disclaims beneficial ownership of shares held by this entity except to the extent of his pecuniary interest in this entity. The address for the NAR is 430 North Michigan Avenue, Chicago, IL 60611.
 (4) Includes 75,000 shares to be issued to the NAR prior to the closing of this offering.
 (5) Represents shares held by GE Capital. Mr. Brown is Senior Vice President and Industry Leader with GE Equity, the private investing arm of GE Capital. Mr. Brown disclaims beneficial ownership of these shares. The address of General Electric Capital Corporation is 120 Long Ridge Road, Stamford, CT 06927.
 (6) Includes 546,970 shares that are subject to our right to repurchase these shares. This right of repurchase lapses with respect to 21,520 shares per month.
 (7) Includes 66,694 shares held by Independent Consultants, Inc., of which
     Mr. Koch is Chief Executive Officer. Mr. Koch disclaims beneficial ownership of shares held by this entity except to the extent of his pecuniary interest in this entity. The address of Daniel A. Koch is 12905 Lafayette Ave., Omaha NE 68154.
 (8) Represents shares held by Fannie Mae. Mr. Kelvie is the Chief Information Officer of Fannie Mae. Mr. Kelvie disclaims beneficial ownership of any shares held by Fannie Mae.
 (9) Includes 87,058 shares subject to options exercisable through May 31, 1999.
(10) Represents 226,576 shares held by the NAHB, of which Mr. Klein is a member of the Executive Committee. Mr. Klein disclaims beneficial ownership of all shares held by this association.
(11) Includes 150,000 shares held by Mr. Tafeen, of which 105,625 are subject to our right to repurchase these shares. This right of repurchase lapses with respect to 3,125 shares per month. Also includes 53,750 shares subject to options granted on April 22, 1999 and exercisable before May
     31, 1999.
(12) Represents 150,000 shares subject to options exercisable before May 31, 1999.
(13) Includes the shares beneficially owned by the persons and entities described in footnotes (1)-(6) and (8)-(11). Also includes an additional 550,000 shares, 300,000 of which are shares held by other officers and 250,000 of which are shares subject to options held by those other officers that are exercisable before May 31, 1999.

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

                         DESCRIPTION OF CAPITAL STOCK

   Immediately following this offering and our underwritten initial public offering, the authorized capital stock of HomeStore.com will consist of 200,000,000 shares of common stock, $.001 par value per share, and 10,000,000 shares of undesignated preferred stock, $.001 par value per share. As of March 31, 1999, and assuming the conversion of all outstanding preferred stock into common stock, there were outstanding 18,373,996 shares of common stock held of record by approximately 275 stockholders, one share of our new Series A preferred stock to be issued to the NAR, options to purchase 2,813,782 shares of common stock and warrants to purchase 463,668 shares of common stock.

Common Stock

   Dividend Rights. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at the times and in the amounts as the board may from time to time determine.

   Voting Rights. Each common stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

   No preemptive or similar rights. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

Preferred Stock

   Upon the closing of this offering, each outstanding share of our existing preferred stock will be converted into two shares of common stock, except our new Series A preferred stock, which will not convert and will remain outstanding. See Note 11 of Notes to Financial Statements for a description of this preferred stock.

   Upon completion of this offering, we will have authorized and outstanding one share of our new Series A preferred stock which will be held by the NAR. The rights of this stock are identical to our common stock, except:

  . it is non voting, except that for so long as our operating agreement with the NAR has not been terminated and the NAR holds 20% of its stock owned prior to this offering, the NAR will be entitled to elect one director;

  . the holder of this stock is entitled to receive a non-cumulative, non-mandatory dividend preference of $.08 per annum and liquidation preference of $1.00 per share;

  . this stock is automatically converted to one share of common stock upon sale, transfer, pledge or other disposition of the share of Series A preferred stock;

  . this stock is subject to a right of first refusal at $1.00 in our favor upon any proposed transfer by the NAR; and

  . this stock is redeemable by us at $1.00 if the operating agreement is terminated or if the NAR fails to hold 20% of its stock owned prior to this offering.

   Following the offering, HomeStore.com will be authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any of its qualifications, limitations or restrictions. The board can also increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by the stockholders. The board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of HomeStore.com and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. We have no current plan to issue any shares of preferred stock.

Other Warrants

   For a description of the terms of the warrants being offered by this prospectus see "Description of Warrants." Warrants to purchase 463,668 shares of common stock were outstanding as of March 31, 1999.

   America Online. In connection with entering into a distribution agreement with America Online in April 1998, we issued a warrant to purchase 226,590 shares of our common stock at an exercise price of $3.16 per share. If America Online does not purchase any shares in our underwritten initial public offering, the warrant will expire. Additionally, if America Online exercises its right to purchase $2.0 million of common stock in our underwritten initial public offering, we will issue to it warrants to acquire $3.0 million of common stock with a weighted average exercise price of 137.5% of the initial public offering price per share for our underwritten initial public offering.

  Original MLSs. During 1998 and early 1999, we issued warrants to purchase up to 83,752 shares of common stock to MLSs that agreed to provide their real estate listings to us for publication on the Internet on a preferred national basis. The issuance of these warrants is contingent upon our underwritten initial public offering. The exercise price will be equal to the initial public offering price per share price in this offering. These warrants will expire at various times from May 2000 to January 2001.

  Broker Gold. In February 1999, we closed a private equity offering to real estate brokers under our Broker Gold program. We also issued warrants to purchase up to 143,326 shares of our common stock with an exercise price to be equal to the initial public offering price per share in our underwritten initial public offering. The issuance of these warrants is contingent upon our underwritten initial public offering.

  Additional Broker Warrants. In the future, we may offer up to 170,000 warrants to the Broker Gold program members who elect to renew their existing listing agreements with us after their original two year term expires. The broker must also maintain a minimum number of property listings as well as continue to hold our securities. If issued, we anticipate that these warrants would have an exercise price based upon the average of the closing market price of the common stock for the ten trading days preceding the date which is one day before the warrant is issued.

   Other. There is an additional outstanding warrant to purchase 10,000 shares of our common stock at an exercise price of $12.00 per share. This warrant expires on January 19, 2002.

Registration Rights

   The holders of approximately 18,189,966 shares of common stock have the right to require us to register their shares with the Securities and Exchange Commission so that those shares may be publicly resold or to include their shares in any registration statement we file.

   Demand Registration

   Right to demand registration. At any time six months after our underwritten initial public offering, these stockholders can request that we file a registration statement so they can publicly sell their shares.

   Who may make a demand. Either GE Capital or funds affiliated with Kleiner Perkins Caufield & Byers can require that we file a registration statement. Otherwise, holders of at least 10% of the shares having registration rights must demand that we file a registration statement.

   Number of times holders can make demands. We will only be required to file two registration statements for GE Capital and no more than four total. However, if we are eligible to file a registration statement on Form S-3, there is no limit to the number of registration statements we could be asked to file so long as the aggregate amount of securities to be sold in each registration exceeds $1.0 million.

   Postponement. We may postpone the filing of a registration statement for up to 180 days once in a 12 month period if we determine that the filing would interfere with corporate transactions or would require premature disclosure of them.
   Expenses. We will pay only the expenses for two registrations effected on Form S-1 and two registrations effected on Form S-3. However, even with respect to these registrations, we are not obligated to pay the sellers' underwriting discounts or commissions.

   Piggyback Registration

   If we register any securities for public sale, these stockholders will have the right to include their shares in the registration statement. However, this right does not apply to a registration relating to securities to be sold under one of our stock plans or to be issued in a merger, consolidation or reorganization transaction. The underwriters of any underwritten offering will have the right to limit the number of shares to be so included in a registration statement.

   We will pay all of the expenses relating to any piggyback registration, other than underwriting discounts and commissions.

   Expiration of Registration Rights

   The registration rights described above will expire five years after our underwritten initial public offering is completed, or earlier with respect to a particular stockholder if that holder can resell all of its securities in a three month period under Rule 144 of the Securities Act or another exemption from the registration requirements of the Securities Act.

   In addition to these registration rights, if America Online exercises its rights to acquire shares in our underwritten initial public offering, it will have the right to demand the registration of the shares of common stock issuable upon the exercise of the warrants granted to it in connection with its share purchase in our underwritten initial public offering. See "--
 Warrants."

NAR Put Right

   The NAR will have the right to require us to redeem its remaining one half of one shares of RealSelect common stock for $1.0 million, or if we merge with RealSelect within one year after this offering, convert that stock into an aggregate of 49,926 shares of our common stock. This right is described under the section entitled "Certain Transactions--Conversion of RealSelect Stock into HomeStore.com Stock."

Anti-Takeover Provisions

   The provisions of Delaware law, our certificate of incorporation, our bylaws, the NAR operating agreement and our stockholders agreement may have the effect of delaying, deferring or discouraging another person from acquiring control of our company. Our certificate of incorporation and bylaws contain a number of provisions that could have the effect of delaying, preventing or discouraging a change of control of our company. These include:

  . We will have a classified board, which is divided into three classes with staggered three-year terms;

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

  . Our stockholders are unable to fill any interim vacancy on our board of directors;

  . Any action required or permitted to be taken by our stockholders at an annual meeting or a special meeting of the stockholders may only be taken if it is properly brought before that meeting and may not be taken by written consent;

  . Our stockholders are limited in their ability to remove any director or the entire board of directors without cause;

  . Our bylaws provide that special meetings of the stockholders may be called at any time by the board of directors, and must be called upon the request of the chairman of the board of directors, the chief executive officer, the president, or by a majority of the members of the board of directors and may not be called by stockholders; and

  . Stockholders must follow specified procedures in order to properly submit any business before a stockholder meeting.

   These provisions are designed to reduce the vulnerability of HomeStore.com to an unsolicited acquisition proposal and, accordingly, could discourage potential acquisition proposals and could delay or prevent a change in control of HomeStore.com. These provisions are also intended to discourage tactics that may be used in proxy fights but could, however, have the effect of discouraging others from making tender offers for our shares and, consequently, may also inhibit fluctuations in the market price for our shares that could result from actual or rumored takeover attempts. These provisions may also have the effect of preventing changes in our management. See "Risk Factors--Our certificate of incorporation and bylaws, Delaware law and other agreements contain provisions that could discourage a takeover."

   Delaware Law

   We will be subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents certain Delaware corporations from engaging, under certain circumstances, in a "business combination," which includes a merger or sale of more than 10% of the corporation's assets with any "interested stockholder," or a stockholder who owns 15% or more of the corporation's outstanding voting stock, as well as affiliates and associates of stockholder, for three years following the date that stockholder became an "interested stockholder" unless:

  . the transaction is approved by the board prior to the date the "interested stockholder" attained that status;

  . upon consummation of the transaction that resulted in the stockholder's becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

  . on or subsequent to such date the "business combination" is approved by the board and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the "interested stockholder."

   A Delaware corporation may "opt out" of this provision with an express provision in its original certificate of incorporation or an express provision in its certificate or incorporation or bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. However, we have not "opted out" of this provision. The statute could prohibit or delay mergers or other takeover or change-in-control attempts and, accordingly, may discourage attempts to acquire us.

   NAR Operating Agreement

   The NAR operating agreement is subject to termination if:

  . a third party acquires 50% or more of our voting stock; or

  . a majority of our board ceases to serve on that board and their replacements have not been approved by the board or replacements approved by them.

   Stockholder Agreement

   The stockholder agreement entered into among stockholders holding substantially all of our capital stock at March 31, 1999, the NAR and us, will limit a change of control or a sale of all or substantially all of our assets. Under the agreement, without the prior consent of the NAR, which may not unreasonably be withheld:

  . the stockholders who are party to the agreement, including various entities affiliated with Kleiner Perkins Caufield & Byers and Whitney Equity Partners, are restricted from transferring in non-public market sales, other than to any other stockholder party to the agreement or in an underwritten public offering, their shares to any transferee whose primary business is real estate related or who will become a holder of more than 5% of our capital stock; and

  . we may not sell, lease or exchange all or substantially all of our assets.

Limitations on Liability and Indemnification of Officers and Directors

   Our certificate of incorporation limits the liability of directors to the fullest extent permitted by Delaware law. In addition, our certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. We intend to enter into separate indemnification agreements with our directors and executive officers that provide them indemnification protection in the event the certificate of incorporation is subsequently amended.

   Our certificate of incorporation and bylaws provide that we will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures. These provisions may have the effect of preventing changes in the management.

Transfer Agent and Registrar

   The Transfer Agent and Registrar for our common stock is ChaseMellon Shareholder Services, L.L.C.

                        DESCRIPTION OF WARRANTS OFFERED

   The warrants being offered under this prospectus provide the holder of each such warrant the right to purchase a specified number of shares of our common stock. The warrants will be subject to the following terms:

  . the exercise price will equal the per share price such common stock to the public in our initial public offering of common stock, which is being conducted simultaneously with this offering

  . the warrants may also be exercised, or converted to common stock, on a "net exercise" or "cashless" basis;

  . the warrants can be exercised by the holder for a period of eighteen months beginning on the day of our initial public offering of common stock;

  . the number of shares issuable upon exercise or conversion of the warrant shall be subject to customary proportional adjustments in the event of any stock dividend, stock split, reverse stock split, combination or other similar event affecting the number of outstanding shares of our common stock;

  . in the event of a reorganization or recapitalization of HomeStore.com, upon subsequent exercise or conversion of the warrant, the holder will receive such stock, other securities or property to which the holder would be entitled to receive if the warrant were exercised immediately prior to such reorganization or recapitalization; and

  . the warrant may not be assigned by the holder without the prior written consent of HomeStore.com.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Sales of substantial amounts of common stock including shares issued upon exercise of outstanding warrants or options in the public market after this offering and our underwritten initial public offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sale of equity securities. Furthermore, as described below, 2,838,460 shares currently outstanding will be available for sale after the expiration of contractual restrictions on resale with us and/or the underwriters of our underwritten initial public offering. Sales of substantial amounts of our common stock in the public market after contractual restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

   Upon completion of this offering and our underwritten initial public
offering, we will have outstanding        shares of common stock, assuming no
exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants. Of these shares, the shares sold in this offering and our underwritten initial public offering will be freely tradable without restriction under the Securities Act unless purchased by our "affiliates." Based on shares outstanding as of April 30, 1999, the remaining shares will become eligible for public sale as follows:

                         Approximate
                          Number of
                           Shares
                          Eligible
                         For Future
          Date              Sale                       Comment
          ----           -----------                   -------
Date of this Prospectus.          0
181 days after the date
 of this Prospectus.....  4,747,676  Lock-up released. These shares may be sold under Rules 144, 144(k) or 701.
February 4, 2000........ 14,698,900  Restricted securities held for at least one year that may be sold under Rule 144.
February 18, 2000.......    450,000  Restricted securities held for at least one
                                     year that may be sold under Rule 144.
April 9, 2000...........    681,910  Restricted securities held for at least one
                                     year that may be sold under Rule 144.

   Lock-Up Agreements with the Underwriters

   Stockholders holding approximately 97% of our common stock on an as-converted basis, including all of our officers and directors, have signed lock-up agreements with the underwriters of our underwritten initial public offering under which they agreed not to sell, transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock without the prior consent of Morgan Stanley & Co. Incorporated for a period of 180 days after the date of this prospectus.

   Morgan Stanley & Co. Incorporated may choose to release some of these shares from these restrictions prior to the expiration of this 180-day period, although we are not aware of any current intention to request them to do so.

   Rule 144

   In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . 1% of the number of shares of common stock then outstanding, which will
    equal approximately      shares immediately after this offering; or

  . the average weekly trading volume of the common stock on the Nasdaq
    National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

   Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about HomeStore.com.

   Rule 144(k)

   Under Rule 144(k), a person who has not been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, 144(k) shares may be sold immediately upon the completion of this offering.

   Rule 701

   Any employee, officer or director of, or consultant to, HomeStore.com who purchased his or her shares under a written compensatory plan or contract may be entitled to sell their shares in reliance on Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. Under this rule, all holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling those shares. However, because all shares that we have issued under Rule 701 are subject to lock-up agreements, they will only become eligible for sale when the 180-day lock-up agreements expire. As a result, they may be sold 90 days after the offering only if the holder obtains the prior written consent of Morgan Stanley & Co. Incorporated.

   Registration Rights

   Upon completion of this offering, the holders of 18,189,966 shares of common stock, or their transferees, will be entitled to certain rights with respect to the registration of those shares under the Securities Act. See "Description of Capital Stock--Registration Rights." After these shares are registered, they will be freely tradable without restriction under the Securities Act.

   Stock Options

   Immediately after this offering, we intend to file a registration statement under the Securities Act covering shares of common stock reserved for issuance under our stock option and employee stock purchase plans. As of March 31, 1999, options to purchase 2,813,782 shares of common stock were issued and outstanding.

   Upon the expiration of the lock-up agreements described above, at least 1,500,521 shares of common stock will be subject to vested options, based on options outstanding as of March 31, 1999. This registration statement is expected to be filed and become effective as soon as practicable after the effective date of this offering. Accordingly, shares registered under this registration statement will, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately after the 180-day lock-up agreements expire.

   Warrants

   As of March 31, 1999, we had outstanding warrants to purchase 463,668 shares of common stock. If these warrants are exercised and the exercise price is paid in cash, the shares must be held for one year before they can be sold under Rule 144.

                             PLAN OF DISTRIBUTION

   The securities being offered under this prospectus are being offered for sale by HomeStore.com principally to Multiple Listing Services and home builders. We have not entered into, and do not intend to enter into, any agreement, arrangement or understanding with any underwriter or any broker or market maker with respect to the securities offered by us under this prospectus.

   It is anticipated that we will obtain indications of interest from potential investors for the amount of the offering and confirm orders after the Registration Statement of which this prospectus is a part has been declared effective. We may sell less than all of the securities offered under this prospectus. There is no required minimum number of shares that must be sold as a condition to completion of the offering. Confirmations containing requests for written commitments from investors purchasing in the offering and final prospectuses will be distributed to all investors as soon as practicable this after the Registration Statement of which this prospectus is a part has been declared effective. After that time, investors will be asked to execute and deliver an agreement covering the purchase of the securities in conjunction with a related data content provider agreement. No investor funds will be accepted prior to the effective date of the Registration Statement of which this prospectus is a part. Upon closing, (i) we will deliver to each investor the number of shares of common stock and warrants to purchase shares of our common stock purchased by the investor according to instructions delivered by or on behalf of the investors, and (ii) each investor will deliver to us immediately available funds in an amount equal to the aggregate purchase price of the securities being sold to the investor. The offering will not continue after the closing, except for exercises or conversion of warrants over their term.

   In the case of Multiple Listing Services, the number of shares subject to the warrant will represent the particular MLS's proportional share of 494,538 aggregate shares, based upon the number of listings provided by participating MLSs, at an exercise price equal to the price to the public in our initial public offering of common stock, which is being conducted simultaneously with this offering. The securities offered under this prospectus will be offered to home builders in units consisting of shares of our common stock and/or a warrant to purchase shares of our common stock. In the case of home builders, each unit consists of 5,000 shares at a purchase price of $16.50 per share and, if eligible, a warrant to purchase up to 5,000 shares at an exercise price equal to the price to the public in our initial public offering of common stock, which is being conducted simultaneously with this offering. The precise number of shares subject to warrants offered to home builders will be determined based upon the number of listings covered by the data content agreements.

   Multiple Listing Services will be eligible to purchase units of our securities if they enter into data content agreements with us. The principal terms of these agreements are:

  . the MLS must grant to us the exclusive or preferred right to list their listing data on the Internet on a national basis for a term; and

  . the MLS may not sell, transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock without the prior consent of the underwriters for our underwritten initial public offering for a period of 180 days after the date of that prospectus.

   Similarly, home builders will be eligible to purchase units of our securities if they enter into data content agreements with us. The principal terms of these agreements are:

  . the home builder must grant to us the exclusive right to list their listing data on the Internet on a national basis for a defined term; and

  . the homebuilder may not sell, transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock without the prior consent of the underwriters for our underwritten initial public offering for a period of 180 days after the date of that prospectus.

   The Registration Statement, of which this prospectus is a part, will also cover the issuance of our common stock upon exercise or conversion or the warrants being offered under this prospectus.

                                 LEGAL MATTERS

   Fenwick & West LLP, Palo Alto, California, will pass upon the validity of the issuance of the shares of common stock offered by this prospectus.

                                    EXPERTS

   The consolidated financial statements of HomeStore.com, Inc. and subsidiaries as of December 31, 1997 and 1998 and for the years ended December 31, 1996, 1997 and 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The consolidated financial statements of NetSelect, Inc. and subsidiaries as of December 31, 1997 and 1998 and for the period from October 28, 1996 (Inception) to December 31, 1996 and the years ended December 31, 1997 and 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The consolidated financial statements of NetSelect, LLC and subsidiaries as of December 31, 1997 and 1998 and for the period from October 28, 1996 (Inception) to December 31, 1996 and the years ended December 31, 1997 and 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The financial statements of The Enterprise of America, Ltd. as of December 31, 1997 and March 31, 1998 and for the year ended December 31, 1997 and the three months ended March 31, 1998 included in this prospectus statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The consolidated financial statements of MultiSearch Solutions, Inc. and subsidiary as of December 31, 1997 and June 30, 1998 and for the year ended December 31, 1997 and the six months ended June 30, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The consolidated financial statements of SpringStreet, Inc. at December 31, 1998 and 1997, and for the year ended December 31, 1998 and for the period from August 21, 1997 (commencement of operations) through December 31, 1997, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                       CHANGE IN INDEPENDENT ACCOUNTANTS

   Effective January 21, 1999, PricewaterhouseCoopers LLP was engaged as our independent accountants. Prior to January 21, 1999, Deloitte & Touche LLP had been our independent accountants. The decision to change independent accountants was approved by our board of directors.

   For the period from October 28, 1996 through December 31, 1998 and for the period from January 1, 1999 through January 21, 1999, we and Deloitte & Touche LLP did not have any disagreement on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

   The report of Deloitte & Touche LLP on our financial statements for the periods from October 28, 1996 through December 31, 1996 and January 1, 1997 through December 31, 1997 did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

                            ADDITIONAL INFORMATION

   We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and the common stock, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The registration statement, including exhibits and schedules, may be inspected without charge at the SEC's principal office in Washington, D.C., and copies of all or any part of it may be obtained from that office after payment of fees prescribed by the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at http://www.sec.gov.

   We intend to provide our stockholders with annual reports containing consolidated financial statements audited by an independent public accounting firm and quarterly reports containing unaudited consolidated financial data for the first three quarters of each year.

                              HOMESTORE.COM, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Unaudited Pro Forma Condensed Consolidated Financial Information
  Overview.................................................................  F-2
  Pro Forma Condensed Consolidated Balance Sheet...........................  F-4
  Pro Forma Condensed Consolidated Statements of Operations................  F-5
  Notes to Pro Forma Condensed Consolidated Financial Information..........  F-7
HomeStore.com, Inc. Consolidated Financial Statements
  Report of Independent Accountants........................................ F-10
  Consolidated Balance Sheets.............................................. F-11
  Consolidated Statements of Operations.................................... F-12
  Consolidated Statements of Stockholders' Equity (Deficit)................ F-13
  Consolidated Statements of Cash Flows.................................... F-14
  Notes to Consolidated Financial Statements............................... F-15
NetSelect, Inc. Consolidated Financial Statements
  Report of Independent Accountants........................................ F-33
  Consolidated Balance Sheets.............................................. F-34
  Consolidated Statements of Operations.................................... F-35
  Consolidated Statements of Stockholders' Equity.......................... F-36
  Consolidated Statements of Cash Flows.................................... F-37
  Notes to Consolidated Financial Statements............................... F-38
NetSelect, LLC Consolidated Financial Statements
  Report of Independent Accountants........................................ F-51
  Consolidated Balance Sheets.............................................. F-52
  Consolidated Statements of Operations.................................... F-53
  Consolidated Statements of Shareholders' Equity.......................... F-54
  Consolidated Statements of Cash Flows.................................... F-55
  Notes to Consolidated Financial Statements............................... F-56

The Enterprise of America, Ltd. Financial Statements
  Report of Independent Accountants........................................ F-69
  Balance Sheets........................................................... F-70
  Statements of Operations................................................. F-71
  Statements of Stockholders' Deficit...................................... F-72
  Statements of Cash Flows................................................. F-73
  Notes to Financial Statements............................................ F-74
MultiSearch Solutions, Inc. Consolidated Financial Statements
  Report of Independent Accountants........................................ F-77
  Consolidated Balance Sheets.............................................. F-78
  Consolidated Statements of Operations.................................... F-79
  Consolidated Statements of Stockholders' Deficit......................... F-80
  Consolidated Statements of Cash Flows.................................... F-81
  Notes to Consolidated Financial Statements............................... F-82
SpringStreet, Inc. Financial Statements
  Report of Independent Accountants........................................ F-85
  Balance Sheets........................................................... F-86
  Statements of Operations................................................. F-87
  Statements of Shareholders' Deficit...................................... F-88
  Statements of Cash Flows................................................. F-89
  Notes to Financial Statements............................................ F-90

                              HOMESTORE.COM, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

                                   Overview

   On February 4, 1999, NetSelect, Inc. ("NSI") was merged with and into the Company pursuant to a non-substantive share exchange, which was provided for in the agreements governing the formation and operation of RealSelect, Inc. The share exchange lacked substance since both the Company and NSI were shell companies for their respective investments in RealSelect, and because the respective underlying ownership interests of individual investors were unaffected. Accordingly, the non-substantive share exchange was accounted for at historical cost. The share exchange between the Company and NSI is referred to herein as the "Reorganization". See Note 1 of HomeStore.com, Inc. Notes to Consolidated Financial Statements for further discussion about the Reorganization.

   In March 1998, NSI acquired The Enterprise for 210,000 shares of common stock with an estimated fair value of $525,000, a note payable in the amount of $2.2 million, and $705,000 in cash and other acquisition related expenses. The acquisition has been accounted for as a purchase. The acquisition cost has been allocated to the assets acquired and liabilities assumed based on estimates of their respective fair values. The excess of purchase consideration over net tangible assets acquired of $3.9 million has been allocated to goodwill which is being amortized on a straight-line basis over five years.

   In July 1998, NSI acquired MultiSearch for 325,000 shares of Series E redeemable convertible preferred stock with an estimated fair value of approximately $4.8 million, a note payable in the amount of $3.6 million, and $875,000 in cash and other acquisition related expenses. The acquisition has been accounted for as a purchase. The acquisition cost has been allocated to the assets acquired and liabilities assumed based on estimates of their respective fair values. The excess of purchase consideration over net tangible assets acquired of $9.4 million has been allocated to goodwill which is being amortized on a straight-line basis over five years.

   In April 1999, the Company sold 340,955 shares of Series G convertible preferred stock for approximately $17 million. These shares will be converted into an aggregate of 681,910 shares of common stock at the closing of an initial public offering.

   In May 1999, the Company entered into a reorganization agreement with SpringStreet in which the Company expects to acquire SpringStreet in a transaction that will be accounted for as a purchase. The transaction has been approved by the board of directors of each company and is subject to approval by each company's stockholders. Stockholders and option holders of SpringStreet will receive, in the aggregate, 1,270,900 shares of convertible preferred stock and common stock or an aggregate of 2,123,000 shares of common stock assuming two-for-one conversion of convertible preferred stock into common stock, in exchange for all of the outstanding shares, including employee stock options, of SpringStreet. The acquisition cost is estimated to be $47.7 million which is based on the terms and preferences of the shares issued in the transaction relative to the value received by the Company in the April 1999 Series G financing. The preliminary allocation of the excess of purchase consideration over net tangible assets acquired has been allocated to goodwill which is expected to be amortized on a straight-line basis over five years. In addition, the Company expects to record deferred stock compensation of $3.8 million relating to unvested stock options assumed in the transaction. The purchase allocation adjustments made in connection with the preparation of the unaudited pro forma consolidated financial statements are preliminary and have been made solely for the purpose of preparing such unaudited pro forma consolidated financial statements.

   The following unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1998 and the three months ended March 31, 1999 give effect to the Reorganization and the acquisitions of The Enterprise, MultiSearch and SpringStreet as if they had occurred on January 1, 1998.

   The unaudited pro forma condensed consolidated balance sheet as of March 31, 1999 gives effect to the SpringStreet acquisition as if it had occurred on March 31, 1999, by combining the balance sheet of SpringStreet as of March 31, 1999 with the Company's balance sheet as of the same date. In addition, the pro forma condensed consolidated balance sheet gives effect to the issuance of the Series G convertible preferred stock, the

                              HOMESTORE.COM, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

                             Overview (Continued)

conversion of each outstanding share of convertible preferred stock into two shares of common stock upon the closing of our underwritten initial public offering and the exchange of RealSelect common stock owned by the NAR for shares of Company common stock upon the closing of our underwritten initial public offering.

   The unaudited pro forma condensed consolidated statement of operations is not necessarily indicative of the operating results that would have been achieved had the transactions been in effect as of the beginning of the period presented and should not be construed as being representative of future operating results.

   The audited historical financial statements of the Company, NSI, The Enterprise, MultiSearch and SpringStreet are included elsewhere in this Prospectus and the unaudited pro forma financial information presented herein should be read in conjunction with those financial statements and related notes.

                              HOMESTORE.COM, INC.
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1999

                                 (in thousands)

                                  HomeStore.com         SpringStreet         Adjustments          Pro Forma
                               -----------------------------------------------------------------  ---------
           Assets
Current assets:
 Cash and cash equivalents...    $           4,840     $          16,738   $          17,000 (6)  $ 38,578
 Accounts receivable, net....                2,617                   491                             3,108
 Current portion of prepaid
  distribution expense.......                2,960                                                   2,960
 Deferred royalties..........                1,708                                                   1,708
 Other current assets........                  899                   743                             1,642
                                 -----------------     -----------------   -----------------      --------
Total current assets.........               13,024                17,972              17,000        47,996
Prepaid distribution
 expense.....................                7,234                                                   7,234
Property and equipment, net..                2,187                   910                             3,097
Intangible assets, net.......               18,372                                    30,252 (2)    48,624
Other assets.................                  285                   466                               751
                                 -----------------     -----------------   -----------------      --------
                                 $          41,102     $          19,348   $          47,252      $107,702
                                 =================     =================   =================      ========

   Liabilities, Redeemable Convertible Preferred Stock and Stockholders' Equity
Current liabilities:
 Accounts payable............    $           3,166     $             824   $                      $  3,990
 Accrued liabilities.........                9,576                 1,094                            10,670
 Due to related parties......                1,200                                                   1,200
 Deferred revenues...........                7,971                 1,169              (1,169)(4)     7,971
 Current portion of notes
  payable....................                1,746                                                   1,746
                                 -----------------     -----------------   -----------------      --------
Total current liabilities....               23,659                 3,087              (1,169)       25,577
Notes payable                                3,324                                                   3,324
                                 -----------------     -----------------   -----------------      --------
                                            26,983                 3,087              (1,169)       28,901
                                 -----------------     -----------------   -----------------      --------
Redeemable convertible
 preferred stock.............                5,016                13,774             (13,774)(5)        --
                                                                                      (5,016)(7)
                                 -----------------     -----------------   -----------------      --------
Stockholders' equity:
 Convertible preferred
  stock......................                    5                16,002             (16,002)(5)
                                                                                          (5)(7)
 Common stock................                    9                 4,031              (4,031)(5)        21
                                                                                           1 (1)
                                                                                          11 (7)
 Additional paid-in capital..              119,856                                    47,681 (1)   193,384
                                                                                       3,837 (3)
                                                                                      17,000 (6)
                                                                                       5,016 (7)
                                                                                          (6)(7)
 Treasury stock..............              (13,676)                                                (13,676)
 Notes receivable from
  stockholders...............               (1,651)                                                 (1,651)
 Deferred stock
  compensation...............              (16,323)               (3,275)              3,275 (5)   (20,160)
                                                                                      (3,837)(3)
 Accumulated deficit.........              (79,117)              (14,271)             14,271 (5)   (79,117)
                                 -----------------     -----------------   -----------------      --------
Total stockholders' equity...                9,103                 2,487              67,211        78,801
                                 -----------------     -----------------   -----------------      --------
                                 $          41,102     $          19,348   $          47,252      $107,702
                                 =================     =================   =================      ========

      See accompanying notes to Pro Forma Condensed Consolidated Financial
                                  Information

                              HOMESTORE.COM, INC.
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998

                    (in thousands, except per share amounts)

                                             Adjust-        Pro Forma                                       Adjust-
                     HomeStore.com   NSI      ments       HomeStore.com Enterprise MultiSearch SpringStreet  ments
                     ------------- --------  -------      ------------- ---------- ----------- ------------ -------
Revenues...........     $  --      $ 15,003  $  --          $ 15,003       $969      $2,054      $ 1,099    $   --
Cost of revenues...                   7,338                    7,338        524         947          721
                        ------     --------  ------         --------       ----      ------      -------    -------
Gross profit.......        --         7,665     --             7,665        445       1,107          378        --
                        ------     --------  ------         --------       ----      ------      -------    -------
Operating expenses:
 Sales and
  marketing........                  25,560                   25,560        174         544        6,509
 Product
  development......                   4,139                    4,139                     24        1,089
 General and
  administrative...          3        6,929                    6,932        274         457        1,578       (325)(10)
 Amortization of
  intangible
  assets...........                   1,893                    1,893                                          7,128 (9)
 Stock-based
  charges..........                  20,455                   20,455                                          1,538 (8)
                        ------     --------  ------         --------       ----      ------      -------    -------
   Total operating
    expenses.......          3       58,976                   58,979        448       1,025        9,176      8,341
                        ------     --------  ------         --------       ----      ------      -------    -------
Loss from
 operations........         (3)     (51,311)                 (51,314)        (3)         82       (8,798)    (8,341)
Interest income....                     583                      583                                 207        (18)(11)
Interest expense...                    (365)                    (365)       (32)        (24)                   (136)(12)
Other expense......                     (97)                     (97)
                        ------     --------  ------         --------       ----      ------      -------    -------
Net loss before
 minority interest.         (3)     (51,190)                 (51,193)       (35)         58       (8,591)    (8,495)
Minority interest..                     222                      222
                        ------     --------  ------         --------       ----      ------      -------    -------
Net loss...........         (3)     (50,968)                 (50,971)       (35)         58       (8,591)    (8,495)
Accretion of
 redemption value
 and stock
 dividends on
 convertible
 preferred stock...                  (1,659)  1,659 (13)         --
Repurchase of
 convertible
 preferred stock...                  (7,727)                  (7,727)
                        ------     --------  ------         --------       ----      ------      -------    -------
Net loss applicable
 to common
 stockholders......     $   (3)    $(60,354) $1,659         $(58,698)      $(35)     $   58      $(8,591)   $(8,495)
                        ======     ========  ======         ========       ====      ======      =======    =======
Historical basic
 and diluted net
 loss per share
 applicable to
 common
 stockholders......     $  --
                        ======
Shares used in the
 calculation of
 historical basic
 and diluted net
 loss per share
 applicable to
 common
 stockholders......      3,669
                        ======
Pro forma basic and
 diluted net loss
 per share
 applicable to
 common
 stockholders......
Shares used in the
 calculation of pro
 forma basic and
 diluted net loss
 per share
 applicable to
 common
 stockholders......
                        Pro
                       Forma
                     --------
Revenues...........  $ 19,125
Cost of revenues...     9,530
                     --------
Gross profit.......     9,595
                     --------
Operating expenses:
 Sales and
  marketing........    32,787
 Product
  development......     5,252
 General and
  administrative...     8,916
 Amortization of
  intangible
  assets...........     9,021
 Stock-based
  charges..........    21,993
                     --------
   Total operating
    expenses.......    77,969
                     --------
Loss from
 operations........   (68,374)
Interest income....       772
Interest expense...      (557)
Other expense......       (97)
                     --------
Net loss before
 minority
 interest..........   (68,256)
Minority interest..       222
                     --------
Net loss...........   (68,034)
Accretion of
 redemption value
 and stock
 dividends on
 convertible
 preferred stock...       --
Repurchase of
 convertible
 preferred stock...    (7,727)
                     --------
Net loss applicable
 to common
 stockholders......  $(75,761)
                     ========
Historical basic
 and diluted net
 loss per share
 applicable to
 common
 stockholders......
Shares used in the
 calculation of
 historical basic
 and diluted net
 loss per share
 applicable to
 common
 stockholders......
Pro forma basic and
 diluted net loss
 per share
 applicable to
 common
 stockholders......  $  (4.46)(13)
                     ========
Shares used in the
 calculation of pro
 forma basic and
 diluted net loss
 per share
 applicable to
 common
 stockholders......    16,992 (13)
                     ========

      See accompanying notes to Pro Forma Condensed Consolidated Financial
                                  Information

                              HOMESTORE.COM, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1999
                    (in thousands, except per share amounts)

                                                                Pro Forma
                         HomeStore.com   NSI    Adjustments   HomeStore.com SpringStreet Adjustments    Pro Forma
                         ------------- -------  -----------   ------------- ------------ -----------    ---------
Revenues................   $  5,570    $ 2,433     $ --         $  8,003      $   869      $    --      $  8,872
Cost of revenues........      2,749        798                     3,547          341                      3,888
                           --------    -------     ----         --------      -------      -------      --------
Gross profit............      2,821      1,635       --            4,456          528           --         4,984
                           --------    -------     ----         --------      -------      -------      --------
Operating expenses:
 Sales and marketing....      9,163      4,064                    13,227        3,054                     16,281
 Product development....        331        174                       505          994                      1,499
 General and
  administrative........      1,987      1,053                     3,040        1,073         (426)(16)    3,687
 Amortization of
  intangible assets.....        521        261                       782                     1,509 (15)    2,291
 Stock-based charges....      7,139        569                     7,708                       385 (14)    8,093
                           --------    -------     ----         --------      -------      -------      --------
   Total operating
    expenses............     19,141      6,121                    25,262        5,121        1,468        31,851
                           --------    -------     ----         --------      -------      -------      --------
Loss from operations....    (16,320)    (4,486)                  (20,806)      (4,593)      (1,468)      (26,867)
Interest income.........         25         51                        76           39                        115
Interest expense........        (62)       (31)                      (93)                                    (93)
Other expense...........        (34)       (25)                      (59)                                    (59)
                           --------    -------     ----         --------      -------      -------      --------
Net loss................    (16,391)    (4,491)                  (20,882)      (4,554)      (1,468)      (26,904)
Accretion of redemption
 value and stock
 dividends on
 convertible preferred
 stock..................       (414)      (207)     621 (17)          --                                      --
                           --------    -------     ----         --------      -------      -------      --------
Net loss applicable to
 common stockholders....   $(16,805)   $(4,698)    $621         $(20,882)     $(4,554)     $(1,468)     $(26,904)
                           ========    =======     ====         ========      =======      =======      ========
Historical basic and
 diluted net loss per
 share applicable to
 common stockholders....   $  (2.53)
                           ========
Shares used in the
 calculation of
 historical basic and
 diluted net loss per
 share applicable to
 common stockholders....      6,645
                           ========
Pro forma basic and
 diluted net loss per
 share applicable to
 common stockholders....                                                                                $  (1.24)(17)
                                                                                                        ========
Shares used in the
 calculation of pro
 forma basic and diluted
 net loss per share
 applicable to common
 stockholders...........                                                                                  21,720 (17)
                                                                                                        ========

      See accompanying notes to Pro Forma Condensed Consolidated Financial
                                  Information

                              HOMESTORE.COM, INC.

   NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

   Pro forma adjustments giving effect to the SpringStreet acquisition, the issuance of 340,955 shares of Series G convertible preferred stock and the assumed conversion of each outstanding share of the Company's preferred stock and the exchange of shares of RealSelect common stock owned by the NAR for shares of the Company's common stock upon the closing of our underwritten initial public offering in the unaudited pro forma condensed consolidated balance sheet at March 31, 1999 reflect the following:

  (1) Issuance of an aggregate of approximately 1,002,400 shares of convertible preferred stock and common stock (1,854,500 shares assuming a two-for-one conversion of convertible preferred stock), and fair value assigned to vested stock options to acquire approximately 83,400 shares of common stock to be assumed by the Company. The actual allocation between convertible preferred stock and common stock will not be determined until the closing of the SpringStreet acquisition, and accordingly, the allocation presented in the unaudited pro forma condensed consolidated financial information is preliminary and has been made solely for the purpose of developing such pro forma financial information. Acquisition costs in the SpringStreet acquisition are not expected to be material.

  (2) Excess of purchase consideration over the fair value of net tangible assets acquired.

  (3) Deferred stock compensation assigned to unvested stock options to acquire approximately 185,100 shares of common stock to be assumed by the Company.

  (4) Elimination of SpringStreet's deferred revenues.

  (5) Elimination of SpringStreet's stockholders' equity, including redeemable convertible preferred stock and deferred stock compensation.

  (6) Sale of 340,955 shares of Series G convertible preferred stock and receipt of aggregate proceeds of $17.0 million.

  (7) Conversion of each outstanding share of the Company's preferred stock into shares of the Company's common stock and the exchange of shares of RealSelect common stock owned by the NAR for shares of the Company's common stock upon the closing of our underwritten initial public offering.

   Pro forma adjustments giving effect to the Reorganization and the acquisition of The Enterprise, MultiSearch and SpringStreet in the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1998, reflect the following:

  (8) Amortization of deferred stock compensation for SpringStreet over the remaining vesting period of the assumed unvested options.

  (9) Amortization of goodwill for The Enterprise, MultiSearch and SpringStreet acquisitions of $188,000 $934,000 and $6.0 million, respectively, on a straight-line basis over 5 years.

  (10) Elimination of SpringStreet deferred stock compensation expense for the year ended December 31, 1998.

                              HOMESTORE.COM, INC.

  NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION--
                                  (Continued)


  (11) Reduction in interest income related to interest earned on cash consideration prior to the March 1998 acquisition of the Enterprise and June 1998 acquisition of MultiSearch.

  (12) Increase in interest expense related to interest imputed on the non-interest bearing notes issued in connection with the acquisitions of The Enterprise ($39,000) and MultiSearch ($97,000) from January 1, 1998 to the respective acquisition dates. The notes have been discounted at a discount rate of 10%.

  (13) The difference between the historical and pro forma basic and diluted net loss per share applicable to common stockholders for the year ended December 31, 1998, other than the adjustments discussed above, is the result of the following:

    Decrease in net loss applicable to common stockholders:

    . Elimination of the accretion of redemption value and stock dividends on convertible preferred stock of $1,659,000 resulting from the assumed conversion of the Company's preferred stock into common stock in connection with our initial public offering.

    Increase in shares used in the calculation of pro forma net loss per share applicable to common stockholders:

    . Inclusion of shares issued in connection with the acquisitions of The Enterprise, MultiSearch and SpringStreet as if such shares were outstanding from January 1, 1998. The increase attributable to shares issued in The Enterprise, MultiSearch and SpringStreet acquisitions was 52,000, 332,000 and 1,854,500 shares, respectively.

    . Exchange of RealSelect common stock owned by the NAR for shares of the Company's common stock as of January 1, 1998 of 1,498,000 shares.

    . Inclusion of shares of Company common stock issued to NSI stockholders in the Reorganization from January 1, 1998 or the date of original issuance by NSI, if later, of 2,329,000.

    . Automatic conversion of the Company's convertible preferred stock into shares of common stock as of January 1, 1998 or the date of issuance by NSI or the Company, if later, was 7,257,000.

   Pro forma adjustments giving effect to the Reorganization and the acquisition of SpringStreet in the unaudited pro forma consolidated statement of operations for the three months ended March 31, 1999, reflect the following:

  (14) Amortization of deferred stock compensation for SpringStreet over the remaining vesting period of the assumed unvested options.

  (15) Amortization of goodwill for The Enterprise, MultiSearch and SpringStreet acquisitions.

  (16) Elimination of SpringStreet deferred stock compensation expense of $426,000 for the three months ended March 31, 1999.

  (17) The difference between the historical and pro forma basic and diluted net loss per share applicable to common stockholders for the three months ended March 31, 1999, other than the adjustments discussed above, is the result of the following:

    Decrease in net loss applicable to common stockholders:

    . Elimination of the accretion of redemption value and dividends on convertible preferred stock of $621,000 resulting from the assumed conversion of the Company's preferred stock into common stock in connection with our initial public offering.

                              HOMESTORE.COM, INC.

  NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION--
                                  (Continued)


    Increase in shares used in the calculation of pro forma net loss per share applicable to common stockholders:

    . Increase resulting from inclusion from January 1, 1999 of the shares issued in connection with the SpringStreet acquisition of 1,854,500.

    . Increase resulting from the assumed conversion of RealSelect common stock owned by the NAR into shares of the Company's common stock as of January 1, 1999 or the date of issuance if later of 1,553,000 shares.

    . Increase resulting from the inclusion of shares of Company common stock issued to NSI stockholders in the Reorganization from January 1, 1999 or the date of original issuance by NSI if later of 1,873,000.

    . Increase resulting from the assumed conversion of the Company's redeemable and non-redeemable convertible preferred stock into shares of common stock as of January 1, 1999 or the date of issuance by NSI or the Company if later was 9,794,000.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
HomeStore.com, Inc.

In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of HomeStore.com, Inc. (the "Company") at December 31, 1997 and 1998 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Century City, California
 March 31, 1999, except for
 the effect of the stock split
 described in Note 20, as to
 which the date is April 5,
 1999.

                              HOMESTORE.COM, INC.

                          CONSOLIDATED BALANCE SHEETS
                    (in thousands, except per share amounts)

                                                                      Pro Forma
                                                                    Stockholders'
                                         December 31,                 Equity at
                                       ----------------  March 31,    March 31,
                                        1997     1998      1999         1999
                                       -------  -------  ---------  -------------
                                                               (unaudited)
               Assets
Current assets:
 Cash and cash equivalents...........  $   155  $    71  $  4,840
 Accounts receivable, net of
  allowance for doubtful accounts of
  $458 at March 31, 1999.............                       2,617
 Current portion of prepaid
  distribution expense...............                       2,960
 Deferred royalties..................                       1,708
 Other current assets................                         899
                                       -------  -------  --------
Total current assets.................      155       71    13,024
Prepaid distribution expense.........                       7,234
Property and equipment, net..........                       2,187
Intangible assets, net...............                      18,372
Other assets.........................                         285
                                       -------  -------  --------
  Total assets.......................  $   155  $    71  $ 41,102
                                       =======  =======  ========
    Liabilities, Redeemable Convertible Preferred Stock and Stockholders' Equity (Deficit)
Current liabilities:
 Accounts payable....................  $    --  $    --  $  3,166
 Accrued liabilities.................       49              9,576
 Due to related party................      143       70     1,200
 Deferred revenue....................                       7,971
 Current portion of notes payable....                       1,746
                                       -------  -------  --------
Total current liabilities............      192       70    23,659
Notes payable........................                       3,324
Other non-current liabilities........       96       96
                                       -------  -------  --------
                                           288      166    26,983
                                       -------  -------  --------
Commitments and contingencies (Note
 19).................................

Series E redeemable convertible
 preferred stock, $.001 par value;
 325 shares authorized, issued and
 outstanding at March 31, 1999; and
 no shares pro forma, redemption
 value of $6,003.....................       --       --     5,016           --
                                       -------  -------  --------     --------
Stockholders' equity (deficit):
 Convertible preferred stock, $.001
  par value; 9,675 shares authorized;
  5,053 shares issued and 4,622
  shares outstanding at March 31,
  1999, respectively; liquidation
  preference of 65,287 at March 31,
  1999; no shares pro forma..........                           5
 Common stock, $.001 par value;
  10,000 authorized at December 31,
  1997 and 1998, 90,000 shares
  authorized at March 31, 1999;
  3,460, 3,992 and 9,641 shares
  issued at December 31, 1997 and
  1998, and March 31, 1999,
  respectively; 3,460, 3,992 and
  8,478 outstanding at December 31,
  1997 and 1998, and March 31, 1999,
  respectively; 18,373 shares pro
  forma..............................        3        4         9           19
 Additional paid-in capital..........    2,727    3,318   119,856      124,867
 Treasury stock, at cost; 431 shares
  of convertible preferred stock at
  March 31, 1999; and 1,162 shares of
  common stock at March 31, 1999.....                     (13,676)     (13,676)
 Notes receivable from stockholders..              (551)   (1,651)      (1,651)
 Deferred stock compensation.........                     (16,323)     (16,323)
 Accumulated deficit.................   (2,863)  (2,866)  (79,117)     (79,117)
                                       -------  -------  --------     --------
  Total stockholders' equity
   (deficit).........................  $  (133) $   (95) $  9,103     $ 14,119
                                       -------  -------  --------     ========
                                       $   155  $    71  $ 41,102
                                       =======  =======  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                              HOMESTORE.COM, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)

                                                           Three Months Ended
                                Year Ended December 31,         March 31,
                                -------------------------  --------------------
                                 1996     1997     1998      1998       1999
                                -------  -------  -------  --------- ----------
                                                               (unaudited)
Revenues......................  $ 1,360  $    42  $    --  $     --  $    5,570
Cost of revenues..............       42        6                          2,749
                                -------  -------  -------  --------  ----------
Gross profit..................    1,318       36       --        --       2,821
                                -------  -------  -------  --------  ----------
Operating expenses:
  Sales and marketing.........      479       14                          9,163
  Product development.........      629                                     331
  General and administrative..      441       38        3         1       1,987
  Amortization of intangible
   assets.....................                                              521
  Stock-based charges.........                                            7,139
                                -------  -------  -------  --------  ----------
    Total operating expenses..    1,549       52        3         1      19,141
                                -------  -------  -------  --------  ----------
Loss from operations..........     (231)     (16)      (3)       (1)    (16,320)
Interest income...............                                               25
Interest expense..............      (21)      (1)                           (62)
Other expense.................                                              (34)
                                -------  -------  -------  --------  ----------
Net loss......................  $  (252) $   (17) $    (3) $     (1) $  (16,391)
Accretion of redemption value
 and stock dividends on
 convertible preferred stock..                                             (414)
                                -------  -------  -------  --------  ----------
Net loss applicable to common
 stockholders.................  $  (252) $   (17) $    (3) $     (1) $  (16,805)
                                =======  =======  =======  ========  ==========
Basic and diluted net loss per
 share applicable to common
 stockholders.................  $  (.18) $    --  $    --  $     --  $    (2.53)
                                =======  =======  =======  ========  ==========
Shares used to calculate basic
 and diluted net loss per
 share applicable to common
 stockholders.................    1,391    3,461    3,669     3,461       6,645
                                =======  =======  =======  ========  ==========
Pro forma basic and diluted
 net loss per share applicable
 to common stockholders.......                                       $    (1.00)
                                                                     ==========
Shares used to calculate pro
 forma basic and diluted net
 loss per share applicable to
 common stockholders..........                                           16,439
                                                                     ==========


  The accompanying notes are an integral part of these consolidated financial statements.

                              HOMESTORE.COM, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                 (in thousands)

                   Convertible
                    Preferred                                             Notes                                 Total
                      Stock        Common Stock   Additional           Receivable    Deferred               Stockholders'
                  ---------------  --------------  Paid-in   Treasury     From        Stock     Accumulated    Equity
                  Shares  Amount   Shares  Amount  Capital    Stock    Stockholder Compensation   Deficit     (Deficit)
                  ------  -------  ------  ------ ---------- --------  ----------- ------------ ----------- -------------
Balance at
 January 1,
 1996...........     532  $ 1,495   1,124   $ 1    $    949  $     --    $    --     $     --    $ (2,594)    $   (149)
Conversion of
 preferred
 stock..........    (532)  (1,495)  2,246     2       1,493                                                         --
Issuance of
 common stock...                       90               285                                                        285
Net loss........                                                                                     (252)        (252)
                  ------  -------  ------   ---    --------  --------    -------     --------    --------     --------
Balance at
 December 31,
 1996...........      --       --   3,460     3       2,727        --         --           --      (2,846)        (116)
Net loss........                                                                                      (17)         (17)
                  ------  -------  ------   ---    --------  --------    -------     --------    --------     --------
Balance at
 December 31,
 1997...........      --       --   3,460     3       2,727        --         --           --      (2,863)        (133)
Exercise of
 stock options
 for notes
 receivable.....                      532     1         591                 (551)                                   41
Net loss........                                                                                       (3)          (3)
                  ------  -------  ------   ---    --------  --------    -------     --------    --------     --------
Balance at
 December 31,
 1998...........      --       --   3,992     4       3,318        --       (551)          --      (2,866)         (95)
Reorganization
 (unaudited)
 (Note 1).......   4,528        5   4,992     5      98,126    (1,770)    (3,230)     (10,079)    (60,860)      22,197
Issuance of
 common stock
 and Series F
 preferred stock
 (unaudited)....      94              251             3,473                                                      3,473
Issuance of
 common stock to
 minority
 interest
 (unaudited)....                                                                                    1,000        1,000
Exercise of
 stock options
 (unaudited)....                      405             1,608               (1,500)                                  108
Repurchase of
 common stock
 (unaudited)....                   (1,162)                    (11,906)     3,630                                (8,276)
Deferred stock
 compensation
 (unaudited)....                                      7,383                            (7,383)                      --
Stock-based
 charges
 (unaudited)....                                      6,000                             1,139                    7,139
Accretion of
 Series E
 redemption
 value
 (unaudited)....                                        (52)                                                       (52)
Net loss
 (unaudited)....                                                                                  (16,391)     (16,391)
                  ------  -------  ------   ---    --------  --------    -------     --------    --------     --------
Balance at March
 31, 1999
 (unaudited)....   4,622        5   8,478     9     119,856   (13,676)    (1,651)     (16,323)    (79,117)       9,103
Assumed
 conversion of
 convertible
 preferred stock
 (unaudited)....  (4,622)      (5)  9,245     9          (4)                                                        --
Assumed
 conversion of
 redeemable
 convertible
 preferred stock
 (unaudited)....                      650     1       5,015                                                      5,016
                  ------  -------  ------   ---    --------  --------    -------     --------    --------     --------
Balance at March
 31, 1999, pro
 forma
 (unaudited)....      --  $    --  18,373   $19    $124,867  $(13,676)   $(1,651)    $(16,323)   $(79,117)    $ 14,119
                  ======  =======  ======   ===    ========  ========    =======     ========    ========     ========


  The accompanying notes are an integral part of these consolidated financial statements.

                              HOMESTORE.COM, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                           Year ended      Three months ended
                                          December 31,          March 31,
                                       -----------------  --------------------
                                       1996   1997  1998   1998       1999
                                       -----  ----  ----  --------------------
                                                              (unaudited)
Cash flows from operating activities:
Net loss.............................. $(252) $(17) $ (3) $   (1)  $   (16,391)
Adjustments to reconcile net loss to
 net cash provided by (used in)
 operating activities:
Depreciation and amortization.........    39                               658
Provision for doubtful accounts.......                                      56
Amortization of discount on notes
 payable..............................                                      59
Other non-cash items..................           6                         590
Stock-based charges...................                                   7,139
Changes in operating assets and
 liabilities, net of acquisitions:
  Accounts receivable.................  (349)    2                        (412)
  Prepaid distribution expense........                                     360
  Deferred royalties..................                                    (310)
  Other assets........................    (6)   14             2           276
  Accounts payable and accrued
   liabilities........................   286   107  (122)                2,756
  Deferred revenues...................                                   1,807
                                       -----  ----  ----  ------   -----------
Net cash provided by (used in)
 operating activities.................  (282)  112  (125)      1        (3,412)
                                       -----  ----  ----  ------   -----------
Cash flows from investing activities:
Purchases of property and equipment...   (93)                             (164)
Proceeds from sale of property and
 equipment............................          19
                                       -----  ----  ----  ------   -----------
Net cash provided by (used in)
 investing activities.................   (93)   19    --      --          (164)
                                       -----  ----  ----  ------   -----------
Cash flows from financing activities:
Notes receivable from stockholders....                                   3,631
Proceeds from exercise of stock
 options..............................                                     109
Net proceeds from issuance of common
 stock................................                41                 1,242
Net proceeds from issuance of
 preferred stock......................   285                             2,232
Proceeds from officer and director
 loans................................   164
Repurchases of preferred and common
 stock................................                                 (11,906)
Repayment of capital lease
 obligation...........................   (43)  (12)
                                       -----  ----  ----  ------   -----------
Net cash provided by (used in)
 financing activities.................   406   (12)   41      --        (4,692)
                                       -----  ----  ----  ------   -----------
Change in cash and cash equivalents...    31   119   (84)      1        (8,268)

Cash assumed from NetSelect, Inc. ....                                  13,037
Cash and cash equivalents, beginning
 of period............................     5    36   155      36            71
                                       -----  ----  ----  ------   -----------
Cash and cash equivalents, end of
 period............................... $  36  $155  $ 71  $   37   $     4,840
                                       =====  ====  ====  ======   ===========
Supplemental disclosure of cash flow
 activities
Cash paid during the year for
 interest............................. $  21  $  1  $ --  $   --   $        --
                                       =====  ====  ====  ======   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                              HOMESTORE.COM, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Business:

   HomeStore.com, Inc. ("HomeStore.com" or "Company") offers a family of web sites, which include REALTOR.com, HomeBuilder.com, CommercialSource.com and through its pending SpringStreet acquisition, SpringStreet.com, providing the most comprehensive source of real estate listings and content on the Internet. Through its family of web sites, the Company provides a wide variety of information and communications tools for consumers, real estate industry professionals, advertisers and providers of real estate related products and services. The Company has strategic relationships with key industry participants, including real estate market leaders such as the National Association of REALTORS, the National Association of Home Builders, Multiple Listing Services, real estate franchises, brokers and agents. The Company currently generates revenues from several sources, including web hosting fees from agents, brokers, home builders and (through our pending SpringStreet acquisition) rental property owners and fees from advertisers.

   Company History

   Initial Business--HomeStore.com, Inc. (the "Company") was incorporated in the State of Delaware in 1993 under the name of InfoTouch Corporation ("InfoTouch") with the objective of establishing an interactive network of real estate "kiosks" for consumers to search for homes. In 1996, the Company began to develop the technology to build and operate high traffic Internet sites with content related to real estate.

   The RealSelect Venture--Effective December 4, 1996, the Company entered into a series of agreements with the National Association of Realtors and its wholly owned subsidiary Realtors Information Network (together referred to as the "NAR") and several investors (the "Investors"). Under these agreements, the Company transferred its recently developed technology and certain of its assets relating to advertising the listing of residential real estate on the Internet into NetSelect, LLC ("LLC"), a Delaware limited liability corporation, in exchange for a 46% ownership interest. The Investors contributed capital to a newly formed company, NetSelect, Inc. ("NSI"). LLC received capital funding from NSI and in-turn contributed the assets, intellectual property and the NSI capital to RealSelect, Inc. ("RealSelect"), a Delaware corporation, in exchange for common stock representing an 85% ownership interest.

   Also effective December 4, 1996, RealSelect entered into a number of agreements with and issued cash and RealSelect common stock representing a 15% ownership interest to the NAR in exchange for the rights to operate the website REALTOR.com and pursue commercial opportunities relating to the listing of real estate on the internet.

   Pursuant to the agreements governing RealSelect, the Company was required to terminate its remaining activities, which were insignificant, and dispose of its remaining assets and liabilities. Accordingly, following the formation of RealSelect, NSI, LLC and the Company were only shell companies as they had no liabilities and no assets other than their respective ultimate investments in the RealSelect. In addition, under the agreements, NSI was the only entity permitted to raise capital to support RealSelect which, once invested, increased NSI's ownership interests and diluted the ownership interests of the Company and the NAR.

   Reorganization of RealSelect Holding Structure--Under the RealSelect agreements, the reorganization of the initial holding structure was provided for at an unspecified future date. On February 4, 1999, NSI stockholders entered into a non-substantive share exchange with and were merged into the Company (the "Reorganization"). The share exchange lacked economic substance since both the Company and NSI were shell companies for their respective investments in RealSelect, and because the respective underlying ownership interests of individual investors were unaffected. Accordingly, the non-substantive exchange was accounted for at historical cost. For further discussion about accounting for the non-substantive exchange, see Note 4.

                              HOMESTORE.COM, INC.

   Initial Public Offering and Unaudited Pro Forma Balance Sheet--In May 1999, the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission ("SEC") that would permit the Company to sell shares of the Company's common stock in connection with a proposed underwritten initial public offering ("IPO"). If the IPO is consummated under the terms presently anticipated, upon the closing of the proposed IPO all of the then outstanding shares of the Company's convertible preferred stock will automatically convert into shares of common stock on a two-for-one basis. The conversion of the convertible preferred Stock has been reflected in the accompanying unaudited pro forma stockholders' equity as if it had occurred on March 31, 1999.

2. Summary of Significant Accounting Policies:

   Basis of Presentation--The Company's consolidated financial statements reflect the financial position, results of operations and cash flows of HomeStore.com, Inc., formerly InfoTouch. Accordingly, the operations up through December 4, 1996, reflect operations prior to the formation of RealSelect. The consolidated financial statements for 1997 and 1998 primarily reflect the Company's investment in LLC accounted for under the equity method (Note 3). The consolidated financial statements following the date of the Reorganization include the accounts of RealSelect and its wholly owned subsidiaries, in which the Company held a 92% (unaudited) ownership interest at March 31, 1999. Minority stockholder's interest has been eliminated to the extent of the minority stockholder's investment in the Company. All material intercompany transactions and balances have been eliminated in consolidation.

   Unaudited Interim Financial Information--The interim consolidated financial information of the Company for the three months ended March 31, 1998 and 1999 is unaudited. The unaudited interim financial information has been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position, results of operations and cash flows at March 31, 1999 and for the three months ended March 31, 1998 and 1999.

   Use of Estimates--The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent liabilities and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

   Cash Equivalents--The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents consist primarily of deposits in money market funds.

   Concentration of Credit Risk--Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited with high credit quality financial institutions. The Company's accounts receivable are derived from revenue earned from customers located in the United States. Accounts receivable balances are typically settled through customer credit cards and, as a result, the majority of accounts receivable are collected upon processing of credit card transactions. The Company maintains an allowance for doubtful accounts based upon the expected collectibility of accounts receivable.

   During the years ended December 31, 1996, 1997 and 1998, and the three months ended March 31, 1998 and 1999 (unaudited), no customers accounted for more than 10% of net revenues or net accounts receivable.

   Fair Value of Financial Instruments--The Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and notes payable are carried at cost, which approximates

                              HOMESTORE.COM, INC.

their fair value because of the short-term maturity of these instruments and the relatively stable interest rate environment.

   Prepaid Distribution--The Company has entered into various web portal distribution and preferred alliance agreements, which are being amortized ratably, over the term of the agreement, generally two to five years.

   Property and Equipment--Property and equipment are stated at historical cost. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets, generally three years or less, or the shorter of the lease term or the estimated useful lives of the assets, if applicable.

   Intangible Assets--Intangible assets primarily consist of goodwill resulting from the acquisitions of The Enterprise of America, Ltd. ("The Enterprise") and MultiSearch Solutions, Inc. ("MultiSearch") acquired by NSI prior to the Reorganization. This goodwill is being amortized on a straight-line basis over the estimated periods of benefit of five years (Note 5). In addition, in connection with its formation, RealSelect made various payments and issued common stock to the NAR for the right to use the REALTOR.com trademark and domain name, the "REALTORS" trademark and the exclusive rights to use the web site for real estate listings under an exclusive lifetime operating agreement. The stock issued and payments made to the NAR, as well as certain milestone-based amounts subsequently earned by the NAR are being amortized on a straight-line basis over the estimated period of benefit of 15 years.

   The Company reviews its intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. Impairment losses are recorded in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets.

   Revenue Recognition--Following the Reorganization, the Company's revenues are derived principally from the sale of products and services to real estate agents and brokers, home builders and from advertising sales. Revenues associated with the sale of agent products are recognized ratably over the term of the contract, generally 12 months. Royalties directly associated with these revenues are deferred and amortized over the same period. The Company also sells banner advertising pursuant to short-term contracts. Advertising revenue is recognized ratably in the period in which the advertisement is displayed, provided that no significant Company obligations remain and collection of the resulting receivable is probable. Company obligations typically include the guarantee of a minimum number of impressions or times that an advertisement appears in pages viewed by the users of the Company's online properties. Prior to the formation of RealSelect, the Company recognized revenue from customers of its kiosk business at the time of the advertisement placement. In addition, the Company recorded revenues totaling $1.0 million in 1996 under its development contract with the NAR whereby the NAR reimbursed the Company for costs of developing the Internet website.

   Product Development Costs--Product development costs incurred by the Company to develop, enhance, manage, monitor and operate the Company's web sites are expensed as incurred.

   Advertising Expense--Advertising costs are expensed as incurred and totalled $1.3 million during the three months ended March 31, 1999 (unaudited). No advertising costs were incurred during the years ended December 31, 1996, 1997 and 1998 and for the three months ended March 31, 1998.

   Stock-Based Compensation--The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." Under APB 25, compensation expense is recognized over the vesting period based on the difference, if any, on the date of grant between the

                              HOMESTORE.COM, INC.

deemed fair value for accounting purposes of the Company's stock and the exercise price on the date of grant. The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force ("EITF") 96-18.

   Income Taxes--Income taxes are accounted for under SFAS No. 109, "Accounting for Income Taxes." Under SFAS No.109, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.
   Net Loss Per Share--Net loss per share is computed by dividing the net loss applicable to common stockholders for the period by the weighted average number of common shares outstanding. Shares associated with stock options, warrants and convertible preferred stock are not included to the extent they are anti-dilutive.

   Pro Forma Net Loss Per Share (Unaudited)--Pro forma net loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of the Company's convertible preferred stock into shares of the Company's common stock effective upon the closing of the Company's initial public offering as if such conversion occurred on January 1, 1999 or at the date of original issuance, if later. The resulting pro forma adjustment includes an increase in the weighted average shares used to compute basic and diluted net loss per share of 9,794 for the three months ended March 31, 1999.

   Comprehensive Income--Effective January 1, 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. To date, the Company has not had any transactions that are required to be reported in comprehensive income.

   Segments--Effective January 1, 1998, the Company adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company has determined that it does not have any separately reportable business segments as of December 31, 1998 and March 31, 1999.

   Recent Accounting Pronouncements--In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") No. 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. The adoption of SOP 98-1 in the first quarter of 1999 did not have a significant impact on financial position, results of operations or cash flows.

   In April 1998, the AICPA issued SOP No. 98-5, "Reporting on the Costs of Start-Up Activities." SOP No. 98-5 requires that all start-up costs related to new operations must be expensed as incurred. In addition, start-up costs that were capitalized in the past must be written off when SOP No. 98-5 is adopted. The adoption of SOP No. 98-5 during the first quarter of 1999 did not have a significant impact on financial position, results of operations or cash flows.

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." The statement requires the recognition of all derivatives as either assets or liabilities in the balance sheet and the measurement of those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the planned use of the derivative and the resulting designation.

                              HOMESTORE.COM, INC.

Because the Company does not currently hold any derivative instruments and does not engage in hedging activities, the impact of adoption of SFAS No. 133 is not currently expected to have a material impact on financial position, results of operations or cash flows. The Company will be required to implement SFAS No. 133 in the first quarter of fiscal 2000.

3. Equity Investment in NetSelect, LLC:

   At the formation of RealSelect the Investors agreed to invest $7.0 million through NSI, which in turn was invested in LLC. For this investment, NSI received an ownership interest of 54% in LLC. The Company received a 46% interest in LLC for the transfer of substantially all of its assets, liabilities and intellectual property relating to the concept of listing residential real estate on the Internet. The book value of the net liabilities transferred amounted to $96,000. LLC agreed to transfer $5.8 million and the assets, liabilities and intellectual property contributed by the Company to RealSelect, for an ownership interest of 85%. The NAR received a 15% ownership interest in RealSelect. RealSelect received from the NAR the right to use certain trademarks and an agreement not to compete. As part of this transaction, RealSelect and the NAR entered into an operating agreement for the Internet site REALTOR.COM, and RealSelect paid the NAR and its creditors $3.4 million and forgave debt of approximately $266,000.

   Pursuant to the terms contained in the RealSelect agreement, the Company has ceased all operations other than it's LLC ownership interest.

   The investment in LLC prior to the Reorganization is accounted for under the equity method. The Company's share of losses is limited to the extent of its investment since there are no obligations to support or provide further financial assistance to LLC. Since these amounts exceed the equity in common stock of LLC, the investment has been recorded at no value.

   Summarized consolidated financial data for NetSelect, LLC and its subsidiary, RealSelect at December 31, 1997 and 1998 and for the period from October 28, 1996 (Inception of RealSelect) to December 31, 1996 and the years ended December 31, 1997 and 1998 are as follows (in thousands):

                                                                December 31,
                                                              -----------------
                                                               1997      1998
                                                              -------  --------
   Current assets............................................ $ 3,671  $ 23,632
   Total assets..............................................   8,728    54,908
   Current liabilities.......................................   2,580    20,685
   Total liabilities.........................................   2,727    23,921
   Redeemable preferred stock................................             4,939
   Accumulated deficit.......................................  (5,380)  (56,390)
   Stockholders' equity......................................   6,001    26,048

                                                 October 28,
                                                     1996
                                                 (Inception)    Year Ended
                                                      to       December 31,
                                                 December 31, ----------------
                                                     1996      1997     1998
                                                 ------------ ------  --------
   Revenues.....................................     $ --     $1,282  $ 15,003
   Loss from operations.........................     (391)    (6,031)  (51,278)
   Net loss applicable to common stockholders...     (248)    (5,132)  (60,396)

                              HOMESTORE.COM, INC.

   As a result of additional capital issued by NSI and NSI shares issued in connection with certain acquisitions, all of which were invested in RealSelect through LLC, the Company's ownership interest in LLC decreased to 34%, 21% and 21% (unaudited) at December 31, 1997, 1998 and February 4, 1999, respectively. Immediately following the Reorganization, the Company's ownership interest in RealSelect was 93%.

4. Reorganization of RealSelect:

   As described in Note 1, on February 4, 1999, RealSelect was reorganized through a non-substantive exchange of the Company's capital stock for all of the outstanding capital stock of NSI including the assumption of warrants and options to acquire common stock. Accordingly, the Company issued the following capital stock to NSI stockholders in exchange for an equivalent number of shares (in thousands, unaudited):

      Common Stock........................................................ 4,992
      Series A Convertible Preferred Stock................................ 1,378
      Series B Convertible Preferred Stock................................   191
      Series C Convertible Preferred Stock................................   614
      Series D Convertible Preferred Stock................................   681
      Series E Redeemable Convertible Preferred Stock.....................   325
      Series F Convertible Preferred Stock................................ 1,664
      Options to purchase Common Stock.................................... 2,623
      Warrants to purchase Common Stock...................................   310
      Warrants to purchase Preferred Stock................................     5

                              HOMESTORE.COM, INC.

   Because the exchange did not affect the economic interests of NSI and Company stockholders, the Reorganization has been accounted for as a combination of the historical assets and liabilities of the two individual companies at February 4, 1999. At the date of the Reorganization, NSI assets, liabilities and stockholders' equity were as follows (in thousands):

                                                                   February 4,
                                                                      1999
                                                                   -----------
                                                                   (unaudited)
                              Assets
Current assets:
  Cash and cash equivalents.......................................  $ 13,037
  Other current assets............................................     8,952
                                                                    --------
Total current assets..............................................    21,989
Prepaid distribution expense......................................     7,072
Property and equipment, net.......................................     2,373
Intangible assets, net............................................    19,463
Other.............................................................       286
                                                                    --------
                                                                    $ 51,183
                                                                    ========
     Liabilities, Redeemable Convertible Preferred Stock and
                       Stockholders' Equity
Current liabilities:
  Accounts payable and accrued liabilities........................  $ 12,473
  Deferred revenue................................................     6,065
  Current portion of notes payable................................     1,746
                                                                    --------
Total current liabilities.........................................    20,284
Notes payable.....................................................     3,265
                                                                    --------
Total liabilities.................................................    23,549
                                                                    --------
Redeemable convertible preferred stock............................     4,963
                                                                    --------
Convertible preferred stock.......................................         5
Common stock......................................................         5
Additional paid-in capital........................................    98,126
Treasury stock at cost............................................    (1,770)
Notes receivable from stockholders................................    (3,230)
Deferred stock compensation.......................................   (10,079)
Accumulated deficit...............................................   (60,386)
                                                                    --------
    Total stockholders' equity....................................    22,671
                                                                    --------
                                                                    $ 51,183
                                                                    ========

5.Acquisitions:

   The following acquisitions were consummated by NSI prior to the Reorganization.

   TouchTech Corporation

   Effective December 31, 1997, NSI acquired all the outstanding stock of TouchTech Corporation, a Canadian company, in exchange for 58,764 shares of common stock with a value of $53,000. The acquisition has been accounted for as a purchase. The excess of fair value of purchase consideration over net tangible assets has been allocated to goodwill and is being amortized on a straight-line basis over five years.

                              HOMESTORE.COM, INC.

   The Enterprise

   Effective March 31, 1998, NSI acquired all the outstanding stock of The Enterprise in exchange for aggregate consideration consisting of 210,000 shares of common stock with an estimated fair value of $525,000, a note payable in the amount of $2.2 million, $705,000 in cash and the assumption of $946,000 of net liabilities. The acquisition has been accounted for as a purchase. The excess of purchase consideration over net tangible assets of $3.9 million has been allocated to goodwill which is being amortized on a straight-line basis over five years. The purchase agreement also provides for certain contingent payments in the event that predetermined levels of sales are achieved. Such payments, if any, will be accounted for as compensation expense in the period earned and in no event shall such aggregate payments exceed $1.0 million. For the year ended December 31, 1998, no contingent payments were required under the terms of the agreement.

   MultiSearch

   Effective July 1, 1998, NSI acquired all the outstanding stock of MultiSearch, in exchange for issuing 325,000 shares of Series E redeemable convertible preferred stock with a value of $4.8 million, a note payable in the amount of $3.6 million, $875,000 in cash and the assumption of $657,000 of net liabilities. The acquisition has been accounted for as a purchase. The excess of total purchase consideration over net tangible assets acquired of $9.4 million has been allocated to goodwill which is being amortized on a straight-line basis over five years. The purchase agreement also provides for certain contingent payments in the event that predetermined levels of sales and earnings are achieved. Such payments, if any, will be accounted for as compensation expense in the period earned. For the year ended December 31, 1998, $360,000 of expense was recognized under the terms of the agreement.

6. Pro Forma Financial Information (Unaudited):

   The following summarized unaudited pro forma financial information assumes the Reorganization and the Enterprise and MultiSearch acquisitions occurred at the beginning of each period (in thousands, except per share amounts):

                                            Year Ended        Three Months
                                           December 31,     Ended March 31,
                                         -----------------  -----------------
                                          1997      1998     1998      1999
                                         -------  --------  -------  --------
   Revenues............................. $ 8,505  $ 18,026  $ 3,182  $  8,003
   Net loss applicable to common
    stockholders........................  (9,470)  (61,969)  (3,922)  (21,503)
   Net loss per share applicable to
    common stockholders:
     Basic and diluted.................. $ (2.16) $ (10.24) $  (.88) $  (2.52)
     Weighted average shares............   4,377     6,049    4,436     8,518

7. Property and Equipment:

   Property and equipment consists of the following (in thousands):

                                                                      March 31,
                                                                        1999
                                                                     -----------
                                                                     (unaudited)
   Computer equipment...............................................   $1,854
   Furniture and fixtures...........................................      592
   Leasehold improvements...........................................      700
                                                                       ------
                                                                        3,146
   Less: Accumulated depreciation...................................     (959)
                                                                       ------
                                                                       $2,187
                                                                       ======

                              HOMESTORE.COM, INC.

   Depreciation expense for the year ended December 31, 1996 was $39,000 and $137,000 for the three months ended March 31, 1999 (unaudited). The Company held no depreciable assets in 1997 and 1998.

8. Intangible Assets:

   Intangible assets consist of the following (in thousands):

                                                                      March 31,
                                                                        1999
                                                                     -----------
                                                                     (unaudited)
   Goodwill.........................................................   $13,243
   NAR operating agreement..........................................     6,745
   Other............................................................     1,356
                                                                       -------
                                                                        21,344
   Less: Accumulated amortization...................................    (2,972)
                                                                       -------
                                                                       $18,372
                                                                       =======

   Amortization expense for the three months ended March 31, 1999 was $521,000 (unaudited).

9. Accrued Liabilities:

   Accrued liabilities consist of the following (in thousands):

                                        December 31, December 31,  March 31,
                                            1997         1998        1999
                                        ------------ ------------ -----------
                                                                  (unaudited)
   Accrued payroll and related
    benefits...........................     $33          $--        $2,563
   Accrued distribution fees...........                              3,566
   Accrued royalties...................                              1,364
   Other...............................      16                      2,083
                                            ---          ---        ------
                                            $49          $--        $9,576
                                            ===          ===        ======

10. Related-Party Transactions:

   At March 31, 1999, the Company was indebted to an officer for $188,000 (unaudited). The loan is due on demand and bears interest at 10% per annum.

   In March 1999, the NAR received shares of RealSelect common stock convertible into 119,048 shares (unaudited) of Company common stock in satisfaction of certain obligations under the NAR operating agreement totaling $1.0 million. As of March 31, 1999, the Company was indebted to the NAR for $1.2 million (unaudited) which bears interest at 9% and is payable on or before the earlier of October 31, 1999 or thirty days after the closing of the sale of the Company's common stock in connection with an initial public offering.

   In connection with a 1998 stock redemption agreement, NSI loaned $3.1 million to a stockholder. The non-interest bearing note, which is full recourse and collateralized by shares of common stock was repaid in February 1999 following the Reorganization. At December 31, 1998, the note was classified as a component of stockholders' equity.

   At December 31, 1998, the Company and NSI held notes receivable from employees and directors totalling $702,000 for the exercise of stock options. The notes bear interest at 5.3% per annum and are due on or before August 21, 2003. The notes, which are classified as a component of stockholders' equity, are full recourse and collateralized by shares of common stock owned by the employees and directors. Following the Reorganization in February 1999, $551,000 of the notes were repaid (unaudited).

                              HOMESTORE.COM, INC.

   During the first quarter of 1999, the Company received a note receivable from an employee totalling $1.5 million (unaudited) representing amounts owed to the Company from the exercise of stock options. The note is full recourse and collateralized by shares of common stock of the Company and bears interest at 4.7%. The note, which is classified as a component of stockholders' equity, is due in 2005.

11. Notes Payable:

   As part of the acquisition of The Enterprise, NSI issued a $2.2 million non-interest bearing note payable which has been discounted at 10%. The note is payable in four installments, and matures March 31, 2001.

   As part of the acquisition of MultiSearch, NSI issued a $3.6 million non-interest bearing note payable which has been discounted at 10%. The note is payable in three installments, and matures April 1, 2001.

   As of December 31, 1998, future payments under the notes are as follows (in thousands):

      Year ending                                                      Principal
     December 31,                                                      Payments
     ------------                                                      ---------
      1999............................................................  $2,097
      2000............................................................   1,797
      2001............................................................   1,895
                                                                        ------
                                                                         5,789
     Less: Discount...................................................    (807)
                                                                        ------
     Present value of notes payable...................................   4,982
     Less current portion.............................................   1,746
                                                                        ------
     Long-term portion................................................  $3,236
                                                                        ======

12. Stock Options:

   Prior to the Reorganization, the Company granted stock options under the InfoTouch 1994 Stock Incentive Plan. In connection with the formation of RealSelect, options to purchase 530,000 shares of common stock, representing all outstanding options granted prior to December 4, 1996, became fully vested. In December 1996, the Company granted options to purchase 110,000 shares of common stock with an exercise price per share of $.14. In 1997, options to purchase 103,000 shares at $1.13 per share were canceled. In 1998, options to purchase 531,000 shares at a weighted average exercise price of $1.12 were exercised. Accordingly, at December 31, 1998 and up through the date of the Reorganization, options to purchase 6,000 shares were outstanding with a weighted average exercise price of $1.59 per share.

   In connection with the Reorganization, the Company assumed the NSI 1996 Stock Incentive Plan (the "Plan") which provides for the grant of options to purchase up to 4,000,000 common shares. Under the terms of the plan, options and other equity incentive awards may be granted to employees, officers, directors and consultants at the then-current market value of the Company's common shares, as determined by the Board of Directors. Options granted generally vest over four years, 25% for the first year and monthly thereafter over the remaining three years, and expire 10 years after the date of grant.

                              HOMESTORE.COM, INC.

   The following table summarizes activity under the Plan (including the InfoTouch options) for the period from October 28, 1996 (Inception of NSI) to December 31, 1996, the years ended December 31, 1997 and 1998 and the three months ended March 31, 1999 (shares in thousands):

                                                                       Weighted
                                                                       Average
                                                Number of  Price Per   Exercise
                                                 Shares      Share      Price
                                                --------- ------------ --------
   Outstanding at October 28, 1996                   --   $         --  $  --
     Outstanding InfoTouch options at December
      4, 1996.................................      530   1.13 to 2.25   1.34
     Granted..................................      780            .14    .14
                                                  -----
   Outstanding at December 31, 1996...........    1,310    .14 to 2.25    .63
     Granted..................................      574            .75    .75
     Canceled.................................     (103)          1.13   1.13
                                                  -----
   Outstanding at December 31, 1997...........    1,781    .14 to 2.25    .64
     Granted..................................    1,913   2.50 to 4.00   3.01
     Exercised................................     (974)   .14 to 2.50    .76
     Canceled.................................     (170)   .75 to 2.50   1.95
                                                  -----
   Outstanding at December 31, 1998...........    2,550    .14 to 4.00   2.28
     Granted (unaudited)......................      706   5.00 to 7.50   5.88
     Exercised (unaudited)....................     (404)   .14 to 5.00   3.97
     Canceled (unaudited).....................      (38)           .75    .75
                                                  -----
   Outstanding at March 31, 1999 (unaudited)..    2,814    .14 to 7.50   2.96
                                                  =====

   NSI options granted during the years ended December 31, 1997 and 1998 and the three months ended March 31, 1999 resulted in total compensation of $1.0 million, $9.5 million and $9.4 million (unaudited), respectively, and were recorded as deferred stock compensation in stockholders' equity. The deferred stock compensation is recognized as stock-based charges in the consolidated statement of operations over the related vesting period of the options. Common stock available for future grants at December 31, 1998 was 1,014,000 shares.

   Additional information with respect to the outstanding options as of December 31, 1998 is as follows (shares in thousands):

                                                                     Options
                                      Options Outstanding          Exercisable
                                -------------------------------- ---------------
                                Number Weighted Average Average  Number Average
                                  of      Remaining     Exercise   of   Exercise
   Prices:                      Shares Contractual Life  Price   Shares  Price
   -------                      ------ ---------------- -------- ------ --------
   $.14........................   226        7.90        $ .14     16    $ .14
   .75.........................   520        8.70          .75    134      .75
   2.25 to 2.50................   434        9.20         2.50     42     2.46
   3.00........................   362        9.50         3.00     46     3.00
   3.16........................   842        9.70         3.16     54     3.16
   4.00........................   166        9.90         4.00      2     4.00
                                -----                             ---
                                2,550                             294
                                =====                             ===

                              HOMESTORE.COM, INC.

   The Company calculated the minimum fair value of each option grant on the date of the grant using the minimum value option pricing model as prescribed by SFAS No. 123 using the following assumptions:

                                                                   Years Ended
                                                                   December 31,
                                                                  ----------------
                                                                  1996  1997  1998
                                                                  ----  ----  ----
   Risk-free interest rates......................................   6%    6%    5%
   Expected lives (in years).....................................   4     5     4
   Dividend yield................................................   0%    0%    0%
   Expected volatility...........................................   0%    0%    0%

   The compensation expense associated with the stock-based compensation plans did not result in a material difference from the reported net loss for the years ended December 31, 1996, 1997 or 1998.

13. Warrants:

   In connection with the Reorganization, the Company assumed warrants to purchase common stock. The following describes the terms of and accounting for the warrants assumed in the Reorganization and issued subsequently.

   In connection with entering into a distribution agreement with America Online in April 1998, the Company issued a warrant to purchase 226,590 shares of the Company's common stock at an exercise price of $3.16 per share. The warrant is contingent upon America Online exercising its right to purchase $2.0 million of common stock in an IPO. Additionally, if America Online exercises its right to purchase $2.0 million of common stock in an IPO, the Company will issue warrants to America Online to acquire $3.0 million of common stock with a weighted average exercise price of 137.5% of the initial public offering price. If warrants are purchased in connection with an IPO, the fair value will be measured at the date of the IPO and amortized to sales and marketing expense over the remaining term of the distribution agreement.

   Under the terms of an operating agreement entered into in 1998, the Company issued an immediately exercisable warrant to purchase 226,576 shares of common stock at an exercise price $0.0005 per share. The Company determined that the fair value of the warrant approximated $1.4 million at the date of issuance which is included in amortization of intangible assets over the estimated useful life of the operating agreement. The warrant was exercised in November 1998.

   During 1998, the Company issued warrants to purchase up to 83,752 shares of common stock to Multiple Listing Services ("MLSs") that agreed to provide their real estate listings to us for publication on the Internet on a preferred national basis over an initial term of 18 months. The issuance of these warrants is contingent upon completion of an IPO. The exercise price will be equal to the IPO per share price. Concurrently with an IPO, the Company will offer warrants to purchase up to 494,538 shares (unaudited) to MLSs that agree to provide the Company their listings on a preferred national basis. The fair value of issuable warrants will be measured at the date an IPO is deemed to be probable and recognized as expense over the terms of the applicable MLS agreement.

   In February 1999, the Company closed a private equity offering to real estate brokers under its Broker Gold program. The Company also issued warrants to purchase up to 143,326 shares (unaudited) of its common stock at an exercise price equal to the IPO per share price. The issuance of these warrants is contingent upon the completion of an IPO. The fair value of these warrants will be measured at the date an IPO is deemed to be probable and recognized as expense over the remaining term of the initial two year Broker Gold program agreements.

                              HOMESTORE.COM, INC.

   In the future, the Company may offer up to 170,000 warrants to the Broker Gold program members who elect to renew their existing listing agreements with the Company after their original two year term expires. The broker must also maintain a minimum number of property listings as well as continue to hold the Company's securities. If issued, these warrants would have an exercise price based upon the average of the closing market price of the common stock for the ten trading days preceding the date which is one day before the warrant is issued. The Company would recognize the fair value of the warrants, as then determined, as expense over the term of the renewed agreement.

14. Capitalization:

   Convertible preferred stock at March 31, 1999 (unaudited) consists of the following (in thousands):

                                                      Shares
                                              ---------------------- Liquidation
                                              Authorized Outstanding   Amount
                                              ---------- ----------- -----------
   Series A..................................   1,647       1,378      $ 4,479
   Series B..................................     353         191        1,353
   Series C..................................     614         614        4,957
   Series D..................................     681         681       10,775
   Series F..................................   2,100       1,758       43,723
   Undesignated..............................   4,279          --           --
                                                -----       -----      -------
                                                9,675       4,622      $65,287
                                                =====       =====      =======

   Voting--Each share of convertible preferred stock has a number of votes equal to the number of shares of common stock then issuable upon its conversion. The convertible preferred stock generally votes together with the common stock and not as a separate class.

   Dividends--The holders of each series of convertible preferred stock are entitled to receive dividends when, as and if declared by the Board of Directors at a rate of 6.5% of the respective issuance price per share per annum. The holders of Series D and Series F are entitled to receive cumulative dividends in preference to the holders of Series A, Series B, and Series C preferred stock and Series E redeemable convertible preferred stock and the common stock. In the event of a public offering of the Company's equity securities meeting certain minimum size requirements and timing, as defined in the Certificate of Incorporation, dividends declared, if any, will not be payable and will lapse. The holders of the Series D and Series F convertible preferred stock are entitled to dividends at their stated rate whether or not earned which are payable upon conversion provided the Company's public offering does not meet certain minimum size requirements and timing. Accordingly, the Company has recorded accretion from the date of the Reorganization of $362,000 (unaudited) for the three months ended March 31, 1999 related to the Series D and Series F dividends. No dividends have been declared or paid from inception.

   Liquidation--In the event of any liquidation or winding up of the Company, the holders of each series of convertible preferred stock will be entitled to receive, in preference to the holders of common stock, any distribution of assets of the Company equal to the sum of the respective issuance price of such shares plus any accrued and unpaid dividends. The holders of Series D and Series F are entitled to receive any distribution of assets of the Company before the holders of Series A, Series B, and Series C convertible preferred stock and Series E redeemable convertible preferred stock. The holders of Series A, Series B, Series C and Series E preferred stock are also entitled to receive an amount equal to the dividend rate (6.5%) accruing on a quarterly basis on the last day of each calendar quarter for the period from the respective date of issuance of such shares to the date of liquidation.

   After the full liquidation preference on all outstanding shares of convertible preferred stock has been paid, any remaining funds and assets of the Company will be distributed pro rata among the holders of the common stock.

                              HOMESTORE.COM, INC.

   Redemption--If a liquidation or initial public offering has not occurred by June 30, 2002, the holders of Series E redeemable convertible preferred stock are entitled to a redemption out of the assets of the Company equal to the Series E liquidation preference. The Company has recorded accretion from the date of the Reorganization of $52,000 (unaudited) for the three months ended March 31, 1999 related to the Series E redeemable preferred stock redemption value.

   Conversion--Each share of convertible preferred stock is convertible at the holder's option at any time into common stock, according to a ratio which is two-for-one, subject to adjustment for dilution. Each share of convertible preferred stock automatically converts into common stock at the then applicable conversion rate for each upon (i) the closing of an underwritten public offering pursuant to which the post-closing enterprise value is at least $300 million of Company stock at a price of at least $24.93 per share,
(ii) the consent of at least two-thirds of the outstanding preferred stock, or
(iii) as to each series of convertible preferred stock, upon the date that less than 100 shares of such series are outstanding.

15. Net Loss Per Share:

   The following table sets forth the computation of basic and diluted net loss per share applicable to common stockholders per share for the periods indicated (in thousands, except per share amounts):

                                            Year Ended          Three Months
                                           December 31,        Ended March 31,
                                       ----------------------  ----------------
                                        1996    1997    1998    1998     1999
                                       ------  ------  ------  ------  --------
                                                                 (unaudited)
Historical Presentation
Numerator:
  Net loss...........................  $ (252) $  (17) $   (3) $   (1) $(16,391)
  Accretion of redemption value and
   stock dividends on convertible
   preferred stock...................                                      (414)
                                       ------  ------  ------  ------  --------
  Net loss applicable to common
   stockholders......................  $ (252) $  (17) $   (3) $   (1) $(16,805)
                                       ======  ======  ======  ======  ========
Denominator:
  Weighted average shares............   1,391   3,461   3,669   3,461     6,645
                                       ======  ======  ======  ======  ========
Basic and diluted net loss per share
 applicable to common stockholders...  $ (.18) $  --   $  --   $  --   $  (2.53)
                                       ======  ======  ======  ======  ========
Pro forma presentation
Numerator:
  Net loss applicable to common
   stockholders......................                                  $(16,805)
  Accretion of redemption value and
   stock dividends on convertible
   preferred stock...................                                       414
                                                                       --------
  Net loss applicable to common
   stockholders......................                                  $(16,391)
                                                                       ========
Denominator:
Shares used above....................                                     6,645
Weighted average effect of
 convertible securities:
    Series A preferred stock.........                                     2,756
    Series B preferred stock.........                                       381
    Series C preferred stock.........                                     1,228
    Series D preferred stock.........                                     1,362
    Series E redeemable preferred
     stock...........................                                       650
    Series F preferred stock.........                                     3,417
                                                                       --------
Denominator for pro forma calculation
 (unaudited).........................                                    16,439
                                                                       ========
Pro forma basic and diluted net loss
 per share applicable to common
 stockholders (unaudited)............                                  $  (1.00)
                                                                       ========

                              HOMESTORE.COM, INC.

   The per share computations exclude preferred stock, options and warrants which are anti-dilutive. The number of such shares excluded from the basic and diluted net loss per share computation were 640,000, 537,000 and 6,000 for the years ended December 31, 1996, 1997 and 1998, respectively, and 537,000 (unaudited) and 13,171,000 (unaudited) for the three months ended March 31, 1998 and 1999, respectively. The number of such shares excluded from the unaudited pro forma basic and diluted net loss per share computation was 3,277,000 for the three months ended March 31, 1999.

16. Supplemental Cash Flow Information:

   During the three months ended March 31, 1999 (unaudited):

  . The Company issued shares of RealSelect common stock convertible into 119,048 shares of Company common stock to the NAR in satisfaction of certain obligations under the operating agreement totalling $1.0 million.

  . The Company issued a note receivable to a stockholder for $1.5 million in connection with exercise of stock options.

   During the year ended December 31, 1998:

  . The Company issued notes receivable to stockholders for $551,000 in connection with the exercise of stock options.

17. Defined Contribution Plan:

   The Company has a savings plan (the "Savings Plan") that qualifies as a defined contribution plan under Section 401(k) of the Internal Revenue Code. Under the Savings Plan, participating employees may defer a percentage (not to exceed 15%) of their eligible pretax earnings up to the Internal Revenue Service's annual contribution limit. All full-time employees on the payroll of the Company are eligible to participate in the Plan. The Company is not required to contribute to the Savings Plan and has made no contributions since the inception of the Savings Plan.

18. Income Taxes:

   As a result of net operating losses, the Company has not recorded a provision for income taxes. The components of the deferred tax assets and related valuation allowance at December 31, 1997 and 1998 are as follows (in thousands):

                                                                 December 31,
                                                                 --------------
                                                                  1997    1998
                                                                 ------  ------
   Deferred tax assets:
     Net operating loss carryforwards........................... $  838  $  839
     Other......................................................     90      90
                                                                 ------  ------
                                                                    928     929
     Less: valuation allowance..................................   (928)   (929)
                                                                 ------  ------
   Net deferred taxes........................................... $   --  $   --
                                                                 ======  ======

   Due to the uncertainty surrounding the timing of the realization of the benefits from its favorable tax attributes in future tax returns, the Company has placed a valuation allowance against its otherwise recognizable deferred tax assets.

                              HOMESTORE.COM, INC.

   At December 31, 1998, the Company had net operating losses for federal and state income tax purposes of approximately $2.3 million and $1.1 million, respectively, which begin to expire in 2007 for federal and 2001 for state income tax purposes. The net operating losses can be carried forward to offset future taxable income. Utilization of the above carryforwards may be subject to utilization limitations, which may inhibit the Company's ability to use carryforwards in the future.

19. Commitments and Contingencies:

   Operating Leases

   The Company leases certain facilities and equipment under noncancellable operating leases with various expiration dates through 2003. The leases generally contain renewal options and payments that may be adjusted for increases in operating expenses and increases in the Consumer Price Index.

   In connection with the Reorganization, the Company assumed noncancellable operating leases. Future minimum lease payments under these operating leases as of December 31, 1998 are as follows (in thousands):

     1999............................................................... $ 2,295
     2000...............................................................   2,686
     2001...............................................................   2,553
     2002...............................................................   1,636
     2003...............................................................   1,365
                                                                         -------
         Total.......................................................... $10,535
                                                                         =======

   Total NSI rental expense for operating leases was $7,000, $149,000 and $749,000 for the period from October 28, 1996 (Inception of NSI) to December 31, 1996 and for the years ended December 31, 1997 and 1998, respectively.

   Distribution Agreements

   In connection with the Reorganization, the Company assumed various distribution and preferred alliance agreements. Payments remaining over the next five years for the distribution and preferred alliance agreements are as follows (in thousands):

     1999............................................................... $21,143
     2000...............................................................  19,036
     2001...............................................................  14,646
     2002...............................................................   4,250
     2003...............................................................     500
                                                                         -------
         Total.......................................................... $59,575
                                                                         =======

   Contingencies

   From time to time, the Company has been party to various litigation and administrative proceedings relating to claims arising from its operations in the normal course of business. Based on the advice of counsel, management believes that the resolution of these matters will not have a material adverse effect on the Company's business, results of operations, financial condition or cash flows.

                              HOMESTORE.COM, INC.

   On March 19, 1999, John D. Molinare filed a lawsuit against the Company, MultiSearch, New List Corporation ("New List") and Fred White in Cook County, Illinois. Mr. Molinare's claims arise out of the proposed formation by MultiSearch and New List of a new venture. Mr. Molinare claims that he was to be the President and Chief Executive Officer of the new venture under an alleged employment agreement among him, MultiSearch and New List. Mr. Molinare alleges that (1) the other defendants breached an employment agreement with him, (2) he was entitled to a 10% equity interest in the new venture, (3) the Company interfered with his relationship between MultiSearch and New List, and
(4) that the Company should be liable for damages caused by MultiSearch as a successor to MultiSearch.

   Mr. Molinare is seeking damages of not less than $2.1 million, plus punitive damages, as well as his costs incurred. He is also seeking to receive a "10% interest" in the Company. While this complaint was filed with the court, Mr. Molinare has not properly served this complaint. Therefore, the Company has not responded to the complaint. The Company believes that based on information currently available to it, it has valid defenses to these claims and management intends to vigorously defend these claims.

20. Subsequent Events (unaudited):

   Equipment Leasing Arrangement

   In January 1999, NSI entered into an equipment leasing arrangement which provided for the sale and leaseback of certain existing equipment and lease financing for additional equipment needs. As of March 31, 1999, the Company had leased $3.0 million of equipment, which covers the total availability under the agreement. In addition, the agreement provides the lessor with warrants to purchase up to 5,000 shares of Series F preferred stock at an exercise price of $24.00 per share. The Company determined that the fair value of the warrants approximated $115,000 on the date of grant.

   Stock Options

   In January 1999, the Board of Directors adopted, and in March 1999 the Company's stockholders approved, the 1999 Equity Incentive Plan (the "Plan") to replace the 1996 stock Incentive Plan ("1996 Plan"). The Plan provides for the issuance of both non-statutory and incentive stock options to employees, officers, directors and consultants of the Company. The total number of shares of common stock reserved for issuance under the Plan is equal to that number previously reserved and available for grant under the 1996 Plan. The Company will not issue new options under the 1996 Plan. In April 1999, the Board of Directors authorized, subject to stockholder approval, an increase in the number of shares reserved for issuance under the Plan by an additional 1,193,000 shares.

   Repurchase of Common Stock

   In February 1999, the Company repurchased 1,161,546 shares of common stock for $11.9 million.

   Sale of Common Stock and Series F Convertible Preferred Stock

   In February 1999, the Company closed a private equity offering to real estate brokers under its Broker Gold program. In the aggregate, the Company sold 94,248 shares of Series F convertible preferred stock and 251,504 shares of common stock for approximately $3.5 million. The Company recognized the $6.0 million difference between the deemed fair value of the stock for accounting purposes and the price paid by the brokers as stock-based charges during the three months ended March 31, 1999.

                              HOMESTORE.COM, INC.

   Advertising Sales Agreement

   The Company signed an agreement with America Online in March 1999, in which they agreed to act as the Company's exclusive third-party advertising sales agent on the REALTOR.com and HomeBuilder.com web sites through March 2001. In connection with this agreement, America Online has agreed to pay minimum quarterly payments, subject to adjustment based on the number of page views delivered on these web sites.

   Sale of Series G Convertible Preferred Stock

   In April 1999, the Company issued 340,955 shares of Series G convertible preferred stock for $17.0 million. All holders of Series G shares have voting, dividend and liquidation preferences substantially the same as holders of Series D and Series F convertible preferred stock. There are no redemption rights.

   Stock Split

   In April 1999, the Company's Board of Directors effected a two-for-one stock split of the outstanding shares of common stock. All share and per share information included in these consolidated financial statements have been retroactively adjusted to reflect this stock split.

   Note Receivable from Stockholder

   In February 1999, the Company issued a promissory note to an employee of the Company totaling $1.5 million for the exercise of stock options. The note is full recourse and collateralized by common stock of the Company and bears interest at 4.7% per annum. The note, which is classified as a component of stockholders' equity, is due in 2005.

   Acquisition

   In May 1999, the Company and SpringStreet, Inc. ("SpringStreet") entered into a reorganization agreement, pursuant to which the Company expects to acquire SpringStreet in a transaction that will be accounted for as a purchase. The transaction has been approved by the Board of Directors of each company, and is subject to approval by each company's stockholders. Pursuant to the reorganization agreement, stockholders of SpringStreet will receive, an aggregate of 1,270,900 shares of convertible preferred stock and common stock, or an aggregate of 2,123,000 shares of common stock assuming a two-for-one conversion of convertible preferred stock of the Company in exchange for all of the outstanding shares, including employee stock options, of SpringStreet. The acquisition cost is estimated to be $47.7 million.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
NetSelect, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of NetSelect, Inc. and its subsidiaries (the "Company") at December 31, 1997 and 1998 and the results of their operations and their cash flows for the period from October 28, 1996 (Inception) to December 31, 1996 and the years ended December 31, 1997 and 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Century City, California
 March 31, 1999, except for
the
 effect of the stock split
 described in Note 17, as
 to which to which the date is
 April 5, 1999.

                                NETSELECT, INC.

                          CONSOLIDATED BALANCE SHEETS
                    (in thousands, except per share amounts)

                                                   December 31,
                                                 -----------------  February 4,
                                                  1997      1998       1999
                                                 -------  --------  -----------
                                                                    (unaudited)
                    Assets
Current assets:
 Cash and cash equivalents.....................  $ 3,094  $ 14,690   $ 13,037
 Accounts receivable, net of allowance for
  doubtful accounts of $42, $378 and $455 at
  December 31, 1997, 1998 and February 4, 1999,
  respectively.................................      282     2,070      2,333
 Current portion of prepaid distribution
  expense......................................              3,830      3,482
 Deferred royalties............................      137     1,327      1,398
 Other current assets..........................      158     1,674      1,739
                                                 -------  --------   --------
Total current assets...........................    3,671    23,591     21,989
Prepaid distribution expense...................              7,742      7,072
Property and equipment, net....................      397     4,118      2,373
Intangible assets, net.........................    5,019    19,724     19,463
Other assets...................................      169       187        286
                                                 -------  --------   --------
  Total assets.................................  $ 9,256  $ 55,362   $ 51,183
                                                 =======  ========   ========
 Liabilities, Redeemable Convertible Preferred
         Stock and Stockholders' Equity
Current liabilities:
 Accounts payable..............................  $   494  $  5,499   $  4,117
 Accrued liabilities...........................      772     5,801      6,156
 Due to related party..........................              2,200      2,200
 Deferred revenue..............................    1,314     5,439      6,065
 Current portion of notes payable..............              1,746      1,746
                                                 -------  --------   --------
Total current liabilities......................    2,580    20,685     20,284
Notes payable..................................              3,236      3,265
Minority interest..............................      222
                                                 -------  --------   --------
                                                   2,802    23,921     23,549
                                                 -------  --------   --------
Commitments and contingencies (Note 16)........
Series E redeemable convertible preferred
 stock, $.001 par value; 325 shares authorized,
 issued and outstanding at December 31, 1998
 and February 4, 1999; redemption value of
 $6,003........................................       --     4,939      4,963
                                                 -------  --------   --------
Stockholders' equity:
 Convertible preferred stock, $.001 par value;
  9,675 shares authorized; 2,614, 4,959 and
  4,959 shares issued at December 31, 1997 and
  1998 and February 4, 1999, respectively;
  2,614, 4,528 and 4,528 shares outstanding at
  December 31, 1997 and 1998 and February 4,
  1999, respectively; liquidation preference of
  $62,048 at December 31, 1998.................        3         5          5
 Common stock, $.001 par value; 90,000
  authorized; 765, 4,992 and 4,992 issued and
  outstanding at December 31, 1997 and 1998 and
  February 4, 1999, respectively...............        1         5          5
 Additional paid-in capital....................   12,116    96,063     98,126
 Treasury stock, at cost; 431 shares of
  convertible preferred stock at December 31,
  1998 and February 4, 1999....................             (1,770)    (1,770)
 Notes receivable from stockholders............             (3,230)    (3,230)
 Deferred stock compensation...................     (739)   (8,676)   (10,079)
 Accumulated deficit...........................   (4,927)  (55,895)   (60,386)
                                                 -------  --------   --------
  Total stockholders' equity...................  $ 6,454  $ 26,502   $ 22,671
                                                 -------  --------   --------
                                                 $ 9,256  $ 55,362   $ 51,183
                                                 =======  ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                NETSELECT, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)

                           October 28,                        Three
                               1996         Year Ended       Months    January 1
                          (Inception) to   December 31,       Ended       to
                           December 31,  -----------------  March 31, February 4,
                               1996       1997      1998      1998       1999
                          -------------- -------  --------  --------- -----------
                                                                 (unaudited)
Revenues................      $          $ 1,282  $ 15,003   $ 1,244    $ 2,433
Cost of revenues........                     335     7,338       735        798
                              -----      -------  --------   -------    -------
Gross profit............         --          947     7,665       509      1,635
                              -----      -------  --------   -------    -------
Operating expenses:
  Sales and marketing...          9        3,200    25,560     2,110      4,064
  Product development...          4          506     4,139       366        174
  General and
   administrative.......        348        2,687     6,929       708      1,053
  Amortization of
   intangible assets....         30          360     1,893        88        261
  Stock-based charges...                     257    20,455       104        569
                              -----      -------  --------   -------    -------
    Total operating
     expenses...........        391        7,010    58,976     3,376      6,121
                              -----      -------  --------   -------    -------
Loss from operations....       (391)      (6,063)  (51,311)   (2,867)    (4,486)
Interest income.........          1           98       583       126         51
Interest expense........                     (24)     (365)       (3)       (31)
Other expense...........                               (97)                 (25)
                              -----      -------  --------   -------    -------
Net loss before minority
 interest...............       (390)      (5,989)  (51,190)   (2,744)    (4,491)
Minority interest.......        213        1,239       222       222
                              -----      -------  --------   -------    -------
Net loss................       (177)      (4,750)  (50,968)   (2,522)    (4,491)
Accretion of redemption
 value and stock
 dividends on
 convertible preferred
 stock..................                            (1,659)     (406)      (207)
Repurchase of
 convertible preferred
 stock..................                            (7,727)
                              -----      -------  --------   -------    -------
Net loss applicable to
 common stockholders....      $(177)     $(4,750) $(60,354)  $(2,928)   $(4,698)
                              =====      =======  ========   =======    =======


  The accompanying notes are an integral part of these consolidated financial statements.

                                NETSELECT, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (in thousands)

                     Convertible
                      Preferred                                          Notes
                        Stock      Common Stock  Additional            Receivable    Deferred                   Total
                    -------------- -------------  Paid-in   Treasury      from        Stock     Accumulated Stockholders'
                    Shares  Amount Shares Amount  Capital    Stock    Stockholders Compensation   Deficit      Equity
                    ------  ------ ------ ------ ---------- --------  ------------ ------------ ----------- -------------
Balance at October
 28, 1996
 (inception)......           $--           $ --   $    --   $    --     $    --      $     --    $     --     $     --
Issuance of common
 stock............                   706      1                                                                      1
Issuance of Series
 A preferred......    918      1                    2,353                                                        2,354
Issuance of Series
 B preferred......    242                           1,525                                                        1,525
Net loss..........                                                                                   (177)        (177)
                    -----    ---   -----   ----   -------   -------     -------      --------    --------     --------
Balance at
 December 31,
 1996.............  1,160      1     706      1     3,878        --          --            --        (177)       3,703
Issuance of Series
 A preferred......    729      1                    2,064                                                        2,065
Issuance of Series
 B preferred......    111                             686                                                          686
Issuance of Series
 C preferred......    614      1                    4,439                                                        4,440
Issuance of common
 stock for
 acquisition of
 TouchTech, Inc...                    59               53                                                           53
Deferred stock
 compensation.....                                    996                                (996)                      --
Stock-based
 charges..........                                                                        257                      257
Net loss..........                                                                                 (4,750)      (4,750)
                    -----    ---   -----   ----   -------   -------     -------      --------    --------     --------
Balance at
 December 31,
 1997.............  2,614      3     765      1    12,116        --          --          (739)     (4,927)       6,454
Issuance of Series
 D preferred......    681      1                    9,999                                                       10,000
Issuance of common
 stock for
 acquisition of
 The Enterprise of
 America, Ltd.....                   210              525                                                          525
Issuance of Series
 F preferred......  1,664      1                   39,701                                                       39,702
Issuance of common
 stock............                 3,348      4    10,440                                                       10,444
Exercise of stock
 options for notes
 receivable.......                   442              151                  (151)                                    --
Note receivable
 from
 stockholder......                                                       (3,079)                                (3,079)
Exercise of
 warrants.........                   227
Deferred stock
 compensation.....                                  9,497                              (9,497)                      --
Issuance of
 warrants and
 common stock.....                                  2,637                                                        2,637
Stock-based
 charges..........                                 18,895                               1,560                   20,455
Accretion of
 Series E
 redemption
 value............                                   (171)                                                        (171)
Repurchase of
 Series A and B
 preferred........   (431)                         (7,727)   (1,770)                                            (9,497)
Net loss..........                                                                                (50,968)     (50,968)
                    -----    ---   -----   ----   -------   -------     -------      --------    --------     --------
Balance at
 December 31,
 1998.............  4,528      5   4,992      5    96,063    (1,770)     (3,230)       (8,676)    (55,895)      26,502
Issuance of
 warrants
 (unaudited)......                                    115                                                          115
Deferred stock
 compensation
 (unaudited)......                                  1,972                              (1,972)
Stock-based
 charges
 (unaudited)......                                                                        569                      569
Accretion of
 Series E
 redemption value
 (unaudited)......                                    (24)                                                         (24)
Net loss
 (unaudited)......                                                                                 (4,491)      (4,491)
                    -----    ---   -----   ----   -------   -------     -------      --------    --------     --------
Balance at
 February 4, 1999
 (unaudited)......  4,528    $ 5   4,992   $  5   $98,126   $(1,770)    $(3,230)     $(10,079)   $(60,386)    $ 22,671
                    =====    ===   =====   ====   =======   =======     =======      ========    ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                NETSELECT, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                               Year ended      Three months ended January 1 to
                          October 28, 1996    December 31,         March 31,      February 4,
                            (Inception) to  -----------------  ------------------ ------------
                          December 31, 1996  1997      1998           1998            1999
                          ----------------- -------  --------  ------------------ ------------
                                                                         (unaudited)
Cash flows from
 operating activities:
Net loss................       $  (177)     $(4,750) $(50,968)      $(2,522)        $(4,491)
Adjustments to reconcile
 net loss to net cash
 provided by (used in)
 operating activities:
Depreciation and
 amortization...........            35          472     2,551           148             339
Provision for doubtful
 accounts...............           267                    416                            68
Amortization of discount
 on notes payable.......                                  215                            29
Other non-cash items....                                  961                           206
Minority interest in
 loss...................          (213)      (1,239)     (222)         (222)
Stock-based charges.....                        257    20,455           104             569
Changes in operating
 assets and liabilities,
 net of acquisitions:
  Accounts receivable...           149          (91)   (1,638)         (110)           (330)
  Prepaid distribution
   expense..............                              (11,228)         (518)          1,018
  Deferred royalties....                       (137)   (1,190)                          (71)
  Due from affiliated
   company..............             7         (119)       74             2              (6)
  Other assets..........           (18)        (241)       (3)         (321)            178
  Accounts payable and
   accrued liabilities..           282          441     8,350         1,771          (1,026)
  Deferred revenues.....            24        1,290     4,125           741             626
                               -------      -------  --------       -------         -------
Net cash provided by
 (used in) operating
 activities.............           356       (4,117)  (28,102)         (927)         (2,891)
                               -------      -------  --------       -------         -------
Cash flows from
 investing activities:
Purchases of property
 and equipment..........           (72)        (372)   (3,853)         (217)            (61)
Acquisition of The
 Enterprise of America
 Ltd., net of cash
 acquired...............                                 (705)         (705)
Acquisition of
 MultiSearch Solutions,
 Inc., net of cash
 acquired...............                                 (761)
Proceeds from sale of
 fixed assets...........                                                              1,299
Payments made in
 connection with
 operating agreement....        (2,371)      (1,260)
                               -------      -------  --------       -------         -------
Net cash provided by
 (used in) investing
 activities.............        (2,443)      (1,632)   (5,319)         (922)          1,238
                               -------      -------  --------       -------         -------
Cash flows from
 financing activities:
Repayment of notes
 payable................                               (1,490)         (836)
Proceeds from bridge
 loan...................                               12,000
Repayments on bridge
 loan...................                               (1,325)
Note receivable from
 stockholder............                               (3,079)
Net proceeds from
 issuance of common
 stock..................                          9     8,066
Net proceeds from
 issuance of preferred
 stock..................         3,730        7,191    40,342         9,995
Repurchase of preferred
 stock..................                               (9,497)           --
                               -------      -------  --------       -------         -------
Net cash provided by
 financing activities...         3,730        7,200    45,017         9,159              --
                               -------      -------  --------       -------         -------
Change in cash and cash
 equivalents............         1,643        1,451    11,596         7,310          (1,653)
                               -------      -------  --------       -------         -------
Cash and cash
 equivalents, beginning
 of period..............                      1,643     3,094         3,094          14,690
                               -------      -------  --------       -------         -------
Cash and cash
 equivalents, end of
 period.................       $ 1,643      $ 3,094  $ 14,690       $10,404         $13,037
                               =======      =======  ========       =======         =======
Supplemental disclosure
 of cash flow activities
Cash paid during the
 year for interest......       $    --      $    --  $    170       $    --         $    --
                               =======      =======  ========       =======         =======

  The accompanying notes are an integral part of these consolidated financial statements.

                                NETSELECT, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Business:

   NetSelect, Inc. ("NSI" or the "Company") was incorporated in the state of Delaware on October 28, 1996. The Company's primary business activity has been managing its investment in NetSelect LLC ("LLC"). Effective December 4, 1996, the Company made its initial investment in LLC (see Note 3--Investment in NetSelect, LLC) along with InfoTouch Corporation ("InfoTouch"), the minority stockholder in LLC. LLC is the majority stockholder of RealSelect, Inc. ("RealSelect"), which is an operating company created to establish an Internet-based marketing service for real estate.

   Pursuant to a number of agreements governing the formation of RealSelect, both InfoTouch and the Company were required to remain shell companies for their respective investments in LLC. On February 4, 1999, the Company entered into a non-substantive share exchange and merged into InfoTouch, which then changed its name to NetSelect. InfoTouch issued shares of preferred and common stock and assumed all outstanding NSI options and warrants for InfoTouch common and preferred stock pursuant to an exchange ratio equivalent to the respective ownership in LLC of NSI and InfoTouch stockholders.

2. Summary of Significant Accounting Policies:

   Unaudited Interim Financial Information--The interim consolidated financial information of the Company for the three months ended March 31, 1998 and the period from January 1, 1999 to February 4, 1999 is unaudited. The unaudited interim consolidated financial information has been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position, results of operations and cash flows at and for the period from January 1, 1999 to February 4, 1999 and for the three months ended March 31, 1998.

   Principles of Consolidation--The consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. As a result of net losses, minority stockholders' interests have been eliminated to the extent of such minority stockholders' investments. All material intercompany transactions and balances have been eliminated in consolidation.
   Use of Estimates--The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

   Cash Equivalents--The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents consist primarily of deposits in money market funds.

   Concentration of Credit Risk--Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited with high credit quality financial institutions. The Company's accounts receivable are derived from revenue earned from customers located in the United States. Accounts receivable balances are typically settled through customer credit cards and, as a result, the majority of accounts receivable are collected upon processing of credit card transactions. The Company maintains an allowance for doubtful accounts based upon the expected collectibility of accounts receivable.

   During the period from October 28, 1996 (Inception) to December 31, 1996, the years ended December 31, 1997 and 1998, and the three months ended March 31, 1998 (unaudited) and the period from January 1, 1999 to February 4, 1999 (unaudited), no customers accounted for more than 10% of net revenues or net accounts receivable.

                                NETSELECT, INC.

   Fair Value of Financial Instruments--The Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and notes payable are carried at cost, which approximates their fair value because of the short-term maturity of these instruments and the relatively stable interest rate environment.

   Prepaid Distribution--The Company has entered into various web portal distribution and preferred alliance agreements, which are being amortized ratably over the term of the agreements, generally two to five years.

   Property and Equipment--Property and equipment are stated at historical cost. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets, generally three years or less, or the shorter of the lease term or the estimated useful lives of the assets, if applicable.

   Intangible Assets--Intangible assets primarily consist of goodwill resulting from the acquisitions of The Enterprise of America, Ltd. ("The Enterprise") and MultiSearch Solutions, Inc. ("MultiSearch"). This goodwill is being amortized on a straight-line basis over the estimated periods of benefit of five years. In addition, in connection with its formation, the Company entered into an exclusive lifetime operating agreement with the NAR and received intellectual property from InfoTouch. Pursuant to an operating agreement, the Company made various payments and issued RealSelect common stock to the National Association of REALTORS (the "NAR") for the right to use the REALTOR.com trademark and domain name, the "REALTORS" trademark and the exclusive use of the web site for real estate listings. The InfoTouch intellectual property, the stock issued and payments made to the NAR, as well as certain milestone-based amounts subsequently earned by the NAR have been recorded as intangible assets and are being amortized on a straight-line basis over the estimated period of benefit of 15 years.

   The Company reviews its intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. Impairment losses are recorded in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets.

   Revenue Recognition--The Company's revenues are derived principally from the sale of products and services to real estate agents and brokers, home builders and from advertising sales. Revenues associated with the sale of agent products are recognized ratably over the term of the contract, generally 12 months. Royalties directly associated with these revenues are deferred and amortized over the same period. The Company also sells banner advertising pursuant to short-term contracts. Advertising revenue is recognized ratably in the period in which the advertisement is displayed, provided that no significant company obligations remain and collection of the resulting receivable is probable. Company obligations typically include the guarantee of a minimum number of impressions or times that an advertisement appears in pages viewed by the users of the Company's online properties.

   Product Development Costs--Product development costs incurred by the Company to develop, enhance, manage, monitor and operate the Company's web sites are expensed as incurred.

   Advertising Expense--Advertising costs, including co-operative advertising costs, are expensed as incurred and totalled $5,000, $818,000 and $3.3 million during the period from October 28, 1996 (Inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998, respectively.

   Stock-Based Compensation--The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of Statement of Financial Accounting

                                NETSELECT, INC.

Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." Under APB 25, compensation expense is recognized over the vesting period based on the difference, if any, on the date of grant between the fair value of the Company's stock and the exercise price. The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123 and EITF 96-18.

   Income Taxes--Income taxes are accounted for under SFAS No. 109, "Accounting for Income Taxes." Under SFAS No.109, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

   Comprehensive Income--Effective January 1, 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. To date, the Company has not had any transactions that are required to be reported in comprehensive income.

   Segments--Effective January 1, 1998, the Company adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company has determined that it does not have any separately reportable business segments as of December 31, 1998 and February 4, 1999.

   Recent Accounting Pronouncements--In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") No. 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. The adoption of SOP 98-1 during the first quarter of 1999 did not have a significant impact on financial position, results of operations or cash flows.

   In April 1998, the AICPA issued SOP No. 98-5, "Reporting on the Costs of Start-Up activities." SOP No. 98-5 requires that all start-up costs related to new operations must be expensed as incurred. In addition, start-up costs that were capitalized in the past must be written off when SOP No. 98-5 is adopted. The adoption of SOP No. 98-5 during the first quarter of 1999 did not have a significant impact on financial position, results of operations or cash flows.

3. Investment in NetSelect, LLC:

   Effective December 4, 1996, the Company entered into a series of agreements with the National Associations of Realtors, and its wholly owned subsidiary Realtors Information Network (together referred to as the "NAR"), InfoTouch and several investors (collectively referred to as the "Investors") in connection with the formation of RealSelect.

   The Company sold $7.0 million of common and preferred stock to the Investors which in turn was invested in LLC for an ownership interest of 54% in LLC. InfoTouch received a 46% interest in LLC for the transfer of its assets, liabilities and intellectual property relating to the concept of listing residential real estate on the Internet. The book value of the net liabilities transferred amounted to $96,000. LLC transfered $5.8 million and the InfoTouch intellectual property to RealSelect, for an 85% ownership interest in RealSelect. RealSelect received from the NAR the right to use certain trademarks, an agreement not to compete and in return assumed certain debt of the NAR. As part of this transaction, RealSelect and the NAR entered into an operating agreement for the Internet site REALTOR.COM, an agreement not to compete and certain trademark agreements. RealSelect paid the NAR and its creditors $3.4 million, forgave debt of $266,000 and issued common stock representing a 15% ownership interest to the NAR.

                                NETSELECT, INC.

   Since inception, the Company has raised additional capital and issued common and preferred stock in connection with acquisitions all of which has been completely invested in RealSelect through LLC. As a result, the ownership interests of the Company in LLC, and LLC's ownership interest in RealSelect, increased to 66% and 87%, respectively, as of December 31, 1997, and 79% and 93%, respectively, as of December 31, 1998. The minority investments of InfoTouch and the NAR in LLC and RealSelect, respectively, have been eliminated in the consolidated financial statements as each stockholder's share of the net investee losses have exceeded their investments and there is no future funding requirements.

4. Acquisitions:

   TouchTech Corporation

   Effective December 31, 1997, the Company acquired all the outstanding stock of TouchTech Corporation, a Canadian company, in exchange for 58,764 shares of common stock with a value of $53,000. The acquisition has been accounted for as a purchase. The excess of fair value of purchase consideration over net tangible assets has been allocated to goodwill and is being amortized on a straight-line basis over five years.

   The Enterprise

   Effective March 31, 1998, the Company acquired The Enterprise in exchange for aggregate consideration consisting of 210,000 shares of Company common stock with an estimated fair value of $525,000, a note payable in the amount of $2.2 million, $705,000 in cash and the assumption of $946,000 of net liabilities. Included in liabilities assumed were $836,000 of demand notes payable that were paid by the Company on the effective date of the acquisition. The acquisition has been accounted for as a purchase. The excess of purchase consideration over net tangible assets acquired of $3.9 million has been allocated to goodwill which is being amortized on a straight-line basis over five years. The purchase agreement also provides for certain contingent payments in the event that predetermined levels of sales are achieved. Such payments, if any, will be accounted for as compensation expense in the period earned and in no event shall such aggregate payments exceed $1.0 million. For the year ended December 31, 1998, no contingent payments were required under the terms of the agreement.

   MultiSearch

   Effective July 1, 1998, the Company acquired MultiSearch, in exchange for aggregate consideration consisting of 325,000 shares of Series E convertible preferred stock with a value of $4.8 million, a note payable in the amount of $3.6 million, $875,000 in cash and the assumption of $657,000 of net liabilities. Included in liabilities assumed were $654,000 of demand notes payable that were paid by the Company on the effective date of the acquisition. The acquisition has been accounted for as a purchase. The excess of total purchase consideration over net tangible assets acquired of $9.4 million has been allocated to goodwill which is being amortized on a straight-line basis over five years. The purchase agreement also provides for certain contingent payments in the event that predetermined levels of sales and earnings are achieved. Such payments, if any, will be accounted for as compensation expense in the period earned. For the year ended December 31, 1998, $360,000 of expense was recognized under the terms of the agreement.

   The following summarized unaudited pro forma financial information assumes The Enterprise and MultiSearch acquisitions occurred at the beginning of each period (in thousands):

                                           December 31, December 31, March 31,
                                               1997         1998       1998
                                           ------------ ------------ ---------
   Revenues...............................   $ 8,505      $ 18,026    $ 3,182
   Net loss applicable to common
    stockholders..........................    (9,470)      (61,969)    (3,922)

                                NETSELECT, INC.

5. Property and Equipment:

   Property and equipment consists of the following (in thousands):

                                                       December 31, December 31,
                                                           1997         1998
                                                       ------------ ------------
   Computer equipment.................................    $ 394        $2,903
   Furniture and fixtures.............................       77         1,337
   Leasehold improvements.............................       50           700
                                                          -----        ------
                                                            521         4,940
   Less: Accumulated depreciation.....................     (124)         (822)
                                                          -----        ------
                                                          $ 397        $4,118
                                                          =====        ======

   Depreciation expense for the period from October 28, 1996 (Inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998 was $5,000, $119,000 and $659,000, respectively.

6. Intangible Assets:

   Intangible assets consist of the following (in thousands):

                                                       December 31, December 31,
                                                           1997         1998
                                                       ------------ ------------
   Goodwill...........................................    $           $13,243
   RIN operating agreement............................     4,745        6,745
   Other..............................................       656        2,012
                                                          ------      -------
                                                           5,401       22,000
   Less: Accumulated amortization.....................      (382)      (2,276)
                                                          ------      -------
                                                          $5,019      $19,724
                                                          ======      =======

   Amortization expense for the period from October 28, 1996 (Inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998 was $30,000, $360,000 and $1.9 million, respectively.

7. Accrued Liabilities:

   Accrued liabilities consist of the following (in thousands):

                                                       December 31, December 31,
                                                           1997         1998
                                                       ------------ ------------
Accrued payroll and related benefits..................    $ 442        $1,973
Accrued distribution fees.............................                  1,366
Accrued royalties.....................................                    979
Other.................................................      330         1,483
                                                          -----        ------
                                                          $ 772        $5,801
                                                          =====        ======

                                NETSELECT, INC.

8. Related-Party Transactions:

   At December 31, 1997 and 1998, the Company was indebted to an officer for $168,000 and $188,000, respectively. The loan is due on demand and bears interest at 10% per annum.

   In August 1998, the Company issued 115,342 shares of common stock and 26,504 shares of Series F convertible preferred stock to the NAR in satisfaction of a $1.0 million obligation for the Company's share of advertising costs for a co-operative advertising program with the NAR. At December 31, 1998, the Company was indebted to the NAR for $2.2 million pursuant to certain provisions of the operating agreement.

   In connection with a 1998 stock redemption agreement, the Company loaned $3.1 million to a stockholder of InfoTouch. The note is non-interest bearing, full recourse and collateralized by the shares of common stock. At December 31, 1998, the note was classified as a component of stockholders' equity.

   At December 31, 1998, the Company held promissory notes from employees and directors totaling $151,000 for the exercise of stock options. The notes bear interest at 5.3% per annum and are due on or before August 21, 2003. The notes, which are classified as a component of stockholders' equity, are full recourse and collateralized by shares of common stock of the Company owned by the employees and directors.

9. Notes Payable:

   As part of the acquisition of The Enterprise, the Company issued a $2.2 million non-interest bearing note payable which has been discounted at 10%. The unamortized balance of the discount at December 31, 1998 was $354,000. The note is payable in four installments, and matures on March 31, 2001.

   As part of the acquisition of MultiSearch, the Company issued a $3.6 million non-interest bearing note payable which has been discounted at 10%. The unamortized balance of the discount at December 31, 1998 was $453,000. The note is payable in three installments, and matures on April 1, 2001.

   As of December 31, 1998, future payments under the notes are as follows (in thousands):

        Year Ending                                                    Principal
       December 31,                                                    Payments
       ------------                                                    ---------
        1999..........................................................  $2,097
        2000..........................................................   1,797
        2001..........................................................   1,895
                                                                        ------
                                                                         5,789
       Less: Discount.................................................    (807)
                                                                        ------
       Present value of notes payable.................................   4,982
       Less: Current portion..........................................   1,746
                                                                        ------
       Long-term portion..............................................  $3,236
                                                                        ======

                                NETSELECT, INC.

10. Stock Options:

   The Company's 1996 Stock Incentive Plan (the "Plan") provides for the grant of options to employees, officers, directors and consultants at the then-current market value of the Company's common stock, as determined by the Board of Directors. Options granted generally vest over four years, 25% on the first anniversary and monthly thereafter over the remaining three years, and expire 10 years from the date of grant.

   The following table summarizes activity under the Plan for the period from October 28, 1996 (Inception) to December 31, 1996, for the years ended December 31, 1997 and 1998, and for the period from January 1, 1999 to February 4, 1999 (shares in thousands):

                                                                      Weighted
                                                                      Average
                                               Number of    Price     Exercise
                                                Shares    Per Share    Price
                                               --------- ------------ --------
     Outstanding at October 28, 1996                --             --
       Granted................................     669   $        .14   $.14
                                                 -----
     Outstanding at December 31, 1996.........     669            .14    .14
       Granted................................     574            .75    .75
                                                 -----
     Outstanding at December 31, 1997            1,243     .14 to .75    .42
       Granted................................   1,913   2.50 to 4.00   3.01
       Exercised..............................    (442)   .14 to 2.50    .34
       Canceled...............................    (170)   .75 to 2.50   1.95
                                                 -----
     Outstanding at December 31, 1998            2,544    .14 to 4.00   2.28
       Granted (unaudited)....................      79           5.00   5.00
                                                 -----
     Outstanding at February 4, 1999
      (unaudited).............................   2,623    .14 to 5.00   2.37
                                                 =====

   Options granted during the years ended December 31, 1997 and 1998 resulted in total compensation of $1.0 million and $9.5 million, respectively and were recorded as deferred stock compensation in stockholders' equity. The deferred stock compensation amount will be recognized as compensation expense over the vesting period. During the years ended December 31, 1997 and 1998, such stock-based charges were $257,000 and $1.6 million, respectively. Options outstanding at December 31, 1998 were exercisable for 288,000 shares of common stock. Common stock available for future grants at December 31, 1998 was 1,014,000 shares.

   Additional information with respect to the outstanding options as of December 31, 1998 is as follows (shares in thousands):

                                                                     Options
                                         Options Outstanding       Exercisable
                                     --------------------------- ---------------
                                             Weighted
                                              Average
                                     Number  Remaining  Average  Number Average
                                       of   Contractual Exercise   of   Exercise
   Prices:                           Shares    Life      Price   Shares  Price
   -------                           ------ ----------- -------- ------ --------
   $.14.............................   226     7.90       $.14     16     $.14
    .75.............................   500     8.70        .75    134      .75
   2.50.............................   448     9.20       2.50     36     2.50
   3.00.............................   362     9.50       3.00     46     3.00
   3.16.............................   842     9.70       3.16     54     3.16
   4.00.............................   166     9.90       4.00      2     4.00
                                     -----                        ---
                                     2,544                        288
                                     =====                        ===

                                NETSELECT, INC.

   The Company calculated the minimum fair value of each option grant on the date of the grant using the minimum value option pricing model as prescribed by SFAS No. 123 using the following assumptions:

                                          December 31, December 31, December 31,
                                              1996         1997         1998
                                          ------------ ------------ ------------
   Risk-free interest rates..............       6%           6%           5%
   Expected lives (in years).............       4            5            4
   Dividend yield........................       0%           0%           0%
   Expected volatility...................       0%           0%           0%

   The compensation expense associated with the stock-based compensation plans did not result in a material difference from the reported net loss for the period from October 28, 1996 (inception) to December 31, 1996 or years ended December 31, 1997 and 1998.

11. Warrants:

   In connection with entering into a distribution agreement with America Online in April 1998, the Company issued a warrant to purchase 226,590 shares of the Company's common stock at an exercise price of $3.16 per share. The warrant is contingent upon America Online exercising its right to purchase $2.0 million of common stock in an IPO. Additionally, if America Online exercises its right to purchase $2.0 million of common stock in an IPO, the Company will issue warrants to America Online to acquire $3.0 million of common stock with a weighted average exercise price of 137.5% of the initial public offering price. If warrants are purchased in connection with an IPO, the fair value will be measured at the date of the IPO and amortized to sales and marketing expense over the remaining term of the distribution agreement.

   Under the terms of an operating agreement entered into in 1998, the Company issued an immediately exercisable warrant to purchase 226,576 shares of common stock at an exercise price $0.0005 per share. The Company determined that the fair value of the warrant approximated $1.4 million at the date of issuance which is included in amortization of intangible assets over the estimated useful life of the operating agreement. The warrant was exercised in November 1998.

   During 1998, the Company issued warrants to purchase up to 83,752 shares of common stock to Multiple Listing Services ("MLSs") that agreed to provide their real estate listings to us for publication on the Internet on a preferred national basis over an initial term of 18 months. The issuance of these warrants is contingent upon completion of an IPO. The exercise price will be equal to the IPO per share price. The fair value of issuable warrants will be measured at the date an IPO is deemed to be probable and recognized as expense over the terms of the applicable MLS agreement.

                                NETSELECT, INC.

12. Capitalization:

   Convertible preferred stock at December 31, 1998 consists of the following (in thousands):

                                                      Shares
                                              ---------------------- Liquidation
                                              Authorized Outstanding   Amount
                                              ---------- ----------- -----------
   Series A.................................    1,647       1,378      $ 4,416
   Series B.................................      353         191        1,334
   Series C.................................      614         614        4,884
   Series D.................................      681         681       10,543
   Series F.................................    2,100       1,664       40,871
   Undesignated.............................    4,280
                                                -----       -----      -------
                                                9,675       4,528      $62,048
                                                =====       =====      =======

   Voting--Each share of convertible preferred stock has a number of votes equal to the number of shares of common stock then issuable upon its conversion. The convertible preferred stock generally votes together with the common stock and not as a separate class.

   Dividends--The holders of each series of convertible preferred stock are entitled to receive dividends when, as and if declared by the Board of Directors at a rate of 6.5% of the respective issuance price per share per annum. The holders of Series D and Series F are entitled to receive cumulative dividends in preference to the holders of Series A, Series B, and Series C preferred stock and Series E redeemable convertible preferred stock and the common stock. In the event of a public offering of the Company's equity securities meeting certain minimum size requirements and timing, as defined in the Certificate of Incorporation, dividends declared, if any, will not be payable and will lapse. The holders of the Series D and Series F convertible preferred stock are entitled to dividends at their stated rate whether or not earned which are payable upon conversion provided the Company's public offering does not meet certain minimum size requirements and timing. Accordingly, the Company has recorded accretion of $1.5 million for the year ended December 31, 1998 related to the Series D and Series F dividends.

   No dividends have been declared or paid from inception through December 31, 1998.

   Liquidation--In the event of any liquidation or winding up of the Company, the holders of each series of convertible preferred stock will be entitled to receive, in preference to the holders of common stock, any distribution of assets of the Company equal to the sum of the respective issuance price of such shares plus any accrued and unpaid dividends. The holders of Series D and Series F are entitled to receive any distribution of assets of the Company before the holders of Series A, Series B, and Series C convertible preferred stock and Series E redeemable convertible preferred stock. The holders of Series A, Series B, Series C and Series E preferred stock are also entitled to receive an amount equal to the dividend rate (6.5%) accruing on a quarterly basis on the last day of each calendar quarter for the period from the respective date of issuance of such shares to the date of liquidation.

   After the full liquidation preference on all outstanding shares of convertible preferred stock has been paid, any remaining funds and assets of the Company will be distributed pro rata among the holders of the common stock.

                                NETSELECT, INC.

   Redemption--If a liquidation or initial public offering has not occurred by June 30, 2002, the holders of Series E redeemable convertible preferred stock are entitled to a redemption out of the assets of the Company equal to the Series E liquidation preference. The Company has recorded accretion of $171,000 for the year ended December 31, 1998 related to the Series E redeemable preferred stock redemption value.

   Conversion--Each share of convertible preferred stock is convertible at the holder's option at any time into common stock, according to a ratio which is two-for-one, subject to adjustment for dilution. Each share of convertible preferred stock automatically converts into common stock at the then applicable conversion rate for each upon (i) the closing of an underwritten public offering pursuant to which the post-closing enterprise value is at least $300 million of Company stock at a price of at least $24.93 per share,
(ii) the consent of at least two-thirds of the outstanding preferred stock, or
(iii) as to each series of convertible preferred stock, upon the date that less than 100 shares of such series are outstanding.

   Repurchase of Preferred Stock--In November 1998, the Company repurchased 431,664 shares of Series A and Series B convertible preferred stock for $9.5 million. The difference of $7.7 million between the carrying value of the preferred stock prior to repurchase and the price paid has been included in net loss for the year ended December 31, 1998 in the computation of net loss applicable to common stockholders.

   Sale of Common Stock--In connection with the August 1998 Series F financing, the Company sold an aggregate of 3,347,982 shares of common stock to certain investors and received gross proceeds of approximately $10.6 million. The Company recognized the $18.9 million difference between the estimated fair value of the stock and the price paid by investors as stock-based charges in 1998.

13. Supplemental Cash Flow Information:

   During the the period from January 1, 1999 to February 4, 1999 (unaudited):


  . In connection with an equipment lease financing arrangement, the Company sold $749,000 of net property and equipment in exchange for assumption of third party payables.


   During the year ended December 31, 1998:

  . The Company issued common and convertible preferred stock valued at $1.9 million in connection with an advertising agreement.

  . The Company incurred a $2.0 million payable to a related party in connection with certain obligations under a lifetime operating agreement.

  . Convertible notes in the amount of $10.7 million, plus $64,000 in accrued interest, were converted into Series F convertible preferred stock.

  . The Company issued notes receivable to stockholders for $151,000 in connection with the exercise of stock options.

  .  The Company issued warrants with a fair value of $1.4 million.

  . The Company issued 210,000 shares of common stock valued at $525,000, a note payable of $2.2 million and assumed net liabilities of $946,000 as part of the acquisition of The Enterprise.

  . The Company issued 325,000 shares of Series E redeemable convertible preferred stock valued at $4.8 million, a note payable of $3.6 million and assumed net liabilities of $657,000 as part of the acquisition of MultiSearch.

                                NETSELECT, INC.

   During the year ended December 31, 1997:

  . The Company issued 58,764 shares of common stock with a value of $53,000 as part of the acquisition of TouchTech.

   During the period from October 28, 1996 (Inception) to December 31, 1996:

  . The Company issued common stock valued at $560,000 in exchange for intellectual property.

  . The Company issued common stock valued at $1.1 million in connection with the right to use certain trademarks and an operating agreement.

  . The Company assumed net liabilities totalling $1.2 million in exchange for trademarks and an operating agreement.

14. Defined Contribution Plan:

   The Company has a savings plan (the "Savings Plan") that qualifies as a defined contribution plan under Section 401(k) of the Internal Revenue Code. Under the Savings Plan, participating employees may defer a percentage (not to exceed 15%) of their eligible pretax earnings up to the Internal Revenue Service's annual contribution limit. All full-time employees on the payroll of the Company are eligible to participate in the Plan. The Company is not required to contribute to the Savings Plan and has made no contributions since the inception of the Savings Plan.

15. Income Taxes:

   As a result of net operating losses, the Company has not recorded a provision for income taxes. The components of the deferred tax assets and related valuation allowance at December 31, 1997 and 1998 are as follows (in thousands):

                                                                December 31,
                                                              -----------------
                                                               1997      1998
                                                              -------  --------
     Deferred tax assets:
      Net operating loss carryforwards....................... $ 2,036  $ 12,807
      Other..................................................     348     1,078
                                                              -------  --------
                                                                2,384    13,885
      Less: valuation allowance..............................  (2,384)  (13,885)
                                                              -------  --------
     Net deferred taxes...................................... $    --  $     --
                                                              =======  ========

   Due to the uncertainty surrounding the timing of the realization of the benefits from its favorable tax attributes in future tax returns, the Company has placed a valuation allowance against its otherwise recognizable deferred tax assets.

   NSI, LLC and RealSelect do not file income tax returns on a consolidated basis. As a result, net operating losses of one entity may not be available to offset future taxable income of another entity. NSI has net operating loss carryforwards for federal and state income tax purposes of approximately $161,000 and $80,000, respectively, which begin to expire in 2018 for federal and 2003 for state purposes. RealSelect has net operating loss carryforwards for federal and state purposes of approximately $34.4 million and $18.1 million, respectively, which begin to expire in 2007 for federal and 2001 for state purposes. LLC is treated as a partnership for federal and state purposes. As a result, all income and loss items flow through to its investors. Utilization of the above carryforwards may be subject to utilization limitations, which may inhibit the Company's ability to use carryforwards in the future.

                                NETSELECT, INC.

16. Commitments and Contingencies:

   Operating Leases

   The Company leases certain facilities and equipment under noncancellable operating leases with various expiration dates through 2003. The leases generally contain renewal options and payments that may be adjusted for increases in operating expenses and the Consumer Price Index. Future minimum lease payments under noncancellable operating leases at December 31, 1998 are (in thousands):

       1999............................................................. $ 2,295
       2000.............................................................   2,686
       2001.............................................................   2,553
       2002.............................................................   1,636
       2003.............................................................   1,365
                                                                         -------
         Total.......................................................... $10,535
                                                                         =======

   Total rental expense for operating leases was $7,000, $149,000 and $749,000 for the period from October 28, 1996 (Inception) to December 31, 1996 and the years ended December 31, 1997 and 1998, respectively.

   Distribution Agreements

   The Company has entered into various distribution and preferred alliance agreements. Payments remaining over the next five years for the distribution and preferred alliance agreements are as follows (in thousands):

       1999............................................................. $21,143
       2000.............................................................  19,036
       2001.............................................................  14,646
       2002.............................................................   4,250
       2003.............................................................     500
                                                                         -------
         Total.......................................................... $59,575
                                                                         =======

   Contingencies

   From time to time, the Company has been party to various litigation and administrative proceedings relating to claims arising from its operations in the normal course of business. Based on the advice of counsel, management believes that the resolution of these matters will not have a material adverse effect on the Company's business, results of operations, financial condition or cash flows.

17. Subsequent Events (unaudited):

   Equipment Leasing Arrangement

   In January 1999, the Company entered into an equipment leasing arrangement which provided for the sale and leaseback of certain of the Company's existing equipment and lease financing for additional equipment needs. The total availability under the agreement is $3.0 million. In addition, the agreement provides the lessor with warrants to purchase up to 5,000 shares of Series F convertible preferred stock at an exercise price of $24.00 per share. The Company determined that the fair value of the warrants approximated $115,000 on the date of grant.

                                NETSELECT, INC.

   Stock Options

   In January 1999, the Board of Directors adopted the 1999 Equity Incentive Plan (the "Plan") to replace the 1996 Stock Incentive Plan ("1996 Plan"). The Plan provides for the issuance of both non-statutory and incentive stock options to employees, officers, directors and consultants of the Company. The total number of shares of common stock reserved for issuance under the Plan is equal to that number previously reserved and available for grant under the 1996 Plan. The Company will not issue new options under the 1996 Plan.

   Stock Split

   In April 1999, the Board of Directors of NetSelect effected a two-for-one stock split of the outstanding shares of common stock. All share and per share information included in these consolidated financial statements have been retroactively adjusted to reflect the stock split.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
NetSelect, LLC

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of NetSelect, LLC and its subsidiaries (the "Company") at December 31, 1997 and 1998 and the results of their operations and their cash flows for the period from October 28, 1996 (Inception) to December 31, 1996 and the years ended December 31, 1997 and 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Century City, California
March 31, 1999, except for the
effect of the stock split
described in Note 16, as to
which the date is April 5,
1999.

                                 NETSELECT, LLC

                          CONSOLIDATED BALANCE SHEETS
                    (in thousands, except per share amounts)

                                                   December 31,     February 4,
                                                 -----------------  -----------
                                                  1997      1998       1999
                                                 -------  --------  -----------
                                                                    (unaudited)
                    Assets
Current assets:
 Cash and cash equivalents.....................  $ 3,094  $ 14,690   $ 13,037
 Accounts receivable, net of allowance for
  doubtful accounts of $42, $378 and $455 at
  December 31, 1997, 1998 and February 4, 1999,
  respectively.................................      282     2,070      2,333
 Current portion of prepaid distribution
  expense......................................              3,830      3,482
 Deferred royalties............................      137     1,327      1,398
 Other current assets..........................      158     1,715      1,780
                                                 -------  --------   --------
Total current assets...........................    3,671    23,632     22,030
Prepaid distribution expense...................              7,742      7,072
Property and equipment, net....................      397     4,118      2,373
Intangible assets, net.........................    4,491    19,229     18,989
Other assets...................................      169       187        286
                                                 -------  --------   --------
  Total assets.................................  $ 8,728  $ 54,908   $ 50,750
                                                 =======  ========   ========
 Liabilities, Redeemable Convertible Preferred
         Stock and Stockholders' Equity
Current liabilities:
 Accounts payable..............................  $   494  $  5,499   $  4,117
 Accrued liabilities...........................      772     5,801      6,156
 Due to related party..........................              2,200      2,200
 Deferred revenue..............................    1,314     5,439      6,065
 Current portion of notes payable..............              1,746      1,746
                                                 -------  --------   --------
Total current liabilities......................    2,580    20,685     20,284
Notes payable..................................              3,236      3,265
Minority Interest..............................      147
                                                 -------  --------   --------
                                                   2,727    23,921     23,549
                                                 -------  --------   --------
Commitments and contingencies (Note 15)........
Series E redeemable convertible preferred
 stock, $.001 par value; 325 shares authorized,
 issued and outstanding at December 31, 1998
 and February 4, 1999; redemption value of
 $6,003........................................    --        4,939      4,963
                                                 -------  --------   --------
Stockholders' equity:
 Convertible preferred stock, $.001 par value;
  9,675 shares authorized; 2,614, 4,959 and
  4,959 shares issued at December 31, 1997 and
  1998 and February 4, 1999, respectively;
  2,614, 4,528 and 4,528 shares outstanding at
  December 31, 1997 and 1998 and February 4,
  1999, respectively; liquidation preference of
  $62,048 at December 31, 1998.................        3         5          5
 Common stock, $.001 par value; 90,000
  authorized; 4,225, 8,984 and 8,984 issued and
  outstanding at December 31, 1997 and 1998 and
  February 4, 1999, respectively...............        1         6          6
 Additional paid-in capital....................   12,116    96,654     98,717
 Treasury stock, at cost; 431 shares of
  convertible preferred stock at December 31,
  1998 and February 4, 1999....................             (1,770)    (1,770)
 Notes receivable from stockholders............             (3,781)    (3,781)
 Deferred stock compensation...................     (739)   (8,676)   (10,079)
 Accumulated deficit...........................   (5,380)  (56,390)   (60,860)
                                                 -------  --------   --------
  Total stockholders' equity...................  $ 6,001  $ 26,048   $ 22,238
                                                 -------  --------   --------
                                                 $ 8,728  $ 54,908   $ 50,750
                                                 =======  ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                 NETSELECT, LLC

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)

                           October 28,                        Three
                               1996         Year Ended       Months    January 1
                          (Inception) to   December 31,       Ended       to
                           December 31,  -----------------  March 31, February 4,
                               1996       1997      1998      1998       1999
                          -------------- -------  --------  --------- -----------
                                                                 (unaudited)
Revenues................      $          $ 1,282  $ 15,003   $ 1,244    $ 2,433
Cost of revenues........                     335     7,338       735        798
                              -----      -------  --------   -------    -------
Gross profit............         --          947     7,665       509      1,635
                              -----      -------  --------   -------    -------
Operating expenses:
  Sales and marketing...          9        3,200    25,560     2,110      4,064
  Product development...          4          506     4,139       366        174
  General and
   administrative.......        348        2,687     6,929       708      1,053
  Amortization of
   intangible assets....         30          328     1,860        81        240
  Stock-based charges...                     257    20,455       104        569
                              -----      -------  --------   -------    -------
    Total operating
     expenses...........        391        6,978    58,943     3,369      6,100
                              -----      -------  --------   -------    -------
Loss from operations....       (391)      (6,031)  (51,278)   (2,860)    (4,465)
Interest income.........          1           98       583       126         51
Interest expense........                     (24)     (365)       (3)       (31)
Other expense...........                               (97)                 (25)
                              -----      -------  --------   -------    -------
Net loss before Minority
 Interest...............      $(390)     $(5,957) $(51,157)  $(2,737)   $(4,470)
Minority Interest.......        142          825       147       147
                              -----      -------  --------   -------    -------
Net loss................       (248)      (5,132)  (51,010)   (2,590)    (4,470)
Accretion of redemption
 value and stock
 dividends on
 convertible preferred
 stock..................                            (1,659)     (406)      (207)
Repurchase of preferred
 stock..................                            (7,727)
                              -----      -------  --------   -------    -------
Net loss applicable to
 common stockholders....      $(248)     $(5,132) $(60,396)  $(2,996)   $(4,677)
                              =====      =======  ========   =======    =======


  The accompanying notes are an integral part of these consolidated financial statements.

                                 NETSELECT, LLC

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (in thousands)

                     Convertible
                      Preferred                                          Notes
                        Stock      Common Stock  Additional            Receivable    Deferred                   Total
                    -------------- -------------  Paid-in   Treasury      From        Stock     Accumulated Stockholders'
                    Shares  Amount Shares Amount  Capital    Stock    Stockholders Compensation   Deficit      Equity
                    ------  ------ ------ ------ ---------- --------  ------------ ------------ ----------- -------------
Balance at October
 28, 1996.........           $--           $--    $    --   $    --     $    --      $     --    $     --     $     --
Issuance of common
 stock............                 4,166     1                                                                       1
Issuance of Series
 A preferred......    918      1                    2,353                                                        2,354
Issuance of Series
 B preferred......    242                           1,525                                                        1,525
Net loss..........                                                                                   (248)        (248)
                    -----    ---   -----   ---    -------   -------     -------      --------    --------     --------
Balance at
 December 31,
 1996.............  1,160      1   4,166     1      3,878        --          --            --        (248)       3,632
Issuance of Series
 A preferred......    729      1                    2,064                                                        2,065
Issuance of Series
 B preferred......    111                             686                                                          686
Issuance of Series
 C preferred......    614      1                    4,439                                                        4,440
Issuance of common
 stock for
 acquisition of
 TouchTech, Inc...                    59               53                                                           53
Deferred stock
 compensation.....                                    996                                (996)                      --
Stock-based
 charges..........                                                                        257                      257
Net loss..........                                                                                 (5,132)      (5,132)
                    -----    ---   -----   ---    -------   -------     -------      --------    --------     --------
Balance at
 December 31,
 1997.............  2,614      3   4,225     1     12,116        --          --          (739)     (5,380)       6,001
Issuance of Series
 D preferred......    681      1                    9,999                                                       10,000
Issuance of common
 stock for
 acquisition of
 The Enterprise of
 America, Ltd.....                   210              525                                                          525
Issuance of Series
 F preferred......  1,664      1                   39,701                                                       39,702
Issuance of common
 stock............                 3,348     4     10,440                                                       10,444
Exercise of stock
 options for notes
 receivable.......                   974     1        742                  (702)                                    41
Note receivable
 from
 stockholder......                                                       (3,079)                                (3,079)
Exercise of
 warrants.........                   227
Deferred stock
 compensation.....                                  9,497                              (9,497)                      --
Issuance of
 warrants and
 common stock.....                                  2,637                                                        2,637
Stock-based
 charges..........                                 18,895                               1,560                   20,455
Accretion of
 Series E
 redemption
 value............                                   (171)                                                        (171)
Repurchase of
 Series A and B
 preferred........   (431)                         (7,727)   (1,770)                                            (9,497)
Net loss..........                                                                                (51,010)     (51,010)
                    -----    ---   -----   ---    -------   -------     -------      --------    --------     --------
Balance at
 December 31,
 1998.............  4,528      5   8,984     6     96,654    (1,770)     (3,781)       (8,676)    (56,390)      26,048
Issuance of
 warrants
 (unaudited)......                                    115                                                          115
Deferred stock
 compensation
 (unaudited)......                                  1,972                              (1,972)                      --
Stock-based
 charges
 (unaudited)......                                                                        569                      569
Accretion of
 Series E
 redemption value
 (unaudited)......                                    (24)                                                         (24)
Net loss
 (unaudited)......                                                                                 (4,470)      (4,470)
                    -----    ---   -----   ---    -------   -------     -------      --------    --------     --------
Balance at
 February 4, 1999
 (unaudited)......  4,528    $ 5   8,984   $ 6    $98,717   $(1,770)    $(3,781)     $(10,079)   $(60,860)    $ 22,238
                    =====    ===   =====   ===    =======   =======     =======      ========    ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                 NETSELECT, LLC

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                               Year ended      Three Months
                          October 28, 1996    December 31,        Ended     January 1 to
                            (Inception) to  -----------------   March 31,   February 4,
                          December 31, 1996  1997      1998        1998         1999
                          ----------------- -------  --------  ------------ ------------
                                                                      (unaudited)
Cash flows from
 operating activities:
Net loss................       $  (248)     $(5,132) $(51,010)   $(2,590)     $(4,470)
Adjustments to reconcile
 net loss to net cash
 provided by (used in)
 operating activities:
Depreciation and
 amortization...........            35          440     2,518        141          317
Provision for doubtful
 accounts...............           267                    416                      68
Amortization of discount
 on notes payable.......                                  215                      29
Other non-cash items....                                  961
Minority interest in
 loss...................          (142)        (825)     (147)      (147)
Stock-based charges.....                        257    20,455        104          569
Changes in operating
 assets and liabilities,
 net of acquisitions:
 Accounts receivable....           149          (91)   (1,638)      (110)        (330)
 Prepaid distribution
  expense...............                              (11,228)      (518)       1,018
 Deferred royalties.....                       (137)   (1,190)                    (71)
 Due from affiliated
  company...............             7         (119)       74          2
 Other assets...........           (18)        (241)       (3)      (321)         (82)
 Accounts payable and
  accrued liabilities...           282          441     8,350      1,771         (565)
 Deferred revenues......            24        1,290     4,125        741          626
                               -------      -------  --------    -------      -------
Net cash provided by
 (used in) operating
 activities.............           356       (4,117)  (28,102)      (927)      (2,891)
                               -------      -------  --------    -------      -------
Cash flows from
 investing activities:
Purchases of property
 and equipment..........           (72)        (372)   (3,853)      (217)         (61)
Acquisition of The
 Enterprise of America
 Ltd., net of cash
 acquired...............                                 (705)      (705)
Acquisition of
 MultiSearch Solutions,
 Inc., net of cash
 acquired...............                                 (761)
Proceeds from sale of
 property and
 equipment..............                                                        1,299
Payments made in
 connection with
 operating agreement....        (2,371)      (1,260)
                               -------      -------  --------    -------      -------
Net cash provided by
 (used in) investing
 activities.............        (2,443)      (1,632)   (5,319)      (922)       1,238
                               -------      -------  --------    -------      -------
Cash flows from
 financing activities:
Repayment of notes
 payable................                               (1,490)      (836)
Proceeds from bridge
 loan...................                               12,000
Repayments on bridge
 loan...................                               (1,325)
Note receivable from
 stockholder............                               (3,079)
Net proceeds from
 issuance of common
 stock..................                          9     8,066
Net proceeds from
 issuance of preferred
 stock..................         3,730        7,191    40,342      9,995
Repurchase of preferred
 stock..................                               (9,497)
                               -------      -------  --------    -------      -------
Net cash provided by
 financing activities...         3,730        7,200    45,017      9,159           --
                               -------      -------  --------    -------      -------
Change in cash and cash
 equivalents............         1,643        1,451    11,596      7,310       (1,653)
                               -------      -------  --------    -------      -------
Cash and cash
 equivalents, beginning
 of period..............                      1,643     3,094      3,094       14,690
                               -------      -------  --------    -------      -------
Cash and cash
 equivalents, end of
 period.................       $ 1,643      $ 3,094  $ 14,690    $10,404      $13,037
                               =======      =======  ========    =======      =======
Supplemental disclosure
 of cash flow activities
Cash paid during the
 year for interest......       $    --      $    --  $    170    $    --      $    --
                               =======      =======  ========    =======      =======

  The accompanying notes are an integral part of these consolidated financial statements.

                                NETSELECT, LLC

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Business:

   NetSelect, LLC ("LLC" or the "Company") is a Delaware limited liability corporation that was incorporated on October 28, 1996 between two corporate partners, NetSelect, Inc. ("NSI") and InfoTouch Corporation ("InfoTouch"). The Company's sole business activity has been managing its investment in RealSelect, Inc. ("RealSelect"), a Delaware corporation. RealSelect is an operating company created to establish an Internet-based marketing service for real estate.

   The RealSelect Venture--Effective December 4, 1996, InfoTouch entered into a series of agreements with the National Association of Realtors and its wholly owned subsidiary Realtors Information Network (together referred to as the "NAR") and several investors (the "Investors"). Under these agreements, InfoTouch transferred its recently developed technology and assets relating to advertising the listing of residential real estate on the Internet into the Company in exchange for a 46% ownership interest, including outstanding stock options. The Investors contributed capital to NSI. The Company received capital funding from NSI and in-turn contributed the InfoTouch assets, intellectual property and the NSI capital to RealSelect in exchange for common stock representing an 85% ownership interest.

   Also effective December 4, 1996, RealSelect entered into a number of agreements with and issued cash and RealSelect common stock representing a 15% ownership interest to the NAR in exchange for the rights to operate the website REALTOR.com and to pursue commercial opportunities relating to the listing of real estate on the internet.

   Pursuant to the agreements governing RealSelect, InfoTouch was required to terminate its remaining activities, which were insignificant, and dispose of its remaining assets and liabilities. Accordingly, following the formation, NSI and InfoTouch were only shell companies as they had no liabilities and no assets other than their respective investments in the Company. In addition, under the agreements, NSI was the only entity permitted to raise capital to support RealSelect which, once invested, increased NSI's ownership interest in the Company and RealSelect and diluted the ultimate ownership interests of InfoTouch and the NAR.

   Reorganization of Holding Structure--Under the RealSelect agreements, the reorganization of the initial holding structure was provided for at an unspecified future date. On February 4, 1999, NSI stockholders entered into a non-substantive share exchange with and were merged into InfoTouch (the "Reorganization"). The Company was dissolved into InfoTouch in connection with the Reorganization.

2. Summary of Significant Accounting Policies:

   Principles of Consolidation--The consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation. As a result of additional capital raised by NSI and NSI shares issued in connection with certain acquisitions, all of which was invested in RealSelect through the Company, the Company's ownership interest in RealSelect increased to 87%, 93% and 93% (unaudited) at December 31, 1997, 1998 and February 4, 1999, respectively. Minority interest of the NAR in RealSelect net losses have been eliminated to the extent of the NAR's net investment as the NAR has no future funding commitment.

   Unaudited Interim Financial Information--The interim financial information of the Company for the three months ended March 31, 1998 and the period from January 1 to February 4, 1999 is unaudited. The unaudited interim financial information has been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position, results of operations and cash flows at and for the period from January 1 to February 4, 1999 and for the three months ended March 31, 1998.

                                NETSELECT, LLC

   Use of Estimates--The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

   Cash Equivalents--The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents consist primarily of deposits in money market funds.

   Concentration of Credit Risk--Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited with high credit quality financial institutions. The Company's accounts receivable are derived from revenue earned from customers located in the United States. Accounts receivable balances are typically settled through customer credit cards and, as a result, the majority of accounts receivable are collected upon processing of credit card transactions. The Company maintains an allowance for doubtful accounts based upon the expected collectibility of accounts receivable.

   During the period from October 28, 1996 (Inception) to December 31, 1996, the years ended December 31, 1997 and 1998, and the three months ended March 31, 1998 (unaudited) and the period from January 1, 1999 to February 4, 1999 (unaudited), no customers accounted for more than 10% of net revenues or net accounts receivable.

   Fair Value of Financial Instruments--The Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and notes payable are carried at cost, which approximates their fair value because of the short-term maturity of these instruments and the relatively stable interest rate environment.

   Prepaid Distribution--The Company has entered into various web portal distribution and preferred alliance agreements, which are being amortized ratably over the term of the agreements, generally two to five years.

   Property and Equipment--Property and equipment are stated at historical cost. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets, generally three years or less, or the shorter of the lease term or the estimated useful lives of the assets, if applicable.

   Intangible Assets--Intangible assets primarily consist of goodwill resulting from the acquisitions of The Enterprise of America, Ltd. ("The Enterprise") and MultiSearch Solutions, Inc. ("MultiSearch"). This goodwill is being amortized on a straight-line basis over the estimated periods of benefit of five years. In addition, in connection with its formation, the Company entered into an exclusive lifetime operating agreement with the NAR. Pursuant to our operating agreement, the Company made various payments and issued RealSelect common stock to the NAR for the right to use the REALTOR.com trademark and domain name, the "REALTORS" trademark and the exclusive use of the web site for real estate listings. The RealSelect common stock issued and payments made to the NAR, as well as certain milestone-based amounts subsequently earned by the NAR have been recorded as intangible assets and are being amortized on a straight-line basis over the estimated period of benefit of 15 years.

   The Company reviews its intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. Impairment losses are recorded in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets.

                                NETSELECT, LLC

   Revenue Recognition--The Company's revenues are derived principally from the sale of products and services to real estate agents and brokers, home builders and from advertising sales. Revenues associated with the sale of agent products are recognized ratably over the term of the contract, generally 12 months. Royalties directly associated with these revenues are deferred and amortized over the same period. The Company also sells banner advertising pursuant to short-term contracts. Advertising revenue is recognized ratably in the period in which the advertisement is displayed, provided that no significant company obligations remain and collection of the resulting receivable is probable. Company obligations typically include the guarantee of a minimum number of impressions or times that an advertisement appears in pages viewed by the users of the Company's online properties.

   Product Development Costs--Product development costs incurred by the Company to develop, enhance, manage, monitor and operate the Company's web sites are expensed as incurred.

   Advertising Expense--Advertising costs, including co-operative advertising costs, are expensed as incurred and totalled $5,000, $818,000 and $3.3 million during the period from October 28, 1996 (Inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998, respectively.

   Stock-Based Compensation--The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." Under APB 25, compensation expense is recognized over the vesting period based on the difference, if any, on the date of grant between the fair value of the Company's stock and the exercise price. The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123 and EITF 96-18.

   Income Taxes--Income taxes are accounted for under SFAS No. 109, "Accounting for Income Taxes." Under SFAS No.109, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

   Comprehensive Income--Effective January 1, 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. To date, the Company has not had any transactions that are required to be reported in comprehensive income.

   Segments--Effective January 1, 1998, the Company adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company has determined that it does not have any separately reportable business segments as of December 31, 1998 and February 4, 1999.

   Recent Accounting Pronouncements--In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") No. 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. The adoption of SOP 98-1 during the first quarter of 1999 did not have a significant impact on financial position, results of operations or cash flows.

                                NETSELECT, LLC

   In April 1998, the AICPA issued SOP No. 98-5, "Reporting on the Costs of Start-Up activities." SOP No. 98-5 requires that all start-up costs related to new operations must be expensed as incurred. In addition, start-up costs that were capitalized in the past must be written off when SOP No. 98-5 is adopted. The adoption of SOP No. 98-5 during the first quarter of 1999 did not have a significant impact on financial position, results of operations or cash flows.

3. Acquisitions:

   TouchTech Corporation

   Effective December 31, 1997, the Company acquired all the outstanding stock of TouchTech Corporation, a Canadian company, in exchange for 58,764 shares of common stock with a value of $53,000. The acquisition has been accounted for as a purchase. The excess of fair value of purchase consideration over net tangible assets has been allocated to goodwill and is being amortized on a straight-line basis over five years.

   The Enterprise

   Effective March 31, 1998, the Company acquired The Enterprise in exchange for aggregate consideration consisting of 210,000 shares of Company common stock with an estimated fair value of $525,000, a note payable in the amount of $2.2 million, $705,000 in cash and the assumption of $946,000 of net liabilities. Included in liabilities assumed were $836,000 of demand notes payable that were paid by the Company on the effective date of the acquisition. The acquisition has been accounted for as a purchase. The excess of purchase consideration over net tangible assets acquired of $3.9 million has been allocated to goodwill which is being amortized on a straight-line basis over five years. The purchase agreement also provides for certain contingent payments in the event that predetermined levels of sales are achieved. Such payments, if any, will be accounted for as compensation expense in the period earned and in no event shall such aggregate payments exceed $1.0 million. For the year ended December 31, 1998, no contingent payments were required under the terms of the agreement.

   MultiSearch

   Effective July 1, 1998, the Company acquired MultiSearch, in exchange for aggregate consideration consisting of 325,000 shares of Series E convertible preferred stock with a value of $4.8 million, a note payable in the amount of $3.6 million, $875,000 in cash and the assumption of $657,000 of net liabilities. Included in liabilities assumed were $654,000 of demand notes payable that were paid by the Company on the effective date of the acquisition. The acquisition has been accounted for as a purchase. The excess of total purchase consideration over net tangible assets acquired of $9.4 million has been allocated to goodwill which is being amortized on a straight-line basis over five years. The purchase agreement also provides for certain contingent payments in the event that predetermined levels of sales and earnings are achieved. Such payments, if any, will be accounted for as compensation expense in the period earned. For the year ended December 31, 1998, $360,000 of expense was recognized under the terms of the agreement.

   The following summarized unaudited pro forma financial information assumes The Enterprise and MultiSearch acquisitions occurred at the beginning of each period (in thousands):

                                           December 31, December 31, March 31,
                                               1997         1998       1998
                                           ------------ ------------ ---------
   Revenues...............................   $ 8,505      $ 18,026    $ 3,182
   Net loss applicable to common
    stockholders..........................    (9,470)      (61,969)    (3,922)

                                NETSELECT, LLC

4. Property and Equipment:

   Property and equipment consists of the following (in thousands):

                                                       December 31, December 31,
                                                           1997         1998
                                                       ------------ ------------
   Computer equipment.................................    $ 394        $2,903
   Furniture and fixtures.............................       77         1,337
   Leasehold improvements.............................       50           700
                                                          -----        ------
                                                            521         4,940
   Less: Accumulated depreciation.....................     (124)         (822)
                                                          -----        ------
                                                          $ 397        $4,118
                                                          =====        ======

   Depreciation expense for the period from October 28, 1996 (Inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998 was $5,000, $119,000 and $659,000, respectively.

5. Intangible Assets:

   Intangible assets consist of the following (in thousands):

                                                       December 31, December 31,
                                                           1997         1998
                                                       ------------ ------------
   Goodwill...........................................    $   --      $13,243
   NAR operating agreement............................     4,745        6,745
   Other..............................................        96        1,452
                                                          ------      -------
                                                           4,841       21,440
   Less: Accumulated amortization.....................      (350)      (2,211)
                                                          ------      -------
                                                          $4,491      $19,229
                                                          ======      =======

   Amortization expense for the period from October 28, 1996 (Inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998 was $30,000, $328,000 and $1.9 million, respectively.

6. Accrued Liabilities:

   Accrued liabilities consist of the following (in thousands):

                                                       December 31, December 31,
                                                           1997         1998
                                                       ------------ ------------
Accrued payroll and related benefits..................    $ 442        $1,973
Accrued distribution fees.............................                  1,366
Accrued royalties.....................................                    979
Other.................................................      330         1,483
                                                          -----        ------
                                                          $ 772        $5,801
                                                          =====        ======

7. Related-Party Transactions:

   At December 31, 1997 and 1998, the Company was indebted to an officer for $168,000 and $188,000, respectively. The loan is due on demand and bears interest at 10% per annum.

                                NETSELECT, LLC

   In August 1998, the Company issued 115,342 shares of common stock and 26,504 shares of Series F convertible preferred stock to the NAR in satisfaction of a $1.0 million obligation for the Company's share of advertising costs for a co-operative advertising program with the NAR. At December 31, 1998, the Company was indebted to the NAR for $2.2 million pursuant to certain provisions of the operating agreement.

   In connection with a 1998 stock redemption agreement, the Company loaned $3.1 million to a stockholder of InfoTouch. The note is non-interest bearing, full recourse and collateralized by the shares of common stock. At December 31, 1998, the note was classified as a component of stockholders' equity.

   At December 31, 1998, the Company held promissory notes from employees and directors totaling $702,000 for the exercise of stock options. The notes bear interest at 5.3% per annum and are due on or before August 21, 2003. The notes, which are classified as a component of stockholders' equity, are full recourse and collateralized by shares of common stock of the Company owned by the employees and directors.

8. Notes Payable:

   As part of the acquisition of The Enterprise, the Company issued a $2.2 million non-interest bearing note payable which has been discounted at 10%. The unamortized balance of the discount at December 31, 1998 was $354,000. The note is payable in four installments, and matures on March 31, 2001.

   As part of the acquisition of MultiSearch, the Company issued a $3.6 million non-interest bearing note payable which has been discounted at 10%. The unamortized balance of the discount at December 31, 1998 was $453,000. The note is payable in three installments, and matures on April 1, 2001.

   As of December 31, 1998, future payments under the notes are as follows (in thousands):

        Year Ending                                                    Principal
       December 31,                                                    Payments
       ------------                                                    ---------
        1999..........................................................  $2,097
        2000..........................................................   1,797
        2001..........................................................   1,895
                                                                        ------
                                                                         5,789
       Less: Discount.................................................    (807)
                                                                        ------
       Present value of notes payable.................................   4,982
       Less: Current portion..........................................   1,746
                                                                        ------
       Long-term portion..............................................  $3,236
                                                                        ======

9. Stock Options:

   The Company's 1996 Stock Incentive Plan (the "Plan") provides for the grant of options to employees, officers, directors and consultants at the then-current market value of the Company's common shares, as determined by the Board of Directors. Options granted generally vest over four years, 25% for the first year and monthly thereafter over the remaining three years, and expire 10 years from the date of grant.

   In connection with the 1996 formation of the Company, options to purchase 530,000 shares of common stock at a weighted average exercise price of $1.34 per share from the former InfoTouch stock option plan were assumed and fully vested.

                                NETSELECT, LLC

   The following table summarizes activity under the Plan (including the InfoTouch options assumed) for the period from October 28, 1996 (Inception) to December 31, 1996, the years ended December 31, 1997 and 1998 and the period from January 1, 1999 to February 4, 1999 (shares in thousands):

                                                                      Weighted
                                                                      Average
                                               Number of  Price Per   Exercise
                                                Shares      Share      Price
                                               --------- ------------ --------
   Outstanding at October 28, 1996                  --   $         --  $  --
     Assumed..................................     530   1.13 to 2.25   1.34
     Granted..................................     780            .14    .14
                                                 -----
   Outstanding at December 31, 1996...........   1,310    .14 to 2.25    .63
     Granted..................................     574            .75    .75
     Canceled.................................    (103)          1.13   1.13
                                                 -----
   Outstanding at December 31, 1997...........   1,781    .14 to 2.25    .64
     Granted..................................   1,913   2.50 to 4.00   3.01
     Exercised................................    (974)   .14 to 2.50    .76
     Canceled.................................    (170)   .75 to 2.50   1.95
                                                 -----
   Outstanding at December 31, 1998...........   2,550    .14 to 4.00   2.28
     Granted (unaudited)......................      79           5.00   5.00
                                                 -----
   Outstanding at February 4, 1999
    (unaudited)...............................   2,629    .14 to 5.00   2.36
                                                 =====

   Options granted during the years ended December 31, 1997 and 1998 resulted in total compensation of $1.0 million and $9.5 million, respectively, and were recorded as deferred stock compensation in stockholders' equity. The deferred stock compensation is recognized as stock-based charges in the consolidated statement of operations over the related vesting period of the options. During the years ended December 31, 1997 and 1998, such stock-based charges were $257,000 and $1.6 million, respectively. Common stock available for future grants at December 31, 1998 was 1,014,000 shares.


   Additional information with respect to the outstanding options as of December 31, 1998 is as follows (shares in thousands):

                                                                     Options
                                         Options Outstanding       Exercisable
                                     --------------------------- ---------------
                                             Weighted
                                              Average
                                     Number  Remaining  Average  Number Average
                                       of   Contractual Exercise   of   Exercise
   Prices:                           Shares    Life      Price   Shares  Price
   -------                           ------ ----------- -------- ------ --------
   $.14.............................   226     7.90       $.14     16     $.14
    .75.............................   520     8.70        .75    134      .75
   2.25 to 2.50.....................   434     9.20       2.50     42     2.46
   3.00.............................   362     9.50       3.00     46     3.00
   3.16.............................   842     9.70       3.16     54     3.16
   4.00.............................   166     9.90       4.00      2     4.00
                                     -----                        ---
                                     2,550                        294
                                     =====                        ===

                                NETSELECT, LLC

   The Company calculated the minimum fair value of each option grant on the date of the grant using the minimum value option pricing model as prescribed by SFAS No. 123 using the following assumptions:

                                          December 31, December 31, December 31,
                                              1996         1997         1998
                                          ------------ ------------ ------------
   Risk-free interest rates..............       6%           6%           5%
   Expected lives (in years).............       4            5            4
   Dividend yield........................       0%           0%           0%
   Expected volatility...................       0%           0%           0%

   The compensation expense associated with the stock-based compensation plans did not result in a material difference from the reported net loss for the period from October 28, 1996 (inception) to December 31, 1996 or years ended December 31, 1997 and 1998.

10. Warrants:

   In connection with entering into a distribution agreement with America Online in April 1998, the Company issued a warrant to purchase 226,590 shares of the Company's common stock at an exercise price of $3.16 per share. The warrant is contingent upon America Online exercising its right to purchase $2.0 million of common stock in an IPO. Additionally, if America Online exercises its right to purchase $2.0 million of common stock in an IPO, the Company will issue warrants to America Online to acquire $3.0 million of common stock with a weighted average exercise price of 137.5% of the initial public offering price. If warrants are purchased in connection with an IPO, the fair value will be measured at the date of the IPO and amortized to sales and marketing expense over the remaining term of the distribution agreement.

   Under the terms of an operating agreement entered into in 1998, the Company issued an immediately exercisable warrant to purchase 226,576 shares of common stock at an exercise price $0.0005 per share. The Company determined that the fair value of the warrant approximated $1.4 million at the date of issuance which is included in amortization of intangible assets over the estimated useful life of the operating agreement. The warrant was exercised in November 1998.

   During 1998, the Company issued warrants to purchase up to 83,752 shares of common stock to Multiple Listing Services ("MLSs") that agreed to provide their real estate listings to us for publication on the Internet on a preferred national basis over an initial term of 18 months. The issuance of these warrants is contingent upon completion of an IPO. The exercise price will be equal to the IPO per share price. The fair value of issuable warrants will be measured at the date an IPO is deemed to be probable and recognized as expense over the terms of the applicable MLS agreement.

                                NETSELECT, LLC

11. Capitalization:

   Convertible preferred stock at December 31, 1998 consists of the following (in thousands):

                                                      Shares
                                              ---------------------- Liquidation
                                              Authorized Outstanding   Amount
                                              ---------- ----------- -----------
   Series A.................................    1,647       1,378      $ 4,416
   Series B.................................      353         191        1,334
   Series C.................................      614         614        4,884
   Series D.................................      681         681       10,543
   Series F.................................    2,100       1,664       40,871
   Undesignated.............................    4,280
                                                -----       -----      -------
                                                9,675       4,528      $62,048
                                                =====       =====      =======

   Voting--Each share of convertible preferred stock has a number of votes equal to the number of shares of common stock then issuable upon its conversion. The convertible preferred stock generally votes together with the common stock and not as a separate class.

   Dividends--The holders of each series of convertible preferred stock are entitled to receive dividends when, as and if declared by the Board of Directors at a rate of 6.5% of the respective issuance price per share per annum. The holders of Series D and Series F are entitled to receive cumulative dividends in preference to the holders of Series A, Series B, and Series C preferred stock and Series E redeemable convertible preferred stock and the common stock. In the event of a public offering of the Company's equity securities meeting certain minimum size requirements and timing, as defined in the Certificate of Incorporation, dividends declared, if any, will not be payable and will lapse. The holders of the Series D and Series F convertible preferred stock are entitled to dividends at their stated rate whether or not earned which are payable upon conversion provided the Company's public offering does not meet certain minimum size requirements and timing. Accordingly, the Company has recorded accretion of $1.5 million for the year ended December 31, 1998 related to the Series D and Series F dividends.

   No dividends have been declared or paid from inception through December 31, 1998.

   Liquidation--In the event of any liquidation or winding up of the Company, the holders of each series of convertible preferred stock will be entitled to receive, in preference to the holders of common stock, any distribution of assets of the Company equal to the sum of the respective issuance price of such shares plus any accrued and unpaid dividends. The holders of Series D and Series F are entitled to receive any distribution of assets of the Company before the holders of Series A, Series B, and Series C convertible preferred stock and Series E redeemable convertible preferred stock. The holders of Series A, Series B, Series C and Series E preferred stock are also entitled to receive an amount equal to the dividend rate (6.5%) accruing on a quarterly basis on the last day of each calendar quarter for the period from the respective date of issuance of such shares to the date of liquidation.

   After the full liquidation preference on all outstanding shares of convertible preferred stock has been paid, any remaining funds and assets of the Company will be distributed pro rata among the holders of the common stock.

   Redemption--If a liquidation or initial public offering has not occurred by June 30, 2002, the holders of Series E redeemable convertible preferred stock are entitled to a redemption out of the assets of the Company equal to the Series E liquidation preference. The Company has recorded accretion of $171,000 for the year ended December 31, 1998 related to the Series E redeemable preferred stock redemption value.

                                NETSELECT, LLC

   Conversion--Each share of convertible preferred stock is convertible at the holder's option at any time into common stock, according to a ratio which is two-for-one, subject to adjustment for dilution. Each share of convertible preferred stock automatically converts into common stock at the then applicable conversion rate for each upon (i) the closing of an underwritten public offering pursuant to which the post-closing enterprise value is at least $300 million of Company stock at a price of at least $24.93 per share,
(ii) the consent of at least two-thirds of the outstanding preferred stock, or
(iii) as to each series of convertible preferred stock, upon the date that less than 100 shares of such series are outstanding.

   Repurchase of Preferred Stock--In November 1998, the Company repurchased 431,664 shares of Series A and Series B convertible preferred stock for $9.5 million. The difference of $7.7 million between the carrying value of the preferred stock prior to repurchase and the price paid has been included in net loss for the year ended December 31, 1998 in the computation of net loss applicable to common stockholders.

   Sale of Common Stock--In connection with the August 1998 Series F financing, the Company sold an aggregate of 3,347,982 shares of common stock to certain investors and received gross proceeds of approximately $10.6 million. The Company recognized the $18.9 million difference between the estimated fair value of the stock and the price paid by investors as stock-based charges in 1998.

12. Supplemental Cash Flow Information:

   During the period from January 1, 1999 to February 4, 1999 (unaudited):

  . In connection with an equipment lease financing arrangement, the Company sold $749,000 of net property and equipment in exchange for assumption of third party payables.

   During the year ended December 31, 1998:

  . The Company issued common and convertible preferred stock valued at $1.9 million in connection with an advertising agreement.

  . The Company incurred a $2.0 million payable to a related party in connection with certain obligations under a lifetime operating agreement.

  . Convertible notes in the amount of $10.7 million, plus $64,000 in accrued interest, were converted into Series F convertible preferred stock.

  . The Company issued notes receivable to stockholders for $702,000 in connection with the exercise of stock options.

  .  The Company issued warrants with a fair value of $1.4 million.

  . The Company issued 210,000 shares of common stock valued at $525,000, a note payable of $2.2 million and assumed net liabilities of $946,000 as part of the acquisition of The Enterprise.

  . The Company issued 325,000 shares of Series E redeemable convertible preferred stock valued at $4.8 million, a note payable of $3.6 million and assumed net liabilities of $657,000 as part of the acquisition of MultiSearch.

   During the year ended December 31, 1997:

  . The Company issued 58,764 shares of common stock with a value of $53,000 as part of the acquisition of TouchTech.

                                NETSELECT, LLC

   During the period from October 28, 1996 (Inception) to December 31, 1996:

  . The Company issued common stock valued at $1.1 million in connection with the right to use certain trademarks and an operating agreement.

  . The Company assumed net liabilities totalling $1.2 million in exchange for trademarks and an operating agreement.

13. Defined Contribution Plan:

   The Company has a savings plan (the "Savings Plan") that qualifies as a defined contribution plan under Section 401(k) of the Internal Revenue Code. Under the Savings Plan, participating employees may defer a percentage (not to exceed 15%) of their eligible pretax earnings up to the Internal Revenue Service's annual contribution limit. All full-time employees on the payroll of the Company are eligible to participate in the Plan. The Company is not required to contribute to the Savings Plan and has made no contributions since the inception of the Savings Plan.

14. Income Taxes:

   LLC is treated as a partnership for federal and state income tax purposes. Consequently, all income and loss items flow through to its investors. Accordingly, the provision for income taxes is based on the operating results of RealSelect.

   As a result of net operating losses, RealSelect has not recorded a provision for income taxes. The components of the deferred tax assets and related valuation allowance at December 31, 1997 and 1998 are as follows (in thousands):

                                                                December 31,
                                                              -----------------
                                                               1997      1998
                                                              -------  --------
     Deferred tax assets:
      Net operating loss carryforwards....................... $ 2,036  $ 12,747
      Other..................................................     348     1,078
                                                              -------  --------
                                                                2,384    13,825
      Less: valuation allowance..............................  (2,384)  (13,825)
                                                              -------  --------
     Net deferred taxes...................................... $    --  $     --
                                                              =======  ========

   Due to the uncertainty surrounding the timing of the realization of the benefits from its favorable tax attributes in future tax returns, RealSelect has placed a valuation allowance against its otherwise recognizable deferred tax assets.

   At December 31, 1998, RealSelect has net operating losses for both federal and state income tax purposes of approximately $34.4 million and $18.1 million, respectively, which begin to expire in 2007 for federal and 2001 for state income tax purposes. The net operating losses can be carried forward to offset future taxable income. Utilization of the above carryforwards may be subject to utilization limitations, which may inhibit RealSelect's ability to use carryforwards in the future.

                                NETSELECT, LLC

15. Commitments and Contingencies:

   Operating Leases

   The Company leases certain facilities and equipment under noncancellable operating leases with various expiration dates through 2003. The leases generally contain renewal options and payments that may be adjusted for increases in operating expenses and increases in the Consumer Price Index. Future minimum lease payments under noncancellable operating leases at December 31, 1998 are (in thousands):

       1999............................................................. $ 2,295
       2000.............................................................   2,686
       2001.............................................................   2,553
       2002.............................................................   1,636
       2003.............................................................   1,365
                                                                         -------
         Total.......................................................... $10,535
                                                                         =======

   Total rental expense for operating leases was $7,000, $149,000 and $749,000 for the period from October 28, 1996 (Inception) to December 31, 1996 and the years ended December 31, 1997 and 1998, respectively.

   Distribution Agreements

   The Company has entered into various distribution and preferred alliance agreements. Payments remaining over the next five years for the distribution and preferred alliance agreements are as follows (in thousands):

       1999............................................................. $21,143
       2000.............................................................  19,036
       2001.............................................................  14,646
       2002.............................................................   4,250
       2003.............................................................     500
                                                                         -------
         Total.......................................................... $59,575
                                                                         =======

   Contingencies

   From time to time, the Company has been party to various litigation and administrative proceedings relating to claims arising from its operations in the normal course of business. Based on the advice of counsel, management believes that the resolution of these matters will not have a material adverse effect on the Company's business, results of operations, financial condition or cash flows.

16. Subsequent Events (unaudited):

   Equipment Leasing Arrangement

   In January 1999, the Company entered into an equipment leasing arrangement which provided for the sale and leaseback of certain of the Company's existing equipment and lease financing for additional equipment needs. The total availability under the agreement is $3.0 million. In addition, the agreement provides the lessor with warrants to purchase up to 5,000 shares of Series F convertible preferred stock at an exercise price of $24.00 per share. The Company determined that the fair value of the warrants approximated $115,000 on the date of grant.

                                NETSELECT, LLC

   Stock Options

   In January 1999, the Board of Directors adopted the 1999 Equity Incentive Plan (the "Plan") to replace the 1996 stock Incentive Plan ("1996 Plan"). The Plan provides for the issuance of both non-statutory and incentive stock options to employees, officers, directors and consultants of the Company. The total number of shares of common stock reserved for issuance under the Plan is equal to that number previously reserved and available for grant under the 1996 Plan. The Company will not issue new options under the 1996 Plan.

   Stock Split

   In April 1999, the Board of Directors of NetSelect effected a two-for-one stock split of the outstanding shares of common stock. All share and per share information included in these consolidated financial statements have been retroactively adjusted to reflect the stock split.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of The Enterprise of America, Ltd.

In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of The Enterprise of America, Ltd. (the "Company") at December 31, 1997 and March 31, 1998, and the results of its operations and its cash flows for the year ended December 31, 1997 and the three months ended March 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Century City, California
March 31, 1999

                        THE ENTERPRISE OF AMERICA, LTD.

                                 BALANCE SHEETS

                                                      December 31,   March 31,
                                                          1997         1998
                                                      ------------  -----------
                       Assets
Current assets:
  Cash............................................... $     3,214   $       414
  Accounts receivable, net of allowance for doubtful
   accounts of $100,000 for December 31, 1997 and
   $125,000 for March 31, 1998.......................     367,607       429,402
                                                      -----------   -----------
Total current assets.................................     370,821       429,816
Property and equipment, net..........................     529,534       763,057
Other assets.........................................      34,533        16,394
                                                      -----------   -----------
    Total assets..................................... $   934,888   $ 1,209,267
                                                      ===========   ===========
       Liabilities and Stockholders' Deficit:
Current liabilities:
  Cash overdraft..................................... $        --   $   126,332
  Accounts payable...................................     355,631       544,305
  Accrued liabilities................................     333,764       334,230
  Current portion of capital lease obligation........      43,832        51,747
  Related party notes payable........................     809,678       821,468
                                                      -----------   -----------
Total current liabilities............................   1,542,905     1,878,082
Capital lease obligation.............................     122,279       108,503
Commitments (Note 6)
Stockholders' deficit:
  Common stock, $1 par value; authorized 9,000
   shares, issued and outstanding 100 shares at
   December 31, 1997 and March 31, 1998..............         100           100
  Additional paid-in capital.........................     606,337       606,337
  Note receivable from stockholder...................    (294,108)     (305,597)
  Accumulated deficit................................  (1,042,625)   (1,078,158)
                                                      -----------   -----------
    Total stockholders' deficit......................    (730,296)     (777,318)
                                                      -----------   -----------
    Total liabilities and stockholders' deficit...... $   934,888   $ 1,209,267
                                                      ===========   ===========


   The accompanying notes are an integral part of these financial statements.

                        THE ENTERPRISE OF AMERICA, LTD.

                            STATEMENTS OF OPERATIONS

                                                                    Three Months
                                                        Year Ended     Ended
                                                       December 31,  March 31,
                                                           1997         1998
                                                       ------------ ------------
Net revenues..........................................  $4,182,776    $969,138
Cost of revenues......................................   2,226,698     524,418
                                                        ----------    --------
    Gross profit......................................   1,956,078     444,720
                                                        ----------    --------
Operating expenses:
  Sales and marketing.................................     551,183     174,094
  General and administrative..........................   1,428,630     273,905
  Loss on disposal of assets..........................      34,750
                                                        ----------    --------
    Total operating expenses..........................   2,014,563     447,999
                                                        ----------    --------
Loss from operations..................................     (58,485)     (3,279)
Interest expense......................................     (29,227)    (32,254)
                                                        ----------    --------
Net loss..............................................  $  (87,712)   $(35,533)
                                                        ==========    ========



   The accompanying notes are an integral part of these financial statements.

                        THE ENTERPRISE OF AMERICA, LTD.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                         Common Stock  Additional    Note
                         -------------  Paid-In   Receivable  Accumulated
                         Shares Amount  Capital   Stockholder   Deficit      Total
                         ------ ------ ---------- ----------- -----------  ---------
Balance at December 31,
 1996...................  100    $100   $606,337   $      --  $  (954,913) $(348,476)
Note receivable issued
 to stockholder.........                            (294,108)               (294,108)
Net loss................                                          (87,712)   (87,712)
                          ---    ----   --------   ---------  -----------  ---------
Balance at December 31,
 1997...................  100     100    606,337    (294,108)  (1,042,625)  (730,296)
Note receivable issued
 to stockholder.........                             (11,489)                (11,489)
Net loss................                                          (35,533)   (35,533)
                          ---    ----   --------   ---------  -----------  ---------
Balance at March 31,
 1998...................  100    $100   $606,337   $(305,597) $(1,078,158) $(777,318)
                          ===    ====   ========   =========  ===========  =========



   The accompanying notes are an integral part of these financial statements.

                        THE ENTERPRISE OF AMERICA, LTD.

                            STATEMENTS OF CASH FLOWS

                                                                  Three Months
                                                      Year Ended     Ended
                                                     December 31,  March 31,
                                                         1997         1998
                                                     ------------ ------------
Cash flows from operating activities:
Net loss............................................  $ (87,712)   $ (35,533)
Adjustments to reconcile net loss to net cash
 provided by operating activities:
Depreciation and amortization.......................    206,269       46,245
Provision for doubtful accounts.....................     65,684       25,000
Loss on sale of fixed assets........................     34,750
Changes in operating assets and liabilities:
  Accounts receivable...............................     33,996      (86,795)
  Other assets......................................    (22,677)      18,139
  Cash overdraft....................................    (75,064)     126,332
  Accounts payable..................................    (24,153)     187,808
  Accrued liabilities...............................    109,430        1,332
                                                      ---------    ---------
Net cash provided by operating activities...........    240,523      282,528
                                                      ---------    ---------
Cash flows from investing activities:
Purchases of property and equipment.................   (124,105)    (279,768)
Proceeds from sale of fixed asset...................    223,632
                                                      ---------    ---------
Net cash provided by (used in) investing
 activities.........................................     99,527     (279,768)
                                                      ---------    ---------
Cash flows from financing activities:
Note receivable from stockholder....................   (294,108)     (11,489)
Repayment of line of credit.........................   (852,855)
Proceeds from related party notes payable...........    809,678       11,790
Payments on capital lease obligation................                  (5,861)
                                                      ---------    ---------
Net cash used in financing activities...............   (337,285)      (5,560)
                                                      ---------    ---------
Change in cash......................................      2,765       (2,800)
Cash, beginning of period...........................        449        3,214
                                                      ---------    ---------
Cash, end of period.................................  $   3,214    $     414
                                                      =========    =========
Supplemental disclosure of cash flow activities:
Cash paid during the year for interest..............  $  29,312    $  32,254
                                                      =========    =========
Cash paid during the year for income taxes..........  $     807    $     510
                                                      =========    =========

   Supplemental schedule of non-cash investing and financing activities:

   During 1997, the Company acquired $166,110 of production equipment through a capital lease.

   The accompanying notes are an integral part of these financial statements.

                        THE ENTERPRISE OF AMERICA, LTD.

                         NOTES TO FINANCIAL STATEMENTS

1. The Company:

   The Enterprise of America, Ltd. (the "Company") is a Wisconsin corporation that was formed on November 1, 1990. The Company's primary business activity is an Internet-based marketing service for real estate and television production and editing of home real estate shows.

   On March 31, 1998, NetSelect, Inc. acquired all of the Company's outstanding shares of Common Stock, at which time the Company became a wholly owned subsidiary of NetSelect, Inc. which was subsequently renamed HomeStore.com, Inc.

2. Summary of Significant Accounting Policies:

   Use Of Estimates--The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from these estimates.

   Property And Equipment--Property and equipment are stated at historical cost. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets, generally three years or less, or the shorter of the lease term or the estimated useful lives of the assets, if applicable.

   Long-Lived Assets--The Company continually reviews the recoverability of the carrying value of long-lived assets. The Company also reviews long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. Impairment losses, if any, are recognized when the expected nondiscounted future operating cash flows derived from such assets are less than their carrying value.

   Revenue Recognition--The Company's revenues are derived principally from the sale of Internet-based marketing services and tools for real estate professionals and production and editing of home real estate programs. Revenues from Internet-based marketing services are recognized as such services are rendered. Revenues associated with production and editing are recognized upon delivery of the completed program to the television station.

   Advertising Expense--Advertising costs are expensed as incurred and totalled $9,000 during the year ended December 31, 1997 and $52,500 for the three months ended March 31, 1998.

   Income Taxes--Income taxes are accounted for under SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of asssets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

   Concentration Of Credit Risk--Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and accounts receivable. Cash is deposited with high credit quality financial institutions. The Company's accounts receivable are derived from revenue earned from customers located in the United States. The Company maintains an allowance for doubtful accounts receivable based upon the expected collectibility of accounts receivable.

   During the year ended December 31, 1997 and the three months ended March 31, 1998, no customers accounted for more than 10% of net revenues or net accounts receivable.

                        THE ENTERPRISE OF AMERICA, LTD.

   Segments--Statement of Financial Accounting Standards No. 131 establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company has determined that it does not have any separately reportable business segments.

3. Property And Equipment:

   Property and equipment consists of the following:

                                                        December 31, March 31,
                                                            1997        1998
                                                        ------------ ----------
   Computer and production equipment...................  $  607,033  $  607,033
   Office furniture and fixtures.......................     439,127     451,062
   Leasehold improvements..............................      36,616     304,449
                                                         ----------  ----------
                                                          1,082,776   1,362,544
   Accumulated depreciation............................    (553,242)   (599,487)
                                                         ----------  ----------
                                                         $  529,534  $  763,057
                                                         ==========  ==========

4. Accrued Liabilities:

   Accrued liabilities consist of the following:

                                                          December 31, March 31,
                                                              1997       1998
                                                          ------------ ---------
   Accrued revenue sharing...............................   $151,159   $142,583
   Accrued compensation..................................     80,484     81,314
   Accrued legal.........................................     62,000     62,000
   Accrued other.........................................     40,121     48,333
                                                            --------   --------
                                                            $333,764   $334,230
                                                            ========   ========

5. Related Party Notes Payable:

   At December 31, 1997 and March 31, 1998, the Company was indebted to a related party for $96,568 and $108,358, respectively.

   At December 31, 1997 and March 31, 1998, the Company was indebted to a related party for $713,110.

   Notes payable and accrued interest to the related parties were subsequently repaid in April of 1998 when the Company was acquired by NetSelect, Inc. (see
Note 1). Therefore, all amounts due to related parties are classified as current liabilities.

6. Commitments:

   Leases

   The Company leases certain facilities and equipment under noncancellable operating leases. The operating leases generally contain renewal options and payments that may be adjusted for increases in operating expenses and increases in the Consumer Price Index. The Company also leases production equipment which is being accounted for as a capital lease.

                        THE ENTERPRISE OF AMERICA, LTD.

   Future minimum lease payments under noncancellable capital and operating leases as of March 31, 1998 are as follows:

                                                             Capital   Operating
                                                              Leases    Leases
                                                             --------  ---------
   1999..................................................... $ 75,329  $127,634
   2000.....................................................   75,329   137,854
   2001.....................................................   50,219   137,859
   2002.....................................................            141,135
   2003.....................................................            141,135
   Thereafter...............................................              5,678
                                                             --------  --------
       Total minimum obligations............................  200,877  $691,295
                                                                       ========
   Less interest............................................  (40,627)
                                                             --------
   Present value of minimum obligations.....................  160,250
   Less current portion.....................................  (51,747)
                                                             --------
   Long-term obligations at March 31, 1998.................. $108,503
                                                             ========

   Total rental expenses for operating leases was $13,159 for the three months ended March 31, 1998 and $227,762 for the year ended December 31, 1997.

7. Note Receivable from Stockholder:

   At December 31, 1997 and March 31, 1998, the Company held a note receivable from its stockholder totaling $294,108 and $305,597, respectively. The note, which is classified as a component of stockholders' equity, was forgiven by NetSelect, Inc. (Note 1) as part of the purchase price of the acquisition.

8. Income Taxes:

   The Company is a Subchapter S corporation for federal and state income tax purposes. In accordance with federal and state provisions, corporate earnings flow through to the stockholder and are taxed at the stockholder level. Deferred income tax assets and liabilities are not considered material to the financial position of the Company at December 31, 1997 and March 31, 1998. The provision for income taxes is comprised of the minimum Wisconsin franchise tax and is not material for the year ended December 31, 1997 and the three months ended March 31, 1998. Due to the acquisition of the Company by NetSelect, Inc. on March 31, 1998, the Company's Subchapter S status terminated (Note 1).

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of MultiSearch Solutions, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of MultiSearch Solutions, Inc. and its subsidiary (the "Company") at December 31, 1997 and June 30, 1998, and the results of their operations and their cash flows for the year ended December 31, 1997 and the six months ended June 30, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Century City, California
March 31, 1999

                          MULTISEARCH SOLUTIONS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                       December 31,  June 30,
                                                           1997        1998
                                                       ------------ ----------
                       Assets:
Current assets:
 Cash.................................................  $   43,141  $  113,861
 Accounts receivable, net of allowance for doubtful
  accounts of $170,000 and $82,475 for December 31,
  1997 and June 30, 1998, respectively................     185,293     139,867
 Prepaid expenses.....................................      10,664         922
                                                        ----------  ----------
Total current assets..................................     239,098     254,650
Property and equipment, net...........................     145,682     130,200
Other assets..........................................       3,212      93,400
                                                        ----------  ----------
   Total assets.......................................  $  387,992  $  478,250
                                                        ==========  ==========
        Liabilities and Stockholders' Deficit:
Current liabilities:
 Accounts payable.....................................  $  394,810  $  322,125
 Accrued liabilities..................................     237,621     210,570
 Due to stockholders and related parties..............     322,637     454,390
 Customer deposit.....................................     100,000     100,000
                                                        ----------  ----------
Total current liabilities.............................   1,055,068   1,087,085
Commitments (Note 4)
Stockholders' deficit:
 Common stock, $1.00 par value; authorized 1,000,000
  shares, 1,000 shares issued and 409 shares
  outstanding at December 31, 1997 and June 30, 1998..         409         409
 Additional paid-in capital...........................     138,180     138,180
 Treasury stock.......................................    (409,409)   (409,409)
 Accumulated deficit..................................    (396,256)   (338,015)
                                                        ----------  ----------
   Total stockholders' deficit........................    (667,076)   (608,835)
                                                        ----------  ----------
   Total liabilities and stockholders' deficit........  $  387,992  $  478,250
                                                        ==========  ==========


  The accompanying notes are an integral part of these consolidated financial statements.

                          MULTISEARCH SOLUTIONS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                     Six Months
                                                         Year Ended    Ended
                                                        December 31,  June 30,
                                                            1997        1998
                                                        ------------ ----------
Net revenues...........................................  $3,040,162  $2,054,055
Cost of revenues.......................................   1,563,969     947,265
                                                         ----------  ----------
Gross profit...........................................   1,476,193   1,106,790
                                                         ----------  ----------
Operating expenses:
  Sales and marketing..................................     725,478     543,853
  Product development..................................      73,519      23,621
  General and administrative...........................     980,862     456,705
                                                         ----------  ----------
    Total operating expenses...........................   1,779,859   1,024,179
                                                         ----------  ----------
Income (loss) from operations..........................    (303,666)     82,611
Interest expense.......................................     (28,973)    (24,370)
Other income...........................................     222,617         --
                                                         ----------  ----------
Net income (loss)......................................  $ (110,022) $   58,241
                                                         ==========  ==========



  The accompanying notes are an integral part of these consolidated financial statements.

                          MULTISEARCH SOLUTIONS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

                                Common Stock  Additional  Treasury Stock
                                -------------  Paid-In   ----------------  Accumulated
                                Shares Amount  Capital   Shares  Amount      Deficit     Total
                                ------ ------ ---------- ------ ---------  ----------- ---------
Balance at December 31, 1996..    580   $580   $138,180   420   $(349,580)  $(286,234) $(497,054)
Repurchase of stock...........   (171)  (171)             171     (59,829)               (60,000)
Net loss......................                                               (110,022)  (110,022)
                                 ----   ----   --------   ---   ---------   ---------  ---------
Balance at December 31, 1997..    409    409    138,180   591    (409,409)   (396,256)  (667,076)
Net income....................                                                 58,241     58,241
                                 ----   ----   --------   ---   ---------   ---------  ---------
Balance at June 30, 1998......    409   $409   $138,180   591   $(409,409)  $(338,015) $(608,835)
                                 ====   ====   ========   ===   =========   =========  =========




  The accompanying notes are an integral part of these consolidated financial statements

                          MULTISEARCH SOLUTIONS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     Six Months
                                                         Year Ended    Ended
                                                        December 31,  June 30,
                                                            1997        1998
                                                        ------------ ----------
Cash flows from operating activities:
Net income (loss).....................................   $(110,022)   $ 58,241
Adjustments to reconcile net income (loss) to net cash
 used in operating activities:
Depreciation and amortization.........................      69,312      51,575
Provision for doubtful accounts.......................     170,000     (87,525)
Settlement of implied agreement.......................    (200,000)
Gain on sale of assets................................      (5,100)
Changes in operating assets and liabilities:
  Accounts receivable.................................    (150,421)    132,951
  Prepaid expenses....................................     (10,664)      9,742
  Other assets........................................      10,371     (90,188)
  Accounts payable....................................      38,564     (72,685)
  Accrued liabilities.................................     144,651     (27,051)
                                                         ---------    --------
Net cash used in operating activities.................     (43,309)    (24,940)
                                                         ---------    --------
Cash flows from investing activities:
Purchases of property and equipment...................    (146,799)    (36,093)
Proceeds from sale of assets..........................       5,100
                                                         ---------    --------
Net cash used in investing activities.................    (141,699)    (36,093)
                                                         ---------    --------
Cash flows from financing activities:
Net advances under line of credit agreement from
 stockholders.........................................     153,553     158,004
Loan repayments to related parties....................     (33,815)    (26,251)
                                                         ---------    --------
Net cash provided by financing activities.............     119,738     131,753
                                                         ---------    --------
Change in cash........................................     (65,270)     70,720
Cash, beginning of period.............................     108,411      43,141
                                                         ---------    --------
Cash, end of period...................................   $  43,141    $113,861
                                                         =========    ========
Supplemental disclosure of cash flow activities:
Cash paid during the year for interest................   $  24,153    $ 24,340
                                                         =========    ========
Cash paid during the year for income taxes............   $     800    $    800
                                                         =========    ========

   Supplemental schedule of non-cash investing and financing activities:

   During 1997, the Company utilized $60,000 of its line of credit agreement with its stockholders to repurchase 171 shares of its common stock.

  The accompanying notes are an integral part of these consolidated financial statements.

                          MULTISEARCH SOLUTIONS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. The Company And Summary Of Significant Accounting Policies:

   The Company--MultiSearch Solutions, Inc. (the "Company") is a Texas corporation that was formed on May 27, 1993. The Company's primary business activity is an Internet-based marketing and publishing service for newly constructed real estate.

   Effective June 30, 1998, NetSelect, Inc. acquired all of the Company's outstanding shares of Common Stock, at which time the Company became a wholly owned subsidiary of NetSelect, Inc. which was subsequently renamed HomeStore.com, Inc.

   Summary Of Significant Accounting Policies

   Principles Of Consolidation--The consolidated financial statements include the accounts of the Company and its subsidiary. All intercompany transactions and balances have been eliminated in consolidation.

   Use Of Estimates--The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

   Concentration Of Credit Risk--Financial instruments that potentially subject the Company to a concentration risk consist of cash and accounts receivable. Cash is deposited with high credit quality financial institutions. The Company's accounts receivable are derived from revenue earned from customers located in the United States. The Company maintains an allowance for doubtful accounts based upon the expected collectibility of accounts receivable.

   During the year ended December 31, 1997 and the six months ended June 30, 1998, no customers accounted for more than 10% of net revenues or net accounts receivable.

   Property And Equipment--Property and equipment are stated at historical cost. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets, generally three years or less, or the shorter of the lease term or the estimated useful lives of the assets, if applicable.

   Long-Lived Assets--The Company continually reviews the recoverability of the carrying value of long-lived assets. The Company also reviews long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. Impairment losses, if any, are recognized when the expected nondiscounted future operating cash flows derived from such assets are less than their carrying value.

   Revenue Recognition--The Company's revenues are derived principally from the sale of advertising in its publications and web site hosting for new home builders. Revenues are recognized ratably over the periods in which advertisements are displayed and web site hosting and other services are provided.

   Product Development Costs--Product development costs include expenses incurred by the Company to develop, enhance, manage, monitor and operate the Company's web sites. Product development costs are expensed as incurred.

   Advertising Expenses--Advertising costs are expensed as incurred and totalled $44,000 during the year ended December 31, 1997 and $23,000 for the six months ended June 30, 1998.

                          MULTISEARCH SOLUTIONS, INC.

   Income Taxes--Income taxes are accounted for under SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

   Segments--Statement of Financial Accounting Standards No. 131 establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company has determined that it does not have any separately reportable business segments.


2. Property And Equipment:

   Property and equipment consists of the following:

                                                         December 31, June 30,
                                                             1997       1998
                                                         ------------ ---------
   Computer equipment...................................  $ 189,148   $ 189,148
   Office furniture and fixtures........................    267,686     303,452
                                                          ---------   ---------
                                                            456,834     492,600
   Less: Accumulated depreciation.......................   (311,152)   (362,400)
                                                          ---------   ---------
     Total..............................................  $ 145,682   $ 130,200
                                                          =========   =========

3. Accrued Liabilities:

   Accrued liabilities consist of the following:

                                                          December 31, June 30,
                                                              1997       1998
                                                          ------------ --------
   Accrued compensation..................................   $ 62,070   $158,499
   Accrued sales taxes...................................     51,329     52,071
   Accrued revenue sharing...............................     31,795
   Accrued legal.........................................     92,427
                                                            --------   --------
                                                            $237,621   $210,570
                                                            ========   ========

4. Commitments:

   The Company leases certain facilities and equipment. The leases generally contain renewal options and payments that may be adjusted for increases in operating expenses and increases in the Consumer Price Index. Future minimum lease payments under noncancellable operating leases with original terms of more than one year as of June 30, 1998 are as follows:

       1999............................................................ $335,447
       2000............................................................  262,737
       2001............................................................   58,411
                                                                        --------
                                                                        $656,595
                                                                        ========

   Rent expense was $128,500 for the year ended December 31, 1997 and $86,000 for the six months ended June 30, 1998.

                          MULTISEARCH SOLUTIONS, INC.

5. Other Income:

   During 1997, $200,000 in other income was recognized in connection with the settlement of an implied agreement entered into in 1996.

6. Due to Stockholders and Related Parties:

   At December 31, 1997 and June 30, 1998, the Company was indebted to certain of its stockholders under a revolving line of credit agreement in the amounts of $213,852 and $371,856, respectively. The line of credit is due on demand and bears interest at 12% per annum.

   At December 31, 1997 and June 30, 1998, the Company was indebted to a related party for $28,315 and $10,956, respectively. The loan was made in connection with the repurchase of the Company's common stock and is payable in 24 monthly installments of $2,307, bears interest at 10% per annum, and is due on March 1, 1999.

   At December 31, 1997 and June 30, 1998, the Company was indebted to a related party for $80,470 and $71,578, respectively. The loan is payable in 48 monthly installments, bears interest at 5.25% per annum, and is due on March 1, 2001.

   The amounts due to stockholders and related parties were subsequently repaid in July of 1998 in connection with the acquisition of the Company by NetSelect, Inc. (Note 1). Therefore, all amounts due to stockholders and related parties have been classified as current liabilities.

7. Income Taxes:

   As a result of the net operating losses, the Company has not recorded a provision for income taxes. The components of the deferred tax assets and related valuation allowance at December 31, 1997 and June 30, 1998 are as follows:

                                                          December 31, June 30,
                                                              1997       1998
                                                          ------------ --------
     Net operating loss carryforwards....................   $ 37,000   $ 49,000
     Other...............................................     47,000     12,000
                                                            --------   --------
     Deferred tax assets.................................     84,000     61,000
     Valuation allowance.................................    (84,000)   (61,000)
                                                            --------   --------
                                                            $     --   $     --
                                                            ========   ========

   Due to the uncertainty surrounding the timing of realizing the benefits of its favorable tax attributes in future tax returns, the Company has recorded a valuation allowance against its otherwise recognizable deferred tax assets.

   At June 30, 1998, the Company has net operating losses for both federal and state income tax purposes of approximately $120,000 expiring beginning in the years 2007 for federal and 1998 for state purposes. The net operating losses can be carried forward to offset future taxable income. Utilization of the above carryforwards may be subject to utilization limitations, which may inhibit the Company's ability to use carryforwards in the future.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors and Shareholders
SpringStreet, Inc.

We have audited the accompanying balance sheets of SpringStreet, Inc., as of December 31, 1997 and 1998, and the related statements of operations, shareholders' deficit and cash flows for the period from August 21, 1997 (commencement of operations) through December 31, 1997 and for the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SpringStreet, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from August 21, 1997 (commencement of operations) through December 31, 1997 and for the year ended December 31, 1998 in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

San Francisco, California
April 12, 1999, except as to
 Note 11, as to which the
 date is May 19, 1999

                               SPRINGSTREET, INC.

                                 BALANCE SHEETS
               (in thousands, except share and per share amounts)

                                                      December 31,
                                                     ----------------   March 31,
                                                      1997     1998       1999
                                                     -------  -------  -----------
                                                                       (Unaudited)
                      Assets
 Current assets:
   Cash and cash equivalents......................   $ 2,805  $ 4,686   $ 16,738
   Accounts receivable, net of allowance for
    doubtful accounts of $50 at December 31, 1998
    and $88 at March 31, 1999.....................        --      970        491
   Other current assets...........................        40      225        743
                                                     -------  -------   --------
 Total current assets.............................     2,845    5,881     17,972
 Fixed assets, net................................       280      721        910
 Other assets.....................................        33       43        466
                                                     -------  -------   --------
     Total assets.................................   $ 3,158  $ 6,645   $ 19,348
                                                     =======  =======   ========
 Liabilities, convertible preferred stock subject
  to redemption and shareholders' equity (deficit)
 Current liabilities:
   Accounts payable and accrued expenses..........   $   178  $   236   $    824
   Accrued compensation and related expenses......       158      729      1,094
   Advance from shareholder.......................       245       --         --
 Deferred revenue.................................        --    1,092      1,169
                                                     -------  -------   --------
 Total current liabilities........................       581    2,057      3,087
 Convertible preferred stock subject to
  redemption:
   Series B--no par value; 3,684,210 shares
    authorized, issued and outstanding as of
    December 31, 1998 and March 31, 1999..........     3,500    3,500      3,500
   Series C--no par value; 4,850,000 shares
    authorized and 4,689,080 shares issued and
    outstanding as of December 31, 1998 and March
    31, 1999......................................        --   10,274     10,274
                                                     -------  -------   --------
 Total convertible preferred stock subject to
  redemption......................................     3,500   13,774     13,774
 Shareholders' equity (deficit):
   Convertible preferred stock Series A--no par
    value; 3,750,000 shares authorized, issued and
    outstanding as of December 31, 1998 and
    March 31, 1999................................       202      202        202
   Convertible preferred stock Series D--no par
    value; 3,153,846 shares authorized and
    2,430,772 issued and outstanding as of March
    31, 1999......................................        --       --     15,800
   Common stock--no par value; 20,000,000 and
    25,000,000 shares authorized, 1,281,562 and
    1,298,374 shares issued and outstanding as of
    December 31, 1998 and March 31, 1999,
    respectively..................................         1    1,959      4,031
   Deferred stock compensation....................        --   (1,630)    (3,275)
   Accumulated deficit............................    (1,126)  (9,717)   (14,271)
                                                     -------  -------   --------
     Total shareholders' deficit..................      (923)  (9,186)     2,487
                                                     -------  -------   --------
     Total liabilities, convertible preferred
      stock subject to redemption and
      shareholders' deficit.......................   $ 3,158  $ 6,645   $ 19,348
                                                     =======  =======   ========

                            See accompanying notes.

                               SPRINGSTREET, INC.

                            STATEMENTS OF OPERATIONS
               (in thousands, except share and per share amounts)

                           Period through  Year ended  Quarter ended March 31,
                            December 31,  December 31, -----------------------
                                1997          1998        1998         1999
                           -------------- ------------ -----------  -----------
                                                             (unaudited)
Net revenue..............     $    82       $ 1,099    $        75  $       869
Cost of net revenue......          73           721            118          341
                              -------       -------    -----------  -----------
Gross profit.............           9           378            (43)         528
                              -------       -------    -----------  -----------
Operating expenses:
  Selling and marketing..         641         6,509            910        3,054
  General and
   administration........         340         1,578            214        1,073
  Research and
   development...........         173         1,089            137          994
                              -------       -------    -----------  -----------
    Total operating
     expenses............       1,154         9,176          1,261        5,121
                              -------       -------    -----------  -----------
Loss from operations.....      (1,145)       (8,798)        (1,304)      (4,593)
Interest income..........          19           207             34           39
                              -------       -------    -----------  -----------
Net loss.................     $(1,126)      $(8,591)   $    (1,270) $    (4,554)
                              =======       =======    ===========  ===========
Net loss per share--basic
 and diluted.............     $ (1.77)      $(11.00)   $     (1.81) $     (4.78)
                              =======       =======    ===========  ===========
Number of shares used in
 net loss per share
 calculation--basic and
 diluted.................     636,837       780,830        700,404      951,908
                              =======       =======    ===========  ===========


                            See accompanying notes.

                               SPRINGSTREET, INC.

                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                                 (in thousands)

                                                             Shareholders' Equity (Deficit)
                           Convertible   ----------------------------------------------------------------------
                            Preferred     Convertible
                          Stock Subject    Preferred
                          to Redemption      Stock      Common Stock                                Total
                          -------------- -------------- -------------   Deferred   Accumulated  Shareholders'
                          Shares Amount  Shares Amount  Shares Amount Compensation   Deficit   Equity (Deficit)
                          ------ ------- ------ ------- ------ ------ ------------ ----------- ----------------
Issuance of common stock
 to founders............     --  $    --    --  $    -- 1,250  $    1   $    --     $     --       $     1
Issuance of Convertible
 Preferred Stock--Series
 A......................     --       -- 3,750      202    --      --        --           --           202
Issuance of Convertible
 Preferred Stock--Series
 B, subject to
 redemption.............  3,684    3,500    --       --    --      --        --           --            --
Net loss................     --       --    --       --    --      --        --       (1,126)       (1,126)
                          -----  ------- -----  ------- -----  ------   -------     --------       -------
Balances at December 31,
 1997...................  3,684    3,500 3,750      202 1,250       1        --       (1,126)         (923)
Issuance of common stock
 upon exercise of stock
 options................     --       --    --       --    32       3        --           --             3
Issuance of Convertible
 Preferred Stock--Series
 C, subject to
 redemption.............  4,689   10,274    --       --    --      --        --           --            --
Deferred stock
 compensation...........     --       --    --       --    --   1,955    (1,955)          --            --
Amortization of deferred
 stock compensation.....     --       --    --       --    --      --       325           --           325
Net loss................     --       --    --       --    --      --        --       (8,591)       (8,591)
                          -----  ------- -----  ------- -----  ------   -------     --------       -------
Balances at December 31,
 1998...................  8,373   13,774 3,750      202 1,282   1,959    (1,630)      (9,717)       (9,186)
Issuance of common stock
 upon exercise of stock
 options (unaudited)....     --       --    --       --    16       1        --           --             1
Issuance of Convertible
 Preferred Stock--Series
 D (unaudited)..........     --       -- 2,431   15,800    --      --        --           --        15,800
Deferred stock
 compensation
 (unaudited)............     --       --    --       --    --   2,071    (2,071)          --            --
Amortization of deferred
 stock compensation
 (unaudited)............     --       --    --       --    --      --       426           --           426
Net loss (unaudited)....     --       --    --       --    --      --        --       (4,554)       (4,554)
                          -----  ------- -----  ------- -----  ------   -------     --------       -------
                          8,373  $13,774 6,181  $16,002 1,298  $4,031   $(3,275)    $(14,271)      $ 2,487
                          =====  ======= =====  ======= =====  ======   =======     ========       =======


                            See accompanying notes.

                               SPRINGSTREET, INC.

        For the period from August 21, 1997 (commencement of operations) through December 31, 1997 and for the year ended December 31, 1998

                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                               Three months
                                  Period through  Year ended  ended March 31,
                                   December 31,  December 31, ----------------
                                       1997          1998      1998     1999
                                  -------------- ------------ -------  -------
                                                                (unaudited)
Cash used in operating
 activities
Net loss........................     $(1,126)      $(8,591)   $(1,270) $(4,554)
Adjustments to reconcile net
 loss to net cash used in
 operating activities:
Depreciation and amortization...          17           161         26       62
Amortization of deferred stock
 compensation...................          --           325          8      426
Expenses paid through advance by
 a shareholder..................         232            --         --       --
Changes in operating assets and
 liabilities:
Accounts receivable.............          --          (970)       (31)     479
Other assets....................         (74)         (201)       (93)    (572)
Accounts payable and accrued
 expenses.......................         178            58        (87)     578
Accrued compensation and related
 expenses.......................         158           571        144      365
Deferred revenue................          --         1,092         --       77
                                     -------       -------    -------  -------
Net cash used in operating
 activities.....................        (615)       (7,555)    (1,303)  (3,139)
                                     -------       -------    -------  -------
Cash used in investing
 activities
Purchases of fixed assets.......         (93)         (596)      (116)    (220)
Business purchase, net of broker
 fees...........................          --            --         --     (390)
                                     -------       -------    -------  -------
Net cash used in investing
 activities.....................         (93)         (596)      (116)    (610)
                                     -------       -------    -------  -------


Cash provided in financing
 activities
Proceeds from issuance of
 Convertible Preferred Stock--
 Series B.......................       3,500            --         --       --
Proceeds from issuance of
 Convertible Preferred Stock--
 Series C, net of issuance
 costs..........................          --        10,274         --       --
Proceeds from issuance of
 Convertible Preferred Stock--
 Series D, net of issuance
 costs..........................          --            --         --   15,800
Proceeds from exercise of common
 stock options..................          --             3         --        1
Proceeds from advance from
 shareholder....................         100            --         --       --
Repayment of advance from
 shareholder....................         (87)         (245)      (245)      --
                                     -------       -------    -------  -------
Net cash provided by financing
 activities.....................       3,513        10,032       (245)  15,801
                                     -------       -------    -------  -------
Net increase in cash and cash
 equivalents....................       2,805         1,881     (1,664)  12,052
Cash and cash equivalents at
 beginning of period............          --         2,805      2,805    4,686
                                     -------       -------    -------  -------
Cash and cash equivalents at end
 of period......................     $ 2,805       $ 4,686    $ 1,141  $16,738
                                     =======       =======    =======  =======
Supplemental disclosure: non-
 cash transaction
Issuance of Convertible
 Preferred Stock--Series A in
 exchange for fixed assets......     $   202       $    --    $    --  $    --
                                     =======       =======    =======  =======



                            See accompanying notes.

                              SPRINGSTREET, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. The Company:

   SpringStreet Inc. (the "Company"), formerly AllApartments, Inc., provides a comprehensive selection of rental listings throughout the United States as well as links to relocation services including on-line change of address, truck rental, insurance and credit reports on the Company's Web site, www.springstreet.com. These services are packaged to assist individuals locate and transition into new rental residences.

   The Company commenced operations in its current form on October 13, 1997 upon the issuance of 1,250,000 shares of common stock to its two founding officers and 3,750,000 shares of Series A Convertible Preferred Stock to Marcus & Millichap Company ("M&M"). For the period from August 21, 1997 (commencement of operations) through October 12, 1997, the initial planning and development activities of the business were conducted by M&M as a separate division along with M&M's other businesses and such activity has been included in these revenues and expenses for 1997. Activity prior to August 21, 1997 was not separate or discrete and is not included here-in.

   Consideration for the common and preferred stock issued on October 13, 1997 was in the form of fixed assets, assignments of technology and cancellation of indebtedness which had stated values of $125,000 and $1,301,000, respectively. For the purposes of these financial statements, the basis of the technology and fixed assets transferred was the underlying basis to the shareholders:
$1,250 for the common shares and $202,000 for the preferred shares.

   The Company has experienced operating losses to date and had an accumulated deficit at December 31, 1998. Increasing and significant net losses are expected for the foreseeable future. Since its formation, the Company has raised significant capital through private placements of equity securities. At March 31, 1999, the Company had $16,738,000 (unaudited) in cash and cash equivalents. Future capital requirements are primarily dependent upon the Company's ability to execute its business plan. There can be no assurance that the Company, if necessary, will be able to raise additional financing, or that such financing will be available on terms satisfactory to the Company. Failure to raise additional funding when needed could adversely affect the ability of the Company to implement its current business plan.

   The financial statements of the Company reflect those of M&M's subsidiary prepared on a stand alone basis until the issuance of preferred shares to third party investors in amounts sufficient to provide for de-consolidation.

2. Summary of Significant Accounting Policies:

   Unaudited Interim Financial Information--The interim financial information of the Company for the three months ended March 31, 1998 and 1999 are unaudited. The unaudited interim financial information have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position at March 31, 1999 and the results of operations and cash flows for the three months ended March 31, 1998 and 1999.

   Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and the accompanying notes. These estimates are based upon information available as of the date of the financial statements; therefore, actual results could differ from these estimates, although management does not believe that any differences would materially affect Springstreet's financial position or results of operations.

   Cash and Cash Equivalents--Cash and cash equivalents, which consist of cash and highly liquid short-term investments with insignificant interest rate risk and original maturities of three months or less at the date of purchase are stated at cost which approximates fair value.

                              SPRINGSTREET, INC.

   Concentrations of Credit Risk and Credit Risk Evaluations--Financial instruments which subject the Company to concentrations of credit risk consist primarily of temporary cash investments and trade accounts receivable. Cash equivalents consist principally of money market funds held with domestic financial institutions with high credit standing.

   The Company performs ongoing credit evaluations of its corporate customers and generally does not require collateral. Reserves are maintained for potential credit issues, and such losses to date have been within management's expectations.

   For the period August 21, 1997 (commencement of operations) through December 31, 1997 and for the year ended December 31, 1998, no single customer accounted for greater than 10% of net revenue.

   Fixed Assets--Fixed assets are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from three to five years. Leasehold improvements are amortized over the shorter of the assets' useful life or the remaining lease term.

   Income Taxes--The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109"), which requires the use of the liability method in accounting for income taxes. Under FAS 109, deferred tax assets and liabilities are measured based on differences between the financial reporting and tax bases of assets and liabilities using enacted tax rate and laws that are expected to be in effect when the differences are expected to reverse.

   Stock-Based Compensation--Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"), encourages but does not require companies to record compensation expense for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation under the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and has adopted the disclosure-only alternative provided by FAS 123.

   Revenue Recognition--The Company's revenues are derived primarily from the sale of "electronic brochure" listings to property owners, banner advertising sales and transaction fees generated from on-line referrals.

   The terms of electronic brochure contracts range from one month to one year. Revenue on these contracts is recognized ratably over the contract term. Deferred revenue is comprised of billings in excess of recognized revenue related to these contracts.

   Banner advertising revenue is recognized over the period in which the advertisement is displayed, provided that no significant Company obligations remain at the end of the period and collections are probable. To the extent minimum guaranteed "impressions" are not met, the Company defers recognition of the corresponding revenues until the remaining impression levels are achieved.

   Referral services generally involve Web site linking arrangements between the Company and its strategic business partners. Revenues from referral arrangements are recognized at the time the referral is completed or upon notification from the partner that revenues have been earned by the Company.

   Computation of Net Loss per Share--Basic and diluted net loss per common share are presented in conformity with Financial Accounting Standards Board Statement No. 128, "Earning Per Share", ("FAS 128") for all periods presented. In accordance with FAS 128, basic and diluted net loss per share has been computed

                              SPRINGSTREET, INC.

using the weighted-average number of shares of common stock outstanding during the period, less shares subject to repurchase. For the purposes of this computation, shares issued to the founders and to the Series A preferred shareholders are assumed to be outstanding from the date of commencement of operations. Shares associated with stock options and convertible preferred stock are not included in the computation of diluted net loss per share because their inclusion would be antidilutive. The total number of shares excluded from the calculations of diluted net loss per common share are 4,567,309, 11,250,219 and 14,338,909 for the period from August 21, 1997 through December 31, 1997, for the year ended December 31, 1998 and for the quarter ended March 31, 1999, respectively.

                                         Period                     Quarter
                                        through      Year ended      Ended
                                      December 31,  December 31,   March 31,
                                          1977          1998         1999
                                      ------------  ------------  -----------
                                                                  (unaudited)
   Net loss.......................... $(1,126,000)  $(8,591,000)  $(4,554,000)
                                      ===========   ===========   ===========
   Weighted-average shares of common
    stock outstanding................   1,250,000     1,258,000     1,295,467
   Less: weighted-average shares
    subject to repurchase............    (613,163)     (477,170)     (343,559)
                                      -----------   -----------   -----------
   Weighted-average shares used in
    computing basic and diluted net
    loss per share...................     636,837       780,830       951,908
                                      ===========   ===========   ===========
   Basic and diluted net loss per
    share............................ $     (1.77)  $    (11.00)  $     (4.78)
                                      ===========   ===========   ===========

   Recent Accounting Pronouncements--As of January 1, 1998 the Company adopted Financial Accounting Standards Board Statement No. 130 ("FAS 130"), "Reporting Comprehensive Income," which establishes standards for reporting and displaying comprehensive income and its components in full set of general-purpose financial statements. The Company had no material components of comprehensive income. The adoption of this standard has had no impact on the Company's financial position, shareholders' equity, results of operations or cash flows. Accordingly, the Company's comprehensive loss for the year ended December 31, 1998 is equal to its reported loss.

   Additionally, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 ("FAS 131") "Disclosure about Segments of an Enterprise and Related Information," which establishes standards for the way public business enterprises report information in annual statements and interim financial reports regarding operating segments, products and services, geographic areas, and major customers. This statement is effective for financial statements for periods beginning after December 15, 1997. The Company adopted FAS 131 in 1998. The Company operates in a single segment.

   In March 1998, The American Institute of Certified Public Accountants issued Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", which establishes guidelines for accounting for the costs of all computer software developed or obtained for internal use. The Company is required to adopt SOP 98-1 effective January 1, 1999. The adoption of SOP 98-1 is not expected to have a material impact on the Company's financial statements.

   Fair Value of Financial Instruments--As of December 31, 1997 and 1998, the respective carrying values of the Company's financial instruments approximated their fair values. These financial instruments include cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and certain other assets and liabilities that are considered financial instruments. Carrying values were estimated to approximate fair value for these financial instruments as they are short term in nature and are receivable or payable on demand.

                              SPRINGSTREET, INC.

3. Fixed Assets:

   Fixed assets consist of the following:

                                                  December 31,
                                               -------------------   March 31,
                                                 1997      1998        1999
                                               --------  ---------  -----------
                                                                    (unaudited)
   Computer equipment......................... $179,000  $ 430,000  $  442,000
   Computer software..........................   93,000    166,000     200,000
   Leasehold improvements.....................       --     95,000     119,000
   Furniture and equipment....................   23,000    200,000     380,000
                                               --------  ---------  ----------
   Total......................................  295,000    891,000   1,141,000
   Less: Accumulated depreciation.............  (15,000)  (170,000)   (231,000)
                                               --------  ---------  ----------
   Fixed assets, net.......................... $280,000  $ 721,000  $  910,000
                                               ========  =========  ==========

4. Line of Credit:

   At December 31, 1998 the Company has a line of credit agreement with a financial institution for $750,000 bearing interest on the outstanding balance at the bank's prime rate plus one half percent, 8.25% at December 31, 1998. The Company has an outstanding letter of credit for a lease of office space for $350,000 which reduces the availability of the line of credit. The net amount available under the line of credit is $400,000 as of December 31, 1998.

5. Income Taxes:

   The provision for income taxes results in an effective tax rate that differs from the federal statutory rate primarily due to net operating losses for which a valuation allowance has been established.

   The following is a summary of deferred tax assets:

                                                             December 31,
                                                         ----------------------
                                                           1997        1998
                                                         ---------  -----------
   Deferred tax assets
     Net operating loss carryforwards................... $ 420,000  $ 3,500,000
     Accruals and reserves..............................    40,000      260,000
     Other..............................................        --      100,000
                                                         ---------  -----------
   Total deferred tax assets............................   460,000    3,860,000
                                                         ---------  -----------
   Valuation allowance..................................  (460,000)  (3,860,000)
                                                         ---------  -----------
   Net deferred tax assets.............................. $      --  $        --
                                                         =========  ===========

   At December 31, 1998, the Company had net operating loss carryforwards for federal income tax purposes of approximately $8,700,000 which expire beginning in the tax year 2012.

   Realization of net operating losses is dependent on future earnings, if any, the timing and the amount of which are uncertain. Accordingly, a valuation allowance in an amount equal to the deferred tax assets as of December 31, 1997 and 1998 has been established to reflect these uncertainties. The valuation allowance increased by $460,000 and $3,400,000 during the period through December 31, 1997 and the year ended December 31, 1998, respectively.

                              SPRINGSTREET, INC.

   Because of the "change in ownership" provisions of the Internal Revenue Code, a portion of the Company's net operating loss carryforwards and tax credit carryforwards may be subject to an annual limitation regarding their utilization against taxable income in future periods. As a result of the annual limitation, a portion of these carryforwards may expire before ultimately becoming available to reduce future income tax liabilities.

6. Commitments and Related Party Transactions:

   The Company has entered into operating leases for certain office space and equipment. Minimum lease payments by year and in the aggregate under lease obligations with initial or remaining terms of one year or more consist of the following:

   1999.............................................................. $1,228,000
   2000..............................................................  1,352,000
   2001..............................................................  1,235,000
   2002..............................................................    489,000
   2003..............................................................    489,000
   Thereafter........................................................     40,000
                                                                      ----------
   Total............................................................. $4,833,000
                                                                      ==========

   Rent expense for the period August 21, 1997 (commencement of operations) through December 31, 1997 and for the year ended December 31, 1998 was $15,000 and $358,000, respectively.

   The Company entered into an agreement with a shareholder to co-brand a Web site and to share related revenue. This activity resulted in net revenues for 1998 of $58,000 and net receivables from the shareholder of $58,000 at December 31, 1998.

7. Shareholders' Equity (Deficit):

   The Company has two classes of authorized stock: common stock and preferred stock.

   Common Stock

   The Company has authorized 20,000,000 and issued 1,250,000 and 1,281,562 shares of common stock as of December 31, 1997 and 1998, respectively. Of the total shares, 1,250,000 shares were sold to founders of the Company on October 13, 1997 and are subject to the Company's right, but not its obligation, to repurchase the shares at $0.10, if certain events occur. Fifty percent of this right lapsed in October 1997 and the remaining portion lapses ratably over a 36 month period ending November 2000. In addition, these rights lapse in full at such time as the Company merges with or is sold to another company. As of December 31, 1997 and 1998, 590,278 and 381,946 shares, respectively were subject to repurchase by the Company.

   The Company is required to reserve and keep available out of its authorized but unissued shares of common stock such number of shares sufficient to effect the conversion of all outstanding shares of convertible preferred stock plus shares granted and available for grant under the Company's stock option plan. The amount of such shares of common stock reserved for these purposes is as follows:

                                              December 31,
                                          --------------------
                                            1997       1998    March 31, 1999
                                          --------- ---------- ---------------
                                                               (unaudited)
   Conversion of Convertible Preferred
    Stock................................ 7,434,210 12,123,290 14,554,062
   Outstanding stock options.............   623,634  1,642,801  2,047,779
   Additional shares available for grant
    under the Company's stockoption
    plan................................. 1,001,366    450,637     28,847
                                          --------- ---------- ----------
   Total common stock reserved for
    issuance............................. 9,059,210 14,216,728 16,630,688
                                          ========= ========== ==========

                              SPRINGSTREET, INC.

   Preferred Stock

   The Company is authorized to issue 12,284,210 shares of convertible preferred stock in one or more series. Dividends on each series of convertible preferred stock are non cumulative and are payable when and if declared by the Company.

   Convertible preferred stock issued and outstanding is as follows:

                              December 31, 1997       December 31, 1998        March 31, 1999
                            ---------------------- ----------------------- -----------------------
                              Shares                 Shares                  Shares
                            Outstanding   Amount   Outstanding   Amount    Outstanding   Amount
                            ----------- ---------- ----------- ----------- ----------- -----------
                                                                                 (unaudited)
   Series A................  3,750,000  $  202,000  3,750,000  $   202,000  3,750,000  $   202,000
   Series B................  3,684,210   3,500,000  3,684,210    3,500,000  3,684,210    3,500,000
   Series C................         --          --  4,689,080   10,274,000  4,689,080   10,274,000
   Series D................         --          --         --           --  2,430,772   15,800,000
                             ---------  ---------- ----------  ----------- ----------  -----------
   Total...................  7,434,210  $3,702,000 12,123,290  $13,976,000 14,554,062  $29,776,000
                             =========  ========== ==========  =========== ==========  ===========

   Holders of Series B and C Convertible Preferred Stock are entitled to receive a liquidation preference prior and in preference to any distribution to the holders of Series A Convertible Preferred Stock and the common shareholders in the amount equal to all declared but unpaid dividends, if any, attributable to the Series B and C Convertible Preferred Stock, plus $0.95 and $2.20 per share, respectively, adjusted for any combinations, consolidations, stock distributions or dividends. The liquidation preference for the holders of Series B Convertible Preferred Stock was $3,500,000 at December 31, 1997 and 1998. The liquidation preference for the holders of Series C Convertible Preferred Stock was $10,315,800 at December 31, 1998.

   After payment of the prior liquidation preference to Series B and C Convertible Preferred Stock, holders of Series A Convertible Preferred Stock are entitled, prior and in preference to any distribution to the common shareholders to receive an amount equal to all declared but unpaid dividends, if any, attributable to the Series A Convertible Preferred Stock plus $0.347 per share, as adjusted for any combinations, consolidations, stock distributions or dividends. The aggregate liquidation preference for holders of Series A Convertible Preferred Stock at December 31, 1997 and 1998 was $1,301,250.

   If the distributable assets are insufficient to permit payment to the Series B and C preferred shareholders of their preferential amount, then the entire amount of distributable assets shall be distributed pro rata among the Series B and C preferred shareholders in proportion to their respective preferential amounts. Similarly, if the remaining distributable assets after payment of the Series B and C preferred shareholders' initial liquidation amount is insufficient to permit payment to the Series A preferred shareholders of their preferred amount, then the remaining distributable assets shall be distributed pro rata among the Series A preferred shareholders in proportion to their respective preferential amounts.

   Following payment of such liquidation preference, the remaining assets, if any, will be available for distribution to the holders of the Company's common stock and convertible preferred stock pro ratably based the number of shares of common stock and common stock into which the shares of convertible preferred stock could be converted at the time the remaining assets are distributed. However, the holders of the Series B and C Convertible Preferred Stock are not entitled to participate with the holders of the Company's common stock after holders of Series B Convertible Preferred Stock have received a total of $3.80 per share and the holders of Series C Convertible Preferred Stock have received a total of $8.80 per share. The holders of Series A Convertible Preferred Stock are not entitled to participate with the holders of common stock after the holders of Series A Convertible Preferred Stock have received an aggregate amount per share of Series A Convertible Preferred Stock equal to the Series A preference discussed above plus eighteen percent of the Series A preference, compounded annually from the date of issuance through the fifth anniversary of the date of issuance.

                              SPRINGSTREET, INC.

   Each share of Series A, B and C Convertible Preferred Stock ("Voting Preferred") carries voting rights. Each holder of Voting Preferred is entitled to the number of votes equal to the number of shares of common stock into which such shares of Voting Preferred held by such preferred shareholder could then be converted.

   Each share of Voting Preferred is convertible at the option of the holder into shares of common stock equal to the number of preferred shares multiplied by the then effective Conversion Rate. At December 31, 1997 and 1998, the conversion rate for each series of Convertible Preferred Stock was one share of common stock for each share of preferred stock.

   In addition, each share of Voting Preferred shall automatically be converted into shares of common stock at the then effective Conversion Rate for such share immediately prior to the consummation of a firmly underwritten public offering of common stock, provided that the price per share (prior to underwriter's discounts or commissions and offering expenses) is not less than $6.60 (subject to appropriate adjustment for stock splits, stock dividends, reclassifications, recapitalizations and the like) and the aggregate gross proceeds to the Company are not less than $20 million after deduction of underwriters' commissions and expenses.

   Series B and C Convertible Preferred Stock are redeemable after September 30, 2002 by the holders of Series B and C Convertible Preferred Stock at such time that sixty-six and two-thirds percent of the then outstanding Series B Convertible Preferred Stock and fifty percent of the then outstanding Series C Convertible Preferred Stock provide written notice to the Company. The redemption price shall be an amount equal to $0.95 and $2.20 per share, plus any dividends declared but unpaid, for the Series B and C Convertible Preferred Stock, respectively. In the event that the funds of the Company are insufficient to redeem the total number of shares of Series B and C Convertible Preferred Stock, those funds which are legally available will be used to ratably redeem the Series B and C Convertible Preferred Stock.

   Stock Option Plan

   Under the 1997 Incentive Stock Plan (the "Plan"), the Company offers options to purchase shares of common stock to employees and consultants. At December 31, 1997, the Company had reserved 1,625,000 shares of common stock for issuance through the Plan. At December 31, 1998 and March 31, 1999 (unaudited) the Company had reserved 2,125,000 shares of common stock for issuance through the Plan.

   The following summarizes stock option activity and related information since the Company's inception:

                                                                  Weighted-
                                                                   Average
                                                                  Exercise
                                                     Shares    Price per Share
                                                    ---------  ---------------
   Granted (exercise price of $0.10)...............   623,634       $0.10
                                                    ---------       -----
   Outstanding at December 31, 1997................   623,634        0.10
     Granted (exercise price ranging from $0.10 to
      $0.20)....................................... 1,486,005        0.17
     Exercised.....................................   (31,562)       0.10
     Canceled......................................  (435,276)       0.12
                                                    ---------
   Outstanding at December 31, 1998................ 1,642,801        0.15
     Granted (exercise price ranging from $0.20 to
      $1.00) (unaudited)...........................   503,000        0.43
     Exercised (unaudited).........................   (16,812)       0.11
     Canceled (unaudited)..........................   (81,210)       0.30
                                                    ---------
   Outstanding as of March 31, 1999 (unaudited).... 2,047,779       $0.21
                                                    =========       =====
   Options exercisable at December 31, 1997........        --          --
                                                    =========       =====
   Options exercisable at December 31, 1998........   138,328       $0.10
                                                    =========       =====
   Options exercisable at March 31, 1999...........   182,566       $0.10
                                                    =========       =====

                              SPRINGSTREET, INC.

   Exercise prices for stock options outstanding as of December 31, 1997 and 1998 and March 31, 1999 (unaudited) and the weighted-average remaining contractual life are as follows:

                                                      Weighted-
                                                       Average
                                         Shares       Remaining       Shares
   Exercise Price                      Outstanding Contractual Life Exercisable
   --------------                      ----------- ---------------- -----------
   December 31, 1997
     $0.10............................    623,634     9.9 years            --
   December 31, 1998
     $0.10............................    744,196     9.0 years       138,328
     $0.20............................    898,605     9.7 years            --
                                        ---------     ---------       -------
   Total..............................  1,642,801     9.3 years       138,328
                                        =========     =========       =======

   March 31, 1999 (unaudited)
     $0.10............................    712,274     8.7 years       182,566
     $0.20............................  1,019,005     9.5 years            --
     $0.40............................    244,500     9.9 years            --
     $1.00............................     72,000     9.9 years            --
                                        ---------     ---------       -------
   Total..............................  2,047,779     9.3 years       182,566
                                        =========     =========       =======

   As discussed in Note 2, the Company has elected to follow APB Opinion No. 25 and related interpretations in accounting for its employee stock-based awards because, as discussed below, the alternative fair value accounting provided for under FAS 123 requires use of option valuation models that were not developed for use in valuing employee stock-based awards. Under APB Opinion No. 25, the Company does not recognize compensation expense with respect to such awards if the exercise price equals or exceeds the fair value of the underlying security on the date of grant and other terms are fixed.

   The fair value of these awards for the purpose of the alternative fair value disclosures required by FAS 123 was estimated as of the date of grant using the minimum value option pricing model. This model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected life of the options. Because the Company's stock-based awards have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock-based awards. For the purposes of the Company's pro forma disclosures, the fair value of options granted during the period ended December 31, 1997, and the year ended December 31, 1998 was determined using the minimum value method with a risk-free interest rate of approximately 6.0%, an expected life of four years, and a dividend yield of zero.

   For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the option's vesting period. The Company's pro forma information follows:

                                                        Period
                                                       through     Year ended
                                                     December 31, December 31,
                                                         1997         1998
                                                     ------------ ------------
   Net loss, as reported............................   $(1,126)     $(8,591)
   Net loss, pro forma..............................    (1,126)      (8,600)
   Net loss per share--basic and diluted, as
    reported........................................     (1.77)      (11.00)
   Net loss per share--basis and diluted, pro
   forma............................................     (1.77)      (11.01)

                              SPRINGSTREET, INC.

   The compensation expense associated with the Company's stock-based compensation plans determined using the minimum value method prescribed above did not result in a material difference from the reported net income for the period from August 21, 1997 (commencement of operations) through December 31, 1997 and the year ended December 31, 1998. Future pro forma statement of operations results may be materially different from actual amounts reported.

   Deferred Compensation

   The Company has recorded deferred stock compensation charges of $1,955,000 for the year ended December 31, 1998 for the difference between the exercise price and the deemed fair value of certain stock options granted by the Company. Such amount is included as an increase in shareholders' deficit and is being amortized by charges to operations, using an accelerated method, over the vesting periods of the individual stock options, which range from one month to four years. Amortization of deferred stock compensation totaled $325,000 for the year ended December 31, 1998.

8. Retirement Plan:

   The Company established a 401(k) Profit Plan (the "401(k) Plan") which is available to all employees who meet the Plan's eligibility requirements. Employees may elect to contribute up to 15% of their eligible earnings to the 401(k) Plan subject to certain limitations. This defined contribution plan provides that the Company may, at its discretion, make contributions to the 401(k) Plan on a periodic basis.

9. Subsequent Events:

   In March 1999, the Company authorized 3,153,846 shares of Series D Convertible Preferred Stock and issued 2,430,772 shares at $6.50 per share for net proceeds of $15,800,000 to new and existing investors. In addition, the Company authorized an additional 5,000,000 shares of common stock.

   In February and March 1999, the Company entered into co-branding agreements with several Internet services companies under which the Company is obligated to pay approximately $1,630,000 over a twelve month period.

   In March 1999, the Company entered into an Asset Purchase Agreement to purchase the assets of a rental listing service, for $420,000.

10. Year 2000 Risks (Unaudited):

   Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems and software products will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and/or software used by many companies and governmental agencies may need to be upgraded to comply with such Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

   The risks posed by Year 2000 issues could adversely affect our business in a number of significant ways. We are in the process of reviewing the Year 2000 compliance of our internally developed proprietary software, which includes substantially all of the systems for the operation of our website, such as our instant online approval system, customer interaction and transaction systems and our security, monitoring and back-up capabilities, including development of contingency plans. Our information technology systems also depend on information technology and services supplied by third parties. We are currently assessing the Year 2000 readiness of these third party vendors. Year 2000 problems experienced by us or any of such third parties could materially adversely affect our business. Additionally, the Internet could face serious disruptions arising from the Year 2000 problem.

                              SPRINGSTREET, INC.

11. Agreement and Plan of Reorganization:

   On May 19, 1999, the Company entered into an Agreement and Plan of Reorganization (the Agreement) under which the Company will be acquired by NetSelect, Inc. (the Merger). The Merger is intended to be accomplished in a stock for stock exchange which management of the Company understands will be accounted for using the purchase method for financial reporting purposes. The Merger is subject to a number of conditions which are described in the Agreement.

                         [LOGO OF HOMESTORE.COM, INC.]

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following table sets forth the costs and expenses to be paid by HomeStore in connection with the sale of the shares of common stock being registered hereby. All amounts are estimates except for the Securities and Exchange Commission registration fee and the Nasdaq National Market filing fee.

      Securities and Exchange Commission registration fee............. $
      Nasdaq National Market initial listing fee......................    1,000
      Accounting fees and expenses....................................     *
      Legal fees and expenses.........................................     *
      Road show expenses..............................................     *
      Printing and engraving expenses.................................     *
      Blue sky fees and expenses......................................     *
      Transfer agent and registrar fees and expenses..................     *
      Miscellaneous...................................................     *
                                                                       --------
        Total......................................................... $
                                                                       ========

--------
* To be supplied by amendment.

Item 14. Indemnification of Directors and Officers.

   Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

   As permitted by the Delaware General Corporation Law, the Registrant's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

    . for any breach of the director's duty of loyalty to the Registrant or its stockholders,

    . for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

    . under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or

    . for any transaction from which the director derived an improper personal benefit.

   As permitted by the Delaware General Corporation Law, the Registrant's Bylaws provide that:

    . the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions;

    . the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law;

    . the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions; and

    . the rights conferred in the Bylaws are not exclusive.

   The Registrant intends to enter into Indemnification Agreements with each of its current directors and officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant's Certificate of Incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

   The Registrant maintains directors' and officers' liability insurance and expects to obtain a rider to such coverage for securities matters.

   See also the undertakings set out in response to Item 17.

   Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

         Exhibit Document                                                 Number
         ----------------                                                 ------
      Registrant's Certificate of Incorporation..........................  3.01
      Registrant's Bylaws................................................  3.02
      Amended and Restated Rights Agreement dated October 16, 1998.......  4.02
      Form of Indemnity Agreement........................................ 10.01

Item 15. Recent Sales of Unregistered Securities.

   The following table sets forth information regarding all securities sold by the Registrant in the past three years.

                                                                         Aggregate
Class of                    Date          Title of         Number of     Purchase          Form of
Purchaser                  of Sale       Securities      Securities (1)    Price        Consideration
---------                 --------- -------------------- -------------  ----------- ---------------------
Sales by (Pre-InfoTouch-
NetSelect Merger)
NetSelect, Inc.
CDW Internet, L.L.C. ...  12/4/96   Class A Common Stock     472,940            236                  Cash

CDW Internet, L.L.C. ...  12/4/96   Class B Common Stock     232,940            116                  Cash

Allen & Co., CDW
 Internet, L.L.C., J.H.
 Whitney and Whitney      12/4/96-
 Equity Partners........  1/31/97   Series A Preferred     3,294,118    $ 4,677,648                  Cash

Michael N. Flannery,                                                                             Cash and
 Daniel A. Koch and John  12/12/96-                                                       cancellation of
 F. Petrick, Jr. .......  5/15/97   Series B Preferred       705,882    $ 2,336,469          indebtedness

                                                                                              Exchange of
                                                                                                shares in
Jason Chapnik and Glen                                                                    connection with
 Graff..................  3/31/97   Common Stock              58,764          -- -- TouchTech acquisition

Broadview Partners
 Group, CDW Internet,
 L.L.C., GeoCapital IV,
 L.P., Ingleside
 Interests and Daniel A.  9/29/97-
 Koch...................  12/15/97  Series C Preferred     1,228,746    $ 4,497,210                  Cash

General Electric Capital
 Corporation............  1/12/98   Series D Preferred     1,362,402    $10,000,031                  Cash

                                                                                    Aggregate
Class of                    Date               Title of               Number of     Purchase        Form of
Purchaser                 of Sale             Securities            Securities (1)    Price      Consideration
---------                 -------- -------------------------------- -------------  ----------- -----------------
Roger Scommegna.........  3/31/98  Common Stock                         210,000         -- --        Exchange of
                                                                                                       shares in
                                                                                                 connection with
                                                                                                  The Enterprise
                                                                                                      of America
                                                                                                     Acquisition

AOL Warrants............  4/8/98   Warrant to purchase Common Stock     226,590                       As part of
                                                                                                     advertising
                                                                                                       agreement

Charles Ingrum, Fred
 White and R. Fred
 White, III.............  7/7/98   Series E Preferred                   650,000         -- --        Exchange of
                                                                                                       shares in
                                                                                                 connection with
                                                                                                       merger of
                                                                                                    National New
                                                                                                      Homes Co.,
                                                                                                 Inc., a wholly-
                                                                                                           owned
                                                                                                 subsidiary, and
                                                                                                     MultiSearch
                                                                                                 Solutions, Inc.

9 investors.............  8/21/98  Common Stock                       3,347,982    $10,579,623          Cash and
                                                                                                 cancellation of
                                                                                                    indebtedness

17 investors, including
 the NAR................  8/21/98  Series F Preferred                 3,328,098    $39,937,176          Cash and
                                                                                                 cancellation of
                                                                                                    indebtedness

Equipment Lease
 Warrants...............  1/11/99  Warrants to purchase                  10,000         -- --         As partial
                                   Series F Preferred                                              consideration
                                                                                                       for lease

Sales by InfoTouch, Inc.

Daniel A. Koch..........  11/25/96 Common Stock                          25,934    $    87,500              Cash

Michael S. Luther.......  11/25/96 Common Stock                          25,934    $    87,500              Cash

Nussbaum Family Trust...  11/25/96 Common Stock                          14,820    $    50,000              Cash

William Spazante........  11/25/96 Common Stock                           7,410    $    25,000              Cash

Employee option
 exercises, as a group..  8/16/98  Common Stock                         530,506    $   594,039          Cash and
                                                                                                promissory notes

Sales made in connection
with
NetSelect-InfoTouch
merger:

NetSelect Common Stock
 Shareholders...........  2/4/99   Common Stock                       4,992,978         -- --      Exchanged for
                                                                                                    Common Stock
                                                                                               of pre-NetSelect-
                                                                                                       InfoTouch
                                                                                                          merger
                                                                                                 NetSelect ("Old
                                                                                                     NetSelect")

NetSelect Series A
 Preferred
 Shareholders...........  2/4/99   Series A Preferred                 2,756,000         -- --      Exchanged for
                                                                                                        Series A
                                                                                                    Preferred of
                                                                                                   Old NetSelect

NetSelect Series B
 Preferred
 Shareholders...........  2/4/99   Series B Preferred                   380,676         -- --      Exchanged for
                                                                                                        Series B
                                                                                                    Preferred of
                                                                                                   Old NetSelect

NetSelect Series C
 Preferred
 Shareholders...........  2/4/99   Series C Preferred                 1,228,746         -- --      Exchanged for
                                                                                                        Series C
                                                                                                    Preferred of
                                                                                                   Old NetSelect

NetSelect Series D
 Preferred
 Shareholders...........  2/4/99   Series D Preferred                 1,362,402         -- --      Exchanged for
                                                                                                        Series D
                                                                                                    Preferred of
                                                                                                   Old NetSelect

                                                                       Aggregate
Class of                    Date         Title of         Number of     Purchase      Form of
Purchaser                  of Sale      Securities      Securities (1)   Price     Consideration
---------                 --------- ------------------- -------------  ---------- ----------------
NetSelect Series E
 Preferred
 Shareholders...........  2/4/99    Series E Preferred      650,000        -- --     Exchanged for
                                                                                          Series E
                                                                                      Preferred of
                                                                                     Old NetSelect

NetSelect Series F
 Preferred
 Shareholders...........  2/4/99    Series F Preferred    3,328,098        -- --     Exchanged for
                                                                                          Series F
                                                                                      Preferred of
                                                                                     Old NetSelect

Sales by (Post-
InfoTouch-NetSelect
Merger) NetSelect, Inc.

Broker Gold
 Shareholders, as a
 group..................  2/18/99   Common Stock            257,212    $2,012,032             Cash

Broker Gold
 Shareholders, as a
 group..................  2/18/99   Series F Preferred      192,788    $1,507,968             Cash

Broker Gold Warrants....            Warrant to purchase     143,326        -- --        As partial
                                    Common Stock                                     consideration
                                                                                  for data content
                                                                                        agreements

ATGF II.................  4/9/99    Series G Preferred      150,762    $7,516,993             Cash

Litton Master Trust.....  4/9/99    Series G Preferred       22,500    $1,121,850             Cash

James Stableford........  4/9/99    Series G Preferred        1,000    $   49,860             Cash

Anthony Ciulla..........  4/9/99    Series G Preferred        1,000    $   49,860             Cash

Ralph H. Cechettini 1995
 Trust..................  4/9/99    Series G Preferred        6,000    $  299,160             Cash

Pivotal Partners........  4/9/99    Series G Preferred       14,000    $  698,040             Cash

Marc Weiss..............  4/9/99    Series G Preferred        5,000    $  249,300             Cash

Dana Smith..............  4/9/99    Series G Preferred          300    $   14,958             Cash

Integral Capital
 Partners IV, L.P.......  4/9/99    Series G Preferred       99,828    $4,977,424             Cash

Integral Capital
 Partners IV MS Side
 Fund, L.P..............  4/9/99    Series G Preferred          453    $   22,587             Cash

Cox Interactive Media...  4/9/99    Series G Preferred       40,112    $1,999,984             Cash

Employee option
 exercises, as a group..  2/12/99-  Common Stock          1,909,216    $4,276,537         Cash and
                          4/30/99                                                       promissory
                                                                                             notes

Gold Alliance Warrants..  5/98-3/99 Warrant to purchase      83,752        -- --        As partial
                                    Common Stock                                     consideration
                                                                                  for data content
                                                                                        agreements

--------
(1) Each share of Series A, Series B, Series C, Series D, Series E, Series F and Series G Preferred Stock will convert automatically into two shares of common stock, respectively, upon the consummation of this offering.
(2) All sales of common stock made pursuant to the exercise of stock options were made in reliance on Rule 701 under the Securities Act or on Section 4(2) of the Securities Act.

   All other sales were made in reliance on Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act. These sales were made without general solicitation or advertising. Each purchaser was a sophisticated investor with access to all relevant information necessary to evaluate the investment and represented to the Registrant that the shares were being acquired for investment.

Item 16. Exhibits and Financial Statement Schedules.

   (a) The following exhibits are filed herewith:

    Number                              Exhibit Title
    ------                              -------------
       2.01   Agreement and Plan of Merger dated December 31, 1998, between
               NetSelect, Inc. and InfoTouch Corporation.(1)
       2.02   Agreement and Plan of Reorganization dated June 20, 1998, among
               NetSelect, Inc., National New Homes Co., Inc., MultiSearch
               Solutions, Inc., Fred White, and R. Fred White III.(1)
       2.03   Exchange Agreement dated March 31, 1998, among NetSelect, Inc.,
               The Enterprise of America, Ltd., and Roger Scommegna.(1)
       2.04   Agreement and Plan of Reorganization/Merger between NetSelect,
               Inc. and SpringStreet.com.*
       3.01   Registrant's Amended and Restated Certificate of Incorporation
               dated February 2, 1999.*
       3.02   Registrant's Amended and Restated Certificate of Incorporation to
               be filed immediately after the closing of this offering.*
       3.03   Registrant's Amended and Restated Bylaws dated February 4, 1999.*
       3.04   Registrant's Amended and Restated Bylaws to be filed immediately after the closing of this offering.*
       3.05.1 RealSelect, Inc.'s Certificate of Incorporation dated October 25,
               1996.(1)
       3.05.2 RealSelect, Inc.'s Certificate of Amendment to Certificate of
               Incorporation dated November 25, 1996.*
       3.06   RealSelect, Inc.'s Bylaws dated November 26, 1996.(1)
       4.01   Form of Specimen Certificate for Registrant's common stock.*
       4.02.1 NetSelect, Inc. Second Amended and Restated Stockholders
               Agreement dated January 28, 1999.(1)
       4.02.2 Amendment No. 1 to NetSelect, Inc. Second Amended and Restated
               Stockholders Agreement dated January 28, 1999.(1)
       4.03   Form of Warrant.*
       4.04   Form of MLS Content Agreement.*
       4.05   Form of Builder Content Agreement.*
       5.01   Opinion of Fenwick & West LLP regarding legality of the
               securities being registered.*
      10.01   Form of Indemnity Agreement between Registrant and each of its directors and executive officers.(1)
   10.02.01   Operating Agreement dated November 26, 1996, between REALTORS(R)
               Information Network, Inc. and RealSelect, Inc.(1)
   10.02.02   First Amendment of Operating Agreement between RealSelect, Inc.
               and REALTORS(R) Information Network, Inc. dated December 27,
               1996.*
   10.02.03   Amendment No. 2 to Operating Agreement between RealSelect, Inc.
               and REALTORS(R) Information Network, Inc. dated May 28, 1999.*
      10.03   Master Agreement dated November 26, 1996, among NetSelect, Inc.,
               NetSelect, L.L.C., RealSelect, Inc., CDW Internet, L.L.C.,
               Whitney Equity Partners, L.P., Allen & Co., InfoTouch
               Corporation, and REALTORS(R) Information Network, Inc.*
      10.04   Joint Ownership Agreement dated November 26, 1996, among the
               National Association of REALTORS(R), NetSelect, L.L.C., and
               NetSelect, Inc.(1)
      10.05   Trademark License dated November 26, 1996, between the National
               Association of REALTORS(R) and RealSelect, Inc.(1)
      10.06   Stock and Interest Purchase Agreement (NetSelect Series A and B
               Preferred) dated November 26, 1996, among NetSelect, Inc.,
               NetSelect L.L.C., and InfoTouch Corporation.(1)
      10.07   GeoCapital IV, L.P. Subscription Agreement (NetSelect Series C
               Preferred) dated September 29, 1997.(1)
      10.08   Broadview Partners Group Subscription Agreement (NetSelect Series
               C Preferred) dated September 29, 1997.(1)

   Number                              Exhibit Title
   ------                              -------------
   10.09    Ingleside Interests Subscription Agreement (NetSelect Series C
             Preferred) dated September 29, 1997.(1)
   10.10    Daniel Koch Subscription Agreement (NetSelect Series C Preferred)
             dated September 29, 1997.(1)
   10.11    Whitney Equity Partners Subscription Agreement (NetSelect Series C
             Preferred) dated September 29, 1997.(1)
   10.12    CDW Internet Subscription Agreement (NetSelect Series C Preferred)
             dated September 29, 1997.(1)
   10.13    NetSelect Series D Preferred Stock Purchase Agreement dated January
             12, 1998.(1)
   10.14    NetSelect Series F Preferred Stock Purchase Agreement dated August
             21, 1998.(1)
   10.15    NetSelect Series G Preferred Stock Purchase Agreement dated April
             9, 1999.(1)
   10.16    NetSelect, Inc. 1996 Stock Incentive Plan.(1)
   10.17    NetSelect, Inc. 1999 Equity Incentive Plan.(1)
   10.18    HomeStore.com, Inc. 1999 Stock Incentive Plan.*
   10.19    HomeStore.com, Inc. 1999 Employee Stock Purchase Plan.*
   10.20    InfoTouch Corporation 1994 Stock Incentive Plan.*
   10.21    Employment Agreement between NetSelect, Inc. and Stuart H. Wolff,
             Ph.D.(1)
   10.22    Employment Agreement between NetSelect, Inc. and Richard
             Janssen.(1)
   10.23    Employment Agreement between NetSelect, Inc. and Michael A.
             Buckman.(1)
   10.24.1  Office Lease dated September 18, 1998 between RealSelect, Inc. and
             WHLNF Real Estate Limited Partnership for 225 West Hillcrest,
             Suite 100, Thousand Oaks, California.(1)
   10.24.2  First Amendment to Office Lease dated March 31, 1999 between
             RealSelect, Inc. and WHLNF Real Estate Limited Partnership for 225
             West Hillcrest, Suite 100, Thousand Oaks, California.(1)
   10.25    401(k) Plan.*
   10.26.1  Employment Agreement between NetSelect, Inc. and Peter Tafeen.*
   10.26.2  Amendment to Employment Contract between NetSelect, Inc. and
             Peter Tafeen.*
   10.27    Employment Agreement between NetSelect, Inc. and John M.
             Giesecke.(1)
   10.28    Employment Agreement between NetSelect, Inc. and David
             Rosenblatt.(1)
   10.29    Agreement dated August 21, 1998 among RealSelect, RIN, the NAR,
             NetSelect and NetSelect L.L.C.(1)
   10.30    Agreement among NetSelect, Inc., RealSelect, Inc., REALTORS(R)
             Information Network, Inc. and the National Association of
             REALTORS(R) dated May 28, 1999.*
   10.31    Second Amended and Restated Interactive Marketing Agreement among
             RealSelect, Inc., NetSelect, Inc. and America Online, Inc. dated
             [April 8, 1998].*
   10.32    Letter Agreement regarding rental site acquisition among the
             National Association of REALTORS(R), REALTORS(R) Information
             Network, Inc. and RealSelect, Inc. dated May 17, 1999.*
   21.01    Subsidiaries of Registrant.(1)
   23.01    Consent of Fenwick & West LLP (included in Exhibit 5.01).*
   23.02    Consent of PricewaterhouseCoopers LLP, independent accountants.
   23.03    Consent of PricewaterhouseCoopers LLP, independent accountants.
   23.04    Consent of PricewaterhouseCoopers LLP, independent accountants.
   23.05    Consent of PricewaterhouseCoopers LLP, independent accountants.
   23.06    Consent of PricewaterhouseCoopers LLP, independent accountants.
   23.07    Consent of Ernst & Young LLP, independent auditors.(1)
   24.01    Power of Attorney (see page II-8).
   27.01    Financial Data Schedule.(1)

--------
 *   To be supplied by amendment.
(1) Previously filed as an exhibit to the Registrant's Registration Statement on Form S-1 (File Number 333-79689) and incorporated herein by reference.

    (b) Financial Statement Schedules

   Financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings.

   The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Thousand Oaks, State of California, on the 10th day of June, 1999.

                                          HomeStore.com, Inc.


                                                /s/  Stuart H. Wolff
                                          By:__________________________________
                                                     Stuart H. Wolff
                                             Chairman of the Board and Chief
                                                    Executive Officer

                               POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Stuart H. Wolff, Ph.D., John M. Giesecke, Jr. and David M. Rosenblatt, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

   Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

             Signature                           Title                    Date
             ---------                           -----                    ----
Principal Executive Officer:

     /s/   Stuart H. Wolff           Chairman of the Board, Chief    June 10, 1999
____________________________________ Executive Officer and
         Stuart H. Wolff             Director

Principal Financial Officer and
Principal Accounting Officer:


    /s/ John M. Giesecke, Jr.        Chief Financial Officer and     June 10, 1999
____________________________________ Secretary
      John M. Giesecke, Jr.

Additional Directors:


    /s/  Richard R. Janssen          Director                        June 10, 1999
____________________________________
        Richard R. Janssen

   /s/    Michael C. Brooks          Director                        June 10, 1999
____________________________________
         Michael C. Brooks

             Signature                           Title                    Date
             ---------                           -----                    ----

       /s/ James G. Brown            Director                        June 10, 1999
____________________________________
          James G. Brown

        /s/ L. John Doerr            Director                        June 10, 1999
____________________________________
           L. John Doerr

       /s/ Joe F. Hanauer            Director                        June 10, 1999
____________________________________
          Joe F. Hanauer

      /s/ William E. Kelvie          Director                        June 10, 1999
____________________________________
         William E. Kelvie

      /s/ Kenneth K. Klein           Director                        June 10, 1999
____________________________________
         Kenneth K. Klein

                                 EXHIBIT INDEX

 Exhibit
 Number                           Exhibit Title
 -------                          -------------
  23.02  Consent of PricewaterhouseCoopers LLP, independent accountants.
  23.03  Consent of PricewaterhouseCoopers LLP, independent accountants.
  23.04  Consent of PricewaterhouseCoopers LLP, independent accountants.
  23.05  Consent of PricewaterhouseCoopers LLP, independent accountants.
  23.06  Consent of PricewaterhouseCoopers LLP, independent accountants.
  23.07  Consent of Ernst & Young LLP, independent auditors.